As filed with the Securities and Exchange Commission on June 22, 2022.
Registration Statement No. 333-263418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHW Acquisition Corporation*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Manhattanville Road
Suite 403
Purchase, NY 10577
Tel: (914) 603-5016
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jonah Raskas
Co-Chief Executive Officer
2 Manhattanville Road
Suite 403
Purchase, NY 10577
Tel: (914) 603-5016
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ari Edelman Sunyi Snow McDermott Will & Emery LLP One Vanderbilt Avenue New York, New York 10017 (212) 547-5400	Adam J. Brenneman Charles W. Allen Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Prior to the consummation of the business combination described in the proxy statement/prospectus, CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CHW’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed Wag! Group Co. in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this proxy statement/prospectus, the term “registrant” refers to CHW Acquisition Corporation (a Cayman Islands exempted company), prior to the Domestication, and to Wag! Group Co. (a Delaware corporation), following the Domestication.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 22, 2022
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CHW ACQUISITION CORPORATION,
AND
PROSPECTUS FOR
69,627,500 SHARES OF COMMON STOCK AND
16,738,636 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
CHW ACQUISITION CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION
INCORPORATED IN THE STATE OF DELAWARE AND RENAMING
AS WAG! GROUP CO. IN CONNECTION WITH THE DOMESTICATION)
The board of directors of CHW Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (the “Company,” “CHW,” “we,” “us” or “our”), has approved (i) the domestication of CHW as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag Labs, Inc., a Delaware corporation (“Wag!”) (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. Wag! is a leading provider of access to pet care services. In connection with the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will be renamed “Wag! Group Co.” (referred to herein as “New Wag!”).
As part of these transactions, CHW has formed a wholly owned subsidiary, CHW Merger Sub, Inc. (“Merger Sub”), which at the closing of the Business Combination (the “Closing”) will merge with and into Wag! (the “Acquisition Merger”), with Wag! being the surviving entity in the Acquisition Merger (the “Merger”). Upon the completion of the Business Combination and as a result of the Business Combination, Wag! will become a directly wholly owned subsidiary of New Wag!, and New Wag! will be owned in part by former public shareholders of CHW and the Sponsor, and in part by continuing equity owners of Wag!.
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a subscription agreement (the “PIPE and Backstop Subscription Agreement”) with a certain qualified institutional buyer (the “PIPE and Backstop Investor”) pursuant to which the PIPE and Backstop Investor agreed to purchase 500,000 shares (the “PIPE and Backstop Shares”) of common stock at a purchase price per share of $10.00 and an aggregate purchase price of $5 million (the “PIPE and Backstop Investment”). The purchase of the PIPE and Backstop Shares is conditioned upon, among other conditions, and will be consummated substantially concurrently with, the Closing. In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). Upon closing of the Credit Facility, Blue Torch Capital LP (the “Initial Lender”) shall receive warrants to acquire shares of New Wag! representing 5.0% of the issued and outstanding shares of New Wag! with an exercise price equal to $11.50 per share (such warrants, the “Lender Warrants”). The closing and funding of the Credit Facility will occur in connection with the Closing, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter.
On January 28, 2022, Wag! entered into a series of subscription agreements (the “Series P Subscription Agreements”) with certain institutional and other accredited investors (the “Series P Investors”), pursuant to which the Series P Investors agreed to purchase an aggregate of 1,100,000 shares of Series P Preferred Stock (the “Series P Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $11 million (the “Series P Investment”). The closing of the Series P Investment was not conditioned in any manner whatsoever on the closing of the Business Combination and occurred promptly following the signing of the Series P Subscription Agreements. Negotiations with respect to the Series P Investment were occurring in parallel to negotiations of the proposed PIPE investment, including determining the allocation of the proposed PIPE investment as between new investors and existing investors in Wag!, and did not directly affect the initial valuation proposal from CHW or the December 28, 2021 revised valuation.
Upon the consummation of the Merger, each share of Wag! common stock and Wag! preferred stock will be converted into New Wag! common stock. The Merger will occur based on the following transactions, as contemplated by the Business Combination Agreement, (i) the conversion of all outstanding shares of

Wag!’s preferred stock into shares of New Wag! common stock at the then-effective conversion rate as calculated pursuant to Wag!’s Business Combination Agreement; (ii) the cancellation of each issued and outstanding share of Wag!’s common stock and the conversion into the right to receive a number of shares of New Wag! common stock equal to the exchange ratio of 0.97 shares of New Wag! common stock for each share of Wag! common stock; (iii) the conversion of all outstanding Wag! warrants into New Wag! warrants exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using an exchange ratio of 0.97 for Wag! warrants; (iv) the conversion of all outstanding vested and unvested Wag! Options into options exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 0.97 for Wag! Options; (v) the conversion of 1,100,000 shares of Wag! Series P Shares into New Wag! common stock on a one-for-one basis; (vi) the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to the Effective Time in the PIPE and Backstop Subscription Agreement (assuming that the subscriber for the PIPE and Backstop Investment does not seek to reduce its commitment as a result of acquiring any CHW ordinary shares in the market prior to the Effective Time); (vii) immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares (as defined below) not forfeited) shall be converted into shares of New Wag! common stock; (viii) the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter (as defined below) and the Business Combination Agreement; (ix) the issuance of 300,000 New Wag! Community Shares (as defined below) that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors; and (x) the cancellation of 20,000 founder shares held by Sponsor in connection with the Business Combination and in accordance with the CHW Founders Stock Letter and the Business Combination Agreement.
Upon Closing, New Wag! will have an anticipated enterprise value of approximately $354 million. New Wag!’s executive officers, directors, and their affiliates will beneficially own approximately 50.2% of New Wag!’s common stock outstanding, assuming maximum redemptions.
As described in this proxy statement/prospectus, CHW’s shareholders are being asked to consider and vote upon (among other things) the Business Combination, the Domestication and the other proposals set forth herein.
This proxy statement/prospectus covers (A) 69,627,500 shares of common stock, which includes (i) 15,687,500 shares issuable upon cancellation and conversion of CHW ordinary shares in connection with the Domestication, (ii) 53,640,000 shares issuable as consideration for the ownership interests in Wag! in connection with the Acquisition Merger (including shares of common stock that may be issued upon the exchange of common stock of Wag! that will be issued in the Business Combination), including shares issuable as earnout consideration in the Business Combination (subject to vesting and forfeiture events under the terms of the documents governing the Business Combination), and (iii) 300,000 shares issuable to eligible members of the pet wellness and welfare community through a community share program; and (B) 16,738,636 warrants to purchase shares of common stock.
CHW’s units, public shares and public warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CHWAU”, “CHWA” and “CHWAW”, respectively. CHW intends to apply for listing, to be effective at the time of the Business Combination, of New Wag!’s common stock and warrants to purchase common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of this proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the BCA or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated                 , 2022, and is first being mailed to CHW’s shareholders on or about                 , 2022.

CHW ACQUISITION CORPORATION
2 Manhattanville Road, Suite 403
Purchase, NY 10577
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON           , 2022
TO THE SHAREHOLDERS OF CHW ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW,” “we,” “us” or “our”), will be held at           a.m., Eastern Time, on,           2022, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”).
You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
Proposal No. 1 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, the change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such proposal, the “Domestication Proposal”);
Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal is approved and adopted, the adoption of the Business Combination Agreement, dated as of February 2, 2022, as amended from time to time, by and among CHW, CHW Merger Sub Inc. (“Merger Sub”) and Wag Labs, Inc. (“Wag!”) (the “Business Combination Agreement”), pursuant to which at least one business day, but no more than two business days, following the closing of the Domestication (the “Acquisition Closing Date”), Merger Sub will merge with and into Wag! (the “Acquisition Merger” and, together with the Domestication, the “Merger Steps” and, together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!, the post-Domestication company (“New Wag!”) (such proposal, the “Business Combination Proposal”).
Proposal No. 3 — The Organizational Documents Proposal — to approve by special resolution under Cayman Islands law, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, the amendment and restatement of the Memorandum and Articles of Association by their deletion and replacement in their entirety with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New Wag!, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);
Proposal No. 4 — The Advisory Charter Proposals — to approve, as ordinary resolutions, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as four sub-proposals (which proposals we refer to, collectively, as the “Advisory Charter Proposals”);
Advisory Charter Proposal 4A — to authorize capital stock of 111,000,000 shares, consisting of 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”) and (ii) 1,000,000 shares of preferred stock;

Advisory Charter Proposal 4B — to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds  percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.
Advisory Charter Proposal 4C — to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;
Advisory Charter Proposal 4D — to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a business combination;
Advisory Charter Proposal 4E — to provide lock-up provisions restricting the transfer of common stock in the Proposed Bylaws.
Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Business Combination Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), (a) the issuance of shares of common stock in connection with the Acquisition Merger, and (b) the issuance of shares of common stock pursuant to the PIPE and Backstop Subscription Agreement (as defined below), copies of which are attached to this proxy statement/prospectus as Annex G (we refer to this proposal as the “Nasdaq Proposal”);
Proposal No. 6 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Wag! Group Co. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Omnibus Incentive Plan Proposal”);
Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Wag! Group Co. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F (we refer to this proposal as the “ESPP Proposal” and, collectively with the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal and the Omnibus Incentive Plan Proposal, the “Condition Precedent Proposals”); and
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).
Only holders of record of CHW’s ordinary shares at the close of business on           , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.
The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Domestication Proposal”, “Proposal No. 2 — The Business Combination Proposal”, “Proposal No. 3 — The Organizational Documents Proposal”, “Proposal No. 4 — The Advisory Charter Proposals”, “Proposal No. 5 — The Nasdaq Proposal”, “Proposal No. 6 — The Omnibus Incentive Plan Proposal”, “Proposal No. 7 — The ESPP Proposal” and“Proposal No. 8 — The Adjournment Proposal”, respectively.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting.
Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, CHW’s board of directors has determined that each of the proposals set forth above is in the best interests of CHW and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of CHW’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CHW and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
In connection with CHW’s initial public offering of units (“the IPO”), on August 30, 2021, Sponsor and our officers and directors entered into a letter agreement (the “IPO Letter Agreement”) pursuant to which they agreed, among other things, to vote their ordinary shares purchased prior to the IPO (“founder shares”), as well as any ordinary shares sold in the IPO (“public shares”) purchased by them during or after the IPO, if any, in favor of CHW’s initial business combination. Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting.
In connection with the execution of the Business Combination Agreement, the Sponsor, Mark Grundman and Jonah Raskas (the “CHW Founder Shareholders”) entered into the CHW Founders Stock Letter with CHW and Wag!, which we refer to as the “CHW Founders Stock Letter,” pursuant to which, among other things, effective upon the Closing, Sponsor, from the date of the Business Combination Agreement until the earlier of Closing or the termination of the Business Combination Agreement in accordance with its terms, will refrain from taking (and not cause CHW to take) any action the effect of which would be to cause CHW to breach its non-solicitation obligations set forth in the Business Combination Agreement. In addition, the Sponsor agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of New Wag! common stock) held by them and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by the Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the CHW Founder Shareholders contained in the CHW Founders Stock Letter.
Pursuant to CHW’s Existing Organizational Documents, a holder of public shares (“public shareholder”) may request that CHW redeem all or a portion of its public shares (which would be cancelled and converted into common stock of New Wag! by virtue of the Domestication) for cash if the Business Combination is consummated. For the purposes of Article 48.5 of the Existing Organizational Documents and the Cayman Islands Companies Act (As Revised), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:
•
hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to           5:00 p.m., Eastern Time, on           , 2022, (a) submit a written request to VStock Transfer LLC, CHW’s transfer agent (the “Transfer Agent”), that CHW redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.
Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares. For illustrative purposes, as of            , 2022, this would have amounted to approximately $      per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See “The Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Closing is subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by CHW’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the Available Cash Amount equaling no less than $30 million at the Closing (such condition, the “Minimum Cash Condition”); (iv) (x) fundamental representations and warranties (which includes Organization, Due Authorization, Holding Company; Ownership and Brokers’ Fees) bring down conditions to an “all material respects” standard, (y) general representations and warranties bring down conditions to a “material adverse effect” standard and

(z) capitalization representation bring down condition to a “de minimis” standard; (v) covenant bring down conditions to an “all material respects” standard; (vi) the absence of a material adverse effect on the respective parties; and (vii) the effectiveness of this registration statement and the listing of New Wag! common stock to be issued in the Business Combination on the Nasdaq Capital Market (“Nasdaq”). To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.
In connection with entering into the Business Combination Agreement, CHW entered into a subscription agreement (the “PIPE and Backstop Subscription Agreement”), dated as of February 2, 2022, with a qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of 500,000 shares of common stock following the Domestication and immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”). The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor and are subject to customary closing conditions which include (i) the absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor; and (ii) the right to terminate the PIPE and Backstop Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party.
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, New Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of New Wag! and the guarantors (subject to certain customary exceptions).
Interest will be payable in arrears at the end of each LIBOR interest period (or other appropriate published rate, but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. The Credit Facility will mature three (3) years after the date of closing and will be subject to quarterly amortization payments of principal, in an aggregate amount equal to 2.00% of the principal amount of the Credit Facility in the first year after closing, 3.00% of the principal amount of the Credit Facility in the second year after closing, and 5.00% of the principal amount of the Credit Facility in the third year after closing. Upon closing of the Credit Facility, Blue Torch Capital LP (the “Initial Lender”) shall receive warrants to acquire shares of New Wag! representing 5.0% of the issued and outstanding shares of New Wag! with an exercise price equal to $11.50 per share (such warrants, the “Lender Warrants”).
The Credit Facility will contain customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the definitive documentation for the Credit Facility will impose restrictions on the ability of Wag, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Credit Facility will require compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.

All CHW shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding ordinary shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.
If you have any questions or need assistance voting your ordinary shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400).
Thank you for your participation. We look forward to your continued support.
, 2022	By Order of the Board of Directors,
Jonah Raskas Co-Chief Executive Officer and Director
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
This notice was mailed by CHW on or about                 , 2022.

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Page
APPRAISAL RIGHTS	325
SHAREHOLDER PROPOSALS AND NOMINATIONS	325
SHAREHOLDER COMMUNICATIONS	325
VALIDITY OF COMMON STOCK	326
EXPERTS	326
WHERE YOU CAN FIND MORE INFORMATION	326
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A – BUSINESS COMBINATION AGREEMENT	A-0
ANNEX B – PROPOSED CHARTER OF WAG! GROUP CO.	B-1
ANNEX C – PROPOSED BYLAWS OF WAG! GROUP CO.	C-1
ANNEX D – AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT	D-0
ANNEX E – THE OMNIBUS INCENTIVE PLAN	E-0
ANNEX F – THE EMPLOYEE STOCK PURCHASE PLAN	F-0
ANNEX G – PIPE AND BACKSTOP SUBSCRIPTION AGREEMENT	G-0
ANNEX H – EXISTING ORGANIZATIONAL DOCUMENTS OF CHW	H-0
ANNEX I – CHW FOUNDERS STOCK LETTER	I-0
ANNEX J – STOCKHOLDER SUPPORT AGREEMENT	J-0
ANNEX K – LOCK-UP AGREEMENT	K-0
ANNEX L – COMMITMENT LETTER	L-0

ii

ADDITIONAL INFORMATION
If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact CHW’s proxy solicitor listed below. You will not be charged for any of the documents you request.
Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on         , 2022, you must request the information no later than        business days prior to the date of the Special Meeting, by        , 2022.
For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” of the enclosed proxy statement/prospectus.
TRADEMARKS
This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes industry position and industry data and forecasts that CHW and Wag! obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.
Although both CHW and Wag! believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While CHW and Wag! are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

SELECTED DEFINITIONS
When used in this proxy statement/prospectus, unless the context otherwise requires:
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“Adjournment Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal.

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“Adjusted EBITDA”, a non-GAAP measure, means net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items.

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“Advisory Charter Proposals” means the four sub-proposals to take effect upon the Closing Date if the Organizational Documents Proposal is approved.

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“Amended and Restated Memorandum and Articles of Association” refers to CHW’s Amended and Restated Memorandum and Articles of Association, effective as of August 30, 2021, attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•
“Amended and Restated Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, to be entered into by and among Wag! Group Co., the Sponsor, certain shareholders of CHW and certain stockholders of Wag!, substantially in the form attached to this proxy statement/prospectus as Annex D, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Available Cash Amount” means all the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of CHW’s IPO, net of any amounts paid to CHW’s shareholders that exercise their redemption rights in connection with the Business Combination and after the payment of all transaction expenses, together with the proceeds from the PIPE and Backstop Investment and Debt Financing and any cash on hand of Wag! and CHW at the Closing.

•
“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag! and Merger Sub, substantially in the form attached to this proxy statement/prospectus as Annex A as the same may be further amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Board” refers to CHW’s board of directors or New Wag!’s board of directors, as the context suggests.

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“Business Combination” refers to the transactions contemplated by the BCA.

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“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised) of the Cayman Islands.

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“CHW” refers to CHW Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.

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“CHW Founders Stock Letter” refers to the letter agreement dated as of February 2, 2022, between the Sponsor, Jonah Raskas and Mark Grundman, on one hand, and CHW and Wag!, on the other hand.

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“CHW ordinary share” refers to the ordinary shares, par value $0.0001 each in the capital of CHW.

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“Closing” refers to the closing of the Business Combination.

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“Cohort” is a group of Pet Parents from a given period.

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“common stock” refers to the common stock, par value $0.0001 per share, of New Wag!, including any shares of such common stock issuable upon the exercise of any warrant or other right to acquire shares of such common stock.

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“Company,” “our,” “we” or “us” refers, prior to the consummation of the Business Combination, to CHW or Wag!, as the context suggests, and, following the Business Combination, to New Wag!.

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“Community Guidelines” are standards of conduct that are expected of the Wag! community while interacting with other community members, which can be found on our website at
https://safety.wagwalking.com/community-guidelines.

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“DGCL” refers to the Delaware General Corporation Law, as amended.

•
“dollars” or “$” refers to U.S. dollars.

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“Domestication” refers to the continuation of CHW by way of domestication of CHW into a Delaware corporation, with the ordinary shares of CHW becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms) consistent with the DGCL and changing the name and registered office of CHW.

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“Domestication Closing” refers to the closing of the Domestication.

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“Domestication Closing Date” refers to the date on which the Domestication Closing occurs.

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“Domestication Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to approve the Domestication.

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“Earnout Shares” means shares of New Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of common stock of Wag! as of the Acquisition Closing (including shares of preferred stock of Wag! converted into common stock as a result of the Conversion), holders of a Wag! option as of the Acquisition Closing, holders of a Wag! restricted stock unit award as of the Acquisition Closing, (collectively “Eligible Wag! Equityholders”), in each case pursuant to the earnout provisions of the Business Combination Agreement.

•
“ESPP” refers to the Wag! Group Co. 2022 Employee Stock Purchase Plan, substantially in the form attached to this proxy statement/prospectus as Annex F, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“ESPP Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the ESPP.

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“Forfeiture Shares” means an aggregate of 360,750 founder shares subject to forfeiture pursuant to the CHW Founders Stock Letter.

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“founder shares” refers to the ordinary shares of CHW, par value $0.0001 each in the capital of CHW, held by the Sponsor.

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“GAAP” refers to United States generally accepted accounting principles, consistently applied.

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“Gross Bookings” are gross payment volume, including tips, processed through the Wag! platform and from other revenue streams.

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“IPO” refers to CHW’s initial public offering of its units, public shares and public warrants pursuant to the IPO registration statement, completed on September 1, 2021.

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“Management Earnout Shares” means shares of New Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of Management RSUs as of the Acquisition Closing pursuant to the earnout provisions of the Business Combination Agreement.

•
“MAU” is defined as the number of unique Pet Parents who complete a service in a given month.

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“Merger Sub” refers to CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW.

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“Minimum Cash Condition” refers to the condition in the BCA pursuant to which Available Cash Amount at the Closing shall not be less than $30 million.

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“Nasdaq” means the Nasdaq Capital Market.

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“Nasdaq Proposal” means the proposal to be considered at the Special Meeting to approve (i) the issuance of stock in connection with the Acquisition Merger and (ii) the issuance of common stock pursuant to the PIPE and Backstop Subscription Agreement, in order to comply with the rules of Nasdaq.

•
“Net Promoter Score” or “NPS” is a numerical score that is the percentage of promoters minus the percentage of detractors. Promoters are users that give a score of 9 or 10, and detractors are users that give a score of 6 or below.

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“New Wag!” refers to Wag! Group Co., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

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“New Wag! Community Shares” means 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

•
“Omnibus Incentive Plan” refers to the Wag! Group Co. 2022 Incentive Award Plan, substantially in the form attached to this proxy statement/prospectus as Annex E, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Omnibus Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Omnibus Incentive Plan.

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“Organic Customer Acquisition” is defined as the percentage of new Pet Parents who are not attributable to a paid marketing channel.

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“Organizational Documents Proposal” means the proposal to be considered at the Special Meeting to approve the amendment and restatement of the Memorandum and Articles by their deletion and replacement with the Proposed Charter and the Proposed Bylaws.

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“Pet Caregiver” is defined as a customer who has successfully completed a background check and leverages the Wag! platform to request opportunities to provide and to be paid for pet services.

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“Pet Parent” is defined as someone who uses the Wag! platform to schedule, book, and/or pay for services.

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“Pet Parent Cohort Behavior” is average usage statistics from a particular Pet Parent Cohort.

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“PIPE and Backstop Investment” means the private placement pursuant to which the PIPE and Backstop Investor has committed to make a private investment in the aggregate amount of $5,000,000 in public equity in the form of common stock following the Domestication and immediately prior to the Closing on the terms and conditions set forth in the PIPE and Backstop Subscription Agreement.

•
“PIPE and Backstop Investor” refers to the investor that has signed the PIPE and Backstop Subscription Agreement.

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“PIPE and Backstop Securities” refers to the shares of common stock to be sold to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement.

•
“PIPE and Backstop Subscription Agreement” refers to the subscription agreement, dated as of February 2, 2022, by and between CHW and the PIPE and Backstop Investor, pursuant to which CHW has agreed to issue an aggregate of up to 500,000 ordinary shares to the PIPE and Backstop Investor at a purchase price of $10.00 per share, substantially in the form attached to this proxy statement/prospectus as Annex G, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•
“Platform Participants” is defined as a Pet Parent or Pet Caregiver who transacted on the Wag! platform for a service in the quarter. Services includes dog walking, sitting, boarding, drop-ins, training, premium, telehealth services, wellness plans, and pet insurance plan comparison.

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“private placement warrants” refers to the warrants purchased by our Sponsor in a private placement simultaneously with the closing of the IPO (including ordinary shares issuable upon conversion thereof).

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“Proposed Bylaws” refers to the bylaws of New Wag! following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex C, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•
“Proposed Charter” refers to the charter of New Wag! following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•
“public shareholders” refers to the holders of the public shares or public warrants underlying the units that were sold in the IPO.

•
“public shares” refers to the ordinary shares of CHW, par value $0.0001 each in the capital of CHW, underlying the units issued in the IPO.

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“public warrants” refers to the warrants underlying the units issued in the IPO, entitling the holder thereof to purchase one CHW ordinary share at an exercise price of $11.50, subject to adjustment.

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“record date” refers to        , 2022, the date for determining the CHW shareholders entitled to receive notice of and to vote at the Special Meeting.

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“Recurring Services” are calculated as a percentage of services on a daily basis which are on a set-and-forget repeat schedule, booked through the Wag! platform.

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“Redemption Rights” refer to the rights of the public shareholders to demand redemption of their public shares for cash in accordance with the procedures set forth in the Amended and Restated Memorandum and Articles of Association and this proxy statement/prospectus.

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“Revenue” is income generated via the Wag! platform and other revenue streams.

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“Reviews” are calculated as the Pet Parent rating of a service completed by a Pet Caregiver on the Wag! platform or are calculated as the Pet Parent rating of the Wag! platform generally, both on a scale of 1 to 5.

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“SEC” refers to the U.S. Securities and Exchange Commission.

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“Securities Act” refers to the Securities Act of 1933, as amended.

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“Services” is calculated as the number of services completed through the Wag! platform in a given period.

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“Shareholder Proposals” refer, collectively, to (i) the Domestication Proposal, (ii) the Business Combination Proposal, (iii) the Organizational Documents Proposal, (iv) the Advisory Charter Proposals, (v) the Nasdaq Proposal, (vi) the Omnibus Incentive Plan Proposal, (vii) the ESPP Proposal and (viii) the Adjournment Proposal.

•
“Special Meeting” refers to the extraordinary general meeting of the shareholders of CHW to be held on        at        a.m., Eastern Time, to vote on matters relating to the Business Combination.

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“Sponsor” refers to CHW Acquisition Sponsor LLC, a Delaware limited liability company.

•
“Stockholder Support Agreement” refers to the Stockholder Support Agreement, dated as of February 2, 2022, by and among CHW, Wag! and certain Wag! stockholders party thereto, pursuant to which certain Wag! stockholders have committed to, among other things, vote their shares in favor of the transactions contemplated by the Business Combination Agreement.

•
“Take Rate” is calculated by dividing Revenue by Gross Bookings.

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“Transfer Agent” refers to VStock Transfer LLC.

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“Trust Account” refers to the trust account of CHW which holds the net proceeds from the IPO and certain of the proceeds from the sale of the private placement warrants, together with interest earned thereon, less amounts withdrawn to pay taxes.

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“Wag! Common Warrants” refers to 91,310 warrants issued by Wag! in 2017 to two lenders. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years.

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“Wag! Premium” is an annual or monthly subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP pet support.

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“Wag! Wellness” is a suite of pet wellness services and products, including advice from licensed pet experts, pet wellness plans, pet insurance comparison tools, and the #1 website for pet health, training, and breed resources.

•
“Warrant Agent” refers to VStock Transfer LLC.

•
“Warrants” refers, collectively, to the public warrants and the private placement warrants of CHW.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. These statements are based on the beliefs and assumptions of the respective management teams of CHW and Wag!. Although CHW and Wag! believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CHW nor Wag! can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern CHW’s and Wag!’s expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:
•
the anticipated benefits of the Business Combination;

•
the ability of CHW and Wag! to complete the Business Combination, including satisfaction or waiver of the conditions to the Business Combination and the issuance of shares to eligible Pet Caregivers on our platform;

•
the anticipated costs associated with the proposed Business Combination;

•
Wag!’s financial and business performance following the Business Combination, including financial projections and business metrics;

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Wag!’s ability to effectively return to growth and to effectively expand operations;

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the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;

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the ability to obtain and/or maintain the listing of Wag!’s common stock and the warrants on Nasdaq, and the potential liquidity and trading of its securities;

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the risk that the proposed Business Combination disrupts current plans and operations of Wag! as a result of the announcement and consummation of the proposed Business Combination;

•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its key employees;

•
changes in applicable laws or regulations;

•
Wag!’s ability to raise financing in the future;

•
Wag!’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

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Wag!’s ability to retain existing and acquire new Pet Parents and Pet Caregivers;

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the strength of Wag!’s network, effectiveness of its technology, and quality of the offerings provided through its platform;

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the projected financial information, growth rate, strategies, and market opportunities for Wag!;

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Wag!’s ability to successfully expand in its existing markets and into new domestic and international markets;

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Wag!’s ability to provide Pet Parents with access to high quality and well-priced offerings;

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Wag!’s ability, assessment of and strategies to compete with its competitors;

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Wag!’s assessment of its trust and safety record;

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the success of Wag!’s marketing strategies;

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Wag!’s ability to accurately and effectively use data and engage in predictive analytics;

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Wag!’s ability to attract and retain talent and the effectiveness of its compensation strategies and leadership;

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general economic conditions and their impact on demand for the Wag! platform;

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Wag!’s plans and ability to build out an international platform and generate revenue internationally;

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Wag!’s ability to maintain its licenses and operate in regulated industries;

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Wag!’s ability to prevent and guard against cybersecurity attacks;

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Wag!’s reliance on third-party service providers for processing payments, web and mobile operating systems, software, background checks, and insurance policies;

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seasonal sales fluctuations;

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Wag!’s future capital requirements and sources and uses of cash;

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the outcome of any known and unknown litigation and regulatory proceedings, including the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against CHW and Wag! that could give rise to the termination of the Business Combination Agreement;

•
Wag!’s ability to maintain and protect its brand and its intellectual property; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Wag!. There can be no assurance that future developments affecting us and/or Wag! will be those that we and/or Wag! have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Wag!), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We and Wag! undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Special Meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE EXTRAORDINARY GENERAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement//prospectus.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:
WHAT IS THE BUSINESS COMBINATION?

A:
CHW and Wag! have entered into the Business Combination Agreement, pursuant to which, among other things, the Business Combination will be effected in two steps:

(a)
on the Domestication Closing Date, CHW will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which CHW will change its name to “Wag! Group Co.”

(b)
on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!. In connection with the Domestication, each then-outstanding CHW ordinary share, CHW warrant, and CHW unit will automatically convert into one share of New Wag! common stock, a New Wag! warrant, and one share of New Wag! common stock and one New Wag! warrant, respectively.

CHW will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement. You are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 124. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
CHW is sending this proxy statement /prospectus to its shareholders to help them decide how to vote their shares of CHW ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless CHW’s shareholders approve the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement of CHW and a prospectus of New Wag!. It is a proxy statement because the board of directors of CHW is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because New Wag!, in connection with the Business Combination, is offering shares of common stock in exchange for CHW’s outstanding ordinary shares and as part of the consideration to be received as part of the Business Combination. See “The Business Combination Agreement — Consideration to be Received in the Business Combination”.
Q:
WHAT EQUITY STAKE WILL CHW’S CURRENT SHAREHOLDERS HOLD IN NEW WAG! FOLLOWING THE BUSINESS COMBINATION?

A:
Following completion of the Business Combination, CHW’s public shareholders will own approximately 26.3% of the common equity of New Wag! (assuming that no CHW ordinary shares are elected to be redeemed by public shareholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”). Assuming 50% redemptions by public shareholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial

Information”, CHW’s non-redeeming public shareholders will own 15.1% of the common equity of New Wag! following the Business Combination. Assuming maximum redemptions by CHW’s public shareholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”, CHW’s non-redeeming public shareholders will own 0.0% of the common equity of New Wag! following the Business Combination.
Q:
WHAT EQUITY STAKE WILL CHW CURRENT SHAREHOLDERS, THE SPONSOR, THE PIPE AND BACKSTOP INVESTOR AND CONTINUING WAG! STOCKHOLDERS HOLD IN NEW WAG! IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:
It is anticipated that, upon completion of the Business Combination, assuming that no public shareholders elect to have their public shares redeemed and all outstanding 12,500,000 public warrants, 4,238,636 private placement warrants, 2,378,375 Lender Warrants and 91,310 Wag! Common Warrants are exercised, the ownership of New Wag! will be as follows:

•
CHW’s public shareholders are expected to hold 25,000,000 shares of NewWag! common stock, or approximately 37.4% of the outstanding New Wag! common stock;

•
the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! Common stock, or approximately 0.8% of the outstanding New Wag! common stock;

•
the Sponsor is expected to hold 6,623,636 shares of New Wag! common stock, or approximately 9.9% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares;

•
the Blue Torch shareholders are expected to hold 2,378,375 shares of New Wag! common stock, or approximately 3.6% of the outstanding New Wag! common stock;

•
The anchor investors are expected to hold 720,000 shares of NewWag! common stock, or approximately 1.1% of the outstanding NewWag! common stock;

•
Chardan Capital Markets, LLC (“Chardan”), the representative of the underwriters in CHW’s IPO, is expected to hold 62,500 shares of NewWag! common stock, or approximately 0.1% of the outstanding NewWag! common stock;

•
300,000 New Wag! Community Shares are expected to be issued, or approximately 0.5% of the outstanding New Wag! common stock;

•
the Wag! Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 1.6% of the outstanding New Wag! common stock;

•
The Wag! Common Warrants holders are expected to hold 91,310 shares of New Wag! common stock, or approximately 0.1% of the outstanding New Wag! common stock; and

•
the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! Common stock, or approximately 44.9% of the outstanding New Wag! common stock.

If we assume the 50% redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 6,250,000 public shares are redeemed, and 12,500,000 public warrants, 4,238,636 private placement warrants, 2,065,875 Lender Warrants and 91,310 Wag! Common Warrants are exercised, the ownership of New Wag! upon the Acquisition Closing will be as follows:
•
CHW’s public shareholders are expected to hold 18,750,000 shares of NewWag! common stock, or approximately 31.1% of the outstanding New Wag! common stock;

•
the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! Common stock, or approximately 0.8% of the outstanding New Wag! common stock;

•
the Sponsor is expected to hold 6,623,636 shares of New Wag! common stock, or approximately 11.0% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares;
•
the Blue Torch shareholders are expected to hold 2,065,875 shares of New Wag! common stock, or approximately 3.5% of the outstanding New Wag! common stock;

•
300,000 New Wag! Community Shares are expected to be issued, or approximately 0.5% of the outstanding New Wag! common stock;

•
The anchor investors are expected to hold 720,000 shares of New Wag! common stock, or approximately 1.2% of the outstanding NewWag! common stock;

•
Chardan is expected to hold 62,500 shares of New Wag! common stock, or approximately 0.1% of the outstanding New Wag! common stock;

•
the Wag! Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 1.8% of the outstanding New Wag! common stock;

•
The Wag! are expected to hold 91,310 shares of New Wag! common stock, or approximately 0.2% of the outstanding New Wag! common stock; and

•
the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! Common stock, or approximately 49.8% of the outstanding New Wag! common stock.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 12,500,000 public shares are redeemed, and 12,500,000 public warrants, 3,908,591 private placement warrants, 1,752,709 Lender Warrants and 91,310 Wag! Common Warrants are exercised, the ownership of New Wag! upon the Acquisition Closing will be as follows:
•
CHW’s public shareholders are expected to hold 12,500,000 shares of NewWag! common stock, or approximately 23.4% of the outstanding New Wag! common stock;

•
the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! Common stock, or approximately 0.9% of the outstanding New Wag! common stock;

•
the Sponsor is expected to hold 6,280,264 shares of New Wag! common stock, or approximately 11.8% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares to be contributed to the issuance of New Wag! Community Shares and 13,327 shares and 330,045 warrants of Founders Equity in the maximum redemption scenario, pursuant to the CHW Founders Stock Letter;

•
the Blue Torch shareholders are expected to hold 1,752,709 shares of New Wag! common stock, or approximately 3.3% of the outstanding New Wag! common stock;

•
The anchor investors are expected to hold 720,000 shares of New Wag! common stock, or approximately 1.4% of the outstanding New Wag! common stock;

•
Chardan is expected to hold 62,500 shares of New Wag! common stock, or approximately 0.1% of the outstanding New Wag! common stock;

•
300,000 New Wag! Community Shares are expected to be issued, or approximately 0.5% of the outstanding New Wag! common stock;

•
the Wag! Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 2.1% of the outstanding New Wag! common stock;

•
The Wag! Common Warrants holders are expected to hold 91,310 shares of New Wag! common stock, or approximately 0.2% of the outstanding New Wag! common stock; and

•
the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! Common stock, or approximately 56.3% of the outstanding New Wag! common stock.

The number of shares and the interests set forth above (a) assume that (i) there are no other issuances of equity interests of CHW or Wag!, (ii) none of CHW’s initial shareholders or current Wag! stockholders purchase CHW ordinary shares in the open market, (iii) there are no exercises of Wag! options or Wag! warrants and (iv) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, and (b) do not take into account the Earnout Shares or Management Earnout Shares. As a result of the Business Combination, the economic and voting interests of CHW’s shareholders will decrease.
The CHW warrants will become exercisable on the later of the one year following the completion of CHW’s IPO and 30 days following the completion of the Business Combination.
Refer to the pro forma post-combination company common stock issued and outstanding immediately after the Business Combination and PIPE and Backstop Investment in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.
Q:
WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:
The parties currently expect that the Business Combination will be completed by the third quarter of 2022. However, neither CHW nor Wag! can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of CHW and Wag! could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination is August 8, 2022. CHW must first obtain the approval of CHW shareholders for each of the Condition Precedent Proposals, Wag! must obtain the approval of its stockholders, and CHW and Wag! must also obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.”

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If CHW does not complete the Business Combination with Wag! for any reason, CHW would need to search for another target business with which to complete a business combination. If CHW does not complete the Business Combination with Wag! or a business combination with another target business December 1, 2022, CHW must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to CHW’s outstanding warrants. Accordingly, such warrants will expire worthless.

QUESTIONS AND ANSWERS ABOUT OUR EXTRAORDINARY GENERAL MEETING
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
CHW shareholders are being asked to vote on the following Shareholder Proposals:

1.
the Domestication Proposal;

2.
the Business Combination Proposal;

3.
the Organizational Documents Proposal;

4.
the Advisory Charter Proposals;

5.
the Nasdaq Proposal;

6.
the Omnibus Incentive Plan Proposal;

7.
the ESPP Proposal; and

8.
the Adjournment Proposal.

The Business Combination is conditioned upon the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the EPP Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the approval of the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.
Q:
WHY IS CHW PROPOSING THE DOMESTICATION?

A:
CHW’s board of directors believes that there are significant advantages to New Wag! that will arise as a result of a change of domicile to Delaware, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “Proposal No. 1 — The Domestication Proposal — Reasons for the Domestication.” CHW’s board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, Wag! has required the Domestication as a condition to consummating the Business Combination.

To effect the Domestication, CHW will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CHW will be domesticated and continue as a Delaware corporation, at which time CHW will change its name to “Wag! Group Co.”
The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.
Q:
HOW WILL THE DOMESTICATION AFFECT MY PUBLIC SHARES, PUBLIC WARRANTS AND UNITS?

A:
On the effective date of the Domestication, (a) each outstanding ordinary share will automatically convert into one share of New Wag! common stock, (b) the outstanding warrants to purchase ordinary shares will automatically become exercisable, at the same per share exercise price and for the same number of shares of New Wag! common stock as in effect immediately prior to the Domestication. At a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit of CHW (each of which consists of one share of CHW ordinary shares and one warrant to purchase one share of CHW ordinary shares) will be separated into its component common stock and warrant. Such warrants will become exercisable into shares of common stock any time after the later of the one year following the completion of CHW’s IPO and 30 days following the completion of the Business Combination.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:
As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, it is the opinion of McDermott Will & Emery LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Wag!

common stock received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares surrendered in exchange therefor.
Assuming that the Domestication does qualify as a reorganization under Section 368(a)(1)(F) of the Code, and subject to the discussion of the “passive foreign investment company” (“PFIC”) rules below, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of CHW ordinary shares generally will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•
A U.S. holder of CHW ordinary shares that, on the date of the Domestication, (i) owns (directly, indirectly, and constructively) CHW ordinary shares that have a fair market value of less than $50,000 and (ii) owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock generally will not recognize any gain or loss and generally will not be required to include any part of CHW’s earnings in income.

•
A U.S. holder of CHW ordinary shares that, on the date of the Domestication, owns (i) CHW ordinary shares have a fair market value of $50,000 or more, and (ii) owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock will generally recognize gain (but not loss) as a result of the Domestication. As an alternative to recognizing gain, such U.S. holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the U.S. Treasury regulations (“Treasury Regulations”) under Section 367 of the Code) attributable to its CHW ordinary shares provided certain other requirements are satisfied. CHW does not expect that CHW’s cumulative earnings and profits will be material through the date of the Domestication.

U.S. holders that on the date of the Domestication beneficially own (directly, indirectly, and constructively) 10% or more of the total combined voting power of all classes of CHW stock entitled to vote or 10% or more of the total value of all classes of CHW stock are strongly urged to consult their tax advisors regarding the consequences of the Domestication under Section 367(b) of the Code.
In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. holder of CHW ordinary shares and warrants may, in certain circumstances, still potentially recognize gain (but not loss) upon the exchange of its CHW ordinary shares or warrants for New Wag! common stock or warrants pursuant to the Domestication under the PFIC rules of the Code unless the U.S. holder makes a timely “qualified electing fund election” or a timely “mark-to-market election.” The gain would equal the excess, if any, of the fair market value of the New Wag! common stock or warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding CHW ordinary shares or warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. holder’s New Wag! common stock (or warrants) subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Q:
WHY IS CHW PROPOSING THE BUSINESS COMBINATION?

A:
CHW was incorporated to effect a merger, share exchange, asset acquisition, share purchase,

reorganization or other similar business combination with one or more businesses or entities (each, a “business combination”).
On September 1, 2021, CHW completed its IPO, generating gross proceeds of $125,000,000 (including the partial exercise of the underwriters’ over-allotment option). Since CHW’s IPO, CHW’s activity has been limited to the evaluation of business combination candidates. Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.
The board of directors of CHW and the board of directors of Wag! have approved the proposed transaction.
Based on its due diligence investigation of Wag! and the industry in which it operates, including the financial and other information provided by Wag! in the course of its negotiations in connection with the Business Combination Agreement, CHW believes that the Business Combination with Wag! will provide CHW shareholders with an opportunity to participate in the ownership of a company with significant growth potential.
Q:
DID THE CHW BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
CHW’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination.

CHW’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of CHW’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, CHW’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of CHW’s officers, board of directors and advisors in valuing Wag!’s business.
Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of public shares, you have the right to demand that CHW redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of CHW’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its taxes) upon the closing of the transactions contemplated by the Business Combination Agreement (such rights, “Redemption Rights”).

Notwithstanding the foregoing, a holder of ordinary shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the ordinary shares. Accordingly, all ordinary shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.
If passed, the Organizational Documents Proposal would remove the requirement that CHW have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.
Q:
WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their ordinary shares and no longer remain shareholders and subject to the terms and conditions of the BCA, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. Also, with fewer ordinary shares and public shareholders, the trading market for CHW ordinary shares may be less liquid than the market for CHW ordinary shares prior to the Business Combination and CHW may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Wag!’s business will be reduced.
Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of ordinary shares and wish to exercise your redemption rights, you must demand that CHW redeem your shares for cash no later than 5:00 p.m., Eastern Time on            , 2022 by delivering your share certificates (if any) and other redemption forms to CHW’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Holders of units must elect to separate the underlying ordinary shares and public warrants prior to exercising redemption rights with respect to the ordinary shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into underlying ordinary shares and public warrants, or if a holder holds units registered in its own name, the holder must contact VStock Transfer LLC, CHW’s transfer agent, directly and instruct them to do so. Any holder of ordinary shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $      million, or $      per share, as of                 , 2022, the record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of CHW’s creditors, if any, which could have priority over the claims of CHW’s public shareholders, regardless of whether such public shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have No impact on the amount you will receive upon exercise of your redemption rights.

Any written demand of redemption rights must be received by CHW’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.
If a holder of ordinary shares properly makes a request for redemption and the certificates for the ordinary shares (if any) along with the redemption forms are delivered as described to CHW’s transfer agent as described herein, then, if the Business Combination is consummated, CHW will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ordinary shares for cash.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CHW’s consent, until the closing of the Business Combination. If CHW receives valid redemption requests from holders of public shares prior to the redemption deadline, CHW may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. CHW may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where CHW otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE and Backstop Investment and Debt Financing equal or exceed $30 million, following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting CHW’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:
We expect that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its New Wag! common stock will generally be treated as selling such New Wag! common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Wag! common stock that a U.S. holder owns or is deemed to own (including through the ownership of New Wag! warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the potential tax consequences of the rules applicable to a company treated as a “passive foreign investment company” (“PFIC”), as a result of the Domestication. The tax consequences of exercising redemption rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of the Public Shares Exercising Redemption Rights.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED DOMESTICATION?

A:
No. Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the Domestication or the Business Combination under Cayman Islands law or under the DGCL.

Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
The net proceeds of CHW’s initial public offering, together with funds raised from the sale of private placement warrants simultaneously with the consummation of CHW’s initial public offering, was placed in the Trust Account immediately following CHW’s initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the ordinary shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $4,375,000 as deferred underwriting commissions related to CHW’s initial public offering) and, together with the proceeds of the PIPE and Backstop Investment, will be deposited with New Wag! to be used for general corporate purposes.

Q:
WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC SHAREHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:
CHW’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

If a CHW public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that there are maximum redemptions or 12,500,000 public shares held by CHW’s public shareholders were redeemed, the 12,500,000 retained outstanding CHW public warrants would have had an aggregate value of $    (based on the closing price of the CHW public warrants (on      , 2022). If a substantial number of, but not all, CHW public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional shares of New Wag! shares are issued.

In no event will CHW redeem its public shares in an amount that would cause its (or New Wag!’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Existing Organizational Documents.
With fewer public shares and public shareholders, the trading market for New Wag! common stock may be less liquid than the market for CHW’s public shares was prior to the Business Combination and New Wag! may not be able to meet the listing standards for Nasdaq. If New Wag!’s securities are not listed on Nasdaq and certain other conditions are not met, the PIPE and Backstop Investment will not close and any monies paid by the applicable subscriber to CHW pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into New Wag!’s business will be reduced. See “Risk Factors” for more details.
The below table shows the anticipated share ownership of various holders of New Wag! common stock upon closing of the Business Combination in the no redemption, 50% redemption, and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of CHW or Wag!, (ii) neither the Sponsor nor any of Wag!’s current stockholders purchase CHW public shares in the open market, (iii) the Sponsor forfeits 13,327 founder shares and 330,045 warrants in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter in the maximum redemption scenario, (iv) the Sponsor forfeits 20,000 founder shares in each scenario in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter, (v) no founder shares are forfeited in connection with price targets or issuance of New Wag! Community Shares pursuant to paragraphs 3 and 6, respectively, of the CHW Founders Stock Letter, (vi) all CHW, Lender Warrants, and Wag! Common Warrants are exercised, and (vii) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination. The residual equity value owned by non-redeeming shareholders will remain $10.00 per share as illustrated in the sensitivity table below.
Percentage Share Ownership in New Wag!	No Redemptions	50% Redemptions(1)	Maximum Redemptions(2)
CHW Public Shareholders	18.7%	10.4%	0.0%
CHW anchor investors	1.1%	1.2%	1.4%
Chardan	0.1%	0.1%	0.1%
Wag! Shareholders	44.9%	49.8%	56.3%
Wag! Series P Investors	1.6%	1.8%	2.1%
PIPE and Backstop Investor	0.8%	0.8%	0.9%
New Wag! Community Shares	0.5%	0.5%	0.5%
CHW Public Warrants(3)	18.7%	20.7%	23.4%
CHW Sponsor(4)	9.9%	11.0%	11.8%
Lender Warrants	3.6%	3.5%	3.3%
Wag! Common Warrants	0.1%	0.2%	0.2%
Total Shares Outstanding	66,775,821	60,213,321	53,306,783

(1)
Assumes that CHW’s public shareholders exercise redemption rights with respect to 6,250,000 public shares, which represents redemption of 50% of CHW public shares, for an aggregate redemption payment of $62.5 million.

(2)
Assumes that CHW’s public shareholders exercise redemption rights with respect to 12,500,000 public shares, which represents redemption of 100% of CHW public shares, for an aggregate redemption payment of $125 million.

(3)
Includes the exercise of 12,500,000 CHW public warrants in each scenario.

(4)
Includes 4,238,636 CHW private warrants under the no redemption and 50% redemption scenarios, and excludes 330,045 warrants forfeited under the maximum redemption scenario.

The following table illustrates effective deferred underwriting fee per share payable upon the completion of the Business Combination (including shares issuable to PIPE and Backstop investor), assuming the no redemption, 50% redemption, and maximum redemption scenarios (and excludes the representative shares from the amount of the underwriting fee and any shares issuable upon the exercise of Public Warrants in the amount of shares):
	No Redemptions	50% Redemptions	100% Redemptions
Common stock post redemption plus PIPE and Backstop Shares	13,000,000	6,750,000	500,000
Deferred underwriting commission	$4,375,000	$4,375,000	$4,375,000
Value per Share	$0.34	$0.65	$8.75
The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the CHW public stockholders and the following additional assumptions and the potential impact of redemptions on the value, on a per-share basis, of the shares owned by non-redeeming CHW public stockholders across varying levels of redemptions:
	No redemptions(1)		50% Redemptions(2)		100% Redemptions(3)
	Shares	Value per share(4)	Shares	Value per share(4)	Shares	Value per share(4)
Base Scenario(5)	47,567,500	$10.00	41,317,500	$10.00	35,054,173	$10.00
Exercising redeemable Public Warrants(6)(11)	60,067,500	7.92	53,817,500	7.68	47,554,173	7.37
Exercising CHW Private Placement Warrants(7)(11)	51,806,136	9.18	45,556,136	9.07	38,962,764	9.00
Exercising Lender Warrants(8)(11)	49,945,875	9.52	43,383,375	9.52	36,806,882	9.52
Exercising Wag! Common Warrants(9)(12)	47,658,810	9.98	41,408,810	9.98	36,806,882	9.52
Issuance of Earnout Shares(10)	53,054,186	8.97	46,804,186	8.83	40,540,859	8.65
Base scenario plus the exercise of Public, Private Placement, Lender Warrants, and Wag! warrants, plus the issuance of Wag! Earnout Shares	72,262,507	6.58	65,700,007	6.29	58,793,469	5.96

(1)
Assumes that none of the 12,500,000 Public Shares outstanding as of the record date are redeemed by CHW’s Public Shareholders.

(2)
Assumes that CHW’s Public Shareholders redeem 50%, or 6,250,000 shares of CHW’s Ordinary Shares (based on an estimated redemption price per share of approximately $10).

(3)
Assumes that CHW’s Public Shareholders redeem 12,500,000 shares of CHW’s Ordinary Shares (based on an estimated redemption price per share of approximately $10).

(4)
Based on a post-transaction equity value of approximately $475.7 million, $413.8 million, and $350.5 million under the No Redemption, 50% Redemption, and Maximum Redemption scenarios, respectively.

(5)
Represents the post-closing share ownership assuming various levels of redemption by CHW Public Shareholders, CHW Founder Shares held by anchor investors and Chardan, CHW sponsor shares, net of forfeitures, the issuance of New Wag! Community Shares, and the PIPE and Backstop Investor shares.

(6)
Represents the Base Scenario plus the full exercise of the 12,500,000 Public Warrants.

(7)
Represents the Base Scenario plus the full exercise of the 4,238,636, 4,238,636, and 3,908,591 CHW Private Placement Warrants under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(8)
Represents the Base Scenario plus the full exercise of the 2,378,375, 2,065,875, and 1,752,709 Blue Torch Lender Warrants under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(9)
Represents the Base Scenario plus the full exercise of the 91,310 Wag! Common Warrants under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(10)
Represents the Base Scenario plus the full exercise of the 5,486,686 Earnout Shares under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(11)
Analysis does not account for an exercise price of $11.50 to be paid in connection with the exercise of the Public Warrants, CHW Private Placement Warrants, and Lender Warrants.

(12)
Analysis does not account for an average exercise price of $1.54 to be paid in connection with the exercise of the Wag! Common Warrants.

Q:
HOW DOES THE SPONSOR INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?

A:
The Sponsor owns of record and is entitled to vote an aggregate of approximately 15% of the outstanding shares of CHW ordinary shares. The Sponsor has agreed to vote any founder shares and any ordinary shares held by it as of the record date in favor of the Shareholder Proposals. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter.” In addition, the Sponsor has agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of common stock) held by it and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor, Mark Grundman or Jonah Raskas contained in the CHW Founders Stock Letter. See also “Certain Relationships and Related Party Transactions — CHW Founders Stock Letter.”

Q:
WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
The holders of a majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares, who currently own approximately 15% of the issued and outstanding shares of CHW ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, holders of                 CHW ordinary shares would be required to be present to achieve a quorum.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Domestication Proposal:

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the Sponsor, Mark Grundman and Jonah Raskas have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Domestication Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 2,824,168 shares would need to be voted in favor of the Domestication Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The Business Combination Proposal:
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. CHW shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If CHW shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter,” the Sponsor, Jonah Raskas and Mark Grundman have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Business Combination Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 1,516,876 shares would need to be voted in favor of the Business Combination Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The Organizational Documents Proposal:
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Organizational Documents Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 2,824,168 shares would need to be voted in favor of the Organizational Documents Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The Advisory Charter Proposals:
The approval of any of the Advisory Charter Proposals require an ordinary resolution but is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, CHW is required to submit these provisions to its shareholders separately for approval as an ordinary resolution. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on CHW or the CHW Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

The Nasdaq Proposal:
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if any of the Domestication Proposal, the Business Combination Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Nasdaq Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 1,516,876 shares would need to be voted in favor of the Nasdaq Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The Omnibus Incentive Plan Proposal:
The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Omnibus Incentive Plan Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 1,516,876 shares would need to be voted in favor of the Omnibus Incentive Plan Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The ESPP Proposal:
The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The ESPP Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals. Therefore, if any of those proposals is not approved, the ESPP Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the ESPP Proposal. In addition to the shares held by the Sponsor and CHW’s directors and executive officers, 1,516,876 shares would need to be voted in favor of the ESPP Proposal for it to be approved, assuming only the minimum number of voting shares needed to establish a quorum are voted.
The Adjournment Proposal:
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal. Assuming that (i) all of the shares held by the Sponsor and CHW’s directors and executive officers are voted in favor of the Adjournment Proposal and (ii) only the minimum number of voting shares needed to establish a quorum are voted, 1,516,876 additional shares would need to be voted in favor of the Adjournment Proposal for it to be approved.

Q:
DO ANY OF CHW’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF CHW SHAREHOLDERS?

A:
CHW’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of CHW’s shareholders generally. The CHW board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of CHW. See “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination.”

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a shareholder of record of CHW as of                 , 2022 (the “record date”) you may submit your proxy before the Special Meeting in any of the following ways, if available:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of CHW as of the record date, you may also cast your vote at the Special Meeting
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The Special Meeting will be held on                 , 2022, at                 local time at the offices of McDermott Will & Emery LLP, located at Vanderbilt Ave, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting        . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing         (within the U.S. and Canada and toll-free) or         (outside of the U.S. and Canada, standard rates apply). All CHW shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to CHW or by voting at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name”, please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.
Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power.
If you are an CHW shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the proposals.
Q:
WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an CHW shareholder that attends the Special Meeting and fails to vote on the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the CHW shares represented by your proxy will be voted as recommended by the CHW board of directors with respect to that Shareholder Proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•
filing a notice with CHW or its proxy solicitor;

•
mailing a new, subsequently dated proxy card; or

•
by attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of CHW and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. Eastern time on                 , 2022, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of CHW ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will continue to be a shareholder of CHW. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder of CHW while CHW searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact CHW’s proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
To obtain timely delivery, CHW’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.
You may also obtain additional information about CHW from documents filed with the SEC by following the instructions in the section entitled “Additional Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to CHW’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
VStock Transfer LLC
18 Lafayette Place
Woodmere, New York 11598
E-mail: [•]@vstocktransfer.com
Tel: (212) 828-8436
Facsimile: (646) 536-3179

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.
The Parties to the Business Combination
CHW Acquisition Corporation (“CHW”)
CHW Acquisition Corporation is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On September 1, 2021, CHW completed its initial public offering of 12,500,000 units, including 1,500,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one ordinary share and one warrant to purchase one ordinary share at a price of $11.50 per share. Simultaneously with the closing of the initial public offering and the over-allotment option, CHW consummated the private placement of an aggregate of 4,238,636 warrants to the Sponsor at a purchase price of $1.00 per warrant. A total of $125,000,000 of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in CHW’s initial public offering.
Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with CHW, the Sponsor, CHW’s directors, or any member of CHW’s management (the “anchor investors”), each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. In conjunction with each anchor investor purchasing 100% of the units allocated to it, in connection with the closing of the IPO the Sponsor sold 750,000 founder shares in the aggregate to the anchor investors at their original purchase price.
Also on September 1, 2021, CHW issued to the designees of Chardan 62,500 ordinary shares of CHW (the “Representative Shares”). CHW accounted for the Representative Shares as an offering cost of the initial public offering, with a corresponding credit to shareholders’ equity. Since the completion of the IPO, CHW’s activity has been limited to the evaluation of business combination candidates.
Like most blank check companies, CHW’s Existing Organizational Documents provided for the return of the proceeds of CHW’s initial public offering held in the trust account to the holders of public shares if there is no qualifying business combination(s) consummated on or before a certain date (in CHW’s case, December 1, 2022). CHW intends to consummate the Transactions as soon as practicable and will not use the full amount of time through December 1, 2022 to consummate the Transactions unless necessary
CHW’s units, ordinary shares, and warrants are listed on Nasdaq under the symbols “CHWAU,” “CHWA,” and “CHWAW,” respectively.
CHW’s principal executive office is located at 2 Manhattanville Road, Suite 40, Purchase, NY 10577 and its telephone number is (914) 603-5016.
CHW Merger Sub, Inc. (“Merger Sub”)
Merger Sub is a Delaware corporation and a wholly owned subsidiary of CHW. Merger Sub does not own any material assets or operate any business. After the consummation of the Transactions, CHW will cease to exist because it will have merged with and into Merger Sub in the Acquisition Merger.

Wag Labs, Inc. (“Wag!”)
Based on industry surveys conducted by Similarweb.com, Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.
Wag!’s principal executive office is located at 55 Francisco Street, Suite 360, San Francisco, CA 94133. Its telephone number is (707) 324-4219. Wag!’s corporate website address is https://wag.co/. Wag!’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.
The Business Combination Agreement
The terms and conditions of the Business Combination are contained in the BCA, substantially in the form attached to this proxy statement/prospectus as Annex A, which is incorporated by reference herein in its entirety. CHW encourages you to read the BCA carefully, as it is the legal document that governs the Business Combination. For more information on the BCA, see the section entitled “The Business Combination Agreement.”
Organizational Structure
The following diagrams illustrate the ownership structure of CHW and Wag! as of the date of this proxy statement/prospectus.
The following diagram illustrates the ownership structure of New Wag! immediately following consummation of the Business Combination.

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From and after the Closing, CHW will use the “Wag! Group Co.” name and adopt a corresponding ticker symbol for common stock and warrants to purchase common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.

Ownership of Wag!
As of this date of this proxy statement/prospectus, there are 6,297,398 shares of Wag! common stock issued and outstanding and 25,645,386 shares of Wag! preferred stock issued and outstanding. As of the date of this proxy statement/prospectus, there are 7,573,368 options, 174,154 RSUs, and 91,310 Wag! Common Warrants outstanding.
Pursuant to the Business Combination Agreement, (a) on the Domestication Closing Date, CHW will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which CHW will change its name to “Wag! Group Co.”; and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!. In connection with the Domestication, each then-outstanding CHW ordinary share, CHW warrant, and CHW unit will automatically convert into one share of New Wag! common stock, a New Wag! warrant, and one share of New Wag! common stock and one New Wag! warrant, respectively.
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us,” “our,” “Wag!,” and other similar terms refer to Wag Labs, Inc. and its subsidiaries prior to the Business Combination and to New Wag! and its consolidated subsidiaries after giving effect to the Business Combination.
Mission and Purpose
Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.
Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.
Our Business
Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents to make pet services requests in the platform, which can then be fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting, pet boarding, drop-in visits at the Pet Parent’s home, advice from licensed pet experts, training services, pet insurance comparison tools, and pet wellness plans in 5,300 U.S. cities across all 50 states. From our founding in 2015 through March 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform.
We developed on-demand dog walking by connecting an already passionate community of local pet lovers and caregivers with Pet Parents. We built a platform where Pet Parents can find local Pet Caregivers who want to earn extra income. We believe that these connections not only enable better care for pets, but also create joy for both parties, and so we sought to simplify the logistics of pet care. We built a simple and easy-to-use platform to enable Pet Parents to discover, book, pay, and review Pet Caregivers online or in our mobile app.
For Pet Caregivers, we built tools to easily create a listing in the Wag! platform, along with simple tools for promoting their profile online, scheduling and booking service opportunities, communicating with Pet

Parents, and receiving payment. To assist both Pet Parents and Pet Caregivers, we invested in a customer service team available around the clock to support them along the way. To be a brand dedicated to trust and safety, we thoroughly vet and screen all Pet Caregivers, and all services are covered with up to $1 million property damage protection, subject to applicable policy limitations and exclusions.
With over 400,000 approved Pet Caregivers, our network enables us to facilitate connections between pet, parent, and caregiver to best meet the unique needs and preferences of all members of the community. Moreover, we have carefully designed our technology and platform to leverage our growing scale by helping Pet Parents easily find superior local Pet Caregivers as our provider network expands. Our results speak for themselves — Pet Parents love Wag!. Based on internal reporting, from inception through March 2022 Pet Parents have written over 11 million reviews, more than 96% of which have earned five stars.
We have differentiated ourselves from other marketplaces by offering access to a variety of service options, including dog walking, drop-in visits at the Pet Parent’s home, training, overnight boarding, pet sitting, 24/7 consultations with a licensed pet expert, the ability to compare pet insurance plans, and various Wag! Wellness pet plans.
We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.
We are committed to improving the quality of life for all pets. To give back to our communities, we donate a portion of the proceeds from each walk to local shelters. Through March 2022, we have donated over 16.5 million meals to pets in need through our partnership with the Greater Good Rescue Bank Program. We have also partnered with the Humane Society of the United States to give back to the community.
Our Market Opportunity
U.S. Pet Parents spent approximately $123.6 billion on their pets in 2021, according to the American Pet Products Association (“APPA”). This is an increase of over 19% from 2020, driven largely by the spike in the pet population due to the COVID-19 pandemic. According to the 2021—2022 APPA National Pet Owners Survey, 70% of U.S. households own a pet, which equates to 90.5 million homes.
Pet Parents rely on family and friends, local independent professionals, large commercial pet service companies, or other online marketplaces for help with petcare. For the millions of Pet Parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or attention. Wag! was founded to make pet ownership possible because being busy should not stop someone from owning or caring for their pet. We believe a platform like ours can better address Pet Parents’ basic pet care needs. Pet Parents want a positive, stress-free experience for their pets, quality personalized care for their pets, availability of on-demand pet services, technology-enabled ease of access and management for pet services, and pet care that suits their budgets and their lifestyle.
While demand for pet services decreased under travel restrictions, shelter-in-place orders, and work from home requirements beginning in March 2020, pet adoptions simultaneously skyrocketed. Due to this increase in pet ownership, we believe that COVID-19 has created a number of tailwinds to accelerate growth. Both new and experienced Pet Parents may feel less comfortable leaving their pet home alone or in a kennel in the future. We also implemented new features to increase engagement in a contact-free environment, including adding services such as digital in-app video training sessions with a qualified trainer. The financial pressure of COVID-19 may also expand the number of people looking to earn extra income.
In 2021, we have quickly recovered from the decline in our revenue in 2020 due to COVID-19. As of the year ended December 31, 2021 our revenue was $20.1 million, compared to $12.0 million in the year ended December 31, 2020. As of the three months ended March 31, 2022 our revenue was $9.7 million, compared to $2.6 million in the three months ended March 31, 2021. According to an industry survey conducted by PricewaterhouseCoopers (“PwC”) in November and December 2020, 75% of U.S. executives anticipate at least half of the office workforce will return to the office full-time by mid-2022, which we believe will likely have a positive effect on the number of bookings for pet services, such as dog walking, pet sitting, and home visits.
Furthermore, we believe that consumer behavior has continued to shift meaningfully toward online and app-based experiences. For example, one-in-five households in the United States adopted a pet during the pandemic, based on a poll conducted in May 2021 by the American Society for the Prevention of Cruelty to Animals (“ASPCA”). Based on the combination of these factors, we believe that our business will have strong growth in the future.
We believe that the commercial market for pet care represents an enormous expansion opportunity. In order to become the go-to solution for Pet Parents, we are investing in and are committed to accelerating growth in existing markets, expanding our subscription offerings, expanding our platform, expanding internationally, and exploring merger and acquisition opportunities.
Our Business Model
We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.
Our objective is to attract new Pet Parents to our platform, convert them into repeat bookers, and generate a lifetime of bookings from that Pet Parent. A significant portion of Pet Parents join our platform based on word-of-mouth. From the third quarter of 2019 to the fourth quarter of 2021, we saw more than 70% Organic Customer Acquisition, defined as the percentage of new Pet Parents who are not attributable to a paid marketing channel. To attract new Pet Parents and retain our existing Pet Parents, we offer a platform for services, including pre-scheduled and on-demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a caregiver’s home, in-home pet sitting, in-home one-on-one dog training, and digital dog training. In the second quarter of 2020, we launched a service that enables Pet Parents to connect with a licensed pet expert around the clock through our platform for real-time advice on their pets’ behavior, health, and other needs. We also offer pet wellness plans and access to a pet insurance comparison tool, which enables Pet Parents to compare insurance quotes from top-rated insurance companies, including Lemonade, Pets Best, Embrace, Trupanion, PetPlan, and Prudent Pet. We introduced Wag! Premium in the first quarter of 2020. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as other features, like waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. On average, Wag! Premium Pet Parents use the service 7 to 8 times per month, as compared to an average of 4 to 5 times per month for all Wag! users. In addition, the number of Wag! Premium subscribers has grown over 130% for the 12 months ended March 2022.
Repeated Bookings by Wag!’s Pet Parents
For many Pet Parents, leaving their pet alone creates stress and guilt, and the existing solutions are limited. Wag! was created because lonely pets deserve healthier and happier lives. For Pet Parents who are browsing, booking, and managing care on our platform for the first time, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Wag! as a simple, reliable, on-demand option for Pet Parents.
Our platform allows Pet Parents to choose available on-demand services, the ability to pre-schedule a date and time for services that best suits their needs, and the option to schedule repeat services on a day and time that works for the foreseeable future. To facilitate trust and confidence in services, Pet Parents can start chatting with Pet Caregivers before booking a request and have the ability to browse through trusted caregivers after submitting a sitting or boarding request. Depending on the service, Pet Parents may also receive real-time pictures or videos of their pet enjoying time with local Pet Caregivers. Scheduling a pet service on Wag! is as easy as a few keystrokes or taps on a phone, and the overall experience of booking and paying a Pet Caregiver is simple and intuitive for Pet Parents.
Foundation of Caregiving
Our success is built on the foundation of Pet Caregivers who have chosen to provide their services through us. Through our platform, Pet Caregivers can connect with a nationwide community of pets and Pet Parents. We provide Pet Caregivers flexibility and empowerment, and support their passion for pets. Some Pet Caregivers view the provision of pet care services as their full-time job. We support them by providing an additional avenue to build their pet care business and achieve meaningful income. Other Pet Caregivers simply love and enjoy caring for pets in addition to other avenues of employment. We support these more casual Pet Caregivers by providing them access to Pet Parents looking for pet care services, a means to earn some additional supplemental income, an enjoyable gig involving time outdoors and healthy habits, and flexibility in when and how they perform services. We give both full-time and casual Pet Caregivers the ability to share their love of pets with the Wag! pet community.
Competitive Strengths
We believe that we are uniquely positioned to leverage our core competitive strengths to help us to continue to deliver a compelling marketplace offering of pet services. In doing so, we will continue to differentiate ourselves from our competition and, as a result, will continue to provide a compelling value proposition to our Pet Parents and Pet Caregivers.
We view our strengths as falling into the following categories:
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Proprietary and innovative technology platform.   Our technology platform was built to enable us to connect Pet Parents and Pet Caregivers. We own and operate all meaningful technology utilized in our business.

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Large number of high-quality Pet Caregivers.   Pet Caregivers are attracted to the Wag! platform. With the ability to make money on their own time, Pet Caregivers enjoy the flexibility of choosing how and when they want to work — claiming a last-minute appointment or planning out an appointment weeks in advance. This is why over 400,000 Pet Caregivers are approved to provide services through Wag!.

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High-quality pet services.   With over 11 million reviews, more than 96% of which have earned five stars, we lead the industry in quality. This is also represented by our Net Promoter Score, provided by an external experience management platform, which averages between 45 to 55 for Pet Caregivers and 65 to 70 for Pet Parents as of the third quarter of 2021.

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Service offerings.   Our platform offers access to pet services to Pet Parents, more than many of our competitors provide. On our platform, we also offer access to differentiated services as compared to our competitors, such as both in-person and digital dog training, on-demand services, and our subscription service, Wag! Premium. We carefully examine demand in the market before we choose to roll out a new pet service option and continually evaluate the success of each service option with Pet Parents and Pet Caregivers.

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Strong Pet Parent loyalty and word-of-mouth.   Since its inception in 2015, more than 12.1 million services have been delivered to pets and Pet Parents through the Wag! platform. Our continuous excellence in facilitating connections between pet, parent, and Pet Caregiver translates directly into advantages in our ability to retain Pet Parents. Based on an internal survey in 2018-2019, 90% of Pet Parents had never used a walker before signing up with Wag!.

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Premier online destination for pet advice.   According to recent industry surveys, Wag! was the number one online Pets and Animals destination worldwide in the fourth quarter of 2021, with more than 4,200,000 monthly visitors.

Our Growth Strategies
As a leading marketplace for pet services, it is our mission to continue to find ways to help Pet Parents and Pet Caregivers. Simply put, we want to continue to help Pet Caregivers deploy their expertise more efficiently and effectively, while at the same time helping Pet Parents make better and more informed decisions as quickly as they desire.
We are working to build the safest and most trusted pet service marketplace in the United States and internationally. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:
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Accelerate growth in existing markets.   We believe that immense growth remains within our existing offerings and geographies. Over 95% of the U.S. population has access to Wag! and as of March 2022, 5.7 million Pet Parents have signed up for a Wag! account. One of the main drivers of our brand is word-of-mouth growth in local markets. With over 400,000 Pet Caregivers in 5,300 U.S. cities across all 50 states, we want to continue to increase bookings and services.

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Expand subscription offerings.   Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. We plan to introduce additional service options in the Wag! marketplace to further support pets, parents, and Pet Caregivers and drive significant revenue growth.

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Platform expansion.   We aim to support Pet Parents with the #1 on-demand mobile first platform including through introducing additional services unique to the Wag! platform. For example, in the second quarter of 2020 we launched in-person and digital one-on-one dog training, and in February 2021 we expanded our platform to include cats and other pets.

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International expansion.   We aim to support Pet Parents and Pet Caregivers around the world. Currently, Wag! operates in 5,300 U.S. cities across all 50 states, and we intend to expand into international markets in 2022.

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Opportunistic mergers and acquisitions.   We believe that, over time, we can extend the value of Wag! with strategic acquisitions in the pet industry and others, including pet products, vet care, and technology to improve the efficiency and efficacy of the Wag! platform.

Foundation of Trust and Safety
Safety on every booking is important to us, and we are committed to reducing the number of incidents in the Wag! community. Because every furry family member deserves our best, we are dedicated to continually improving. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. To bring peace of mind for Pet Parents, all Pet Caregivers are screened, background checked, and approved prior to being able to provide services on the Wag! platform. We also have a dedicated 24/7 support team to assist pets, their parents, and Pet Caregivers around the clock and convenient tools for Pet Parents to get real-time information about their pets during a service.
Employees
As of March 2022, we had 71 full-time employees in the United States. Our employees are allocated across our groups as follows: 20 in corporate, 22 in customer experience, 23 in product and engineering, and 6 in marketing. We also engage contractors and consultants. None of our employees are subject to a collective bargaining agreement or represented by a labor union and we have not experienced any work stoppages as a result of any labor or employment disputes. We consider our relationships with our employees to be in good health.
All Pet Caregivers using the Wag! platform are independent contractors. All caregivers must agree to our Terms of Service as well as enter into an Independent Contractor Agreement to use the platform.
Technology and Infrastructure
Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed our expectations for Pet Parents and Pet Caregivers alike, as well as accelerate growth and improve productivity.

Our booking platform connects to the front-end customer web and mobile users, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from user activity and use machine learning to continuously improve our booking systems. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize user experience, test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking platform connects to leading third-party vendors for communications, payment processing, IT operations management, as well as background checks.
We focus on user experience, quality, consistency, reliability, and efficiency when developing our software. We are also investing in continuously improving our data privacy, data protection, and security foundations, and we continually review and update our related policies and practices.
Intellectual Property
We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.
Support Operations
Our support team assists Pet Parents and Pet Caregivers with bookings, safety issues, and questions concerning any pet services. Because we are committed to the safety and happiness of all pets on our platform, and peace of mind for Pet Parents, we offer 24/7 assistance to our entire community.
Marketing
Our marketing strategy is focused on attracting Pet Parents and Pet Caregivers to our marketplace. We depend on paid marketing, organic marketing and brand marketing strategies, along with creating virality and word-of-mouth acquisition through our product experience. Through our blog, The Daily Wag!, existing Pet Parents and Pet Caregivers, and media, we attract new users to our marketplace. Wag! is top-ranking in the Travel and Local (Google Play) and Travel (iOS) categories for key search terms through App Store optimization and strong consumer rankings and reviews. In addition, our website sees more than six million visitors per month in the first quarter of 2022 from direct or unpaid traffic sources, the majority of which come from our search engine optimization efforts. From the third quarter of 2019 to the fourth quarter of 2021, we saw 70% Organic Customer Acquisition.
Facilities
Our corporate headquarters is located in San Francisco, California, pursuant to an operating lease that expires in August 2023. We lease additional office space in Phoenix, Arizona and Mountain View, California. We believe that these facilities are generally suitable to meet our needs. From time to time, we have subleased portions of the spaces that we are not currently using.
Competitors
The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:

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Family, friends, and neighbors.   Our largest competitive dynamic remains the people to whom Pet Parents go for pet care within their personal networks.

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Local independent professionals.   Local small businesses and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.

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Large, commercial providers.   Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of Pet Parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading Pet Parents to question the quality of care their pets receive.

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Online aggregators and directories.   Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider

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Other digital marketplaces.   We compete with companies such as Rover and the pet care offering on Care.com. We differentiate ourselves with the breadth of our pet service options and simplicity in booking. For example, Wag! is the only marketplace to offer on-demand booking for dog walking and drop-in visits at the Pet Parent’s home, enabling Pet Parents to find a local Pet Caregiver in less than 15 minutes. In addition, our monthly subscription, Wag! Premium, enables Pet Parents to receive a suite of platform features including discounts on additional services, such as boarding, sitting, and training. Finally, through our Wag! Wellness suite of services, Pet Parents can chat with a licensed pet expert 24/7.

Data Privacy, Data Protection and Security
Our privacy and information security program is reasonably designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise regulated data related to Pet Parents, Pet Caregivers, and our employees. We have a team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, business continuity, and documented incident response protocols. Further, we design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection, and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our users and employees.
Government Regulation
We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, insurance producer licensing and market conduct, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. Noncompliance with state insurance statutes or regulations may subject Wag! to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation.
National, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and we believe that Wag! falls within this exemption.
In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact its availability and our business.
Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning, or other regulation that impacts the ability of individuals to provide home-based pet care.
One of our subsidiaries operates pet insurance comparison engine webpages. This subsidiary is not an underwriter of insurance risk nor does it act in the capacity of an insurance company. Rather, it is licensed and regulated as an insurance producer. On its website, the subsidiary may refer its customers to options for pet insurance plans provided and sold through unaffiliated third parties, including through unaffiliated insurance carriers. The subsidiary’s insurance comparison search feature provides hyperlinks by which consumers are connected with a pet insurance provider’s website to purchase an insurance plan. Each state has its own insurance statutes and regulations and applicable regulatory agency. Generally, each state requires insurers and insurance producers to be licensed in that state. Our subsidiary maintains insurance producer licenses in each state in which it operates. The subsidiary’s website declares that it is neither an underwriter nor an insurer, specifically to highlight that it is not in the business of underwriting insurance plans. All insurance plans referred to by the subsidiary through its insurance comparison search feature are provided by third-party insurance companies. The subsidiary accepts neither premium payments from consumers nor responsibility for paying any amounts on claims.
Debt Financing and Equity Commitments
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured Credit Facility. The lender will additionally be granted warrants to purchase 5% of shares of common stock as of the Acquisition Closing Date at an exercise price of $11.50 per share with terms similar to CHW’s public warrants. The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of the borrower and the guarantors (subject to certain customary exceptions).
The Credit Facility will bear interest at a floating rate of interest equal to, at the borrower’s option, LIBOR plus 10.00% per annum or the base rate plus 9.00% per annum, with the base rate defined as the greatest of (i) the prime rate announced by the Wall Street Journal from time to time, (ii) the federal funds effective rate plus 0.50% and (iii) one-month LIBOR plus 1.00%. LIBOR will be subject to a floor of 1.00% per annum, and the base rate will be subject to a floor of 2.00% per annum. The definitive documentation for the Credit Facility will include customary provisions for the replacement of LIBOR with an acceptable benchmark replacement rate if and when LIBOR is no longer available for borrowings under the Credit Facility. Interest will be payable in arrears at the end of each LIBOR (or other appropriate published rate) interest period (but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. During the existence of certain events of default under the Credit Facility, overdue amounts will bear default rate interest at the rate then applicable plus 2.00% per annum.
The Credit Facility will mature three (3) years after the date of closing and will be subject to quarterly amortization payments of principal, in an aggregate amount equal to 2.00% of the principal amount of the Credit Facility in the first year after closing, 3.00% of the principal amount of the Credit Facility in the second year after closing and 5.00% of the principal amount of the Credit Facility in the third year after closing. The remaining outstanding principal balance of the Credit Facility will be due and payable in full on the maturity date. In addition to scheduled amortization payments, the Credit Facility will contain customary mandatory prepayment provisions that will require principal prepayments of the Credit Facility upon certain triggering events, including receipt of asset sale proceeds outside of the ordinary course of business, receipt of certain insurance proceeds, receipt of proceeds of non-permitted debt and receipt of other extraordinary payments. The Credit Facility may also be voluntarily prepaid at any time, subject to the payment of a prepayment premium equal to an interest make-whole payment plus 3.00% of the principal amount of such prepayment in the first year after closing, 2.00% of the principal amount of such prepayment in the second year after closing, and 0% thereafter.
The Credit Facility will be subject to customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the definitive documentation for the Credit Facility will impose restrictions on the ability of the borrower, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Credit Facility will require compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.
On January 28, 2022, Wag! entered into a series of subscription agreements (the “Series P Subscription Agreements”) with certain institutional and other accredited investors (the “Series P Investors”), pursuant to which, among other things, the Series P Investors purchased an aggregate of 1,100,000 shares of Series P Preferred Stock (the “Series P Shares”) at a cash purchase price of $10.00 per share, resulting in aggregate proceeds to Wag! of $11 million (the “Series P Investment”). The Series P Investments closed prior to the Closing.
On February 2, 2022, CHW entered into the PIPE and Backstop Subscription Agreement with a certain qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor party thereto agreed to purchase an aggregate of up to 500,000 shares of common stock following the Domestication and substantially concurrent with the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million (the “PIPE and Backstop Investment”). Under the PIPE and Backstop Subscription Agreement, if the PIPE and Backstop Investor acquires shares in the open market between a certain defined period of time as set forth under the agreement and agrees not to redeem those shares, then the common shares agreed to be purchased under the agreement will be reduced on a share-for-share basis by the number of shares so acquired. The PIPE and Backstop Investment is expected to close immediately prior to the Closing. The PIPE and Backstop Investor is not an “affiliate” as defined in Rule 14e-5.
The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor) and termination rights (including a termination right if the transactions contemplated by the PIPE and Backstop Subscription Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party). Entering into both a Credit Facility and a PIPE and Backstop Investment is currently not a common financing mechanism for a SPAC business combination transaction.
There are important differences between the rights of holders of shares of common stock and holders of CHW ordinary shares. See “The Domestication Proposal — Comparison of Corporate Governance and Shareholders” for a discussion of the different rights associated with holding these securities. In addition, the CHW ordinary shares were originally sold in the CHW IPO as a component of the CHW units for $10.00 per unit. The CHW units consist of one ordinary share and one redeemable CHW warrant.
For more information regarding the PIPE and Backstop Investment, see the section entitled “The Business Combination Agreement — Related Agreements — PIPE and Backstop Subscription Agreement.” See also the PIPE and Backstop Subscription Agreement attached to this proxy statement/prospectus as Annex G, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

CHW Extraordinary Meeting and the Proposals
The Special Meeting will be held at     a.m., Eastern Time, on,        2022, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting       . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing:        (within the U.S. and Canada and toll-free) or        (outside of the U.S. and Canada, standard rates apply). At the Special Meeting, CHW’s shareholders will be asked to approve the Domestication Proposal, the Business Combination Proposal, Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary).
The CHW board of directors has fixed the close of business on         (the “record date”) as the record date for determining the holders of CHW ordinary shares entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were         CHW ordinary shares outstanding and entitled to vote at the Special Meeting. Each share of CHW ordinary shares entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and CHW’s directors and officers and their affiliates owned and were entitled to vote        shares of CHW ordinary shares, representing approximately 15% of the shares of CHW ordinary shares outstanding on that date. CHW currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Shareholder Proposals and, pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the Sponsor and directors and officers have agreed to do so. As of the record date, Wag! did not beneficially hold any shares of CHW ordinary shares.
A majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.
Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Charter Proposals require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) each requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
The Business Combination is conditioned upon the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.
Recommendation of CHW’s Board of Directors
CHW’s board of directors has determined that the Business Combination Proposal is in the best interests of CHW and its shareholders, has approved the Business Combination Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” for the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

CHW’s Board of Directors’ Reasons for Approval of the Business Combination
On February 1, 2022, the CHW Board (i) determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, CWH and its stockholders, (ii) approved and adopted the Business Combination Agreement and the transactions contemplated thereby and declared their advisability and (iii) directed that the Business Combination Agreement, related transaction documentation and other Shareholder Proposals be submitted to CHW’s shareholders for approval and adoption, and recommended that CHW’s shareholders approve and adopt the Business Combination Agreement, related transaction documentation and such other Shareholder Proposals. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CHW board of directors did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The CHW board of directors viewed its decision as being based on all of the information available and the factors presented and considered by it. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “The Business Combination Agreement — CHW Board of Directors’ Reasons for the Approval of the Business Combination.” This explanation of CHW’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Consistent with its investment philosophy and strategy, CHW planned to identify target companies in the consumer industry that are positioned for growth and where we can add value through margin enhancement, the ability to capitalize on market trends, and advancing business-to-business relationships. These criteria were not intended to be exhaustive, and the evaluation relating to the merits of CHW’s initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CHW’s management team deemed relevant. In considering the Business Combination with Wag!, the Board concluded that it met all of the above criteria.
The Board also gave consideration to certain risks related to the Business Combination, which are described in this proxy statement/prospectus under the caption “Risk Factors”.
Certain Regulatory Approvals
The parties will use their respective reasonable best efforts to promptly file all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Business Combination, and to submit promptly any additional information requested by any such governmental authority. The parties will use their respective reasonable best efforts to promptly obtain all authorizations, approvals, clearances, consents, actions or non-actions of any governmental authority in connection with the applicable filings, applications or notifications. Each party will promptly inform the other parties of any material communication between itself or its representatives and any governmental authority regarding the Business Combination. If a party or any of its affiliates receives any request for supplemental information or documentary material from any governmental authority with respect to the Business Combination, then the party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.
Conditions to Closing
The Closing is subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by CHW’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the Available Cash Amount (as defined herein) equaling no less than $30 million at the Closing (pro forma for any payments required to be made in connection with the Business Combination); (iv) (x) fundamental representations and warranties (which includes Organization, Due Authorization, Holding Company; Ownership and Brokers’ Fees) bring down conditions to an “all material respects” standard, (y) general representations and warranties bring down conditions to a “material adverse effect” standard and (z) capitalization representation bring down condition to a “de minimis” standard; (v) covenant bring down conditions to an “all material respects” standard; (vi) the absence of a material adverse effect on the respective parties; and (vii) the effectiveness of this registration statement and the listing of New Wag! common stock to be issued in the Business Combination on Nasdaq. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.
Termination
The Business Combination Agreement may be terminated by CHW or Wag! under certain circumstances, including, among others, (i) by mutual written consent of Wag! and CHW, (ii) by either CHW or Wag! if the Acquisition Merger Effective Time shall not have occurred prior to August 8, 2022, (iii) by either Wag! or CHW if any of the Required SPAC Proposals, as defined in the Business Combination Agreement, fail to receive the requisite vote for approval at the Extraordinary General Meeting of CHW’s Shareholders’, or (iv) by a Terminating Company Breach or Terminating SPAC Breach, each as defined in the Business Combination Agreement. See Article IX of the Business Combination Agreement.
Date, Time and Place of Extraordinary General Meeting of CHW’s Shareholders
The Special Meeting will be held on            , 2022, at     a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting       . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing        (within the U.S. and Canada and toll-free) or        (outside of the U.S. and Canada, standard rates apply).
Voting Power; Record Date
CHW has fixed the close of business on             , 2022 as the “record date” for determining CHW shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on the record date, there were 15,687,500 CHW ordinary shares outstanding and entitled to vote. Each CHW ordinary share is entitled to one vote per share at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.
Quorum and Vote of CHW Shareholders
A quorum of CHW shareholders is necessary to hold a valid meeting of shareholders. The presence in person or by proxy of the holders of at least 50% of the ordinary shares entitled to vote constitutes a quorum.
The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, respectively, requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by CHW’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).
The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by CHW’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).
Of the 15,687,500 CHW ordinary shares outstanding and entitled to vote, approximately 15% are owned and entitled to be voted by the Sponsor and CHW’s directors and executive officers and their affiliates. CHW’s directors and executive officers and any affiliates have agreed to vote any CHW ordinary shares held by them in favor of the transactions contemplated by the Business Combination Agreement. For approval of the proposed transaction, at least one-quarter of the ordinary shares entitled to vote must be voted in favor of each of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal, respectively, and one-third of the ordinary shares entitled to vote must be voted in favor of the Domestication Proposal and the Organizational Documents Proposal, assuming only the minimum number of voting shares needed to establish a quorum are voted.
Redemption Rights
Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
CHW’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to     p.m., Eastern Time, on          , 2022, (a) submit a written request to the transfer agent that CHW redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CHW’s consent, until the closing of the Business Combination. If CHW receives valid redemption requests from holders of public shares prior to the redemption deadline, CHW may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. CHW may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where CHW otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the Series P Investment, PIPE and Backstop Investment and Debt Financing equal or exceed $30 million, following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting CHW’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below. If the Business Combination is not approved or completed for any reason, then CHW’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CHW will promptly return any shares previously delivered by public holders.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the Domestication, No later than the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to         5:00 p.m., Eastern Time, on         , 2022, and the Business Combination is consummated.
In order for public shareholders to exercise their redemption rights in respect of the Business Combination, public shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication No later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to      5:00 p.m., Eastern Time on          , 2022. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 48.5 of the Amended and Restated Memorandum and Articles of Association of CHW and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, public shareholders who properly exercised their redemption rights in respect of their public shares shall be paid.
No Appraisal Rights
CHW’s shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Shareholder Proposals.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. CHW has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting — Revoking Your Proxy.”
Interests of CHW’s Directors and Officers in the Business Combination
In considering the recommendation of the board of directors of CHW to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that the Sponsor and certain members of the board of directors and officers of CHW and the Sponsor, including its directors and officers, have interests in such Shareholder Proposals that are different from, or in addition to, those of CHW’s shareholders generally. In particular:
•
If CHW does not consummate a business combination by December 1, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 12,500,000 ordinary shares would be worthless because following the redemption of the public shares, CHW would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a Business Combination within the required period.

•
The Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.009 per share. Such shares, if unrestricted and freely tradable, would have had aggregate market value of $         based upon the closing price of $        per public share on Nasdaq on                , the record date. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•
Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 15 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents). Such warrants, if unrestricted and freely tradable, would have had aggregate market value of $        based upon the closing price of $      per public share on Nasdaq on         , the record date. Given such warrants will be subject to lock-up restrictions, we believe such shares have less value.

•
Sponsor and CHW’s officers and directors will lose their entire investment in CHW if an initial business combination is not completed within 15 months from the closing of the IPO.

•
Sponsor and CHW’s officers and directors can earn a positive rate of return on their investment, even if other CHW shareholders experience a negative rate of return in the post-business combination company.

•
Following the Closing, Sponsor would be entitled to the repayment of an outstanding working capital loan and advances that have been made to CHW. The Sponsor agreed to loan to CHW up to $1,500,000 to be used for a portion of the expenses of CHW. These loans are non-interest bearing, unsecured and are due upon consummation of an initial business combination. As of March 31, 2022, there was no amount outstanding under the January 18, 2021 promissory note, and there were no other working capital loans outstanding. If CHW fails to complete an initial business combination by December 1, 2022, CHW may use a portion of the working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account can be used to repay the working capital loans.

•
Jonah Raskas and Mark Grundman, co-chief executive officers of CHW may be deemed to have or share beneficial ownership of the founder shares and private placement warrants held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.

•
CHW’s existing directors and officers will be eligible for continued indemnification and continued coverage under CHW’s directors’ and officers’ liability insurance for a period of six years after the Business Combination.

•
In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to CHW if and to the extent any claims by a vendor for services rendered or products sold to CHW, or a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of CHW’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHW from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if CHW fails to consummate a business combination within the required period, Sponsor and CHW’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement. However, there have been no material out-of-pocket expenses subject to reimbursement to date and CHW does not anticipate any such expenses prior to Closing;

•
Up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by Sponsor or any of its affiliates to CHW may be converted into CHW warrants to purchase CHW ordinary shares at a price of $1.00 per warrant at the option of the lender;

•
Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! grants CHW Founder Shareholders certain customary demand, shelf and piggyback registration rights with respect to their shares of New Wag! common stock.

•
Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Certain Engagements in Connection with the Transaction and Related Transactions
In addition to the interests of CHW’s directors and officers in the Business Combination, shareholders should be aware that Chardan has financial interests that are different from, or in addition to, the interests of our shareholders.
Chardan was an underwriter in CHW’s IPO. In connection with the IPO, CHW issued to the designees of Chardan 62,500 ordinary shares as representative shares with an estimated fair value of $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors. Upon consummation of the Transaction, Chardan is entitled to a deferred underwriting commission of $4,375,000. Chardan agreed to waive (pursuant to the Underwriting Agreement and for no further consideration) its rights to the deferred underwriting commission held in the Trust Account in the event CHW does not complete an initial business combination within 15 months of the closing of the CHW IPO. Accordingly, if the Business Combination or any other initial business combination, is not consummated by that time and CHW is therefore required to be liquidated, Chardan, will not receive any of the deferred underwriting commission and such funds will be returned to CHW’s public stockholders upon its liquidation. If an initial business combination is not consummated by CHW, Chardan would also lose the value of certain shares and other rights it received in the closing of CHW’s IPO, as disclosed in CHW’s IPO prospectus.
Chardan therefore has an interest in CHW completing a business combination that will result in the payment of the deferred underwriting commission to Chardan as the underwriter of the CHW IPO. In considering the approval of the Business Combination, the CHW shareholders should consider the roles of Chardan in light of the deferred underwriting commission Chardan is entitled to receive if the Business Combination is consummated within 15 months of the closing of CHW’s IPO and the other benefits that Chardan would retain upon CHW’s consummation of a business combination.
In connection with the Business Combination, CHW also engaged Chardan to act as its lead financial advisor and capital markets advisor; however, no fees were payable to Chardan in such capacity.
Wag! continually evaluates strategic investments, partnership opportunities, and potential acquisition opportunities. If the cost of such opportunities are significant, for example ranging for $10-$50 million, Wag! will evaluate funding the opportunity via its cash on hand or by raising debt or equity financings (which could include short or long term debt, new common or preferred equity issuances or an equity line of credit). There are no assurances that these sources of funding will be available to Wag! or that Wag! will draw upon them to fund its opportunities and growth plan.
Stock Exchange Listing
We expect to list the shares of New Wag! common stock and warrants to purchase shares of common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.
Sources and Uses of Funds for the Business Combination
The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of CHW’s outstanding ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”), (ii) that 6.25 million outstanding ordinary shares are redeemed in connection with the Business Combination (representing 50% of the outstanding public shares (“50% Redemptions”)), and (iii) that 12.5 million outstanding ordinary shares are redeemed in connection with the Business Combination (representing all the outstanding public shares (“Maximum Redemptions”)). The number of ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.00; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)
Sources		Uses
Proceeds from Trust Account	$125	Cash to Balance Sheet	$142
PIPE and Backstop Investment	5	Closing Cash Consideration	—
Credit Facility	30	Transaction Costs	18
Total Sources	$160	Total Uses	$160
Estimated Sources and Uses (50% Redemptions, in millions)
Sources		Uses
Proceeds from Trust Account	$63	Cash to Balance Sheet	$80
PIPE and Backstop Investment	5	Closing Cash Consideration	—
Credit Facility	30	Transaction Costs	18
Total Sources	$98	Total Uses	$98
Estimated Sources and Uses (Maximum Redemptions, in millions)
Sources		Uses
Proceeds from Trust Account	$0	Cash to Balance Sheet	$17
PIPE and Backstop Investment	5	Closing Cash Consideration	—
Credit Facility	30	Transaction Costs	18
Total Sources	$35	Total Uses	$35
The foregoing has been prepared using the following assumptions:
•
Assuming No Redemptions:   This “minimum scenario” presentation assumes that none of the 12,500,000 public shares outstanding as of the record date are redeemed by CHW’s public shareholders.

•
Assuming 50% Redemptions: This presentation assumes that CHW’s public shareholders redeem 50%, or 6,250,000 shares of CHW’s ordinary shares. This calculation assumes that the full $5 million in aggregate proceeds are received from the PIPE and Backstop Investment and that the amount in the Trust Account (prior to any redemptions) is equal to $62.5 million (approximately 50% of the amount in the Trust Account as of March 31, 2022), resulting in an aggregate redemption payment (based on an estimated redemption price per share of approximately $10) of $62.5 million.

•
Assuming Maximum Redemptions:   This presentation assumes that CHW’s public shareholders redeem 12,500,000 shares of CHW’s ordinary shares. This calculation assumes that the full $5 million in aggregate proceeds are received from the PIPE and Backstop Investment and that the amount in the Trust Account (prior to any redemptions) is equal to $125 million (approximately the amount in the Trust Account as of March 31, 2022), resulting in an aggregate redemption payment (based on an estimated redemption price per share of approximately $10) of $125 million.

•
Transaction Costs:   include $9.5 million and $4.4 in legal and other fees for Wag! and CHW, repectively, as well as $4.4 million of deferred underwriting fees related to CHW’s IPO.

For additional information, including the assumptions underlying the Assuming No Redemptions, 50% Redemptions, the and Maximum Redemptions scenarios presented above, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Comparison of Corporate Governance and Shareholder Rights
Following the consummation of the Business Combination, the rights of CHW shareholders who become New Wag! stockholders in the Business Combination will no longer be governed by the Existing Organizational Documents and instead will be governed by the Proposed Charter and the Proposed Bylaws of New Wag!. See “The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”
U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CHW will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. This determination is primarily based on Wag! stockholders comprising a relative majority of the voting power of New Wag! and having the ability to nominate a majority of the members of the Board of New Wag! Wag!’s operations, and Wag!’s senior management comprising the senior management of New Wag!. Accordingly, for accounting purposes, the financial statements of New Wag! will represent a continuation of the financial statements of Wag! with the Business Combination being treated as the equivalent of Wag! issuing stock for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition Merger will be presented as those of Wag! in future reports of New Wag!.
There will be no accounting effect or change in the carrying amount of the assets and liabilities of the Company as a result of the U.S. Domestication. The business, capitalization and liabilities of the Company immediately following the U.S. Domestication will be the same as those immediately prior to the U.S. Domestication. There will also not be any accounting impact regarding the change in par value in the shares of the Company as a result of the U.S. Domestication.
Regulatory Matters
The Domestication, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the plans of merger.
Emerging Growth Company
CHW is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. CHW has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CHW, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CHW’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
Summary of Risk Factors
You should consider carefully all of the risks described below, together with the other information contained in this proxy statement/prospectus, before voting on the Shareholder Proposals. For purposes of the below summary of risk factors, “we” and “our” refers to Wag! or New Wag!, as the context may require. Such risks include, but are not limited to:
•
We may be subject to cybersecurity risks and changes to data protection regulation;

•
We face increasing competition in many aspects of our business;

•
We may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;

•
If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;

•
We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;

•
We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;

•
Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;

•
We are subject to risks related to effectuating the Domestication including potentially adverse tax consequences and less favorable shareholder rights under the DGCL than under Cayman Islands Law;

•
We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;

•
Because the Company will become a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties;

•
CHW and Wag! are subject to risks that may prevent the consummation and completion of the Business Combination, including the approval of each Condition Precedent Proposal, the failure to meet closing conditions, the failure of the PIPE and Backstop Investment to close, and the failure of the Credit Facility to close;

•
Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Wag! is appropriate for CHW’s initial business combination;

•
If third parties bring claims against CHW, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share;

•
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash;

•
The grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our common stock;

•
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants.

As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected;
•
Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price; and

•
The compliance obligations of CHW and Wag! under the Sarbanes-Oxley Act require substantial financial and management resources, and increase the time and costs of completing an acquisition.

SUMMARY HISTORICAL CONDENSED FINANCIAL INFORMATION OF CHW
The following table shows selected historical financial information of CHW Acquisition Corporation statement of operations data for the period from January 12, 2021 (inception) to December 31, 2021 and the balance sheet data as of December 31, 2021 that are derived from CHW’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations data of CHW for the three months ended March 31, 2022 and the condensed balance sheet data as of March 31, 2022 are derived from CHW’s unaudited interim condensed financial statements included elsewhere in this proxy statement. In the opinion of CHW’s management, the unaudited interim condensed financial statements include all adjustments necessary to state fairly CHW’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022. The following table should be read in conjunction with “CHW Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CHW’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.
	For the three months ended March 31, 2022	For the period January 12, 2021 (inception) through March 31, 2021	For the period January 12, 2021 (inception) through December 31, 2021
Statement of Operations Data:
Net loss	$(2,171,947)	$(11,634)	$(829,563)
Basic and diluted net loss per share – redeemable ordinary shares	$(0.14)	—	$(0.11)
Basic and diluted net loss per share – non-redeemable ordinary shares	$(0.14)	—	$(0.11)
Statement of Cash Flow Data:
Net cash used in operating activities	$(352,419)	$(11,634)	$(795,937)
Net cash used in investing activities	—	—	$(125,000,000)
Net cash provided by financing activities	—	$31,838	$126,483,518
	March 31, 2022	December 31, 2021
Balance Sheet Data:
Total cash	$335,162	$687,581
Total assets	$125,868,803	$126,237,285
Total liabilities	$6,761,796	$4,958,331
Total ordinary shares subject to possible redemption	$125,000,000	$125,000,000
Total shareholders’ equity (deficit)	$(5,892,993)	$(3,721,046)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF WAG!
The following tables show selected historical financial data of Wag! for the periods ended and as of the dates indicated. The selected historical statements of operations data of Wag! for the years ended December 31, 2021 and 2020 and the historical balance sheet data as of December 31, 2021 and 2020 are derived from Wag!’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations data of Wag! for the three months ended March 31, 2022 and 2021, and the condensed consolidated balance sheet data as of March 31, 2022 are derived from Wag!’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement. In the opinion of Wag!’s management, the condensed consolidated financial statements include all adjustments necessary to state fairly Wag!’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022 and 2021.
The financial information contained in this section relates to Wag!, prior to and without giving pro forma effect to the impact of the Acquisition Merger and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. For more information regarding such financial information, see “Summary Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
Additionally, the following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “Wag! Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Wag!’s consolidated financial statements and the related notes. Wag!’s historical results are not necessarily indicative of the results that may be expected in the future and Wag!’s consolidated results for three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other period.
	Three Months Ended March 31,		Years Ended December 31,
($ in thousands, except percentages)	2022	2021	2021	2020
Revenues	$9,666	$2,589	$20,082	$11,970
Cost of revenues, excluding depreciation and amortization	806	523	2,777	2,756
Total operating expenses, including depreciation and amortization	11,178	4,769	27,830	28,185
Gain on forgiveness of PPP loan	—	—	3,482	—
Interest (expense) income, net	(32)	(5)	(61)	145
Loss before income taxes	(2,350)	(2,708)	(7,104)	(18,826)
Income tax benefit (expense)	0	0	793	(13)
Net loss	$(2,350)	$(2,708)	$(6,311)	$(18,839)
Net loss per share, basic and diluted	$(0.37)	$(0.48)	$(1.07)	$(3.35)
Weighted average shares, basic and diluted	6,297,398	5,634,632	5,908,062	5,623,515

	March 31,	December 31,
Consolidated Balance Sheet Data	2022	2021	2020
Cash and cash equivalents	$3,327	$2,628	$3,049
Short-term investments	$9,299	$2,771	$16,358
Total current assets	$21,132	$12,010	$21,935
Working capital(1)	$10,257	$2,030	$13,971
Total assets	$25,858	$16,462	$23,174
Total liabilities	$13,077	$12,310	$13,101
Mezzanine equity	$121,190	$110,265	$110,265
Accumulated deficit	$(112,200)	$(109,850)	$(103,539)
Total stockholders’ deficit	$(108,409)	$(106,113)	$(100,192)

(1)
Working capital is defined as current assets less current liabilities. See the financial statements and the related notes included elsewhere in this proxy statement/prospectus for further details regarding Wag!’s current assets and current liabilities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited Pro Forma Condensed Combined Financial Information presents the combination of the financial information of CHW Acquisition Corporation (“CHW”) and Wag Labs, Inc. (“Wag!”), adjusted to give effect to the Business Combination. The following unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X.
The summary unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Wag! Appearing elsewhere in this proxy statement/prospectus/information statement and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of CHW and Wag! and the related notes included elsewhere in this proxy statement/prospectus/information statement.
Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with ASC 805, Business Combinations, using the acquisition method. No goodwill or other intangible assets will be recorded, and, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at carrying value. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). In all redemption scenarios, Wag! has been determined to be the accounting acquirer based on evaluation of the following factors:
•
Wag!’s shareholders will have a majority of the voting power under each of the No Redemptions, 50% Redemptions, and Maximum Redemptions scenarios;

•
Wag! will appoint the majority of the board of directors of New Wag!;

•
Wag!’s existing management will comprise the management of New Wag!;

•
Wag! will comprise the ongoing operations of New Wag!;

•
Wag! is the larger entity based on historical business operations;

The unaudited Pro Forma Condensed Combined Financial Information has been prepared using the assumptions below with respect to the potential redemption into cash of Wag!’s Public Shares:
•
Assuming No Redemptions: This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.

•
Assuming 50% Redemptions: This presentation assumes that 6,250,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of December 31, 2021) for aggregate redemption proceeds of $62.5 million. This 50% Redemption scenario is based on 50% of redemptions which may occur, but which would still provide PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million, incurred in connection with the Merger, and CHW’s deferred underwriting commissions of $4.4 million from its IPO.

•
Assuming Maximum Redemptions: This presentation assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of December 31, 2021) for aggregate redemption proceeds of $125.0 million. This Maximum Redemption scenario is based on the maximum number of redemptions which may occur, but which would still provide PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million, incurred in connection with the Merger, and CHW’s deferred underwriting commissions of $4.4 million from its IPO, incurred in connection with the Merger.
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
	Pro Forma Combined
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Three Months Ended March 31, 2022
Revenue	$9,666	$9,666	$9,666
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	806	806	806
Platform operations and support	2,577	2,577	2,577
Sales and marketing	6,082	6,082	6,082
General and administrative	4,552	4,552	4,552
Depreciation and amortization	152	152	152
Total cost and expenses	14,169	14,169	14,169
Interest (expense) / income, net	(974)	(974)	(974)
Loss before income taxes	(5,477)	(5,477)	(5,477)
Income taxes	—	—	—
Net loss	$(5,477)	$(5,477)	$(5,477)
Basic and diluted weighted average shares outstanding	47,567,500	41,317,500	35,054,173
Basic and diluted loss per share	$(0.12)	$(0.13)	$(0.16)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Year Ended December 31, 2021
Revenue	$18,582	$18,582	$18,582
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	2,777	2,777	2,777
Platform operations and support	14,135	14,135	14,135
Sales and marketing	13,029	13,029	13,029
General and administrative	35,084	35,084	35,084
Depreciation and amortization	388	388	388
Total cost and expenses	65,413	65,413	65,413
Gain on forgiveness of PPP loan	3,482	3,482	3,482
Interest (expense) / income, net	(3,909)	(3,909)	(3,909)
Loss before income taxes	(47,258)	(47,258)	(47,258)
Income taxes	793	793	793
Net loss	$(46,465)	$(46,465)	$(46,465)
Basic and diluted weighted average shares outstanding	47,567,500	41,317,500	35,054,173
Basic and diluted loss per share	$(0.98)	$(1.12)	$(1.33)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022
Total assets	$166,753	$104,253	$41,753
Total liabilities	$40,987	$40,987	$40,987
Total stockholders’ equity	$125,766	$63,266	$766

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION
The following table sets forth historical comparative per share information of Wag!, on a stand-alone basis, and the unaudited Pro Forma Condensed Combined per share information after giving effect to the Business Combination, assuming No Redemptions, 50% Redemptions, and Maximum Redemptions, respectively.
The historical information should be read in conjunction with the sections of this proxy statement/ prospectus entitled “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CHW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical financial statements and related notes thereto of each of CHW and Wag! included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Wag! would have been had the Business Combination been completed or to project Wag!’s results of operations that may be achieved after the Business Combination. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of Wag! would have been had the Business Combination been completed or to project Wag!’s results of operations that may be achieved after the Business Combination. The unaudited pro forma stockholders’ equity per share information below does not purport to represent what the value of CHW equity and Wag! equity would have been had the Business Combination been completed nor the stockholders’ equity per share for any future date or period.
The following table sets forth:
•
Historical per share information of CHW for the three months ended March 31, 2022;

•
Historical per share information of Wag! for the three months ended March 31, 2022; and

•
Unaudited pro forma per share information of the combined company for the year ended March 31, 2022 after giving effect to the Business Combination, assuming the redemption scenarios as follows:

•
Assuming No Redemptions: This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.•

•
Assuming 50% Redemptions: This presentation assumes that 6,250,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of March 31, 2022) for aggregate redemption proceeds of $62.5 million. This 50% redemption scenario is based on 50% of redemptions which may occur but which would still provide PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million, incurred in connection with the Merger, and CHW’s deferred underwriting commissions of $4.4 million from its IPO.

•
Assuming Maximum Redemptions: This presentation assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of March 31, 2022) for aggregate redemption proceeds of $125.0 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million incurred in connection with the Merger, and CHW’s deferred underwriting commissions of $4.4 million from its IPO.

The pro forma book value shares outstanding, and net loss per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the

Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2021.
	CHW Acquisition Corporation (Historical)	Wag (Historical)(1)	No Redemptions	50% Redemptions	Maximum Redemptions
As of and for the Three Months Ended March 31, 2022 (In thousands, except per share data)
Book value per share(2)(3)	$1.85	$17.22	$2.64	$1.53	$0.02
Number of shares outstanding of CHW Founder shares – basic and diluted	3,187,500
Number of shares outstanding of CHW Public shares – basic and diluted	12,500,000
Weighted average shares outstanding of Wag! – basic and diluted		6,297,398	47,567,500	41,317,500	35,054,173
Net loss per share of CHW Founder shares – basic and diluted	$(0.14)
Net loss per share of CHW Public shares – basic and diluted	$(0.14)
Net loss per share of Wag! – basic and diluted		$(0.37)	$(0.12)	$(0.13)	$(0.16)
As of and for the Year Ended December 31, 2021 (In thousands, except per share data)
Book value per share(2)(3)	$1.17	$16.88	$2.69	$1.58	$0.08
Number of shares outstanding of CHW Founder shares – basic and diluted	3,171,069
Number of shares outstanding of CHW Public shares – basic and diluted	4,284,703
Weighted average shares outstanding of Wag! – basic and diluted		5,908,062	47,567,500	41,317,500	35,054,173
Net loss per share of CHW Founder shares – basic and diluted	$(0.11)
Net loss per share of CHW Public shares – basic and diluted	$(0.11)
Net loss per share of Wag! – basic and diluted		$(1.07)	$(0.98)	$(1.12)	$(1.33)

(1)
Historical values for Wag! are adjusted to reflect net proceeds of the merger as if it took place on January 1, 2021.

(2)
Historical book value per share is equal to the total stockholders’ equity divided by weighted average common stock shares outstanding.

(3)
Pro Forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
CHW
CHW’s units, ordinary shares and public warrants are currently listed on NASDAQ under the symbols “CHWAU”, “CHWA” and “CHWAW”, respectively.
The closing price of the units, ordinary shares and public warrants on            , 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $     , and $      , respectively. As of        , 2022 the record date for the Special Meeting, the most recent closing price of the units, ordinary shares and public warrants was $      , $      and $      , respectively.
Holders of the units, ordinary shares and public warrants should obtain current market quotations for their securities. The market price of CHW’s securities could vary at any time before the Business Combination.
Holders
As of December 31, 2021, there were        holder of record of CHW’s units,        holders of record of CHW’s ordinary shares, and        holders of record of CHW’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
CHW has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Wag!’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Wag!’s board of directors at such time. New Wag!’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.
Wag!
Historical market price information for Wag!’s common stock is not provided because there is no public market for any equity interest of Wag!.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of Wag Labs, Inc. and will also apply to the business and operations of New Wag! following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” CHW Acquisition Corporation or Wag Labs, Inc. may face additional risks and uncertainties that are not presently known to CHW Acquisition Corporation or Wag Labs, Inc., or that CHW Acquisition Corporation or Wag Labs, Inc. currently deems immaterial, which may also impair CHW Acquisition Corporation’s or Wag Labs, Inc.’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Wag Labs, Inc.’s Business and to New Wag!’s Business Following the Business Combination
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “Company,” “we,” “us,” “our,” and “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Wag! and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involve risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Wag Labs, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and may continue to materially adversely impact Wag!’s business, operating results, and financial condition.
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. To limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures. These actions, which led to an increased reliance on online meeting tools rather than in-person meetings and business travel, have had and may continue to have a material adverse impact on Wag!’s business and operations and demand for pet care. For example, they have resulted in a reduction in the number of overnight bookings as people travel less and daytime services as people working from home care for their pets themselves.
The COVID-19 pandemic has materially adversely affected Wag!’s operating results and may continue to materially adversely impact Wag!’s financial condition and prospects. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the continued duration of the spread of the outbreak both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions, vaccination rates in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business, and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted. Demand for Wag!’s offerings may remain depressed for a significant length of time if COVID-19 results in long-term changes in behavior and Wag! cannot predict when, if ever, demand will return to pre-COVID-19 levels. In addition, Wag! cannot predict the impact the COVID-19 pandemic has had and will have on Pet Parents and Pet Caregivers and Wag! may continue to be materially adversely impacted. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, will materially adversely impact Wag!’s business, operating results, financial condition and prospects.
In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on Wag!’s business, Wag! has moved to a hybrid workplace setup in which employees have the voluntary option to go to the office. However there is no requirement for employees to go to the office at this time nor any plans for such a requirement in the immediate future. Wag! is positioned to leverage technology for employees and teams to work from home and accomplish their work without going into the office. Any employee that chooses to voluntarily go to the office must submit proof of vaccination, and thus the office is only open to vaccinated employees. Due to the impact of the COVID-19 pandemic, from June to July 2020, Wag! participated in Work Share (Shared Work) programs in Arizona and California in order to assist its employees during the temporary economic downturn resulting from the pandemic. These programs were an alternative to layoffs, allowing Wag! to keep employees despite the reduction in work. As of August 2020, all employees have returned to their regular, full-time positions at the company, which remains the case to date.
Wag! has incurred net losses in each year since inception and experienced significant fluctuations in its operating results, which make it difficult to forecast future results, such as its ability to achieve profitability.
Wag! incurred net losses of $6.3 million and $18.8 million in 2021 and 2020, respectively and has incurred net losses of $2.4 million in the first three months of 2022. As of December 31, 2021, Wag! had an accumulated deficit of $109.9 million and $112.2 million as of March 31, 2022. As a result of the COVID-19 pandemic, Wag!’s monthly revenue declined rapidly after March 2020. Historically, Wag! has invested significantly in efforts to grow its Pet Parent and Pet Caregiver network, introduced new or enhanced offerings and features, increased marketing spend, expanded operations, hired additional employees, and enhanced the platform. This focus may not be consistent with Wag!’s short-term expectations and may not produce the long-term benefits expected.
Wag!’s operating results may vary significantly and are not necessarily an indication of future performance. Wag! experiences seasonality in bookings based on numerous factors including holidays where Wag! has experienced lower walking services requests on the platform, offset by higher sitting and boarding requests during these periods. In addition, Wag!’s operating results may fluctuate as a result of a variety of other factors, some of which are beyond Wag!’s control. As a result, Wag! may not accurately forecast its operating results. Moreover, Wag! bases its expense levels and investment plans on estimates for revenue that may turn out to be inaccurate and Wag! may not be able to adjust its spending quickly enough if its revenue is less than expected, resulting in losses that exceed Wag!’s expectations. If Wag!’s assumptions regarding the risks and uncertainties that Wag! uses to plan its business are incorrect or change, or if Wag! does not address these risks successfully, Wag!’s operating results could differ materially from its expectations and Wag!’s business, operating results, and financial condition could be materially adversely affected.
Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow, grows slower than expected, or fails to grow as large as expected, Wag!’s business, financial condition, and operating results could be materially adversely affected.
Demand for booking pet care through online marketplaces has grown rapidly since the 2015 launch of Wag!’s platform, but such platforms are still relatively new and it is uncertain to what extent market acceptance will continue to grow, if at all. Wag!’s success will depend on the willingness of people to obtain pet care through platforms like Wag!’s platform. If the public does not perceive these services as beneficial, or chooses not to adopt them, or instead adopts alternative solutions based on changes in Wag!’s reputation for trust and safety, offering prices, availability of services, or other factors outside of Wag!’s control, then the market for Wag!’s platform may not further develop, may develop slower than Wag! expects, or may not achieve the growth potential Wag! expects, any of which could adversely affect Wag!’s business, financial condition, and operating results.
Wag!’s marketing efforts to help grow the business may not be effective.
Promoting awareness of Wag!’s platform is important to its ability to grow the business and to attract new Pet Parents and Pet Caregivers. Since inception, Wag!’s user base has grown in large part as a result of word-of-mouth, complemented by paid and organic search, social media, and other online advertising and infrequent television advertising. Many of Wag!’s marketing efforts to date have focused on amplifying and accelerating this word-of-mouth momentum and such efforts may not continue to be effective. Although Wag! continues to rely significantly on word-of-mouth, organic search, and other unpaid channels, it believes that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform also is attributable to its paid marketing initiatives. Prior to the impact of COVID-19, marketing efforts included referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns. Even if Wag! successfully increases revenue as a result of paid marketing efforts, it may not offset the additional marketing expenses incurred. If marketing efforts to help grow the business are not effective, Wag! expects that its business, financial condition, and operating results may be materially adversely affected.
If Wag! fails to retain existing Pet Caregivers or attract new Pet Caregivers, or if Pet Caregivers fail to provide high-quality offerings, Wag!’s business, operating results, and financial condition would be materially adversely affected.
Wag!’s business depends on Pet Caregivers maintaining their use of Wag!’s platform and engaging in practices that encourage Pet Parents to book their services. If Pet Caregivers do not establish or maintain enough availability, the number of bookings declines for a particular period, or Pet Caregiver pricing is unattractive or insufficient, revenue will decline and Wag!’s business, operating results, and financial condition would be materially adversely affected.
Pet Caregivers have a range of options for offering their services. They may advertise their offerings in multiple ways that may or may not include Wag!’s platform. Some of Wag!’s Pet Caregivers have chosen to cross-list their offerings, which reduces the availability of such offerings on Wag!’s platform. When offerings are cross-listed, the price paid by Pet Parents on Wag!’s platform may be or may appear to be less competitive for many reasons, including differences in fee structure and policies, which may cause Pet Parents to book through other platforms or with other competitors, which could materially adversely affect Wag!’s business, operating results and financial condition. Additionally, certain Pet Parents reach out to Wag!’s Pet Caregivers (and vice versa) and incentivize them to list or book directly with them and bypass Wag!’s platform, which reduces the use of Wag!’s platform. Some Pet Caregivers may choose to stop offering services all together for a variety of reasons, including work obligations or health concerns.
While Wag! plans to continue to invest in its Pet Caregiver community and in tools to assist Pet Caregivers, including its technology and algorithms, these investments may not be successful in retaining existing Pet Caregivers or growing the number of Pet Caregivers and listings on Wag!’s platform. In addition, Pet Caregivers may not establish or wish to maintain listings if Wag! cannot attract prospective Pet Parents to its platform and generate bookings from a large number of Pet Parents. If Wag! is unable to retain existing Pet Caregivers or add new Pet Caregivers, or if Pet Caregivers elect to market their offerings directly, exclusively with a competitor, or cross-list with a competitor, Wag!’s platform may be unable to offer a sufficient supply of on-demand services to attract Pet Parents to use its platform. If Wag! is unable to attract and retain individual Pet Caregivers in a cost-effective manner, or at all, Wag!’s business, operating results, and financial condition would be materially adversely affected. In addition, the number of bookings on Wag! may decline as a result of a number of other factors affecting pet care providers, including: the COVID-19 pandemic; Pet Caregivers booking on other third-party platforms as an alternative to offering on Wag!’s platform; economic, social and political factors; Pet Caregivers not receiving timely and adequate support from Wag!; perceptions of trust and safety on and off Wag!’s platform; negative experiences with pets and Pet Parents, including pets who damage pet care provider property; Wag!’s efforts or failure or perceived failure to comply with regulatory requirements; and Wag!’s decision to remove Pet Caregivers from its platform for not adhering to Wag!’s Community Guidelines or other factors Wag! deems detrimental to its community.
If Wag! fails to retain existing Pet Parents or add new Pet Parents, or if Pet Parents fail to receive high-quality offerings, Wag!’s business, operating results, and financial condition would be materially adversely affected.
Wag!’s success depends significantly on retaining existing Pet Parents and attracting new Pet Parents to use Wag!’s platform, increasing the number of repeat bookings that Pet Parents make, and attracting them to different types of service offerings on Wag!’s platform. Pet Parents have a range of options for meeting their pet care needs, including neighbors, family and friends, local independent operators, large, commercial providers such as kennels and daycares, other online aggregators and directories, and other digital marketplaces.
Wag!’s ability to attract and retain Pet Parents could be materially adversely affected by a number of factors, such as: Pet Caregivers failing to provide differentiated, high-quality and adequately available pet services at competitive prices; the fees Wag! charges to Pet Parents for booking services; taxes; Wag!’s failure to facilitate new or enhanced offerings or features that Pet Parents value; the performance of Wag!’s platform; Pet Parents not receiving timely and adequate support from Wag!; negative perceptions of the trust and safety of Wag!’s platform; negative associations with, or reduced awareness of, Wag!’s brand; declines and inefficiencies in Wag!’s marketing efforts; Wag!’s efforts or failure or perceived failure to comply with regulatory requirements; and Wag!’s decision to remove Pet Parents from its platform for not adhering to Wag!’s Community Guidelines or other factors Wag! deems detrimental to its community. For incidents that occur during services booked through Wag!’s platform, liable Pet Parents may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. While Wag! intends to continue this property damage protection, if it discontinues this policy, whether because payouts under these policies or insurance premiums become cost prohibitive or for any other reason, then the number of Pet Parents who list with Wag! may decline.
Events beyond Wag!’s control also may materially adversely impact Wag!’s ability to attract and retain Pet Parents, including: the COVID-19 pandemic or other pandemics or health concerns; increased or continuing restrictions on travel and immigration; the impact of climate change on travel and seasonal destinations (such as fires, floods and other natural disasters); and macroeconomic and other conditions outside of Wag!’s control affecting travel or business activities generally.
In addition, if Wag!’s platform is not easy to navigate, Pet Parents have an unsatisfactory sign-up, search, booking, or payment experience on Wag!’s platform, the content provided on Wag!’s platform is not displayed effectively, Wag! is not effective in engaging Pet Parents, or fails to provide a user experience in a manner that meets rapidly changing demand, Wag! could fail to attract and retain new Pet Parents and engage with existing Pet Parents, which could materially adversely affect its business, results of operations, and financial condition.
Wag!’s fee structure is impacted by a number of factors and ultimately may not be successful in attracting and retaining Pet Parents and Pet Caregivers.
Demand for Wag!’s platform is highly sensitive to a range of factors, including the availability of services at times and prices appealing to Pet Parents, prices that Pet Caregivers set for their services, the level of potential earnings required to attract and retain Pet Caregivers, incentives paid to Pet Caregivers and the fees, and commissions Wag! charges Pet Caregivers and Pet Parents. Many factors, including operating costs, legal and regulatory requirements, constraints or changes, and Wag!’s current and future competitors’ pricing and marketing strategies, could significantly affect Wag!’s pricing strategies. Existing or future competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain Pet Parents or Pet Caregivers at a lower cost than Wag!. There can be no assurance that Wag! will not be forced, through competition, regulation, or otherwise, to increase the incentives paid to Pet Parents that use the platform, reduce the fees and commissions charged Pet Caregivers and Pet Parents, or to increase marketing and other expenses to attract and retain Pet Parents and Pet Caregivers in response to competitive pressures. Wag! has launched and may in the future launch, new fee or pricing strategies and initiatives or modify existing fee strategies, any of which may not ultimately be successful in attracting and retaining Pet Parents and Pet Caregivers. Further, Pet Parents’ price sensitivity may vary by geographic location, and as Wag! expands, Wag!’s fee structure may not enable Wag! to compete effectively in these locations.
Any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect Wag!’s business, results of operations, and financial condition.
Wag!’s financial performance is partially dependent on the strength of the travel and pet services industries. The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on bookings for pet services. Wag! expects that COVID-19 will continue to materially adversely impact its bookings and business. The extent and duration of such impact remains uncertain and is dependent on future developments that are difficult to predict accurately, such as the severity, transmission, and resurgence rate of COVID-19, vaccination rates and its effectiveness, the extent and effectiveness of containment actions taken, including mobility restrictions and the impact of these and other factors on travel or work behavior in general and on Wag!’s business in particular.
Other events beyond Wag!’s control can result in declines in travel or continued work-from-home mandates. Because these events or concerns and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel and work behavior by consumers and therefore demand for Wag!’s platform and pet services, which would materially adversely affect Wag!’s business, operating results, and financial condition.
Wag!’s financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Downturns in worldwide or regional economic conditions, such as the downturn resulting from the COVID-19 pandemic or volatility due to geopolitical instability, have led or could lead to a general decrease in travel and spending on pet care services and such downturns in the future may materially adversely impact demand for Wag!’s platform. Such a shift in Pet Parent behavior would materially adversely affect Wag!’s business, operating results, and financial condition.
The business and industry in which Wag! participates are highly competitive and Wag! may be unable to compete successfully with its current or future competitors.
Wag! operates in a highly competitive environment and faces significant competition in attracting Pet Caregivers and Pet Parents. Pet Parents have a range of options to find and book pet care offerings, both online and offline. Wag! believes that its competitors include:
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friends, family, and neighbors that Pet Parents go to for pet care within their personal networks;

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local independent operators;

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large, commercial providers such as kennels and daycares;

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online aggregators and directories, such as Craigslist, Nextdoor, and Yelp; and

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other digital marketplaces, such as Rover and the pet care offerings on Care.com.

Wag! believes that its ability to compete effectively depends upon many factors both within and beyond its control, including:
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the popularity and adoption of online marketplaces to obtain services from individual pet care providers;

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the popularity, utility, ease of use, performance, and reliability of Wag!’s offerings compared to those of its competitors;

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Wag!’s reputation and brand strength relative to its competitors;

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the prices of offerings and the fees Wag! charges pet care providers and Pet Parents on its platform;

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Wag!’s ability to attract and retain high quality Pet Caregivers;

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the perceived safety of offerings on Wag!’s platform, especially during and following the COVID-19 pandemic;

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cancellation policies, especially throughout the COVID-19 pandemic and other health-related disruptions;

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Wag!’s ability, and the ability of its competitors, to develop new offerings;

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Wag!’s ability to establish and maintain relationships with partners;

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changes mandated by, or that Wag! elects to make, to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions, and consent decrees;

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Wag!’s ability to attract, retain, and motivate talented employees;

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Wag!’s ability to raise additional capital; and

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acquisitions or consolidation within Wag!’s industry.

Currently, Wag!’s primary competition is from the friends, family, and neighbors to whom Pet Parents often turn for pet services within their personal networks. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over Wag!, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local Pet Parents and pet care providers and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical, and other resources than Wag! has. Competitors may be able to provide Pet Parents with a better or more complete experience and respond more quickly and effectively than Wag! can to new or changing opportunities, technologies, standards, or Pet Caregiver and Pet Parent requirements or preferences. The pet care industry also may experience significant consolidation or the entrance of new players. Some of Wag!’s competitors could adopt aspects of Wag!’s business model, which could affect Wag!’s ability to differentiate its offerings from competitors. Increased competition could result in reduced demand for Wag!’s platform from Pet Caregivers and Pet Parents, slow Wag!’s growth and materially adversely affect Wag!’s business, operating results, and financial condition. Consolidation among Wag!’s competitors could give them increased scale and may enhance their capacity, abilities, and resources and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than Wag! can or may foresee consumer need for new offerings or technologies before Wag! does. If Wag! fails to retain existing Pet Caregivers or attract new Pet Caregivers, Wag!’s business, operating results, and financial condition would be materially adversely affected.
New offerings and initiatives can be costly and if Wag! unsuccessfully pursues such offerings and initiatives, it may fail to grow and Wag!’s business, operating results, financial condition, and prospects would be materially adversely affected.
Wag! plans to invest in new offerings and initiatives to further differentiate the company from its competitors. Developing and delivering new offerings and initiatives increases Wag!’s expenses and organizational complexity. Wag! has and may continue to experience difficulties in developing and implementing these new offerings and initiatives.
Wag!’s new offerings and initiatives have a high degree of risk, as they may involve unproven businesses with which Wag! has limited or no prior development or operating experience. There can be no assurance that consumer demand for such offerings and initiatives will exist or be sustained at the levels that Wag! anticipates, that Wag! will be able to successfully manage the development and delivery of such offerings and initiatives, or that any of these offerings or initiatives will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. It is also possible that offerings developed by others will render Wag!’s offerings and initiatives noncompetitive or obsolete. Even if Wag! is successful in developing new offerings and initiatives, regulatory authorities may subject Wag! or its pet care providers and Pet Parents to new rules, taxes, or restrictions or more aggressively enforce existing rules, taxes, or restrictions, that could increase Wag!’s expenses or prevent Wag! from successfully commercializing these initiatives. If Wag! does not realize the expected benefits of its investments, it may fail to grow and its business, operating results, and financial condition would be materially adversely affected.

Wag! relies on internet search engines to drive traffic to its platform to grow revenue and if Wag! is unable to drive traffic cost-effectively, it would materially adversely affect Wag!’s business, operating results, and financial condition.
Wag!’s success depends in part on its ability to attract Pet Caregivers and Pet Parents through unpaid internet search results on search engines, such as Google, Yahoo!, and Bing. The number of Pet Caregivers and Pet Parents that Wag! attracts to its platform from search engines is due in large part to how and where Wag!’s website ranks in unpaid search results. These rankings can be affected by many factors, many of which are not under Wag!’s direct control and may change frequently. As a result, links to Wag!’s website or mobile applications may not be prominent enough to drive traffic to Wag!’s website and Wag! may not know how or otherwise be able to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of Wag!’s competitors. Search engines may also adopt a more aggressive auction-pricing system for paid search keywords that would cause Wag! to incur higher advertising costs or reduce Wag!’s market visibility to prospective Pet Caregivers and Pet Parents. Any reduction in the number of Pet Caregivers and Pet Parents directed to Wag!’s platform could adversely affect Wag!’s business, financial condition, and operating results.
Further, Wag! has used paid marketing products offered by search engines and social media platforms to distribute paid advertisements that drive traffic to Wag!’s platform. A critical factor in attracting Pet Caregivers and Pet Parents to Wag!’s platform has been how prominently offerings are displayed in response to search queries for key search terms. The success of pet services logistics and Wag!’s brand has at times led to increased costs for relevant keywords as Wag!’s competitors competitively bid on Wag!’s keywords, including Wag!’s brand name. However, Wag! may not be successful at its efforts to drive traffic growth cost-effectively. If Wag! is not able to effectively increase its traffic growth without increases in spend on paid marketing, it may need to increase its paid marketing spend in the future, including in response to increased spend on marketing from its competitors and its business, operating results, and financial condition could be materially adversely affected.
Maintaining and enhancing Wag!’s brand reputation is critical to Wag!’s growth and negative publicity could damage Wag!’s brand, thereby harming Wag!’s ability to compete effectively and could materially adversely affect Wag!’s business, operating results, and financial condition.
Trust in Wag!’s brand is essential to the strength of Wag!’s business. Maintaining and enhancing Wag!’s brand reputation is critical to Wag!’s ability to attract Pet Caregivers, Pet Parents, and employees, to compete effectively, to preserve and deepen the engagement of Wag!’s existing Pet Caregivers, Pet Parents, and employees, to maintain and improve Wag!’s standing in the communities where its pet care providers operate, including its standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. Wag! is heavily dependent on the perceptions of Pet Caregivers and Pet Parents who use Wag!’s platform to help make word-of-mouth recommendations that contribute to Wag!’s growth. Negative perception of Wag!’s platform or company may harm Wag!’s reputation, brand, and local network effects, including as a result of:
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complaints or negative publicity about Wag!, Wag!’s platform, Pet Parents, Pet Caregivers, or Wag!’s policies and guidelines;

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illegal, negligent, reckless, or otherwise inappropriate behavior by Pet Caregivers, Pet Parents, or third parties;

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injuries or other safety-related issues involving pets;

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a pandemic or an outbreak of disease, such as the COVID-19 pandemic, in which constituents of Wag!’s network become infected;

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a failure to facilitate a sufficient level of bookings or to enable a competitive level of earnings for pet care providers;

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a failure to provide Pet Parents access to competitive pricing and quality;

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a failure to provide access to a range of offerings options sought by Pet Parents;

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fraudulent activity;

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actual or perceived disruptions or defects in Wag!’s platform, such as site outages, payment disruptions, privacy or data security breaches, other security incidents, or other actual or perceived incidents that may impact the reliability of Wag!’s services;

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litigation over, or investigations by regulators into, Wag!’s platform;

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users’ lack of awareness of, or compliance with, Wag!’s policies;

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changes to Wag!’s policies that users or others perceive as overly restrictive, unclear, inconsistent with Wag!’s values or mission, or not clearly articulated;

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a failure to comply with legal, tax, and regulatory requirements;

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a failure to enforce Wag!’s policies in a manner that users perceive as effective, fair, and transparent;

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a failure to operate Wag!’s business in a way that is consistent with its values and mission;

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inadequate or unsatisfactory user support experiences;

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illegal or otherwise inappropriate behavior by Wag!’s management team or other employees or contractors;

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negative responses by Pet Parents or Pet Caregivers to new services on Wag!’s platform;

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a failure to register Wag!’s trademarks and prevent or defend against misappropriation or third-party challenges to Wag!’s existing or new trademarks;

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negative perception of Wag!’s treatment of employees, Pet Parents, Pet Caregivers, or of Wag!’s response to employee, Pet Parents, and Pet Caregiver sentiment related to political or social causes or actions of management; or

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any of the foregoing with respect to Wag!’s competitors, to the extent such resulting negative perception affects the public’s perception of Wag! or Wag!’s industry.

Any incident, whether actual or rumored to have occurred, involving the safety or security of pets, Pet Caregivers, Pet Parents, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Wag! and any media coverage resulting therefrom, could create a negative public perception of Wag!’s platform, which would adversely impact Wag!’s ability to attract Pet Caregivers and Pet Parents. The impact of these issues may be more pronounced if Wag! is seen to have failed to provide prompt and appropriate support or Wag!’s platform policies are perceived to be too permissive, too restrictive, or providing Pet Caregivers or Pet Parents with unsatisfactory resolutions. Wag! has been the subject of media reports, social media posts, blogs, and other forums that contain allegations about Wag!’s business or activity on Wag!’s platform that create negative publicity. As a result of these complaints and negative publicity, some Pet Caregivers have refrained from and may in the future refrain from, offering services through Wag!’s platform and some Pet Parents have refrained from and may in the future refrain from, using Wag!’s platform, which could materially adversely affect Wag!’s business, operating results, and financial condition.
Wag!’s brand reputation could also be harmed if Wag! fails to comply with regulatory requirements as interpreted by certain governments or agencies or otherwise fails, or is perceived to fail, to act responsibly in a number of other areas, such as: animal welfare; safety and security; data security; privacy practices and data protection; provision of information about users and activities on Wag!’s platform, including as requested by certain governments or agencies; sustainability; advertising and social media endorsement regulation and guidance; human rights; diversity; non-discrimination; concerns relating to the “gig” economy; business practices; including those relating to Wag!’s platform and offerings; strategic plans; business partners; employees; competition; litigation and response to regulatory activity; the environment; and local communities. Media, legislative or government scrutiny around Wag!’s company relating to any of the above areas or others could cause backlash and could adversely affect Wag!’s brand reputation with Wag!’s Pet Caregivers, Pet Parents, and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to Wag!’s brand reputation could materially adversely affect Wag!’s business, operating results, and financial condition.

In addition, Wag! relies on Pet Caregivers and Pet Parents to provide trustworthy reviews and ratings that Wag!’s Pet Caregivers or Pet Parents may rely upon to help decide whether or not to book a particular offering or accept a particular booking and that Wag! uses to enforce quality standards. Wag! relies on these reviews to further strengthen trust among members of Wag!’s community. Wag!’s Pet Caregivers and Pet Parents may be less likely to rely on reviews and ratings if they believe that Wag!’s review system does not generate trustworthy reviews and ratings.
Wag! has procedures in place to combat fraud or abuse of its review system, but cannot guarantee that these procedures are or will be effective. In addition, if Wag!’s Pet Parents do not leave reliable reviews and ratings, other potential Pet Caregivers or Pet Parents may disregard those reviews and ratings, and Wag!’s systems that use reviews and ratings to make quality standards transparent would be less effective, which could reduce trust within Wag!’s community and damage Wag!’s brand reputation and could materially adversely affect its business, operating results, and financial condition.
Actions by Pet Caregivers or Pet Parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of Wag!’s platform and Wag!’s ability to attract and retain Pet Caregivers and Pet Parents and materially adversely affect Wag!’s reputation, business, operating results, and financial condition.
Wag! has no control over or ability to predict the specific actions of Wag!’s users and other third parties during the time that pets or Pet Parents are with Pet Caregivers or otherwise and therefore, Wag! cannot guarantee the safety of pets, Pet Caregivers, Pet Parents, and third parties. The actions of pets, Pet Caregivers, Pet Parents, and other third parties may result in pet and human fatalities, injuries, other harm, fraud, invasion of privacy, property damage, discrimination, and brand reputational damage, which have created and could continue to create potential legal or other substantial liabilities for Wag!.
All new Pet Caregivers on Wag!’s platform undergo third-party background checks before they can offer their services on Wag!’s platform. U.S. Pet Caregivers are subject to a social security number and address trace and are checked against national and county criminal offense databases, sex offender registries, and certain global and domestic regulatory, terrorist and sanctions watchlists.
Wag! does not verify the identity of or require background checks for Pet Parents, nor does Wag! verify or require background checks for third parties who may be present during a service made through its platform. In addition, Wag! does not currently and may not in the future require Pet Caregivers to re-verify their identity or undergo subsequent background checks following their successful completion of their initial screening process.
Wag!’s screening processes rely on, among other things, information provided by Pet Caregivers and Wag!’s ability to validate that information and the effectiveness of third-party service providers that support Wag!’s verification processes may be limited. Certain verification processes, including legacy verification processes on which Wag! previously relied, may be less reliable than others. These processes are beneficial but not exhaustive and have limitations. There can be no assurances that these measures will significantly reduce criminal or fraudulent activity on Wag!’s platform. The criminal background checks for Pet Caregivers and other screening processes rely on, among other things, information provided by Pet Caregivers and Pet Parents, Wag!’s ability to validate that information, the accuracy, completeness, and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area, such as relating to data privacy, data protection, and criminal background screening, and on the effectiveness of third-party service providers that may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.
In addition, Wag! has not in the past and may not in the future undertake to independently verify the safety, suitability, location, quality, and compliance with Wag! policies or standards and legal compliance, of all Wag!’s Pet Caregivers’ offerings. Wag! has not in the past and may not in the future undertake to independently verify the location, safety, or suitability of offerings for individual pets and Pet Parents or the suitability, qualifications, or credentials of pet care providers. Where Wag! has undertaken the verification or screening of certain aspects of Pet Caregiver qualifications and offerings, the scope of such processes may be limited and rely on, among other things, information provided by Pet Caregivers and the ability of Wag!’s internal teams or third-party vendors to adequately conduct such verification or screening practices.

In addition, Wag! has not in the past taken and may not in the future take steps to re-verify or re-screen Pet Caregiver qualifications or offerings following initial review. Wag! has in the past relied and may in the future, rely on Pet Caregivers and Pet Parents to disclose information relating to their offerings and such information may be inaccurate or incomplete. Wag! has created policies and standards to respond to issues reported with offerings, but certain offerings may pose heightened safety risks to individual users because those issues have not been reported to Wag! or because Wag!’s customer support team has not taken the requisite action based on Wag!’s policies. Wag! relies, at least in part, on reports of issues from Pet Caregivers and Pet Parents to investigate and enforce many of Wag!’s policies and standards. In addition, Wag!’s policies may not contemplate certain safety risks posed by offerings or by individual Pet Caregivers or Pet Parents or may not sufficiently address those risks.
Wag! also has faced or may face civil litigation, regulatory investigations, and inquiries involving allegations of, among other things, unsafe or unsuitable offerings, discriminatory policies, data processing, practices or behavior on and off Wag!’s platform or by Pet Caregivers, Pet Parents, and third parties, general misrepresentations regarding the safety or accuracy of offerings on Wag!’s platform, and other Pet Caregiver, Pet Parent, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While Wag! recognizes that it needs to continue to build trust and invest in innovations that will support trust when it comes to Wag!’s policies, tools, and procedures to protect Pet Caregivers, Pet Parents, and the communities in which Wag!’s Pet Caregivers operate, it may not be successful in doing so. Similarly, offerings that are inaccurate, of a lower than expected quality, or that do not comply with Wag!’s policies may harm Pet Parents and public perception of the quality and safety of offerings on Wag!’s platform and materially adversely affect its reputation, business, operating results, and financial condition.
If Pet Caregivers, Pet Parents, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct, or use Wag!’s platform as a conduit for criminal activity, Pet Parents may not consider Wag!’s platform and the offerings on Wag!’s platform safe and Wag! may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact Wag!’s brand reputation and lower the usage rate of Wag!’s platform.
Wag! has a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that Wag! will not be successful.
Wag! launched operations in 2015 and since then has frequently: (1) increased the number of local markets in which it offers services; (2) expanded Wag!’s platform features and services; and (3) changed Wag!’s fee structure. Because the market for accessing pet care is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future operating results. This limited operating history and Wag!’s evolving business make it difficult to evaluate Wag!’s prospects and the risks and challenges Wag! may encounter. These risks and challenges include Wag!’s ability to:
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accurately forecast its revenue and plan its operating expenses;

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increase the number of and retain existing Pet Parents and Pet Caregivers that use its platform;

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successfully compete with current and future competitors;

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provide our users with superior experiences;

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successfully expand its business in existing markets and enter new markets and geographies;

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anticipate and respond to macroeconomic changes and changes in the markets in which Wag! operates;

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maintain and enhance the value of its reputation and brand;

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adapt to rapidly evolving trends in the ways service providers and consumers interact with technology;

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avoid interruptions or disruptions in its service;

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develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

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hire, integrate, and retain talented technology, marketing, customer service, and other personnel;

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effectively manage rapid growth in its personnel and operations; and

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effectively manage its costs.

If Wag! fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition, and operating results could be materially adversely affected.
Wag! bases its decisions regarding expenditures in Pet Parent acquisition in part on its analysis of the Gross Bookings generated from Pet Parents that it acquired in prior periods. Wag!’s estimates and assumptions may not accurately reflect future results and Wag! may not be able to recover its Pet Parent acquisition costs.
Wag!’s success depends on its ability to attract Pet Parents in a cost-effective manner. Wag!’s decisions regarding investments in Pet Parent acquisition substantially depend upon Wag!’s analysis of the revenue generated from Pet Parents acquired in earlier periods. Wag!’s analysis regarding Pet Parent acquisition investment and revenue includes several assumptions, such as:
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Wag! makes various assumptions based on its historical data with respect to the booking activity of Pet Parents. If Wag!’s assumptions regarding such bookings are incorrect, its revenue relative to Pet Parent acquisition cost could be less favorable than it believes.

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Wag!’s analysis focuses on support and acquisition marketing expenses incurred during the period in which the Pet Parents were originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain Pet Parent loyalty and generate booking activity in subsequent periods. If Wag!’s assumptions regarding such expenses in subsequent periods are incorrect, Wag!’s revenue relative to Pet Parent acquisition cost could be less favorable than Wag! believes.

If Wag!’s assumptions regarding its Pet Parent acquisition investment and resulting revenue from bookings, including those relating to the effectiveness of Wag!’s marketing expenditures, prove incorrect, Wag!’s ability to generate revenue from its investments in new Pet Parent acquisitions may be less than Wag! has assumed and less than it has experienced in the past. In such case, Wag! may need to increase expenses or otherwise alter its strategy and its business, financial condition, and operating results may be materially adversely affected.
If use of Wag!’s platform in large metropolitan areas is negatively affected, its financial results and future prospects could be adversely impacted.
Wag! derives a significant portion of its bookings and historically has generated a significant portion of its growth in more densely populated urban areas. Wag!’s business and financial results may be susceptible to economic, social and regulatory conditions, or other circumstances that tend to impact such areas. An economic downturn, increased competition, or regulatory obstacles in these areas could adversely affect Wag!’s business, financial condition, and operating results to a much greater degree than would the occurrence of such events in other areas. Further, Wag! expects that it will continue to face challenges in penetrating lower-density suburban and rural areas, where Wag!’s network is smaller and finding local Pet Caregivers is more difficult, the cost of pet ownership is lower, and alternative Pet Caregivers may be more convenient. If Wag! is not successful in penetrating suburban and rural areas, or if it is unable to operate in certain key metropolitan areas in the future, its ability to serve what it considers to be its total addressable market would be limited and its business, financial condition, and operating results would suffer.
If Wag! cannot successfully manage the unique challenges presented by international markets, Wag! may not be successful in expanding its operations outside the United States.
Wag!’s strategy may include the expansion of its operations to international markets. Although some of Wag!’s executive officers have experience in international business from prior positions, Wag! has little experience with operations outside the United States. Wag!’s ability to successfully execute this strategy is affected by many of the same operational risks Wag! faces in expanding our U.S. operations. In addition, Wag!’s international expansion may be adversely affected by its ability to attract local Pet Parents and Pet Caregivers to its platform, obtain and protect relevant trademarks, domain names, and other intellectual property, as well as by local laws and customs, legal and regulatory constraints, political and economic conditions, and currency regulations of the countries or regions in which Wag! may intend to operate in the future. Risks inherent in expanding operations internationally also include, among others, the costs and difficulties of managing international operations, adverse tax consequences, domestic and international tariffs, and trade policies and greater difficulty in securing and enforcing intellectual property rights. If Wag! invests substantial time and resources to expand its operations internationally and is unable to manage these risks effectively, Wag!’s business, financial condition, and results of operations could be adversely affected.
In addition, international expansion may increase Wag!’s risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, privacy, and trade and economic sanctions.
Any international operations involve additional risks, and exposure to these risks may increase if Wag! expands internationally.
Wag! may expand its operations internationally. Wag!’s platform is currently only available in English, and Wag! may have difficulty modifying its technology and content for use in non-English-speaking markets or fostering new communities in non-English-speaking markets. Wag!’s ability to manage its business and conduct its operations internationally requires considerable management attention and resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems, and commercial infrastructures. Furthermore, in most international markets, Wag! would not be the first entrant, and competitors may be better positioned than Wag! is to succeed. Expanding internationally may subject Wag! to risks that it has either not faced before or increase its exposure to risks that it currently faces, including risks associated with:
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recruiting and retaining qualified, multi-lingual employees;

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increased competition from local websites and guides and potential preferences by local populations for local providers;

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providing solutions in different languages for different cultures, which may require that Wag! modify its solutions and features to ensure that they are culturally relevant in different countries;

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credit risk and higher levels of payment fraud;

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currency exchange rate fluctuations;

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foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

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political and economic instability in some countries;

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double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

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higher costs of doing business internationally.

Risks Related to Regulation and Taxation
If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.
Wag! is subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings at the U.S. federal, state, and municipal levels challenging the classification of Pet Caregivers that use Wag!’s platform as independent contractors. The tests governing whether a service provider is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for Wag!. As referenced above, Wag! maintains that Pet

Caregivers that use Wag!’s platform are independent contractors. However, Pet Caregivers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on participants in the “gig economy.” A reclassification of service providers as employees would adversely affect Wag!’s business, financial condition, and operating results, including as a result of:
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monetary exposure arising from, or relating to failure to, withhold and remit taxes (including with respect to the Pet Caregiver Issuance), unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, and government fines;

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injunctions prohibiting continuance of existing business practices;

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claims for employee benefits (including equity incentives), social security, workers’ compensation, and unemployment;

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claims of discrimination, harassment, and retaliation under civil rights laws;

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claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;

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other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and

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harm to Wag!’s reputation and brand.

In the United States, national, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the gig economy. For example, in 2019 the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 now includes a referral agency exemption that specifically applies to animal services, dog walking, and grooming. While Wag! believes that Pet Caregivers who use Wag!’s platform fall within such exemption, the interpretation or enforcement of the exemption could change. In addition, other jurisdictions (including in international geographies where Wag! may in the future offer its platform) could pursue similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact Wag!’s platform’s availability and its business. In the past, Wag! has been subject to claims by representatives of Pet Caregivers alleging various misclassification claims and wage and hour violations. These claims have been settled, but Wag! may be subject to similar claims and legal proceedings in the future.
In addition to the harms listed above, a reclassification of Pet Caregivers as employees would require Wag! to significantly alter its existing business model and operations and impact Wag!’s ability to add and retain Pet Caregivers to its platform and grow its business, which Wag! would expect to have an adverse effect on its business, financial condition, and operating results.
Wag! is licensed to operate in regulated industries and if these licenses are revoked or suspended, Wag!’s business may be materially adversely affected.
Wag! operates in regulated industries, including insurance, which require licenses to operate in the jurisdictions in which Wag! operates. One Wag! subsidiary is currently licensed as an insurance agency in 50 states and the District of Columbia. Wag! cannot guarantee that it will be able to refer its customers to options for pet insurance nationwide in the near term or at all. Wag!’s ability to retain state licenses depends on its ability to meet licensing requirements enacted or promulgated in each state. If Wag! is unable to satisfy the applicable licensing requirements of any particular state, it could lose its license to do business in such state, or have certain referral compensation agreements suspended or terminated, and may result in the suspension of its authority to receive commission compensation for the referral of such insurance business. If these licenses are revoked or suspended, Wag!’s regulated business could be materially adversely affected and it may be forced to temporarily suspend operations in affected jurisdictions. This may require Wag! to expend substantial resources or to discontinue certain services or platform features, which might further adversely affect Wag!’s business. Any costs incurred to prevent or mitigate this potential liability could adversely affect Wag!’s business, financial condition, and operating results.

Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results.
Online marketplaces offering pet care services are a rapidly developing business model and are quickly evolving. Wag! is or may become subject to a variety of laws in the United States and other jurisdictions. Laws, regulations, and standards governing issues such as worker classification, labor and employment, anti-discrimination, animal safety, home-based pet care licensing and regulation, insurance producer licensing and market conduct, online payments, gratuities, pricing and commissions, subscription services, intellectual property, background checks, and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws and whether they are applicable to Wag!, are often uncertain and may be conflicting, including varying standards and interpretations among countries, between state or province and federal law, between individual states or provinces and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. Wag! has been proactively working with state and local governments and regulatory bodies to ensure that Wag!’s platform is available broadly in the United States.
Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright, and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state level are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to Wag!’s business. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on Wag!’s business, see “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.” It is also likely that if Wag!’s business grows and evolves and Wag!’s services are used in a greater number of geographies, Wag! would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to Wag!’s business and the new laws to which it may become subject.
In the United States, money transmission is subject to various state and federal laws and the rules and regulations are enforced by multiple authorities and governing bodies, including numerous federal, state, and local agencies who may define money transmission differently. Outside of the United States, Wag! would be subject to additional laws, rules, and regulations related to the provision of payments and financial services if it expands internationally. If Wag! expands into new jurisdictions, the foreign regulations and regulators governing Wag!’s business that Wag! is subject to will expand as well. Noncompliance with such regulations may subject Wag! to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules, and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. Wag! could also be required to make changes to Wag!’s business practices or compliance programs as a result of regulatory scrutiny.
Recent financial, political, and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general and companies engaged in dealings with independent service providers or otherwise viewed as part of the “gig economy.” Regulatory and administrative bodies may enact new laws or promulgate new regulations that are adverse to Wag!’s business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to Wag!’s business, including by changing employment-related laws or by regulating or capping the commissions businesses like Wag!’s agree to with service providers or the fees that Wag! may charge Pet Parents. Given the short operating history to-date of Wag! and its licensed insurance subsidiary, and the rapid speed of growth of both, Wag! is particularly vulnerable to regulators reviewing its practices and customer communications. As a result of any noncompliance with such requirements, regulators could impose fines, rebates or other penalties, including revocation or suspension of its licenses, and cease-and-desist orders for an individual state, or all states, until the identified noncompliance is rectified. In addition, regulatory scrutiny or action may create different or conflicting obligations on Wag! from one jurisdiction to another, which creates additional challenges to managing Wag!’s business.
Wag!’s success, or perceived success, and increased visibility may also drive some businesses that perceive Wag!’s business model as a threat to their services, or otherwise negatively, to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where Wag! may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede Wag!’s business and the ability of Pet Parents and service providers to use Wag!’s platform.
If Wag! is not able to comply with these laws or regulations or if it becomes liable under these laws or regulations, including any future laws or regulations that it may not be able to anticipate at this time, it could be materially adversely affected and it may be forced to implement new measures to reduce Wag!’s exposure to this liability. This may require Wag! to expend substantial resources or to discontinue certain services or platform features, which would adversely affect Wag!’s business. Any failure to comply with applicable laws and regulations could also subject Wag! to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets, and other enforcement actions. In addition, the increased attention to liability issues as a result of lawsuits and legislative proposals could adversely affect Wag!’s reputation or otherwise impact the growth of Wag!’s business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect Wag!’s business, financial condition, and operating results.
Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect Wag!’s business, financial condition, and operating results.
Wag! is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, mobile devices, and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services and increase the cost of providing online services, require Wag! to change Wag!’s business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may address taxation, tariffs, privacy, data retention and protection, data security, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, text messaging, Internet and mobile application access to Wag!’s offerings and the characteristics and quality of online offerings, the provision of online payment services, and the characteristics and quality of services. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on Wag!’s business, see “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.” It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel, and personal privacy apply to the Internet and e-commerce. In addition, if Wag! expands internationally, it is possible that foreign government entities may seek to censor content available on Wag!’s mobile applications or website or may even attempt to block access to Wag!’s mobile applications and website. Any failure, or perceived failure, by Wag! to comply with any of these laws or regulations could result in damage to Wag!’s reputation and brand, a loss in business and proceedings, or actions against Wag! by governmental entities or others, which could adversely affect Wag!’s business, financial condition, and operating results.
Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, and various proceedings and other disputes, and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results, and financial condition.
Wag! is or may become subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal, regulatory, and administrative proceedings, including those involving pet injury, personal injury, property damage, worker classification, pay model, labor and employment, unemployment insurance benefits, workers’ compensation, anti-discrimination, commercial disputes, competition, Pet Caregiver and Pet Parent complaints, intellectual property disputes, compliance with regulatory requirements, data security, advertising practices, tax issues, and other matters. Wag! may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as its business grows and as it deploys new services. Results of investigations, inquiries, and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, or inquiry having a material impact on Wag!’s business, financial condition, and operating results, particularly if an investigation, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Any claims against Wag!, whether meritorious or not, could be time-consuming and can have an adverse impact on Wag! in light of the costs associated with cooperating with, or defending against, such matters and the diversion of management resources and other factors.
Determining reserves for Wag!’s pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect Wag!’s business, financial condition, and operating results. These proceedings could also result in harm to Wag!’s reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in Wag!’s business practices. Any of these consequences could adversely affect Wag!’s business, financial condition, and operating results. Further, under certain circumstances, Wag! has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of Wag!’s business and commercial partners and current and former directors and officers.
Wag! is subject to claims, lawsuits, and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers.
Wag! is subject to claims, lawsuits, and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers. In the ordinary course of business, Wag!’s customer service team receives claims pursuant to the Customer Claims Policy. Claims and threats of legal action that arise from pet sitting services booked through the Wag! website or applications may be sent directly to Wag!’s legal department or may be received by Wag!’s customer service team. Various parties have from time to time claimed and may claim in the future, that Wag! is liable for damages related to accidents or other incidents involving pets, Pet Parents, Pet Caregivers, and third parties. For example, third parties have asserted legal claims against Wag! in connection with personal injuries related to pet or human safety issues or accidents caused by Pet Caregivers or animals. Wag! has incurred expenses to settle personal injury claims, which it sometimes chooses to settle for reasons including customer goodwill, expediency, protection of Wag!’s reputation, and to prevent the uncertainty of litigating, and it expects that such expenses will continue to increase as its business grows and it faces increasing public scrutiny. Wag! currently is named as a defendant in a number of matters related to accidents or other incidents involving users of Wag!’s platform, pets, or third parties. Pending or threatened legal proceedings could have a material impact on Wag!’s business, financial condition, or operating results. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any Pet Parents, Pet Caregivers, animals, or third parties could result in negative publicity and harm to Wag!’s brand, reputation, business, financial condition, and operating results.
Reports, whether true or not, of animal-borne illnesses and injuries caused by pet care or unsanitary handling, cleaning, or grooming or other pet services incidents have led to potential legal claims against and severely injured the reputations of, participants in the pet services business and could do so in the future as well. In addition, reports of animal-borne illnesses or other safety issues occurring solely at competitors that are not on Wag!’s platform, could, as a result of negative publicity about the pet services industry generally, adversely affect Wag!’s business, financial condition, and operating results.
Wag! also faces potential liability and expense for claims, including class, collective and other representative actions, by or relating to Pet Caregivers regarding, among other things, the classification of Pet Caregivers that use Wag!’s platform as well as Wag!’s caregiver pay model, including claims regarding disclosures it makes with respect to sales tax, service fees, and gratuities, the process of signing up to become a Pet Caregiver, including the background check process and the nature and frequency of Wag!’s communications to Pet Caregivers via email, text, or telephone. Wag! also faces potential liability and expense for claims, including class actions, relating to, among other things, its caregiver pay model, including claims regarding disclosures it makes with respect to sales tax, service fees and gratuities, the services it facilitates, discrepancies between the information on its website and mobile applications, the experience of Pet Parents and Pet Caregivers, and the nature and frequency of its marketing communications via email, text, or telephone.
For additional information, please see “Information About Wag! — Legal Proceedings.”
In addition, Wag! faces potential claims and litigation relating to possible pet and human fatalities, injuries, other violent acts, illness (including COVID-19), cancellations and refunds, property damage, motor vehicle accidents, and privacy or data protection violations that occurred during a service booked on Wag!’s platform. Wag! could face additional litigation and government inquiries and fines relating to Wag!’s business practices, cancellations, and other consequences due to natural disasters or other unforeseen events beyond Wag!’s control such as wars, regional hostilities, health concerns, including epidemics and pandemics such as COVID-19, or law enforcement demands and other regulatory actions.
Wag! may be impacted by costly or burdensome arbitration and class action proceedings, and its use of arbitration and class action waivers subjects Wag! to certain risks to its reputation and brand, as well as challenges to those waivers.
Wag! includes arbitration and class action waiver provisions in Wag!’s terms of service with the Pet Parents and Pet Caregivers that use Wag!’s platform, as well as in the Pet Care Provider Platform Use Agreement that Pet Caregivers must sign to be approved to provide services on Wag!’s platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and burdensome and the use of arbitration and class action waiver provisions subjects Wag! to certain risks to Wag!’s reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to Wag!’s reputation and brand, Wag! may limit its use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in Wag!’s litigation costs and exposure. Additionally, Wag! permits certain users of its platform to opt out of such provisions, which could also cause an increase in Wag!’s litigation costs and exposure.
Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of Wag!’s arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, Wag! could experience an increase in Wag!’s costs to litigate disputes and the time involved in resolving such disputes and Wag! could face increased exposure to potentially costly lawsuits, each of which could adversely affect Wag!’s business, financial condition, and operating results.
Wag! is subject to various U.S. anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.
Wag! is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which it does business. These laws generally prohibit Wag! and Wag!’s employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold Wag! liable for acts of corruption and bribery committed by Wag!’s third-party business partners, representatives, and agents who are acting on Wag!’s behalf. Wag! and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and it may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its employees, representatives, contractors, and agents, even if it does not explicitly authorize such activities. These laws also require that Wag! keeps accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Wag! has policies and procedures to address compliance with such laws, it cannot assure that its employees and agents will not take actions in violation of its policies or applicable law, for which it may be ultimately held responsible and its exposure for violating these laws increases as its international presence expands and as it increases sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in New Wag!’s stock price, or overall adverse consequences to Wag!’s business, all of which may have an adverse effect on Wag!’s reputation, business, financial condition, and operating results.
Taxing authorities may successfully assert that Wag! has not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on Wag! and any such assessments, obligations, or inaccuracies could adversely affect Wag!’s business, financial condition, and operating results.
The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like Wag!’s is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to Wag!’s business.
In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect Wag!’s financial condition, and operating results. For instance, if Wag! or Pet Caregivers try to pass along increased additional taxes and raise fees or prices to pet parents, booking volume may decline.
Wag! is subject to indirect taxes, such as payroll, sales, use, value-added, and goods and services taxes and it has, and may in the future, face various indirect tax audits in various U.S. jurisdictions. Wag! believes that it remits indirect taxes in all relevant jurisdictions in which it generates taxable sales, based on its understanding of the applicable laws in those jurisdictions. However, tax authorities may raise questions about, or challenge or disagree with, Wag!’s calculation, reporting, or collection of taxes and may require Wag! to collect taxes in jurisdictions in which Wag! does not currently do so or to remit additional taxes and interest and could impose associated penalties and fees. Further, even where Wag! is collecting taxes and remitting them to the appropriate authorities, it may fail to accurately calculate, collect, report, and remit such taxes. A successful assertion by one or more tax authorities requiring Wag! to collect taxes in jurisdictions in which it does not currently do so or to collect additional taxes in a jurisdiction in which it currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage Pet Parents and Pet Caregivers from utilizing its offerings, or could otherwise harm its business, financial condition, and operating results. Wag! is currently subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. Wag! is also subject to routine IRS audits, including those regarding 1099 Statements. As of December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on Wag!’s financial position, results of operations, or cash flows. For more information, see the section entitled, “Information About Wag! — Legal Proceedings”.
As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in Wag!’s financial statements and any such difference may adversely affect Wag!’s operating results in future periods in which Wag! changes its estimate of tax obligations or in which the ultimate tax outcome is determined.
Wag! may have exposure to greater than anticipated tax liabilities.
Wag! is subject to income taxes in the United States. Wag!’s effective tax rate could be materially adversely affected by changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, changes in tax laws, tax treaties, and regulations or the interpretation of them, certain non-deductible expenses, and the valuation of deferred tax assets. Increases in Wag!’s effective tax rate would reduce profitability or increase losses.
Many of the underlying laws, rules and regulations imposing taxes and other obligations were established before the growth of the Internet and ecommerce. Taxing authorities in various jurisdictions are currently reviewing the appropriate treatment of companies engaged in Internet commerce and may make changes to existing tax or other laws that could result in additional taxes relating to Wag!’s activities, and/or impose obligations on us to collect such taxes. New tax laws or regulations could be enacted at any time, which could adversely affect Wag!’s business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified or applied adversely to Wag!.
Wag! has been subject to examination and may be subject to examination in the future, by federal, state, and local tax authorities on income, employment, sales, and other tax matters. While Wag! regularly assesses the likelihood of adverse outcomes from such examinations and the adequacy of Wag!’s provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on Wag!’s business, financial condition, and operating results. Certain risks relating to employment taxes and sales taxes are described in more detail under “If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.” If Pet Caregivers are reclassified as employees under federal or state law, Wag!’s business would be materially adversely affected. Taxing authorities may successfully assert that Wag! has not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on Wag! and any such assessments, obligations, or inaccuracies could adversely affect its business, financial condition, and operating results.
Wag!’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, Wag! had U.S. federal and state net operating loss carryforwards (“NOLs”) of approximately $200 million and $171 million, respectively. The federal NOLs generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal NOLs generated in taxable years beginning after December 31, 2017 do not expire but may only offset 80% of taxable income in periods of future utilization. The state NOLs will begin to expire in 2038 and will continue to expire through 2041. It is possible that Wag! will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and certain other tax attributes to offset its post-change taxable income may be limited. In general, an “ownership change” will occur if there is a cumulative change in Wag!’s ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Wag! has, in the past, experienced ownership changes, and if it experiences one or more ownership changes as a result of the proposed Business Combination or future transactions in Wag!’s stock, Wag!’s ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of this offering.
NOLs arising in taxable years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. As Wag! maintains a full valuation allowance against Wag!’s U.S. NOLs, these changes will not impact Wag!’s balance sheet as of December 31, 2021 or results of operations.
Under the legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), net operating losses incurred in taxable years that began after December 31, 2017 may offset 100% of current year taxable income in 2018, 2019, and 2020 taxable years and limited to 80% for tax years after December 31, 2020. There is also a risk that Wag!’s existing net operating losses or tax credits could expire or otherwise be unavailable to offset future income tax liabilities, either as the result of regulatory changes issued, possibly with retroactive effect, by various jurisdictions seeking to raise revenue to help counter the fiscal impact of the

COVID-19 pandemic, or for other unforeseen reasons. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California and other states may enact suspensions as well.
Risks Related to Our Indebtedness
New Wag! will enter into a definitive financing agreement with Blue Torch Capital LP (“Blue Torch”) for a $30 million senior secured Credit Facility. The Credit Facility will be secured by substantially all assets of New Wag! and its subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to certain exceptions. Additionally, the definitive documentation for the Credit Facility will state that, if there is an occurrence of an uncured event of default, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, and securities in the Credit Parties and their subsidiaries could be rendered worthless.
New Wag! will enter into a definitive financing agreement with Blue Torch Capital LP (“Blue Torch”) for a $30 million senior secured Credit Facility in connection with the closing of the Business Combination. The Credit Facility will be secured by substantially all assets of New Wag! and its subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to customary exceptions. Additionally, the definitive documentation for the Credit Facility will state that, if the Credit Parties default on their payment or performance obligations in respect of the Credit Facility, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, which would materially harm the Credit Parties’ business, financial condition and results of operations. The pledge of these assets and other restrictions contained in the definitive financing documentation for the Credit Facility may also limit the Credit Parties’ flexibility in raising capital for other purposes. Because substantially all of the Credit Parties’ assets will be pledged to secure the Credit Facility, the Credit Parties’ ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on the Credit Parties’ financial flexibility. See the section entitled “The Business Combination Agreement — Additional Agreements — Financing” located elsewhere in this proxy statement/prospectus for more information about the Credit Facility.
Our debt obligations could materially and adversely affect our business, financial condition, results of operations, and prospects.
We have incurred in the past, and may incur in the future, debt to finance our operations, capital investments, and business acquisitions and to restructure our capital structure.
Our debt obligations could materially and adversely impact us. For example, these obligations could:
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require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, research and development, or R&D, expenditures and other business activities;

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result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross-default and/or cross-acceleration provisions;

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limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D and other general corporate requirements;

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restrict our ability to incur specified indebtedness, create or incur certain liens and enter into sale-leaseback financing transactions;

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increase our vulnerability to adverse economic and industry conditions; and

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increase our exposure to interest rate risk from variable rate indebtedness.

Our financing agreement with Blue Torch will contain covenants, including requirements to maintain certain levels of minimum revenue and minimum liquidity, restrictions on restricted payments and other customary debt covenants. A breach of the covenants can result in an event of default under the Credit Facility and as such allow Blue Torch to pursue certain remedies. In addition, the Credit Facility will include cross-default or cross-acceleration provisions that could result in the Credit Facility being accelerated and/or terminated if an event of default or acceleration of maturity occurs under any of our other indebtedness. For more information about these and other financing arrangements, see “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Our ability to comply with these provisions may be affected by events beyond our control, and if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants and other performance obligations contained in the Credit Facility, we may lose the ability to borrow under all of our debt facilities, which could materially and adversely affect our business.
Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. We cannot assure you that we will be able to generate sufficient cash flow or obtain external financing on terms acceptable to us or at all.
Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. This ability, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt payment obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:
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limitations imposed on us under existing and future debt facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;

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a decline in liquidity in the credit markets, including due to the COVID-19 pandemic;

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volatility in our business;

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prevailing interest rates;

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the financial strength of the lenders from whom we borrow;

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the decision of lenders from whom we borrow to reduce their exposure to our industry due to global economic conditions, or a change in such lenders’ strategic plan, future lines of business, the COVID-19 pandemic, or otherwise;

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the amount of eligible collateral pledged on debt facilities, which may be less than the borrowing capacity of these facilities;

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more stringent financial covenants in such refinanced facilities, which we may not be able to achieve; and

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accounting changes that impact calculations of covenants in our debt facilities.

If the refinancing or borrowing guidelines become more stringent and such changes result in increased costs to comply or decreased loan production volume, such changes could materially and adversely affect our business.
Risks Related to Privacy and Technology
Wag! has been subject to cybersecurity attacks in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt Wag!’s operations, harm its brand, and adversely affect its reputation, business, financial condition, and operating results.
Wag!’s business involves the collection, storage, processing, and transmission of personal information and other sensitive and proprietary data of Pet Parents and Pet Caregivers. Additionally, Wag! maintains sensitive and proprietary information relating to Wag!’s business, such as Wag!’s own proprietary information, other confidential information, and personal information relating to individuals such as Wag!’s employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Given the nature of the information Wag! uses and stores, third parties may seek to gain unauthorized access to such information, and thus the secure maintenance of this information is critical to Wag!’s business and reputation. In addition, these incidents can originate on Wag!’s vendors’ websites, which can then be leveraged to access Wag!’s website, further preventing Wag!’s ability to successfully identify and mitigate the attack.
Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against Wag!, even if it takes all reasonable precautions, including to the extent required by law, Wag! may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures and may face delays in Wag!’s detection or remediation of, or other responses to, security breaches and other privacy-, data protection- and security-related incidents. Additionally, because Wag! may also share information with third-party service providers to conduct its business, if any of its business partners or service providers with whom Wag! shares information fail to implement adequate data-security practices or fail to comply with Wag!’s terms and policies or otherwise suffer a network or other security breach, Wag!’s users’ information may be improperly accessed, used or disclosed. Such breaches experienced by other companies may also be leveraged against Wag!. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Wag! has previously experienced incidents of fraud on its platform that it believes involved credential stuffing attacks and which it was unable to preemptively detect or prevent. In addition, hardware, software, or applications Wag! develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security, or users on Wag!’s platform could have vulnerabilities on their own devices that are unrelated to Wag!’s systems and platform but could mistakenly be attributed to Wag!. See “Risk Factors — Risks Related to Privacy and Technology — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.”
Although Wag! has developed reasonable systems and processes that are designed to protect data of Pet Parents and Pet Caregivers that use its platform, protect its systems and the proprietary, sensitive and confidential information it maintains, prevent data loss, and prevent security breaches and security incidents, Wag!’s security measures have not fully protected against such matters in the past. For example, we have been subject to phishing, credential stuffing or distributed denial-of-service attacks, and therefore Wag! cannot guarantee that no such or other attacks will occur in the future or that they will not be successful. Accordingly, Wag! may experience data security breaches, cyberattacks, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) or other data security incidents. Further, the IT and infrastructure used in Wag!’s business may be vulnerable to cyberattacks or security breaches or to damages from computer viruses, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, unauthorized access, including impersonation of unauthorized users, efforts to discover and exploit any security vulnerabilities or securities weaknesses, and other similar disruptions, which may permit third parties to access data, including personal information and other sensitive data of Pet Parents and Pet Caregivers, Wag!’s employees’ personal information, or Wag!’s other sensitive, confidential or proprietary data that it maintains or that otherwise is accessible through those systems. For more information see “Risk Factors — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.” Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data also could result in an actual or perceived privacy, data protection, or security breach or other security incident. In addition, outside parties may attempt to fraudulently induce employees, service providers, users or customers to disclose sensitive information in order to gain access to Wag!’s data or the data or accounts of Wag!’s users or other parties. Although Wag! has policies restricting access to the information it stores, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy or data protection, or any actual or perceived security breach or other incident that impacts Wag!’s platform or systems, other IT and infrastructure used in Wag!’s business, or data maintained or processed in Wag!’s business, could interrupt Wag!’s operations, result in Wag!’s platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm Wag!’s reputation, brand and competitive position, damage Wag!’s relationships with third-party partners, or result in claims, litigation, regulatory investigations and proceedings, increased credit card processing fees and other costs, and significant legal, regulatory and financial exposure, including, but not limited to, ongoing monitoring by regulators and any such incidents or any perception that Wag!’s security measures are inadequate could lead to loss of Pet Parents’ and Pet Caregivers’ confidence in, or decreased use of, Wag!’s platform, any of which could adversely affect Wag!’s business, financial condition, and operating results. Any actual or perceived breach of privacy, data protection or security, or other security incident, impacting any entities with which Wag! shares or discloses data (including, for example, Wag!’s third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security, privacy or data protection breaches, and other incidents directed at, or suffered by, Wag!’s competitors could reduce confidence in Wag!’s industry and, as a result, reduce confidence in Wag!. Wag! also expects to incur significant costs in an effort to detect and prevent privacy, data protection and security breaches, and other privacy-, data protection- and security-related incidents and it may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy, data protection, or security breach or other incident occurs.
While Wag! maintains cyber insurance that may help provide coverage for these types of incidents, it cannot assure you that Wag!’s insurance will be adequate to cover all of its costs and liabilities related to any incidents, that insurance will continue to be available to Wag! on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Wag! that exceed available insurance coverage or the occurrence of changes in Wag!’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect Wag!’s business, reputation, results of operations, and financial condition.
Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.
Wag! receives, transmits, and stores a large volume of regulated, personally identifiable information relating to users on its platform, as well as personally identifiable information relating to other individuals such as its employees. Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, disposal, and protection of certain types of data, including, but not limited to the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act and its accompanying regulations (collectively the “CCPA”). These laws, rules, and regulations regulating the personal information received, transmitted, and stored by Wag! evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement and may be inconsistent from one jurisdiction to another.
The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide new disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the unauthorized access to, or exfiltration, theft, or disclosure of personal information. This private right of action is expected to increase the likelihood of and risks associated with data breach litigation. The CCPA has not been subject to significant litigation and judicial interpretation and it remains unclear how various provisions of the CCPA will be interpreted and enforced. Subsequently, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”). The CPRA, which will take effect in most material respects on January 1, 2023, further expands the CCPA with additional data privacy compliance requirements, including by expanding consumers’ rights with respect to certain sensitive personal information, that may impact Wag!’s business and establishes a regulatory agency dedicated to enforcing those requirements, potentially resulting in further uncertainty and requiring Wag! to incur additional costs and expenses, and potentially changing business practices, in an effort to comply.
The CPRA and the CCPA have led to other states passing similar laws. On March 2, 2021, Virginia passed the Virginia Consumer Data Protection Act, which goes into effect January 1, 2023, and on July 8, 2021, Colorado passed the Colorado Privacy Act, which goes into effect July 1, 2023. Both of the statutes in Virginia and Colorado were modeled after and are very similar to the CCPA and CPRA. These laws may lead other states or even the U.S. Congress to pass comparable legislation. The effects of the CPRA, the CCPA and other similar state or federal laws, are significant and may require Wag! to modify its data processing practices and policies and incur substantial compliance-related costs and expenses that are likely to increase over time. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts and may require Wag! to divert resources from other initiatives and projects to address these evolving compliance and operational requirements. The CCPA, CPRA, the Virginia and Colorado privacy laws and other laws or regulations relating to privacy, data protection, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing Wag!’s platform, require significant changes to Wag!’s operations, or even prevent Wag! from providing its platform in jurisdictions in which Wag! currently operates and in which it may operate in the future, all of which may have a material and adverse impact on Wag!’s business, financial condition and results of operations.
Additionally, Wag! has incurred and may continue to incur, significant expenses in an effort to comply with privacy, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. Publication of Wag!’s privacy statement and other policies regarding privacy, data protection, and data security may subject Wag! to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of Wag!’s practices. In general, negative publicity of Wag! regarding actual or perceived violations of its end users’ privacy-related rights, including fines and enforcement actions against it or other similarly placed businesses, also may impair users’ trust in Wag!’s privacy practices and make them reluctant to give their consent to share their data with Wag!. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time, which may legally or contractually apply to Wag!, or it may elect to comply with such standards. These various privacy, data protection, and data security legal obligations that apply to Wag! may evolve in a manner that relates to Wag!’s practices or the features of Wag!’s mobile applications or website and Wag! may need to take additional measures to comply with the new and evolving legal obligations, including but not limited to training efforts for Wag!’s employees, contractors, and third-party partners. Such efforts may not be successful or may have other negative consequences. In particular, with laws and regulations such as the CCPA and industry standards imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, Wag! may face challenges in addressing their requirements and making necessary changes to Wag!’s policies and practices and may incur significant costs and expenses in an effort to do so.
Wag! also is bound by contractual obligations related to privacy, data protection, and data security and Wag!’s efforts to comply with such obligations may not be successful or may have other negative consequences. With regard to Wag!’s commercial arrangements, Wag! and its counterparties, including business partners and external service providers, might be subject to contractual obligations regarding the processing of personal data. While Wag! believes its and its counterparties’ conduct under these agreements is in material compliance with all applicable laws, regulations, standards, certifications and orders relating to data privacy or security, Wag! or its counterparties may fail, or be alleged to have failed, to be in full compliance. In the event that Wag!’s acts or omissions result in alleged or actual failure to comply with applicable laws, regulations, standards, certifications and orders relating to data privacy or security, Wag! may incur liability. While Wag! endeavors to include indemnification provisions or other protections in such agreements to mitigate liability and losses stemming from its counterparties’ acts or omissions, Wag! may not always be able to negotiate for such protections and, even where it can, there is no guarantee that its counterparties will honor such provisions or that such protections will cover the full scope of Wag!’s liabilities and losses.
Despite Wag!’s efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that Wag!’s interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Wag!’s failure, or the failure by Wag!’s third-party providers, Pet Parents, or Pet Caregivers on Wag!’s platform, or consequences associated with Wag!’s efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of data relating to Pet Caregivers, Pet Parents, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage Wag!’s reputation, discourage new and existing Pet Caregivers and Pet Parents from using Wag!’s platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect Wag!’s business, financial condition, and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm Wag!’s reputation and brand which could materially adversely affect its business, financial condition, and operating results.
The success of Wag!’s platform relies on Wag!’s algorithms and other proprietary technology and any failure to operate and improve Wag!’s algorithms or to develop other innovative proprietary technology effectively could materially adversely affect Wag!’s business, financial condition, and operating results.
Wag! uses proprietary algorithms in an effort to maximize user satisfaction and retention, as well as to optimize return on marketing expenses. Any failure to successfully operate or improve Wag!’s algorithms or to develop other innovative proprietary technology could materially adversely affect Wag!’s ability to maintain and expand its business. Operation failures could lead to fewer bookings, which could in turn lead to less or lower quality data, which could affect Wag!’s ability to improve its algorithms and maintain, market and scale its platform effectively. Additionally, there is increased governmental interest in regulating technology companies. Any failure, or perceived failure, or negative consequences associated with Wag!’s efforts to comply with any present or future laws or regulations in this area could subject Wag! to claims, actions, and other legal and regulatory proceedings, fines or other penalties, and other enforcement actions and result in damage to Wag!’s reputation and adversely affect Wag!’s business, financial condition, and operating results.
Any error, bug, vulnerability, or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.
Wag!’s success depends on Pet Parents and Pet Caregivers being able to access Wag!’s platform at any time. Wag!’s systems, or those of third parties upon which Wag! relies, may experience service interruptions or degradation or other performance problems because of hardware and software defects, malfunctions or inappropriate maintenance, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Wag!’s systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by Wag!’s own employees. In such an event, Wag! may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend itself in legal proceedings and compensate customers or end users. Further, some of Wag!’s systems are not fully redundant and Wag!’s disaster recovery planning may not be sufficient for all eventualities. Wag!’s business interruption insurance may not be sufficient to cover all of Wag!’s losses that may result from interruptions in Wag!’s service as a result of systems failures and similar events.
Wag!’s platform incorporates highly technical and complex technologies. Such technologies and software may now or in the future contain undetected errors, bugs, or vulnerabilities, some of which may only be discovered after the code has been released. Any error, bug or vulnerability in Wag!’s products or services, systems or control failure, cybersecurity incidents, data security breach or attack on or compromise of Wag!’s security or the security of its business partners could result in the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, users’ or Wag!’s employees’ data and could result in governmental or regulatory action, including resulting in fines or penalties, litigation, and financial and legal exposure, which could seriously harm Wag!’s reputation, brand and business, and impair its ability to attract and retain users, customers and advertisers. See “Risk Factors — Risks Related to Privacy and Technology — Wag! has been subject to cybersecurity attacks in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt Wag!’s operations, harm its brand, and adversely affect its reputation, business, financial condition, and operating results.”
Wag! has experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of Wag!’s platform. Minor interruptions can result in new user acquisition losses that are never recovered. Affected users could seek monetary recourse from Wag! for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for Wag! to address. Further, in some instances, Wag! may not be able to identify the cause or causes of these performance problems within an acceptable period of time. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of Wag!’s platform could adversely affect its business, brand, and reputation and could result in fewer Pet Parents and Pet Caregivers using Wag!’s platform.
Wag! primarily relies on Amazon Web Services to deliver its services to users on its platform and any disruption of or interference with its use of Amazon Web Services could adversely affect its business, financial condition, and operating results.
Wag! relies in part upon the stable performance of our servers, networks, IT infrastructure and data processing systems for provision of our products and services. For example, Wag! currently relies on Amazon Web Services (“AWS”) to host its platform and support its operations. Wag! does not have control over the operations of the facilities of AWS that it uses. The facilities of AWS are vulnerable to damage or interruption from internal and external factors, including natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. Wag!’s platform’s continuing and uninterrupted performance is critical to its success. Wag! has experienced, and expects that in the future it will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect Wag!’s ability to meet the requirements of users on its platform. Since Wag!’s platform’s continuing and uninterrupted performance is critical to its success, sustained or repeated system failures would reduce the attractiveness of its platform. It may become increasingly difficult or expensive to maintain and improve Wag!’s performance, especially during peak usage times, as it expands the usage of its platform. Any negative publicity arising from these disruptions could harm Wag!’s reputation and brand and may adversely affect the usage of its platform. Any of the above circumstances or events may harm Wag!’s reputation and brand, reduce the availability or usage of its platform, lead to a significant short-term loss of revenue, increase its costs, and impair its ability to attract new users, any of which could adversely affect its business, financial condition, and operating results.
Wag! relies on third-party payment service providers to process payments made by Pet Parents and payments made to Pet Caregivers on its platform. If these third-party payment service providers become unavailable or Wag! is subject to increased fees, its business, operating results, and financial condition could be materially adversely affected.
Wag! relies on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link Wag! to payment card and bank clearing networks to process payments made by Wag!’s Pet Parents and payments made to Pet Caregivers through Wag!’s platform. Wag! also relies on these third-party providers to address Wag!’s compliance with various laws, including money transmission regulations. Wag! has agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to Wag! on acceptable terms, Wag! is unable to integrate with a provider in a timely manner, or regulators take action against Wag!, Wag!’s business may be disrupted. In such case, Wag! would need to find an alternate payment service provider and it may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If Wag! needs to migrate to alternative or integrate additional third-party payment service providers for any reason, the transition or addition would require significant time and management resources and may not be as effective, efficient, or well-received by Wag!’s Pet Caregivers and Pet Parents or adequately address regulatory requirements. Any of the foregoing risks related to third-party payment service providers, including compliance with money transmission rules in any jurisdiction in which Wag! operates, could cause Wag! to incur significant losses and, in certain cases, require Wag! to make payments to Pet Caregivers out of its funds, which could materially adversely affect its business, operating results, and financial condition.
In addition, the software and services provided by Wag!’s third-party payment service providers may fail to meet Wag!’s expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause Wag! to lose its ability to accept online payments or other payment transactions or facilitate timely payments to Pet Caregivers on Wag!’s platform, which could make Wag!’s platform less convenient and desirable to its users and adversely affect Wag!’s ability to attract and retain Pet Caregivers and Pet Parents. For more information, see “Risk Factors — Risks Related to Privacy and Technology — Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.”
If Wag! fails to invest adequate resources into the payment processing infrastructure on Wag!’s platform, or if Wag!’s investment efforts are unsuccessful or unreliable, Wag!’s payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, Wag!’s ability to expand its payments activities into additional countries is dependent upon the third-party providers Wag! uses to support these activities. As Wag! expands the availability of its platform to additional geographies or offer new payment methods to its Pet Caregivers and Pet Parents in the future, it may become subject to additional regulations and compliance requirements and exposed to heightened fraud risk, which could lead to an increase in its operating expenses.
For certain payment methods, including credit and debit cards, Wag! pays interchange and other fees and such fees result in significant costs. Payment card network costs have increased and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Wag!’s payment card processors have the right to pass any increases in interchange fees and assessments on to Wag!. Credit card transactions result in higher fees to Wag! than transactions made through debit cards. Wag! also faces a risk of increased transaction fees and other fines and penalties, if Wag! or its service providers fail to comply with payment card industry security standards. Any material increase in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase Wag!’s operating costs and materially adversely affect Wag!’s business, operating results, and financial condition.
Wag! relies on third parties to provide some of the software or features for its platform and depends on the interoperability of its platform across third-party applications and services. If such third parties were to interfere with the distribution of Wag!’s platform or with its use of such software, its business would be materially adversely affected.
Wag! relies upon certain third parties to provide software or features for its platform. If the third parties Wag! relies upon cease to provide access to the third-party software that Wag!, Pet Parents, and Pet Caregivers use, cease providing access to such software on terms that Wag! believes to be attractive or reasonable, or stop providing Wag! with the most current version of such software, Wag! may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect Wag!’s business. For example, Wag! relies on Google

Maps and Apple Maps for maps and location data for functionality on Wag!’s platform and Wag! integrates applications, content, and data from third parties to deliver its platform and services.
Third-party applications, products, and services are constantly evolving and Wag! may not be able to maintain or modify its platform to ensure its compatibility with third-party offerings following development changes. If Wag! loses such compatibility, experience difficulties, or increased costs in integrating Wag!’s offerings into alternative devices or systems, or manufacturers or operating systems elect not to include Wag!’s offerings, make changes that degrade the functionality of Wag!’s offerings, or give preferential treatment to competitive products, the growth of Wag!’s community and its business, results of operations, and financial condition could be materially adversely affected.
Wag! relies on mobile operating systems and application marketplaces to make its applications available to Pet Parents and Pet Caregivers and if Wag! does not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, its usage or brand recognition could decline and its business, financial results, and operating results could be materially adversely affected.
Wag! largely depends on mobile operating systems, such as Android and iOS and their respective application marketplaces to make Wag!’s applications available to Pet Parents and Pet Caregivers that use Wag!’s platform on mobile devices. Any changes in such systems or application marketplaces that degrade the functionality of Wag!’s applications or give preferential treatment to Wag!’s competitors’ applications could adversely affect Wag!’s platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit Wag! from making its applications available to Pet Parents and Pet Caregivers, make changes that degrade the functionality of Wag!’s applications, increase the cost to users or to Wag! of using such mobile operating systems or application marketplaces or Wag!’s applications, impose terms of use unsatisfactory to Wag!, or modify their search or ratings algorithms in ways that are detrimental to Wag!, or if Wag!’s competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of Wag!’s applications, Wag!’s user growth could slow, pause, or decline. Wag!’s applications have experienced fluctuations in the past and it anticipates similar fluctuations in the future. Any of the foregoing risks could adversely affect Wag!’s business, financial condition, and operating results.
As new mobile devices and mobile platforms, as well as entirely new technology platforms are developed and released, there is no guarantee that certain devices will support Wag!’s platform or effectively roll out updates to its applications. Additionally, in order to deliver high-quality applications, Wag! needs to ensure that its platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards, which can require cooperation from participants in the mobile device industry. Wag! may not be successful in developing or maintaining relationships with key participants in the mobile device industry that enhance users’ experience. If Pet Parents or Pet Caregivers that use Wag!’s platform encounter any difficulty accessing or using Wag!’s applications on their mobile devices or if Wag! is unable to adapt to changes in popular mobile operating systems, Wag! expects that its user growth and user engagement would be materially adversely affected.
Wag!’s platform may contain third-party open source software components, the use of which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code; any such failure to comply with the terms of the underlying open source software licenses could restrict Wag!’s ability to provide its platform.
Though Wag! generally avoids “open source” software, Wag!’s platform may contain software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, Wag! cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise Wag!’s platform. Many of the risks associated with the use of open source software cannot be eliminated, and could, if not properly addressed, negatively affect Wag!’s business. To the extent that Wag!’s systems depend upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of Wag!’s systems or applications, delay the introduction of new solutions, result in a failure of its systems, products or services, and injure Wag!’s reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks and make Wag!’s systems more vulnerable to data breaches. Wag! has processes in place to help alleviate these risks, but it cannot be sure that all open source software is identified or submitted for approval prior to use in its solutions, products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect Wag!’s ownership of proprietary intellectual property, the security of its systems, products and services, or its business, results of operations, and financial condition.
Some open source licenses contain unfavorable requirements that may, depending on how the licensed software is used or modified, require that Wag! makes available source code for modifications or derivative works it creates based upon the licensed open source software, authorizes further modification and redistribution of that source code, makes its software available at little or no cost, or grants other licenses to Wag!’s intellectual property. This could enable Wag!’s competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of Wag!’s competitive advantages. Alternatively, to avoid the release of the affected portions of Wag!’s source code, Wag! could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of its software or cease use or distribution of some or all of its software until it can adequately address the concerns.
Wag! also releases certain of its proprietary software modules to the public under open source licenses. Although Wag! has certain policies and procedures in place to monitor its use of open source software that are designed to avoid subjecting its platform to conditions it does not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Wag!’s ability to provide or distribute its platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, Wag! could be subject to lawsuits by parties claiming ownership of what Wag! believes to be open source software. If Wag! is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its platform on terms that are not economically feasible, to re-engineer its platform, to discontinue or delay the provision of its platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition, and operating results.
Risks Related to Wag!’s Intellectual Property
Failure to adequately protect Wag!’s intellectual property could adversely affect Wag!’s business, financial condition, and operating results.
Wag!’s business depends on its intellectual property and proprietary technology, the protection of which is crucial to the success of its business. Wag! relies on a combination of trademark, copyright, and trade secret laws, license agreements, intellectual property assignment agreements, and confidentiality procedures to protect its intellectual property. Additionally, Wag! relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that it believes is best protected by means that do not require public disclosure. Wag! generally attempts to protect its intellectual property, technology, and confidential information by requiring its employees and consultants who develop intellectual property on its behalf to enter into confidentiality and invention assignment agreements and third parties Wag! shares information with to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of Wag!’s confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Wag!’s confidential information or technology, or infringement of its intellectual property. For example, Wag! may fail to enter into the necessary agreements, and even if entered into, these agreements may be willfully breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of Wag!’s proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, Wag!’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that Wag!’s employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for Wag!, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Wag!’s intellectual property rights and other proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect Wag!’s competitive business position.
Despite Wag!’s efforts to protect its proprietary rights, other parties may unintentionally or willfully disclose, obtain or use its technologies or systems, which may allow unauthorized parties to copy aspects of Wag!’s platform or other software, technology, and functionality or obtain and use information that Wag! considers proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain Wag!’s intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from Wag!’s website or mobile applications, cybersecurity attacks, and legal or other methods of protecting this data may be inadequate. Monitoring unauthorized use and disclosures of Wag!’s intellectual property, proprietary technology, or confidential information can be difficult and expensive and Wag! cannot be sure that the steps it has taken will prevent misappropriation or infringement of its intellectual property or proprietary rights.
As of March 2022, Wag! held 5 registered U.S. trademarks. In addition, Wag! has registered domain names for websites that it uses in its business, such as www.wagwalking.com and other variations. The inclusion of the website address in this proxy statement/prospectus does not include or incorporate by reference the information on Wag! or New Wag!’s website into this proxy statement/prospectus.
Competitors have and may continue to adopt service names similar to Wag!’s, thereby harming Wag!’s ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to Wag!’s trademarks. See “Risk Factors — Risks Related to Wag!’s Intellectual Property — Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.” Further, litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce Wag!’s intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation initiated by Wag! concerning the violation by third parties of its intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, its intellectual property, or could otherwise have negative consequences for Wag!. Even when Wag! sues other parties for such infringement, that suit may have adverse consequences for Wag!’s business. In addition, Wag! may not timely or successfully apply for a patent or register its trademarks or otherwise secure its intellectual property, which could result in negative effects to Wag!’s market share, financial condition and results of operations. Wag!’s efforts to protect, maintain, or enforce its proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged. and could result in substantial costs and diversion of resources, which could adversely affect its business, financial condition, and operating results.
Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business, and financial condition.
Wag! faces potential liability and expense for claims relating to the information that it publishes on its website and mobile applications, including claims for trademark and copyright infringement, defamation, libel and negligence, among others. Wag!’s platform also relies upon content that is created and posted by Pet Caregivers, Pet Parents, or other third parties. Claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against Wag!, in addition to Wag!’s Pet Caregivers and Pet Parents. While Wag! relies on a variety of statutory and common-law frameworks and defenses, including those provided by the Digital Millennium Copyright Act (“DMCA”), the Communications Decency Act (“CDA”), and the fair-use doctrine in the United States, differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which Wag! operates may affect Wag!’s ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by Pet Caregivers and Pet Parents or otherwise contributed by third-parties to Wag!’s platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes, such as a potential repeal of CDA Section 230, that increase potential liability for information or content available on Wag!’s platform. Failure to identify and prevent illegal or inappropriate content from being uploaded to Wag!’s platform, or an inability to rely on legal defenses available under applicable law to operators of platforms such as Wag!’s, may subject it to negative publicity, private enforcement or liability, such as payment of damages, limiting the dissemination of content, and suspension or removal of its platform from app distribution channels.
In addition, Wag! has been and may become subject to claims and litigation alleging infringement of third-party intellectual property which, if resolved adversely to Wag!, could subject it to significant liability for damages, impose temporary or permanent injunctions against Wag!’s business operations, or invalidate or render unenforceable its intellectual property. See “Risk Factors — Risks Related to Wag!’s Intellectual Property — Failure to adequately protect Wag!’s intellectual property could adversely affect Wag!’s business, financial condition, and operating results; Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation”. In connection with any such claims or litigation, Wag! may decide to settle such lawsuits and disputes on terms that are unfavorable to it or if any litigation to which Wag! is a party is resolved adversely to Wag!, it may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require Wag! to cease some or all of our operations or pay substantial amounts to the other party. In addition, Wag! may have to seek a license to continue practices found to be in violation of a third party’s rights, which license may not be available on reasonable terms, or at all, and may significantly increase Wag!’s operating costs and expenses.
The results of any such claims, lawsuits, arbitration proceedings, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against Wag!, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to Wag!’s reputation, require significant management attention, and divert significant resources. Determining reserves for Wag!’s pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect Wag!’s business, financial condition, and operating results. These proceedings could also result in harm to Wag!’s reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in Wag!’s business practices. Any of these consequences could adversely affect Wag!’s business, financial condition, and operating results. Further, under certain circumstances, Wag! has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of Wag!’s business and commercial partners and current and former directors and officers.
Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.
Wag! operates in an industry with frequent intellectual property litigation. Other parties have asserted and in the future may assert, that Wag! has infringed their intellectual property rights. For example, Wag! is presently involved in a lawsuit in the Northern District of California in which a third-party trademark owner is alleging, amongst other claims, that Wag!’s “WAG!” trademark infringes the third party’s trademarks and that its use breaches the terms of a 2016 settlement agreement entered into between Wag! and the third party. The third-party trademark owner is seeking cancellation of certain of Wag!’s registered trademarks as well as damages (including punitive and/or treble damages), attorneys’ fees and a preliminary injunction prohibiting use of Wag!’s logos and other branding materials which, if successful, may result in material liability and may force Wag! to take costly remediation actions, such as redesigning aspects of Wag!’s brand or even carrying out complete and costly rebranding. In any event, any such litigation may be time-consuming and expensive to resolve and may divert management’s time and attention from Wag!’s business. Furthermore, Wag! could be required to pay substantial damages.
Wag! cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect its business, financial condition, and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in Wag!’s favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require Wag! to pay damages, potentially including treble damages and attorneys’ fees if Wag! is found to have willfully infringed a party’s patent, trademark, or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign Wag!’s offerings, and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to Wag!, or at all. In any event, Wag! may need to license intellectual property which would require Wag! to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in Wag!’s favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect Wag!’s business, reputation, financial condition, and operating results.
Wag! may be unable to continue to use the domain names that it uses in its business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of its brand, trademarks, or service marks.
Wag! has registered domain names that it uses in, or are related to, its business, most importantly www.wagwalking.com. If Wag! loses the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, Wag! may be forced to market its offerings under a new domain name, which could cause Wag! substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. Wag! may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, Wag!’s competitors and others could attempt to capitalize on Wag!’s brand recognition by using domain names similar to Wag!’s domain names. Wag! may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of Wag!’s brand or its trademarks or service marks. Protecting, maintaining, and enforcing Wag!’s rights in its domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect Wag!’s business, financial condition, and operating results.
Risk Related to Wag!’s Operations
Wag! depends on its highly skilled employees to grow and operate its business and if Wag! is unable to hire, retain, manage, and motivate its employees, or if its new employees do not perform as anticipated, Wag! may not be able to grow effectively and its business, financial condition, and operating results could be materially adversely affected.
Wag!’s future success will depend in part on the continued service of its senior management team, key technical employees, and other highly skilled employees. Wag! may not be able to retain the services of any of its employees or other members of senior management in the future. Also, Wag!’s employees, including its senior management team, work for Wag! on an at-will basis and there is no assurance that any such employee will remain with Wag!.
Wag!’s competitors may be successful in recruiting and hiring members of Wag!’s management team or other key employees and it may be difficult for Wag! to find suitable replacements on a timely basis, on competitive terms, or at all. If Wag! is unable to attract and retain the necessary employees, particularly in critical areas of its business, Wag! may not achieve its strategic goals. In addition, from time to time, there may be changes in Wag!’s senior management team that may be disruptive to its business. If Wag!’s senior management team fails to work together effectively and to execute its plans and strategies, Wag!’s business, financial condition, and operating results could be materially adversely affected.
Wag! faces intense competition for highly skilled employees. For example, competition for engineering talent is particularly intense and engineering support is particularly important for Wag!’s business. To attract and retain top talent, Wag! has offered, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Wag!’s equity awards declines, it may adversely affect Wag!’s ability to attract and retain highly qualified employees. On the other hand, Wag!’s employees may receive significant proceeds from sales of Wag!’s equity which may reduce their motivation to continue to work for Wag!. Wag! may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees and Wag! may never realize returns on these investments. If Wag! is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity, and engagement could suffer, which could adversely affect business, financial conditions, and operating results.
Wag!’s company culture has contributed to its success and if Wag! cannot maintain and evolve its culture as it grows, its business could be materially adversely affected.
Wag! believes that its company culture has been critical to its success. Wag! faces many challenges that may affect its ability to sustain its corporate culture, including:
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failure to identify, attract, reward, and retain people in leadership positions in its organization who share and further its culture, values, and mission;

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the potential growth in size and geographic diversity of Wag!’s workforce;

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competitive pressures to move in directions that may divert Wag! from its mission, vision, and values (including, for example, pressure exerted by large technology companies adopting permanent remote work frameworks);

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the impact on employee morale created by geopolitical events, public stock market volatility, and general public company criticism;

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the continued challenges of a rapidly evolving industry;

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the increasing need to develop expertise in new areas of business that affect Wag!;

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negative perception of Wag!’s treatment of employees, Pet Parents, Pet Caregivers, or Wag!’s response to employee sentiment related to political or social causes or actions of management; and

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the integration of new personnel and businesses from acquisitions.

If Wag! is not able to maintain and evolve its culture, its business, financial condition, and operating results could be materially adversely affected.
Wag!’s support function is critical to the success of its platform and any failure to provide high-quality service could affect Wag!’s ability to retain its existing Pet Caregivers and Pet Parents and attract new ones.
Wag!’s ability to provide high-quality support to its community of Pet Caregivers and Pet Parents is important for the growth of its business and any failure to maintain such standards of support, or any perception that Wag! does not provide high-quality service, could affect Wag!’s ability to retain and attract Pet Caregivers and Pet Parents. Meeting the support expectations of Wag!’s Pet Caregivers and Pet Parents requires significant time and resources from Wag!’s support team and significant investment in staffing, technology (including automation and machine learning to improve efficiency), infrastructure, policies, and support tools. The failure to develop the appropriate technology, infrastructure, policies and support tools, or to manage or properly train Wag!’s support team, could compromise Wag!’s ability to resolve questions and complaints quickly and effectively. Any changes in Wag!’s workforce composition or number of employees, including as a result of the COVID-19 pandemic, has in the past led to, and may in the future lead to, backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce its ability to effectively retain Pet Caregivers and Pet Parents.
The majority of Wag!’s user contact volume typically is serviced by a limited number of third-party service providers. Wag! relies on its internal team and these third parties to provide timely and appropriate responses to the inquiries of Pet Caregivers and Pet Parents that come to Wag! via telephone, email, social media, and chat. Reliance on these third parties requires that Wag! provides proper guidance and training for its employees, maintains proper controls and procedures for interacting with its community, and ensures acceptable levels of quality and user satisfaction are achieved. Failure to appropriately allocate functions to these third-party service providers or to maintain suitable training, controls, and procedures could materially adversely impact Wag!’s business.

Wag! provides support to Pet Caregivers and Pet Parents and helps to mediate disputes between Pet Caregivers and Pet Parents. Wag! relies on information provided by Pet Caregivers and Pet Parents and is at times limited in its ability to provide adequate support or help Pet Caregivers and Pet Parents resolve disputes due to Wag!’s lack of information or control. To the extent that Pet Caregivers and Pet Parents are not satisfied with the quality or timeliness of Wag!’s support or third-party support, Wag! may not be able to retain Pet Caregivers or Pet Parents and Wag!’s reputation as well its business, operating results, and financial condition could be materially adversely affected.
When a Pet Caregiver or Pet Parent has a poor experience on Wag!’s platform, Wag! may issue refunds or coupons for future bookings, or other customer service gestures of monetary value. These refunds and coupons are generally treated as a reduction to revenue. A robust support effort is costly and Wag! expects such costs to continue to rise in the future as Wag! grows its business and implements new product offerings. Wag! has historically seen a significant number of support inquiries from Pet Caregivers and Pet Parents. Wag!’s efforts to reduce the number of support requests may not be effective and Wag! could incur increased costs without corresponding revenue, which would materially adversely affect its business, operating results, and financial condition.
Wag! relies on a third-party background check provider and a third-party identification provider to screen potential Pet Caregivers and if such providers fail to provide accurate information or Wag! does not maintain business relationships with them, Wag!’s business, financial condition, and operating results could be materially adversely affected.
Wag! relies on a single third-party background check provider to provide or confirm the criminal and other records of potential Pet Caregivers to help identify those that are not eligible to use Wag!’s platform pursuant to Wag!’s internal standards and applicable law. Wag!’s business may be materially adversely affected to the extent such providers do not meet their contractual obligations, Wag!’s expectations, or the requirements of applicable laws or regulations. If Wag!’s third-party background check provider terminates its relationship with Wag! or refuses to renew its agreement with Wag! on commercially reasonable terms, Wag! may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. If Wag! cannot find an alternate provider on terms acceptable to it, Wag! may not be able to timely onboard potential Pet Caregivers and as a result, Wag!’s platform may be less attractive to potential Pet Caregivers and it may have difficulty finding enough Pet Caregivers to meet Pet Parent demand. Further, if the background checks or identity verification checks conducted by Wag!’s third-party provider or the third-party databases they check are, or are perceived to be, inaccurate, insufficiently inclusive of relevant records, or otherwise inadequate or below expectations, Pet Caregivers who otherwise would be barred from using Wag!’s platform may be approved to offer services via Wag!’s platform and some Pet Caregivers may be inadvertently excluded from Wag!’s platform. As a result of inaccurate or incomplete background or verification checks, Wag! may be unable to adequately provide a safe environment for pets and Pet Parents and Wag!’s reputation and brand could be materially adversely affected and Wag! could be subject to increased regulatory or litigation exposure. In addition, Wag! does not generally run additional background checks on Pet Caregivers after they have been approved to use its platform. If a Pet Caregiver engages in criminal activity after the third-party background check has been conducted, Wag! may not be informed of such criminal activity and this Pet Caregiver may be permitted to continue offering services through Wag!’s platform. If Wag! chooses to engage in more frequent background checks in the future, Wag! may experience a decrease in Pet Caregiver retention, which may adversely impact its platform. Wag! is also subject to a number of laws and regulations applicable to background and identity verification checks for potential and existing Pet Caregivers that use Wag!’s platform. If Wag! or its third-party background check provider or identity verification provider fail to comply with applicable laws and regulations in the handling of background or identity verification checks or the use of background check or identity verification information, Wag!’s reputation, business, financial condition, and operating results could be materially adversely affected and Wag! could face legal action, including class, collective, or other representative actions.
Any negative publicity related to any of Wag!’s third-party background check providers or third-party identity verification provider, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect Wag!’s reputation and brand and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect Wag!’s business, financial condition, and operating results.
Wag! relies primarily on third-party insurance policies to insure its operations-related risks. If Wag!’s insurance coverage is insufficient for the needs of its business or its insurance providers are unable to meet their obligations, Wag! may not be able to mitigate the risks facing its business, which could adversely affect its business, financial condition, and operating results.
Wag! procures third-party insurance policies to cover various operations-related risks including general liability, auto liability, excess liability, employment practices liability, workers’ compensation, property, cybersecurity and technology errors and omissions, fiduciary liability, and directors’ and officers’ liability. For certain types of operations-related risks or future risks related to Wag!’s new and evolving services, Wag! may not be able to, or may choose not to, acquire insurance. In addition, Wag! may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to its new and evolving services and Wag! may have to pay high premiums, self-insured retentions, or deductibles for the coverage it does obtain. Additionally, if any of Wag!’s insurance providers become insolvent, such a provider would be unable to pay any operations-related claims that Wag! makes. Further, some of Wag!’s agreements with merchants require that Wag! procure certain types of insurance and if Wag! is unable to obtain and maintain such insurance, Wag! would be in violation of the terms of these merchant agreements.
If the amount of one or more operations-related claims were to exceed Wag!’s applicable aggregate coverage limits, Wag! would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, or otherwise paid by Wag!’s insurance subsidiary. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, Wag!’s insurance and claims expense could increase, or Wag! may decide to raise its deductibles or self-insured retentions when its policies are renewed or replaced. Wag!’s business, financial condition, and operating results could be materially adversely affected if: (1) the cost per claim, premiums, or the number of claims significantly exceeds Wag!’s historical experience or coverage limits; (2) Wag! experiences a claim in excess of its coverage limits; (3) Wag!’s insurance providers fail to pay on Wag!’s insurance claims; (4) Wag! experiences a claim for which coverage is not provided; or (5) the number of claims under Wag!’s deductibles or self-insured retentions differs from historical averages.
Wag! may have insufficient or no coverage for certain events, including reclassification of Pet Caregivers under applicable law and certain business interruption losses, such as those resulting from the COVID-19 pandemic. Additionally, certain policies may not be available to Wag! and the policies Wag! has and obtains in the future may be insufficient to cover all of its business exposure.
Wag! relies on its general liability insurance policy to provide coverage to Wag! for claims and losses. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, or difficulty securing coverage.
Wag! may face difficulties as it expands its operations into new local markets and international markets in which it has limited or no prior operating experience.
Wag!’s capacity for continued growth depends in part on its ability to expand its operations into, and compete effectively in, new local and international markets. It may be difficult for Wag! to accurately predict Pet Parent preferences and purchasing habits in these new markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect Wag!’s ability to operate, the pool of Pet Caregivers that are available and Wag!’s costs associated with insurance, support, fraud and onboarding new Pet Caregivers. In addition, each market is subject to distinct competitive and operational dynamics. These include Wag!’s ability to offer more attractive services than alternative options, to provide effective user support and to efficiently attract and retain Pet Parents and Pet Caregivers, all of which affect Wag!’s sales, operating results, and key business metrics. As a result, Wag! may experience fluctuations in its operating results due to changing dynamics in the local and international markets where Wag! operates. If Wag! invests substantial time and resources to expand its operations and is unable to manage these risks effectively, Wag!’s business, financial condition, and operating results could be materially adversely affected.

The failure to successfully execute and integrate acquisitions could materially adversely affect Wag!’s business, operating results, and financial condition.
As part of Wag!’s business strategy, it will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement Wag!’s business. For example, Wag! acquired Compare Pet Insurance for $3.75 million in cash and a total of 639,000 units of common stock in August 2021.
Acquisitions involve numerous risks, any of which could harm Wag!’s business and negatively affect Wag!’s financial condition and operating results, including:
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intense competition for suitable acquisition targets, which could increase prices and adversely affect Wag!’s ability to consummate deals on favorable or acceptable terms;

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failure to close or material delay in closing a transaction;

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transaction-related lawsuits or claims;

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difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;

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difficulties in retaining key employees or business partners of an acquired company;

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difficulties in retaining merchants, consumers, and service providers, as applicable, of an acquired company;

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challenges with integrating the brand identity of an acquired company with Wag!’s own;

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diversion of financial and management resources from existing operations or alternative acquisition opportunities;

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failure to realize the anticipated benefits or synergies of a transaction;

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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;

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risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

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risks that regulatory bodies do not approve Wag!’s acquisitions or business combinations or delay such approvals;

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theft of Wag!’s trade secrets or confidential information that it shares with potential acquisition candidates;

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risk that an acquired company or investment in new services cannibalizes a portion of Wag!’s existing business; and

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adverse market reaction to an acquisition.

If Wag! fails to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if Wag! fails to successfully integrate such acquisitions or investments, its business, financial condition, and operating results could be materially adversely affected.
Wag! may require additional capital to support business growth and this capital might not be available on acceptable terms, or at all.
To support Wag!’s growing business and to effectively compete, Wag! must have sufficient capital to continue to make significant investments in its platform. Wag! intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance its existing platform, improve its operating infrastructure, or acquire complementary businesses and technologies. Although Wag! currently anticipates that its existing cash, cash equivalents, and marketable securities and cash flow from operations will be sufficient to meet its working capital and capital expenditure needs for at least the next 12 months, Wag! may require additional financing. Accordingly, Wag! may need to engage in equity or debt financings to secure additional funds. If Wag! raises additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, its existing stockholders could suffer significant dilution and any new securities Wag! issues could have rights, preferences, and privileges superior to those of current equity investors. If Wag! raises additional funds through the incurrence of indebtedness, then it may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on its ability to incur additional debt and other operating restrictions that could adversely impact its ability to conduct its business. Any additional future indebtedness Wag! may incur may result in terms that could be unfavorable to its equity investors.
Wag! evaluates financing opportunities from time to time and its ability to obtain financing will depend, among other things, on its development efforts, business plans, and operating performance and the condition of the capital markets at the time it seeks financing. Wag! may not be able to obtain additional financing on terms favorable to it, if at all. If Wag! is unable to obtain adequate financing or financing on terms satisfactory to Wag! when it requires it, Wag!’s ability to continue to support its business growth and to respond to business challenges could be impaired and its business, financial condition, and operating results may be materially adversely affected.
Wag!’s application for the Paycheck Protection Program Loan could in the future be determined to have been impermissible or could result in damage to Wag!’s reputation.
In August 2020, Wag! received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program, or the PPP Loan. The PPP Loan is subject to the terms and conditions of the Paycheck Protection Program, which was established under the CARES Act and is administered by the U.S. Small Business Administration, or the SBA. The application for these funds required Wag! to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of Wag!. This certification further required Wag! to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Following this analysis, Wag! believed that it satisfied all eligibility criteria for the PPP Loans and that its receipt of the PPP Loans was consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.
In accordance with the requirements of the PPP, Wag! used the PPP Loan to cover certain qualified expenses. The PPP Loan contains customary events of default, including, among others, those relating to breaches of obligations under the PPP Loan (including a failure to make payments), any bankruptcy or similar proceedings, and certain material effects on Wag!’s ability to repay the PPP Loan. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. No payments of principal or interest are due until the conclusion of the deferral period, which ends in November 2021. Under the terms of the PPP loans, all or a portion of the principal could be forgiven if the loan proceeds were used for qualifying expenses, adjusted for any headcount reduction, as described in the CARES Act.
In August 2021, Wag! applied for forgiveness of $3.5 million of the PPP Loan. Subsequently, in September 2021, the SBA approved Wag!’s loan forgiveness application in the amount of $3.5 million. The remaining loan balance of $1.7 million is being paid starting in November 2021 in monthly principal installments of $38,000 through the loan’s maturity date of August 2025.
If, despite Wag!’s good-faith belief that given its circumstances it satisfied all eligible requirements for the PPP Loan, Wag! is later determined to have violated any applicable laws or regulations that may apply to it in connection with the PPP Loans or it is otherwise determined that Wag! was ineligible to receive the PPP Loan, Wag! may be required to repay the PPP Loan in its entirety or be subject to additional penalties, which could also result in adverse publicity and damage to Wag!’s reputation. Additionally, the proposed Business Combination may subject Wag! to additional scrutiny for its decision to receive the PPP Loan. Should Wag! be audited or reviewed by federal or state regulatory authorities, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. Any of these events could have a material adverse effect on Wag!’s business, results of operations, and financial condition.

Risks Related to Wag!’s Financial Reporting and Disclosure
Wag! tracks certain operational metrics with internal systems and tools and does not independently verify such metrics. Certain of Wag!’s operational metrics are subject to inherent challenges in measurement and any real or perceived inaccuracies in such metrics may adversely affect Wag!’s business and reputation.
Wag! tracks certain operational and business metrics with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which Wag! relies. Wag!’s internal systems and tools have a number of limitations and Wag!’s methodologies for tracking these metrics may change over time, which could result in unexpected changes to Wag!’s metrics, including the metrics it publicly discloses. If the internal systems and tools Wag! uses to track these metrics undercount or over count performance or contain algorithmic or other technical errors, the data Wag! reports may not be accurate. While these numbers are based on what Wag! believes to be reasonable estimates of its metrics for the applicable period of measurement, there are inherent challenges in measuring how Wag!’s platform is used across large populations. For example, the accuracy of Wag!’s operating metrics could be impacted by fraudulent users of Wag!’s platform and further, Wag! believes that there are consumers who have multiple accounts, even though this is prohibited in Wag!’s Terms of Service and Wag! implements measures to detect and prevent this behavior. In addition, limitations or errors with respect to how Wag! measures data or with respect to the data that Wag! measures may affect Wag!’s understanding of certain details of its business, which could affect Wag!’s long-term strategies. If Wag!’s operating metrics are not accurate representations of its business, if investors do not perceive Wag!’s operating metrics to be accurate, or if Wag! discovers material inaccuracies with respect to these figures, Wag! expects that its business, reputation, financial condition, and operating results would be materially adversely affected.
Certain estimates and information contained in this proxy statement/prospectus are based on information from third-party sources and Wag! does not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data and any real or perceived inaccuracies in such estimates and information may harm Wag!’s reputation and adversely affect its business.
Certain estimates and information contained in this proxy statement/prospectus, including general expectations concerning Wag!’s industry and the market in which Wag! operates, category share, market opportunity, and market size, are based to some extent on information provided by third-party providers. This information depends on a number of assumptions and limitations and although Wag! believes the information from such third-party sources is reliable, Wag! has not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if Wag! discovers material inaccuracies with respect to such data or methodologies, Wag!’s reputation, financial condition, and operating results could be materially adversely affected.
Risks Related to Ownership of New Wag! Common Stock and this Business Combination
New Wag! will be an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make New Wag!’s common stock less attractive to investors.
CHW currently is, and following the Business Combination, New Wag! will be, an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, New Wag! may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:
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not being required to have independent registered public accounting firm audit New Wag!’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in New Wag!’s periodic reports and annual report on Form 10-K; and

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exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. New Wag!’s status as an emerging growth company will end as soon as any of the following takes place:
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the last day of the fiscal year in which New Wag! has at least $1.07 billion in annual revenue;

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the date New Wag! qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

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the date on which New Wag! has issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

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the last day of the fiscal year ending after the fifth anniversary of the CHW IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Wag! may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.
New Wag! cannot predict if investors will find New Wag!’s common stock less attractive if it chooses to rely on any of the exemptions afforded emerging growth companies. If some investors find New Wag!’s common stock less attractive because New Wag! relies on any of these exemptions, there may be a less active trading market for New Wag!’s common stock and the market price of New Wag!’s common stock may be more volatile and may decline.
Wag! had previously identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of New Wag!’s consolidated financial statements or cause New Wag! to fail to meet our periodic reporting obligations.
As a public company, Wag! will be required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and make a formal assessment of the effectiveness of Wag!’s internal controls over financial reporting.
In previous periods, we had identified material weaknesses and we cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid control deficiencies that could lead to material weaknesses in our internal control over financial reporting in the future. Our current controls, and any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, deficiencies in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.
Wag! has not performed a formal evaluation of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor has it engaged an independent registered public accounting firm to perform an audit of its internal control over financial reporting as of any balance sheet date or for any period reported in its financial statements. Once New Wag! is no longer an “emerging growth company”, New Wag!’s independent registered public accounting firm will first be required to attest to the effectiveness of New Wag!’s internal control over financial reporting for its Annual Report on Form 10-K for the first year New Wag! is no longer an “emerging growth company” or a “smaller reporting company”. New Wag! will be required to evaluate and disclose changes made in its internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject New Wag! to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Wag! has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

If New Wag! fails to maintain an effective system of disclosure controls and internal control over financial reporting, New Wag!’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in New Wag! and, as a result, the market price of New Wag! common stock.
As a public company, New Wag! will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that New Wag! maintain effective disclosure controls and procedures and internal control over financial reporting. Wag! continues to develop and refine its disclosure controls and other procedures that are designed to ensure that information New Wag! is required to disclose in the reports that New Wag! will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to New Wag!’s management, including New Wag!’s principal executive and financial officers.
Wag! must continue to improve its internal control over financial reporting. New Wag! will be required to make a formal assessment of the effectiveness of its internal control over financial reporting and once New Wag! ceases to be an emerging growth company, New Wag! will be required to include an attestation report on internal control over financial reporting issued by New Wag!’s independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, New Wag! will be engaging in a process to document and evaluate New Wag!’s internal control over financial reporting, which is both costly and challenging. In this regard, New Wag! will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of New Wag!’s internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that New Wag! will not be able to conclude, within the prescribed time period or at all, that New Wag!’s internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, New Wag!’s testing, or the subsequent testing by New Wag!’s independent registered public accounting firm, may reveal additional deficiencies in New Wag!’s internal control over financial reporting that are deemed to be material weaknesses.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of New Wag!’s financial statements and reports, which would likely adversely affect the market price of New Wag!’s common stock. In addition, New Wag! could be subject to sanctions or investigations by the stock exchange on which New Wag!’s common stock is listed, the SEC and other regulatory authorities.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of CHW’s securities prior to the Closing may decline. The market values of New Wag!’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which CHW’s shareholders vote on the Business Combination Proposal and the other proposals presented to them.
Following the Business Combination, fluctuations in the price of New Wag!’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Wag!’s Capital Stock. Accordingly, the valuation CHW has ascribed to Wag! in the Business Combination may not be indicative of the price that will be implied in the trading market for New Wag!’s securities following the Business Combination. If an active market for New Wag!’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Wag!’s control. Any of the factors listed below could have a material adverse effect on your investment in New Wag!’s securities and New Wag!’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of Wag! Capital Stock you owned into New Wag!’s securities as a result of the Business Combination. In such circumstances, the trading price of New Wag!’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Wag!’s securities may include:
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the impact of the ongoing COVID-19 pandemic on New Wag!’s business;

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general economic and political conditions;

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actual or anticipated changes or fluctuations in New Wag!’s operating results, changes in the market’s expectations about New Wag!’s operating results; or failure to meet the expectation of securities analysts or investors in a particular period;

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announcements by New Wag! or its competitors of new technology, features, or services;

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competitors’ performance;

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developments or disputes concerning New Wag!’s intellectual property or other proprietary rights;

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actual or perceived data security breaches or other data security incidents;

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announced or completed acquisitions of businesses by New Wag! or its competitors;

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actual or anticipated fluctuations in New Wag!’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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any actual or anticipated changes in the financial projections New Wag! may provide to the public or New Wag!’s failure to meet those projections

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any major change in the New Wag! Board or management;

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changes in laws and regulations affecting New Wag!’s business actual or anticipated developments in New Wag!’s business, its competitors’ businesses, or the competitive landscape generally and any related market speculation;

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litigation involving New Wag!, its industry or both;

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governmental or regulatory actions or audits;

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regulatory or legal developments in the United States;

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announcement or expectation of additional financing efforts;

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changes in accounting standards, policies, guidelines, interpretations, or principles;

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New Wag!’s ability to meet compliance requirements;

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the public’s reaction to New Wag!’s press releases, other public announcements, and filings with the SEC;

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operating and share price performance of other companies that investors deem comparable to New Wag!;

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price and volume fluctuations in the overall stock market from time to time;

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changes in operating performance and stock market trading volumes and trading prices of other technology companies generally, or those in the pet care industry in particular;

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changes in financial estimates and recommendations by securities analysts concerning New Wag! or the pet care industry in general;

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changes in New Wag!’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Wag!’s common stock available for public sale;

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sales of shares of New Wag!’s common stock by New Wag! or its stockholders;

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expiration of market stand-off or lock-up agreements;

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sales of substantial amounts of shares of New Wag!’s common stock by New Wag!’s directors, executive officers, or significant stockholders or the perception that such sales could occur;

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failure of securities analysts to maintain coverage of New Wag!; and

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the other risk factors under “Risk Factors”.

Broad market and industry factors may materially harm the market price of New Wag!’s securities irrespective of New Wag!’s operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of New Wag!’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Wag! could depress New Wag!’s share price regardless of New Wag!’s business, prospects, financial conditions, or results of operations. A decline in the market price of New Wag!’s securities also could adversely affect New Wag!’s ability to issue additional securities and New Wag!’s ability to obtain additional financing in the future.
Insiders will continue to have substantial influence over New Wag! after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.
Upon the Closing, New Wag!’s executive officers, directors, and their affiliates will beneficially own approximately 50.2% of New Wag!’s common stock outstanding, assuming maximum redemptions, representing 50.2% of the vote.
As a result, these stockholders, if they act together, will be able to influence New Wag!’s management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of New Wag!’s organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of New Wag! or changes in its management. Further, this control will make the approval of certain transactions difficult or impossible without the support of these stockholders and their votes and might affect the market price of New Wag!’s common stock.
The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that: (1) none of the public shareholders exercise their redemption rights; (2) CHW does not issue any additional equity securities prior to the Business Combination, other than the issuance of up to 500,000 shares of New Wag! common stock to the PIPE and Backstop Investor and that no other event occurs that would change the merger consideration from what it would have been as of the date of the initial signing of the Business Combination Agreement; and (3) there are no future exercises of the CHW Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.
If securities or industry analysts either do not publish research about New Wag! or publish inaccurate or unfavorable research about New Wag!, New Wag!’s business or New Wag!’s market, or if they adversely change their recommendations regarding New Wag!’s common stock, the trading price or trading volume of New Wag!’s common stock could decline.
The trading market for New Wag!’s common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, New Wag!’s business, New Wag!’s market, or New Wag!’s competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade New Wag!’s Common Stock, provide a more favorable recommendation about New Wag!’s competitors or publish inaccurate or unfavorable research about New Wag!’s business, New Wag!’s Common Stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of New Wag!, or fail to publish reports on New Wag! regularly, New Wag! could lose visibility in the financial markets and demand for New Wag!’s securities could decrease, which in turn could cause the price and trading volume of New Wag!’s common stock to decline.
A significant portion of New Wag!’s total outstanding shares is restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of New Wag!’s common stock to decline significantly, even if New Wag!’s business is doing well.
The market price of New Wag!’s common stock could decline as a result of sales of a large number of shares of New Wag!’s common stock in the market after the Closing, or the perception that these sales could

occur. Following the Closing, based on the number of shares of Wag!’s Capital Stock outstanding as of            , 2022, New Wag! will have a total of        shares of New Wag!’s common stock outstanding. At any time after the expiration of a lock-up to which such shares are subject, certain stockholders will be entitled, under New Wag!’s Amended and Restated Registration Rights Agreement, to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act, including requesting New Wag! file a registration statement to register the offer and sale of their shares. Pursuant to the Amended and Restated Registration Rights Agreement, certain stockholders can demand up to three underwritten offerings; provided, that New Wag! is not obligated to effect an underwritten offering within ninety (90) days after the closing of another underwritten offering. Furthermore, certain stockholders can demand up to four block trades or other coordinated offerings in any 12-month period and they will be entitled to customary piggyback registration rights.
In addition, New Wag! intends to file a registration statement to register shares reserved for future issuance under New Wag!’s equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options, restricted stock unit awards, and warrants or the vesting of other equity awards granted under such plans will be available for immediate resale in the public market.
Sales of New Wag!’s common stock as restrictions end or pursuant to registration rights may make it more difficult for New Wag! to sell equity securities in the future at a time and at a price that New Wag! deems appropriate. These sales also could cause the trading price of New Wag!’s common stock to fall and make it more difficult for you to sell shares of New Wag!’s common stock at a time and price that you deem appropriate.
Because there are no current plans to pay cash dividends on the New Wag! common stock for the foreseeable future, you may not receive any return on investment unless you sell your New Wag! common stock at a price greater than what you paid for it.
New Wag! intends to retain future earnings, if any, for future operations, expansion, and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Wag! common stock will be at the sole discretion of the New Wag! Board. The New Wag! Board may take into account general and economic conditions, New Wag!’s financial condition and results of operations, New Wag!’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New Wag! to its stockholders or by its subsidiaries to it, and such other factors as the New Wag! Board may deem relevant. As a result, you may not receive any return on an investment in New Wag! common stock unless you sell your New Wag! common stock for a price greater than that which you paid for it.
New Wag! stockholders may experience dilution in the future.
The percentage of shares of New Wag! common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that New Wag! may grant to its directors, officers, and employees, exercise of the New Wag! warrants or meeting the conditions under the Earnout Shares and the Management Earnout Shares. In connection with the Business Combination, New Wag! will grant to the lender of the Credit Facility a certain amount of warrants to acquire New Wag! common stock. Such issuances may have a dilutive effect on New Wag!’s earnings per share, which could adversely affect the market price of New Wag! common stock.
The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit New Wag!’s stockholders’ ability to obtain a chosen judicial forum for disputes with New Wag! or its directors, officers, employees or stockholders.
The Proposed Charter will require, to the fullest extent permitted by law, that derivative actions brought in New Wag!’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of New Wag!’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. In addition, the Proposed Charter and amended and restated bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New Wag! intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Wag! or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Wag! may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.
Additionally, it is uncertain whether this choice of forum provision is enforceable. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In light of this uncertainty, investors bringing a claim may face certain additional risks, including increased costs and uncertainty of litigation outcomes
Anti-takeover provisions in the Proposed Organizational Documents could delay or prevent a change of control.
Certain provisions of the Proposed Charter and the Proposed Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Wag!’s stockholders.
These provisions provide for, among other things:
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the ability of New Wag!’s board of directors to issue one or more series of preferred stock;

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a classified board;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Wag!’s annual meetings;

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certain limitations on convening special stockholder meetings;

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limiting the persons who may call special meetings of stockholders;

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limiting the ability of stockholders to act by written consent; and

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New Wag!’s board of directors have the express authority to make, alter or repeal New Wag!’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult or frustrate or prevent a third party from acquiring New Wag!, even if the third party’s offer may be considered beneficial by many of New Wag!’s stockholders. Additionally, the provisions may frustrate or prevent any attempts by New Wag! stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of New Wag!’s board of directors, which is responsible for appointing the members of its management. As a result, New Wag!’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Wag! to take other corporate actions you desire. See “Description of New Wag!’s Securities.”
Claims for indemnification by New Wag!’s directors and officers may reduce New Wag!’s available funds to satisfy successful third-party claims against New Wag! and may reduce the amount of money available to New Wag!.
The Proposed Organizational Documents will provide that New Wag! will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:
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New Wag! will indemnify its directors and officers for serving New Wag! in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

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New Wag! may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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New Wag! will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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New Wag! will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against New Wag! or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

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the rights conferred in the amended and restated bylaws are not exclusive, and New Wag! is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

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New Wag! may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Risks Related to Being a Public Company
Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.
Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.
Following the Closing, New Wag! will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition, and operating results.
Following the Closing, New Wag! will face increased legal, accounting, administrative, and other costs and expenses as a public company that Wag! does not incur as a private company and these expenses may increase even more after New Wag! is no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the

SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Wag! to carry out activities Wag! has not done previously. For example, New Wag! will create new board committees, enter into new insurance policies, and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or New Wag!’s independent registered public accounting firm identifies material weaknesses in the internal control over financial reporting), New Wag! could incur additional costs rectifying those issues, the existence of those issues could adversely affect New Wag!’s reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with New Wag!’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Wag! Board or as executive officers. In addition, as a public company, New Wag! may be subject to stockholder activism, which can lead to substantial costs, distract management, and impact the manner in which New Wag! operates New Wag!’s business in ways New Wag! does not currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, New Wag!’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, New Wag!’s business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in New Wag!’s favor, these claims and the time and resources necessary to resolve them, could divert the resources of New Wag!’s management and adversely affect New Wag!’s business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require New Wag! to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
The requirements of being a public company may strain our resources, divert management’s attention and affect its ability to attract and retain qualified board members.
After the completion of the Business Combination, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition or results of operations.
In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.
As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.
The Company may be subject to securities litigation, which is expensive and could divert management attention.
Following the Business Combination, the per share price of the common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.
Because the Company will become a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties.
Because the Company will become a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Company’s common stock, and, accordingly, the Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although CHW performed a due diligence review and investigation of Wag! in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Company because CHW’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.
In addition, because the Company will not become a publicly traded company by means of an traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Company than they might otherwise be if the Company became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with the Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Company’s common stock could have an adverse effect on the Company’s ability to develop a liquid market for the Company’s common stock.
Risks Related to our Structure and Governance
Upon completion of the Business Combination, the rights of holders of New Wag!’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of CHW’s ordinary shares arising under Cayman Islands law.
Upon completion of the Business Combination, the rights of holders of New Wag!’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of New Wag!’s common stock could differ from the rights that holders of CHW ordinary shares currently possess. For instance, while class action lawsuits are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New Wag! becomes involved in costly litigation, which could have a material adverse effect on New Wag!
For a more detailed description of the rights of holders of New Wag!’s common stock under the DGCL and how they may differ from the rights of holders of CHW ordinary shares under Cayman Islands law, please see the section entitled “The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”

Risks Related to the Business Combination and CHW
Our Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Sponsor has agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of New Wag! common stock) held by it and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in the CHW Founders Stock Letter. No consideration was provided to the Sponsor in exchange for its agreeing to vote in favor of the Business Combination.
As of the date of this proxy statement/prospectus, the Sponsor owns approximately 15% of the issued and outstanding ordinary shares.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement conditions closing of the Business Combination to a number of conditions, including approval of the Business Combination Agreement by Wag! stockholders, approval of the proposals required to effect the Business Combination by CHW shareholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Wag! common stock to be issued to Wag! stockholders for listing on Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement), and the performance by both parties of their covenants and agreements (subject to the materiality standards set forth in the Business Combination Agreement). These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approvals, or CHW or Wag! may elect to terminate the Business Combination Agreement in certain other circumstances.
Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Wag! is appropriate for CHW’s initial business combination.
The personal and financial interests of CHW’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of New Wag! following the Business Combination.

CHW’s Sponsor owns 2,405,000 ordinary shares, which were initially acquired prior to CHW’s IPO for a purchase price of $0.009 per share, and CHW’s officers have pecuniary interests in such ordinary shares through indirect ownership interests in the Sponsor. Such shares had an aggregate market value of approximately $      based on the last sale price of $      per share on Nasdaq on      , the record date. In addition, the Sponsor purchased an aggregate of 4,238,636 private placement warrants, each exercisable for one ordinary share of CHW at $11.50 per share, for a purchase price of $4,238,636, or $1.00 per warrant. CHW’s Amended and Restated Memorandum and Articles of Association require CHW to complete an initial business combination (which will be the Business Combination should it occur) within 15 months from the closing of the IPO, or December 1, 2022 (the “Combination Period”). If the Business Combination is not completed and CHW is forced to wind up, dissolve and liquidate in accordance with the Amended and Restated Memorandum and Articles of Association, the 2,405,000 ordinary shares currently held by CHW’s Sponsor and independent directors, respectively, and the private placement warrants held by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).
CHW’s Sponsor, directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing of the Business Combination, CHW’s Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CHW’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. On January 18, 2021, CHW issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which CHW may borrow up to an aggregate principal amount of $300,000. As of December 31, 2021, there was no amount outstanding under the Promissory Note. If an initial business combination is not completed prior to December 1, 2022, CHW’s Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.
The exercise of CHW’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in CHW’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, may require CHW to agree to amend the Business Combination Agreement, to consent to certain actions taken by Wag! or to waive rights that CHW is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Wag!’s business, a request by Wag! to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Wag!’s business and would entitle CHW to terminate the Business Combination Agreement. In any of such circumstances, it would be at CHW’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for CHW and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CHW does not believe there will be any changes or waivers that CHW’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, CHW will circulate a new or amended proxy statement/prospectus and resolicit CHW’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if New Wag!’s business is doing well.
Sales of a substantial number of shares of the common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock. While the Sponsor has agreed, and will continue to be subject, to certain restrictions regarding the transfer of the common stock, these shares may be sold after the expiration of the applicable restrictions. New Wag! may file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
If the sale of some or all of the PIPE and Backstop Investment fails to close and sufficient shareholders exercise their Redemption Rights in connection with the Business Combination, CHW may lack sufficient funds to consummate the Business Combination.
In connection with the Business Combination Agreement, CHW entered into the PIPE and Backstop Subscription Agreements with the PIPE and Backstop Investor, which provides for the purchase of an aggregate of up to 500,000 shares of common stock (the “PIPE and Backstop Securities”) following the Domestication and immediately prior to the Closing in a private placement to close concurrently with, and contingent upon, the closing of the Business Combination, for a purchase price of $10.00 per share, or an aggregate of $5 million. The proceeds from the sale of the PIPE and Backstop Securities will be part of the merger consideration. In addition, prior to giving effect to the exercise of any Redemption Rights, the Trust Account has approximately $125,000,000, plus accrued interest since the completion of the CHW IPO. However, if the sale of the PIPE and Backstop Securities does not close by reason of the failure by some or all of the PIPE and Backstop Investor to fund the purchase price for their PIPE and Backstop Securities, for example, and a sufficient number of holders of ordinary shares exercise their redemption rights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE and Backstop Investor’s obligations to purchase the PIPE and Backstop Securities are subject to termination prior to the closing of the sale of the PIPE and Backstop Securities by mutual written consent of CHW, Wag! and the PIPE and Backstop Investor, or if the Business Combination is not consummated on or before November 6, 2022. The PIPE and Backstop Investor’s obligations to purchase the PIPE and Backstop Securities are subject to fulfillment of customary closing conditions, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of the PIPE and Backstop Securities. In the event of any such failure to fund, any termination of such obligation, or if any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of New Wag!. While the PIPE and Backstop Investor represented to us that it has sufficient funds to satisfy its obligations under the PIPE and Backstop Subscription Agreement, we have not obligated the PIPE and Backstop Investor to reserve funds for such obligations. The Business Combination Agreement includes a minimum condition to Wag!’s obligation to consummate the Business Combination that at least $30 million in cash is available to CHW from the PIPE and Backstop Investment and the Credit Facility together with any cash remaining in the Trust Account after giving effect to any exercise of Redemption Rights by CHW’s shareholders and after the payment of transaction expenses.
For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and CHW.”
Subsequent to the completion of the Business Combination, New Wag! may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
CHW cannot assure you that the due diligence CHW has conducted on New Wag! will reveal all material issues that may be present with regard to New Wag!, or that factors outside of CHW’s or New Wag!’s control will not later arise. As a result of unidentified issues or factors outside of CHW’s or New Wag!’s control, New Wag! may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if CHW’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by CHW. Even though these charges may be non-cash items that would not have an immediate impact on New Wag!’s liquidity, the fact that New Wag! reports charges of this nature could contribute to negative market perceptions about New Wag! or its securities. In addition, charges of this nature may cause New Wag! to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.
CHW’s public shareholders will experience dilution due to the issuance to Wag! existing equityholders of securities entitling them to a significant voting stake in New Wag!.
Based upon the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” CHW’s current public shareholders, the PIPE and Backstop Investor and the Sponsor would hold in the aggregate approximately 27.9%, 1.1% and 5.0%, respectively, of the outstanding economic interests in New Wag! (in each case, assuming no redemptions by CHW’s public shareholders), following the consummation of the Business Combination. Assuming 50% redemptions by CHW’s public shareholders and subject to the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, CHW’s non-redeeming public shareholders, the PIPE and Backstop Investor and the Sponsor would hold in the aggregate approximately 17.0%, 1.2%, and 5.8%, respectively, of the outstanding economic interests in New Wag! following the consummation of the Business Combination. Assuming maximum redemptions by CHW’s public shareholders and subject to the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, CHW’s non-redeeming public shareholders, the PIPE and Backstop Investor and the Sponsor would hold in the aggregate approximately 2.2%, 1.4% and 6.8%, respectively, of the outstanding economic interests in New Wag! following the consummation of the Business Combination. Without limiting the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” these ownership percentages do not take into account:
•
any warrants or options to purchase the common stock, including the public warrants and the private placement warrants, that will be outstanding following the Business Combination;

•
any equity awards that may be issued by New Wag!; and

•
the Earnout Shares and the Management Earnout Shares.

If any shares of common stock are redeemed in connection with the Business Combination, the percentage of New Wag!’s outstanding voting stock held by the current holders of CHW will decrease relative to the percentage held if none of the ordinary shares are redeemed. To the extent that any of the outstanding public warrants and private placement warrants are exercised for shares of common stock, CHW’s existing shareholders may experience substantial dilution. The Sponsor’s pro forma economic ownership of New Wag! (assuming exercise of the public warrants and the private placement warrants) is set forth below:
	No Redemptions			50% Redemptions(1)			Maximum Redemptions(2)
	Shares	Ownership	Voting	Shares	Ownership(2)	Voting	Shares	Ownership(3)	Voting
Sponsor(4)	6,623,636	9.9%	9.9%	6,623,636	11.0%	11.0%	6,280,264	11.8%	11.8%

(1)
This presentation assumes maximum redemptions in which the CHW public shareholders redeem all 12,500,000 outstanding shares of CHW’s ordinary shares.

(2)
Percentage calculations assume the exercise and conversion of: (i) 12,500,000 public warrants and (ii) 4,238,636 private placement warrants held by Sponsor. Percentage calculations exclude: (i) the Earnout Shares (defined herein), all of which will be unvested as of the Closing and (ii) shares and awards issuable under the Omnibus Incentive Plan.

(3)
Percentage calculations assume the exercise and conversion of: (i) 6,250,000 public warrants and (ii) 4,238,636 private placement warrants held by Sponsor. Percentage calculations exclude: (i) the Earnout Shares (defined herein), all of which will be unvested as of the Closing and (ii) shares and awards issuable under the Omnibus Incentive Plan.

(4)
Holdings of the Sponsor consists of (i) the shares of common stock held by the Sponsor and (ii) 4,238,636 shares issuable upon exercise of the private placement warrants held by Sponsor, net of the cancellation of 20,000 founder shares held by Sponsor for New Wag! Community Shares under each scenario, and the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario, both in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter.
CHW public shareholders who do not redeem their ordinary shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of New Wag!.
Upon the issuance of New Wag! common stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their ordinary shares will be diluted. The percentage of the New Wag! common stock that will be owned by public shareholders as a group will vary based on the number of ordinary shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding ordinary shares on December 31, 2021, and based on the New Wag! ordinary shares expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE and Backstop Investment, non-redeeming public shareholders, as a group, will own:
•
if there are no redemptions of public shares, 26.3% of New Wag!’s common stock expected to be outstanding immediately after the Business Combination; or

•
if there are 50% redemptions, 15.1% of New Wag!’s common stock expected to be outstanding immediately after the Business Combination; or

•
if there are maximum redemptions, none of New Wag!’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of New Wag! than they now have on the board of directors, management and policies of CHW. For further discussion of the assumptions underlying the no redemptions, 50% redemptions, and maximum redemptions scenarios set forth above, please see “Unaudited Pro Forma Condensed Combined Financial Information.”
The ownership percentage with respect to New Wag! following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:
•
the issuance of up to 12,500,000 shares upon exercise of the public warrants at a price of $11.50 per share;

•
the issuance of up to 4,238,636 shares upon exercise of the private placement warrants held by the Sponsor at a price of $11.50 per share;

•
the issuance of 2,378,375 shares upon exercise of the private placement warrants in connection with the Credit Facility;

•
the issuance of the Earnout Shares and the Management Earnout Shares; and

•
the issuance of shares under the Omnibus Incentive Plan.

•
the issuance of 91,310 shares upon exercise of Wag! Common Warrants

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding ordinary shares of CHW, and based on the common stock expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE and Backstop Investment, non-redeeming public shareholders, as a group, would own:
•
if there are no redemptions of public shares, 37.4% of New Wag!’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are 50% redemptions of the outstanding public shares, 31.1% of New Wag!’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of the outstanding public shares, 23.4% of New Wag!’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

CHW has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that CHW will be unable to continue as a going concern if it does not consummate an initial business combination by December 1, 2022. If CHW is unable to effect an initial business combination by December 1, 2022, CHW will be forced to liquidate and its warrants will expire worthless.
CHW is a blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that CHW will be unable to continue as a going concern if it does not consummate an initial business combination by December 1, 2022. Unless CHW amends its Existing Organizational Documents (which would require the affirmative vote of the holders of 65% of all then outstanding ordinary shares) and certain other agreements into which CHW has entered to expand the life of CHW, if CHW does not complete an initial business combination by December 1, 2022, CHW will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHW’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CHW’s warrants, which will expire and be worthless if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering. CHW’s amended and restated memorandum and articles of association provide that, if it winds up for any other reason prior to the consummation of the initial business combination, CHW will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In such case, based on the amount of funds on deposit in the Trust Account as of the record date, CHW’s public shareholders would receive only approximately $10.00 per public share upon the redemption of their shares and their warrants would expire worthless.
Because the market price of shares of New Wag! Common Stock will fluctuate, Wag!’s stockholders cannot be certain of the value of the merger consideration they will receive until the Closing of the Business Combination.
Upon completion of the Business Combination, each share of Wag! common stock and Wag! preferred stock will be converted into the right to receive shares of New Wag! common stock. The stock component of the merger consideration that Wag! stockholders will receive is a fixed number of shares of New Wag! common stock; it is not a number of shares with a particular fixed market value. The market price of New Wag! common stock at the Effective Time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed or on other dates, including the date on which Wag! stockholders provide written consent to the adoption of the Business Combination Agreement and the transactions contemplated thereby. Stock price changes may result from a variety of factors, including changes in the business, operations, or prospects of CHW, regulatory considerations, and general business, market, industry, or economic conditions. Many of these factors are outside of the control of CHW and Wag!.
CHW has a limited ability to assess the management of Wag!’s business and, as a result, cannot assure you that Wag!’s management has all the skills, qualifications, or abilities to manage a public company.
CHW’s ability to assess Wag!’s management may be limited due to a lack of time, resources, or information. CHW’s assessment of the capabilities of Wag!’s management, therefore, may prove to be incorrect, and Wag! management may lack the skills, qualifications, or abilities that CHW believed Wag! management had. Should Wag!’s management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of New Wag! post-Business Combination may be negatively impacted.

Wag! stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Wag! stockholders currently have the right to vote in the election of the Wag! Board and on other matters requiring stockholder approval under Delaware law and the existing Wag! charter and bylaws. Upon completion of the Business Combination, Wag! stockholders who become New Wag! stockholders will have a percentage ownership of New Wag! that is smaller than such ownership of Wag!. Additionally, one of the expected seven members of the New Wag! Board following the Business Combination will be appointed in consultation with the Sponsor. Based on the number of issued and outstanding CHW ordinary shares, Wag! common stock and Wag! preferred stock immediately prior to the Effective Time, and based on the exchange ratio applicable to the Business Combination (the “Exchange Ratio”), Wag! stockholders, as a group, will receive shares representing approximately 65.4% of the shares of New Wag! common stock, including 2.3% for the Series P Investors, expected to be outstanding immediately after the Business Combination (assuming no redemptions by current CHW public shareholders and excluding the Earnout Shares, any warrants or options to purchase New Wag! common stock that will be outstanding following the Business Combination or any equity awards that may be issued under the proposed New Wag! Incentive Plan following the Business Combination and shares purchased by persons in the PIPE and Backstop Investment). Because of this, current Wag! stockholders, as a group, will have less influence on the board of directors, management, and policies of New Wag! than they now have on the board of directors, management and policies of Wag!.
CHW shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the shares of New Wag! common stock to Wag! stockholders, the percentage ownership of current CHW shareholders will be diluted. Additionally, of the expected seven members of the New Wag! Board after the completion of the Business Combination, one will be appointed by joint agreement between New Wag! and CHW, and if no agreement can be reached, then by New Wag!, and the rest will be current Wag! directors or appointed by current Wag! stockholders. Because of this, current CHW shareholders, as a group, will have less influence on the directors, management, and policies of New Wag! than they now have on the board of directors, management, and policies of CHW.
The market price of shares of New Wag! common stock after the Business Combination may be affected by factors different from those currently affecting the prices of CHW’s ordinary shares.
Upon completion of the Business Combination, holders of shares of Wag! common stock and preferred stock will become holders of shares of New Wag! common stock. Prior to the Business Combination, CHW has had limited operations. Upon completion of the Business Combination, New Wag!’s results of operations will depend upon the performance of New Wag!’s businesses, which are affected by factors that are different from those currently affecting the results of operations of CHW.
There may be risks associated with the use of a third-party platform to facilitate the issuance of New Wag! Community Shares.
At our request and as described in the Business Combination Agreement, the Company is exploring options to implement a distribution of New Wag! Community Shares to members of the pet wellness and welfare community as identified by our officers and directors. If distributed, New Wag! is exploring donating 300,000 shares, of which up to 150,000 shares would go to eligible Pet Caregivers and the remaining shares to other members of the pet wellness and welfare community, such as charities and animal shelters. This issuance of New Wag! Community Shares is expected to be arranged through and administered by one or more third-party program administrators. There may be risks associated with the use of the third-party platform that we cannot foresee, including risks related to the technology and operation of the platform, and the publicity and the use of social media by users of the platform that we cannot control, and potentially increased costs in connection with our annual proxy solicitation. For more information, see The Business Combination — Additional Agreements — Issuance of New Wag! Community Shares.

CHW has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to CHW from a financial point of view.
The CHW Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. CHW is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to CHW from a financial point of view. In analyzing the Business Combination, the CHW Board and CHW’s management conducted due diligence on Wag! and researched the industry in which Wag! operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, CHW’s shareholders will be relying solely on the judgment of the CHW Board in determining the value of the Business Combination, and the CHW Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Agreement — CHW’s Board of Director’s Reasons for the Approval of the Business Combination.”
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the CHW Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.
The CHW Board is seeking approval to adjourn the Special Meeting if at the Special Meeting there are insufficient votes to approve consummation of the Business Combination. If the Adjournment Proposal is not approved, the CHW Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have sufficient time to solicit votes to approve consummation of the Business Combination, which would not be completed.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is for illustrative purposes only and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Wag!’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that CHW and Wag! currently believe are reasonable. The unaudited pro forma condensed combined financial information for New Wag! following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Wag!’s financial condition or results of operations following the Closing. Any potential decline in New Wag!’s financial condition or results of operations may cause significant variations in the stock price of New Wag!.
We cannot assure you that the New Wag! common stock will be approved for listing on Nasdaq or that New Wag! will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing, CHW intends to list the New Wag! common stock and warrants on Nasdaq under the symbols “PET” and “PETW”, respectively. New Wag!’s continued eligibility for listing may depend on the number of CHW ordinary shares that are redeemed. If, after the Business Combination, Nasdaq delists the New Wag! common stock from trading on its exchange for failure to meet the listing standards and New Wag! is not able to list such securities on another national securities exchange, New Wag!

expects such securities could be quoted on an over-the-counter market. If this were to occur, New Wag! and its stockholders could face significant material adverse consequences including:
•
a limited availability of market quotations for New Wag!’s securities;

•
reduced liquidity for New Wag!’s securities;

•
a determination that the New Wag! common stock is a “penny stock”, which will require brokers trading the New Wag! common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Wag! common stock;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

CHW and Wag! will be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the closing or effect of the Business Combination may affect the relationship between CHW and Wag! and their respective suppliers, users, distributors, licensors, and licensees during the pendency of the Business Combination. Any such impact may have an adverse effect on CHW or Wag!, and consequently on New Wag!. These uncertainties may cause parties that deal with CHW or Wag! to seek to change existing business relationships with them and to delay or defer decisions concerning CHW or Wag!. Changes to existing business relationships, including termination or modification, could negatively affect each of CHW’s and Wag!’s revenue, earnings and cash flow, as well as the market price of CHW’s ordinary shares. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in closing of the Business Combination or termination of the Business Combination Agreement.
Additionally, the attention of CHW’s and Wag!’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of CHW and Wag!, as applicable, and matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to CHW and Wag!, as applicable. Further, the Business Combination may give rise to potential liabilities, including as a result of pending and future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses, financial condition, or results of operations of CHW and Wag!.
Third parties may terminate or alter existing contracts or relationships with CHW or Wag!.
CHW and Wag! have contracts with Pet Caregivers and Pet Parents, distributors, affiliates, landlords, licensors, and other business partners that may require CHW or Wag!, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which CHW or Wag! currently have relationships may have the ability to terminate, reduce the scope of, or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with New Wag! following the Business Combination. The pursuit of such rights may result in CHW, Wag!, or New Wag! suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit New Wag!’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Business Combination or the termination of the Business Combination Agreement.
CHW and Wag! will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.
CHW and Wag! have incurred and expect to incur additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related transaction agreements. While both CHW and Wag! have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the business of New Wag! after the completion of the Business Combination.
Termination of the Business Combination Agreement could negatively impact CHW and Wag!.
If the Business Combination is not completed for any reason, including as a result of Wag! stockholders declining to adopt the Business Combination Agreement and related proposals or CHW shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Wag! and CHW may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Wag! and CHW would be subject to a number of risks, including the following:
a.
Wag! or CHW may experience negative reactions from the financial markets, and CHW may experience a negative reaction to its stock price (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

b.
Wag! may experience negative reactions from its users, vendors, and employees;

c.
Wag! and CHW will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

d.
since the Business Combination Agreement restricts the conduct of Wag!’s and CHW’s businesses prior to the completion of the Business Combination, each of Wag! and CHW may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement — Representations, Warranties and Covenants”.

If the Business Combination Agreement is terminated and the Wag! Board seeks another business combination, Wag! stockholders cannot be certain that Wag! will be able to find a party willing to offer equivalent or more attractive consideration than the consideration CHW has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the CHW Board seeks another merger or business combination, CHW shareholders cannot be certain that CHW will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Business Combination Agreement — Termination”.
Wag! directors and officers may have interests in the Business Combination different from the interests of Wag! stockholders.
The executive officers of Wag! negotiated the terms of the Business Combination Agreement with the executive officers of CHW, and the Wag! Board determined that entering into the Business Combination Agreement was in the best interests of Wag! and its stockholders, declared the Business Combination Agreement advisable, and recommended that Wag! stockholders adopt the Business Combination Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Wag! executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Wag! stockholders. The Wag! Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to Wag! stockholders that they vote to approve the Business Combination. See “The Business Combination Agreement — Interests of Wag!’s Directors and Officers in the Business Combination”.
CHW directors and officers may have interests in the Business Combination different from the interests of CHW shareholders.
Executive officers of CHW negotiated the terms of the Business Combination Agreement with their counterparts at Wag!, and the CHW Board determined that entering into the Business Combination Agreement was in the best interests of CHW and its shareholders, declared the Business Combination Agreement advisable, and recommended that CHW shareholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that CHW executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of CHW shareholders. The CHW Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to CHW shareholders that they vote to approve the Business Combination. See “The Business Combination — Interests of CHW’s Directors and Officers in the Business Combination”.
CHW and Wag! may be materially adversely affected by negative publicity related to the proposed Business Combination and in connection with other matters.
From time to time, political and public sentiment in connection with the Business Combination and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting CHW and Wag!. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of CHW’s and Wag!’s respective businesses. Addressing any adverse publicity, governmental scrutiny, or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of CHW and Wag!, on the morale and performance of their employees, and on their relationships with regulators. It may also have an adverse impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on CHW’s and Wag!’s respective businesses, financial condition, and results of operations.
The Business Combination Agreement and Stockholder Support Agreement contains provisions that may discourage other companies from attempting to acquire Wag! for greater merger consideration.
The Business Combination Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Wag! that might result in greater value to Wag! stockholders than the Business Combination with CHW or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Wag! than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Wag! from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by the Wag! Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, and a commitment by certain holders of Wag! Capital Stock to vote in favor of the transactions contemplated by the Business Combination Agreement.
The Business Combination Agreement contains provisions that may discourage CHW from seeking an alternative business combination.
The Business Combination Agreement and Stockholder Support Agreement contains provisions that prohibit CHW, subject to certain exceptions relating to the exercise of fiduciary duties by the CHW Board, from seeking alternative business combinations during the pendency of the Business Combination. Further, if CHW is unable to obtain the requisite approval of its shareholders, either party may terminate the Business Combination Agreement.
During the pendency of the Business Combination, CHW will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement.
During the pendency of the Business Combination, CHW will not be able to enter into a business combination with another party because of non-solicitation provisions in the Business Combination Agreement which prohibit CHW from soliciting other business combinations. If the Business Combination is not completed, these non-solicitation provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions remain in effect.

Because CHW is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
Because CHW is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. CHW is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon CHW’s directors or officers, or enforce judgments obtained in the United States courts against CHW’s directors or officers.
Until the Domestication is effected, CHW’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to CHW under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of CHW’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against CHW judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against CHW predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the CHW Board or controlling shareholders than they would as public shareholders of a United States company.
The Domestication may result in adverse tax consequences for holders of CHW ordinary shares and warrants, including public shareholders exercising Redemption Rights.
U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of CHW ordinary shares may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur prior to the redemption of the public shares, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. holders may become subject to withholding tax on any dividends paid or deemed paid on New Wag! common stock after the Domestication.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal

Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position, and counsel is unable to render a “will” opinion. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Wag! common stock received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares surrendered in exchange therefor. In the case of a transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. holders will be subject to Section 367(b) of the Code and, as a result: a U.S. holder that on the day of the Domestication beneficially owns (actually and constructively) CHW ordinary shares with a fair market value of less than $50,000 on the date of the Domestication, and that, on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock, generally will not recognize any gain or loss and will not be required to include any part of CHW’s earnings in income in respect of the Domestication; and a U.S. holder that on the day of the Domestication beneficially owns (actually and constructively) CHW ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% or more of the total value of all classes of CHW stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. holder exchanged its CHW ordinary shares and/or CHW warrants for New Wag! common stock and/or New Wag! warrants in a taxable transaction, unless such U.S. holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CHW ordinary shares held directly by such U.S. holder; however, any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption) if the holding period requirement under Section 246 of the Code and certain other requirements are satisfied. However, such participation exemption under Section 245A of the Code will not be available if CHW were treated as a PFIC that is not a “controlled foreign corporation” within the meaning of Section 957 of the Code under the PFIC rules discussed below.
Furthermore, even if the Domestication qualifies as a “reorganization” under the Section 368(a)(1)(F) of the Code, a U.S. holder of CHW ordinary shares or warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its CHW ordinary shares or warrants for New Wag! common stock or New Wag! warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of New Wag! common stock or New Wag! warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding CHW ordinary shares or CHW warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations.”
New Wag!’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Wag! to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Wag!’s common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from New Wag!’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Wag!’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Wag! may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
In connection with the Business Combination, the Sponsor, and CHW’s directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our ordinary shares.
In connection with the Business Combination, the Sponsor and the directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. There is no limit on the number of public shares the Sponsor, CHW’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases may be effected at purchase prices that are not higher than the per share pro rata portion of the Trust Account. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. None of the Sponsor or CHW’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Such purchased shares will not be voted in favor of the Business Combination.
In the event that the Sponsor and the directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. CHW will file a Current Report on Form 8-K with the SEC to disclose, among other things, private arrangements entered into or significant private purchases made by any of CHW’s Sponsor, directors, officers, advisors or their affiliates that would affect the vote on the Business Combination Proposal or other proposals.
In addition, if such purchases are made, the public “float” of our ordinary shares or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
There is no guarantee that a CHW public shareholder’s decision whether to redeem its shares of CHW’s common stock for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
We cannot assure you as to the price at which a public shareholder may be able to sell the shares of New Wag! common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the New Wag! stock price, and may result in a lower value realized now than a CHW shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s public shares. Similarly, if a CHW public shareholder does not redeem his, her, or its shares, such shareholder will bear the risk of ownership of New Wag! common stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell his, her, or its shares of New Wag! common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A CHW public shareholder should consult his, her, or its own tax or financial advisor for assistance on how this may affect its individual situation.
If CHW public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.
CHW intends to comply with the U.S. federal proxy rules when conducting redemptions in connection with the Business Combination. However, despite CHW’s compliance with these rules, if a CHW shareholder fails to receive CHW’s proxy materials, such shareholder may not become aware of the opportunity to redeem its CHW ordinary shares. In addition, the proxy materials that CHW will furnish to holders of public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public shareholder fails to comply with these or any other procedures, its public shares may not be redeemed.
In order to exercise their redemption rights, public shareholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to CHW’s transfer agent prior to the vote at the Special Meeting. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Wag! is consummated, CHW will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public shareholder will no longer own such public shares following the Business Combination. See the section entitled “Special Meeting of Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders are deemed to hold in excess of 15% of our ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our ordinary shares.
The Amended and Restated Memorandum and Articles of Association of CHW provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
Wag! stockholders will have their rights as stockholders governed by the organizational documents of New Wag!.
As a result of the completion of the Business Combination, holders of shares of Wag! common stock and preferred stock will become holders of shares of New Wag! common stock, which will be governed by the organizational documents of New Wag!. As a result, there will be differences between the rights currently enjoyed by Wag! stockholders and the rights of those stockholders who become New Wag! stockholders. See “Comparison of Stockholders’ Rights”.
If third parties bring claims against CHW, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by CHW shareholders may be less than $10.00 per share.
The deposit of funds in the Trust Account by CHW may not protect those funds from third-party claims against CHW. Although CHW has sought to have all vendors, service providers, prospective target businesses, and other entities with which it does business execute agreements with CHW waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account for the benefit of the CHW public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CHW’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CHW’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CHW than any alternative. Making such a request of potential target businesses may make CHW’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that CHW might pursue.
Examples of possible instances where CHW may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with CHW and will not seek recourse against the Trust Account for any reason.
The Sponsor has agreed that it will be liable to CHW for any claims by a third party for services rendered or products sold to CHW, or by a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account resulting from reductions in the value of the trust assets, in each case, net of the amount of interest that may be withdrawn to pay taxes. This liability will not apply to claims by a third party that executed a waiver of any and all rights to seek access to the funds in the Trust Account and except as to any claims under CHW’s indemnity of the underwriters of the CHW IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. CHW has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of CHW. CHW has not asked the Sponsor to reserve for such indemnification obligations.
Therefore, CHW cannot assure you that the Sponsor would be able to comply with those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CHW’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, CHW may not be able to complete its initial business combination, and CHW shareholders would receive such lesser amount per public share in connection with any redemption of their public shares. None of CHW’s officers will indemnify CHW for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer common stock from such exercise than if you were to exercise such warrants for cash.
The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.
The grant of registration rights to certain holders, including pursuant to the PIPE and Backstop Subscription Agreement, and the future exercise of such rights may adversely affect the market price of our common stock.
Upon the completion of the Business Combination, the Amended and Restated Registration Rights Agreement will be entered into by and among New Wag! and certain other parties thereto, replacing CHW’s existing registration rights agreement. The Amended and Restated Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, the Holders, and their permitted transferees and assigns will have customary registration rights (including demand, shelf and piggy-back rights, subject to cooperation and cut-back provisions) with respect to their shares of common stock, other than the Backstop Shares. Further, pursuant to the PIPE and Backstop Subscription Agreement, we agreed that we will use commercially reasonable best efforts (i) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for, in the case of the PIPE and Backstop Investment, a secondary offering of the PIPE and Backstop Securities (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until such time as there are no longer any registrable securities outstanding. In addition, the PIPE and Backstop Subscription Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the common stock of New Wag!.
The provisions of the Amended and Restated Memorandum and Articles of Association that relate to the rights of holders of our ordinary shares (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of CHW, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Amended and Restated Memorandum and Articles of Association to facilitate the completion of the Business Combination that some of our shareholders may not support.
Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Amended and Restated Memorandum and Articles of Association provide that any of its provisions related to the rights of holders of our ordinary shares (including the requirement to deposit proceeds of the IPO and the Private Placement of Warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide Redemption Rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of CHW, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our ordinary shares; provided that the provisions of our Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend and vote at our general meeting. CHW’s Sponsor and its permitted transferees, if any, who collectively beneficially owned 15% of our issued and outstanding ordinary shares, will participate in any vote to amend the Amended and Restated Memorandum and Articles of Association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Amended and Restated Memorandum and Articles of Association which govern our pre-Business Combination actions more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you may not agree. Our shareholders may pursue remedies against us for any breach of the Amended and Restated Memorandum and Articles of Association.
Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our ordinary shares in connection with the Business Combination or to redeem 100% of our ordinary shares if we do not complete the Business Combination within 15 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of our ordinary shares, unless we provide our public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then outstanding ordinary shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected.
Our warrants were issued in registered form under a warrant agreement between VStock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of common stock, as applicable, purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of warrants, thereby making such warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sale price of our ordinary shares or common stock, as applicable, equals or exceeds $16.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the ordinary shares or common stock, as applicable, issuable upon exercise of the warrants is effective and a current prospectus relating to those ordinary shares or common stock, as applicable, is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon the exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

Our warrants may have an adverse effect on the market price of our common stock.
We issued warrants to purchase 12,500,000 of our ordinary shares as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share. Upon the Domestication, the warrants will entitle the holders to purchase shares of common stock of New Wag!. Such warrants, when exercised, will increase the number of issued and outstanding common stock and reduce the value of the common stock.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Following the Business Combination, we will be required to assure that we are in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations on New Wag! following the Business Combination.
Public shareholders who redeem their shares of CHW Ordinary Shares may continue to hold any public warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the public warrants.
Public shareholders who redeem their shares may continue to hold any public warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming public shareholders acquired units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemptions of the ordinary shares held by the redeeming public shareholders, 12,500,000 public warrants would be retained by redeeming public shareholders with a value of $      , based on the market price of $       of the public warrants as of         . As a result, the redeeming public shareholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $          , while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest in New Wag! upon exercise of the public warrants held by redeeming public shareholders.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
CHW Acquisition Corporation (“CHW”)
CHW is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Immediately prior to the consummation of the Business Combination, CHW intends to effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CHW’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information regarding CHW, see the section entitled “Information About CHW.”
CHW Merger Sub, Inc. (“Merger Sub”)
Merger Sub is a Delaware corporation and a wholly owned subsidiary of CHW. Merger Sub does not own any material assets or operate any business.
Wag Labs, Inc. (“Wag!”)
Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.
Wag!’s principal executive office is located at 55 Francisco Street, Suite 360, San Francisco, CA 94133. Its telephone number is (707) 324-4219. Wag!’s corporate website address is https://wag.co/. Wag!’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus. For more information regarding Wag!, see the section entitled “Information About Wag!.”

THE BUSINESS COMBINATION AGREEMENT
This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
Explanatory Note Regarding the Business Combination Agreement
The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by CHW and Wag!. The representations, warranties and covenants made in the Business Combination Agreement by CHW and Wag! were qualified and subject to important limitations agreed to by CHW and Wag! in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure letters that CHW and Wag! each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of CHW or Wag!, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
CHW will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.
Ownership of New Wag!
The following table shows the anticipated share ownership of various holders of New Wag! common stock upon closing of the Business Combination in the no redemption and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of CHW or Wag!, (ii) neither the Sponsor nor any of Wag!’s current stockholders purchase CHW public shares in the open market, (iii) the Sponsor forfeits 13,327 founder shares in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter, (iv) no founder shares are forfeited in connection with price targets or issuance of New Wag! Community Shares pursuant to paragraphs 3 and 6, respectively, of the CHW Founders Stock Letter, (v) no CHW or New Wag! warrants are exercised, and (vi) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of

CHW’s shareholders called in connection with the Business Combination. The residual equity value owned by non-redeeming shareholders will remain $10.00 per share as illustrated in the sensitivity table below.
Percentage Share Ownership in New Wag!	No Redemptions	50% Redemptions(1)	Maximum Redemptions(2)
CHW Public Shareholders	18.7%	10.4%	0.0%
CHW Public Warrant Holders(3)	18.7%	20.7%	23.4%
CHW anchor investors	1.1%	1.2%	1.4%
Chardan	0.1%	0.1%	0.1%
Wag! Shareholders	44.9%	49.8%	56.3%
Wag! Series P Investors	1.6%	1.8%	2.1%
PIPE and Backstop Investor	0.8%	0.8%	0.9%
New Wag! Community Shares	0.5%	0.5%	0.5%
CHW Sponsor(4)	9.9%	11.0%	11.8%
Lender Warrants	3.6%	3.5%	3.3%
Wag! Common Warrants	0.1%	0.2%	0.2%
Total Shares Outstanding	66,775,821	60,213,321	53,306,783

(1)
Assumes that CHW’s public shareholders exercise redemption rights with respect to 12,500,000 public shares, which represents redemption of 100% of CHW public shares, for an aggregate redemption payment of $125 million.

(2)
Assumes that CHW’s public shareholders exercise redemption rights with respect to 6,250,000 public shares, which represents redemption of 50% of CHW public shares, for an aggregate redemption payment of $62.5 million.

(3)
Includes the exercise of 12,500,000 CHW public warrants in each scenario.

(4)
Includes 4,238,636 CHW private warrants under the no redemption and 50% redemption scenarios, and excludes 330,045 warrants forfeited under the maximum redemption scenario.

Background of the Business Combination
The terms of the Business Combination Agreement are the result of negotiations between the representatives of CHW and Wag!. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of CHW, Wag!, their respective representatives or any other party.
CHW is a blank check company incorporated on January 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CHW focused its search on the consumer sector and consumer-related businesses, which complements the expertise of its officers, directors, and advisors.
On September 1, 2021, CHW consummated its IPO of 12,500,000 units, including 1,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one ordinary share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, resulting in gross proceeds of $125,000,000. Concurrently with the completion of CHW’s initial public offering, CHW consummated a private placement of an aggregate of 4,238,636 warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant. Of the proceeds received from the consummation of the IPO and the simultaneous private placement of warrants, $125,000,000 was placed in CHW’s trust account.
Prior to the consummation of the IPO, neither CHW, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction with CHW.

As discussed herein, after the completion of CHW’s IPO, CHW’s management began to seek potential candidates for a business combination. In addition, CHW was contacted by a number of individuals and entities with respect to potential business combination opportunities. During the course of this search process, representatives of CHW regularly updated and received input from members of CHW’s board of directors, certain of whom were regular participants in the ongoing meetings and discussions with representatives of several potential target opportunities, on the status of the search process.
CHW’s management team was led by Jonah Raskas, Mark Grundman and Paul Norman, the former President of Kellogg’s North America. The CHW team was formed to be a collective team experienced in capital market and buy-side investments, with significant operational experience across the consumer and retail sectors. Messrs. Grundman and Raskas, co-sponsors, felt the SPAC industry was missing a team that had both investing experience and operational experience. This was important to them as they built out the CHW team and they believed the team’s combination of experiences would be an important strategic advantage in the market. Additionally, they felt their sizing of sub-$150 million would be an advantage as many SPACs over the past two years had raised significantly more capital but offered more dilution for SPAC targets.
In evaluating potential business combination opportunities, the CHW team focused on a number of specific attributes. The management team sought out companies that had (i) a high growth rate, (ii) sector or product leadership, (iii) a competitive advantage of some level, (iv) a scalable platform with public company readiness, and (v) a highly driven and experienced management team. These criteria are not intended to be exhaustive.
The first company that CHW reviewed was an e-commerce company with an online marketplace selling discounted goods. The potential target company was growing very quickly but CHW’s management team found it difficult to determine when profitability would materialize. The CHW management team also felt the potential target company was too early in the growth stage for a SPAC IPO and determined to pursue other opportunities. These discussions occurred on September 3, 2021.
The second company CHW reviewed on September 3, 2021 was a food-focused corporation. The potential target company’s management team had a strong skill set and the CHW team felt they would do well in the public markets. However, CHW’s management determined that the potential target company’s product was too focused on a specific niche area of the market and felt the upside and total addressable market (TAM) in the potential target company’s industry was too small for the public markets.
On September 9, 2021, representatives of CHW met with representatives of a business that was focused on the overall spirits industry in Europe. The potential target business was a combination of brands, had large and stable revenue and its management was interested in going public to continue growing their portfolio of brands. The CHW team passed on the opportunity as they felt the brands were not sufficiently well recognized in the market and the long-term profit expectation for the overall company was smaller than the CHW team had hoped for a target business.
On September 9, 2021, representatives of CHW also met with representatives of a business in the overall health and wellness sector focused on a business solution around optimizing a consumer’s DNA. The CHW management team felt this business was too early-stage for a merger candidate and would not be well-received in the market.
On September 9, 2021, CHW reviewed a potential spinoff opportunity from a currently listed public company. The CHW team was interested in the overall opportunity but felt that the publicly listed company would take too long to complete the spinoff of the business. The CHW team passed on the opportunity.
On September 10, 2021, representatives of CHW met with representatives of a lead generation business opportunity. CHW’s representatives were impressed with the background and experience of the potential target company’s management and management’s focus and the operating results from the business. CHW decided to pursue this opportunity and started working on a letter of intent after reviewing the projections and future opportunities of this particular business.
During the week of September 12, 2021, the CHW management team had another two meetings with the lead generation business and focused on a deeper understanding of the potential target company’s overall business. The CHW team shared with the potential target company an initial draft of a letter of intent CHW had created with its legal team. Ultimately, CHW’s management did not finalize the letter of intent or sign an exclusivity agreement as they felt the target’s valuation of its business was too high and would be met with resistance from investors and the overall public markets. A significant portion of the potential target company’s valuation was based on future revenue that would come about from acquisitions which CHW’s management determined was too speculative to support the valuation.
During the week of September 19, 2021, the CHW management team was introduced to an e-commerce business focused on delivering a product connected to the floral industry. The potential target company’s management and business were impressive but the CHW team felt that the company was not ready for the public markets.
Also during the week of September 19, 2021, the CHW team reached out to a shipping and transportation business which was represented by Oppenheimer & Co. Inc. (“Oppenheimer”). The CHW team met several times with the potential target company’s management but ultimately found that the valuation was too high.
Representatives of Oppenheimer, in their capacity as financial advisor to Wag!, introduced Wag!’s business to CHW’s management team. Shortly thereafter, Oppenheimer felt that CHW management’s understanding of the markets and operator-led team would be a good match for Wag!.
On September 22, 2021, CHW executed a non-disclosure agreement with Wag! to facilitate due diligence review of confidential materials. The first call between CHW’s and Wag!’s respective management teams took place on September 24, 2021. The CHW team, represented by Messrs. Grundman, Raskas and Norman, were impressed with the overall pet industry, Wag!’s management, the future opportunities and the market reception that they felt Wag!’s business could receive if Wag! went public.
Around September 24, 2021, in order to enable CHW to conduct its due diligence review, CHW and certain of its advisors, including CHW’s counsel, Reed Smith LLP (“Reed Smith”), were granted access to a digital data room that included confidential information regarding the business and operations of Wag! (the “Data Room”). The CHW team worked throughout the weekend of September 24, 2021 to dive deeper into Wag!’s business model and the future opportunities. The CHW team looked closely at the financial projections, past history of the business, potential risks and potential issues.
Around September 26, 2021, the CHW team started working on an initial draft of a letter of intent to submit to Wag!’s management team and Oppenheimer, which was representing Wag! as financial advisor.
During the week of September 26, 2021, Messrs. Grundman, Raskas and Norman of CHW held several meetings internally to discuss Wag!’s overall business, financial projections, valuation and future outlook.
Initial calls regarding the draft letter of intent were held between Messrs. Grundman and Raskas of CHW and Oppenheimer. During these initial conversations, Oppenheimer provided guidance on a number of transaction terms including valuation, earnout percentages, board seats, and potential forfeiture percentages. Messrs. Grundman and Raskas also had conversations regarding valuation with CHW’s senior analyst, Jethro Solomon, and discussed earnout, board composition and forfeiture terms. CHW had its senior analyst, Jethro Solomon, conduct a study of the comparable companies in Wag!’s market and alternative ways to look at valuation. Additionally, CHW worked with Chardan, the underwriter in CHW’s initial public offering, to get their understanding of Wag! and comparable companies in the marketplace. CHW later engaged Chardan to act as its lead financial advisor and capital markets advisor; however, no fees were payable to Chardan in such capacity.
On October 1, 2021, a meeting was held between representatives of CHW and representatives of Wag!. CHW’s representatives included M. Carl Johnson, III and Messrs. Grundman, Raskas, and Norman, and Wag!’s representatives included Garrett Smallwood, Adam Storm, and Alec Davidian. Additionally, CHW’s senior analyst, Jethro Solomon, was present to meet with and get to know Wag!’s management. The meeting served as an opportunity for CHW representatives to meet with and ask questions of Wag!’s management as part of its due diligence of Wag!.
On the same day, CHW circulated to Wag! an initial draft non-binding term sheet. The initial draft term sheet included a preliminary pre-money valuation of $400 million, a figure CHW believed to be reasonable based on both trailing and forward revenue figures from comparable pet and on-demand industry public companies, as well as recent pet industry SPAC transactions and take-private transactions. The initial draft term sheet contemplated that CHW and Wag! would enter into a business combination agreement pursuant to which CHW would acquire 100% of the outstanding equity and equity equivalents of Wag! in exchange for the issuance of 40,000,000 shares of common stock (or other securities) of the surviving company. The initial draft term sheet included no secondary cash component. The initial draft term sheet contemplated an earn-out or alternative incentive structure but did not specify terms. The initial draft term sheet provided for CHW’s ability to designate at least three board seats so long as such number is less than a majority of the board, and a minimum closing cash condition of $125 million (inclusive of PIPE investments, trust account disbursements, backstop arrangements and other alternative funding mechanisms). Furthermore, the initial draft term sheet estimated CHW transaction expenses at approximately $25 million and contemplated a 30-day exclusivity period between the parties beginning on the date of the executed term sheet.
At this time, CHW expressed a desire to get more comfortable during the due diligence process with Wag!’s forecasted revenue of about $78 million for the 2023 fiscal year.
During the week of October 3, 2021, Messrs. Grundman and Raskas of CHW and Oppenheimer held several phone calls whereby they discussed the letter of intent proposal and challenges that CHW’s management and board of directors identified regarding Wag!. Oppenheimer communicated that there were multiple SPACs considering a potential business combination with Wag!, but Wag!’s management and board of directors were most interested in the CHW team. On these calls, CHW’s representatives and Oppenheimer’s representatives discussed the valuation, the Sponsor forfeiture structure, number of directors to be designated by CHW and final thoughts around the total cash CHW would aim to raise in a PIPE investment. Specifically, Oppenheimer’s representatives indicated Wag!’s position that CHW board designation rights be reduced to one director, that Wag!’s stockholders receive an earnout of 15 million shares of New Wag! common stock, and that up to 1/3 of the Sponsor’s shares of New Wag! be subject to forfeiture.
During the same week, based on CHW’s analysis of comparable companies in the public market (including Rover), further review into Wag!’s 2022 and 2023 estimated revenue projections and further discussions between Messrs. Grundman and Raskas, on the one hand, and Messrs. Smallwood and Storm, on the other, regarding growth assumptions and the new business lines that Wag! had recently expanded into (i.e., wellness, insurance), CHW determined that $350 million was an appropriate valuation to offer for Wag!.
On October 5, 2021, a revised draft term sheet that reflected the $350 million valuation and estimated transaction expenses and that specified a Sponsor earnout structure was circulated. Further, in the letter of intent accompanying the October 5, 2021 revised draft term sheet, CHW indicated that it would accept the earnout to the Wag! equityholders of 15 million shares of New Wag! common stock and be willing to reduce the number of directors to be designated by CHW from three to one, but that CHW would require the ability to designate two board observers and that the maximum number of shares of New Wag! common stock to be subject to forfeiture by the Sponsor be 10% of the shares of New Wag! held by the Sponsor immediately following the Closing. Further, in this iteration of the draft term sheet, CHW estimated CHW’s transaction expenses to be approximately $13 million, subject to change.
On October 8, 2021, following further telephone conversations with Oppenheimer and Wag! management, CHW circulated a revised draft non-binding term sheet. At this time, CHW communicated that they were aligned with Wag!’s request for a super majority board voting right, given no significant resistance from potential PIPE investors. CHW also agreed at this time to compromise on the number of Founder Shares subject to earn-out forfeiture at 360,750 shares (or 15% of the Founder Shares held by the Sponsor). CHW revised its proposal with respect to the amount for the PIPE investment, targeting $75 million in PIPE financing, subject to a potential increase in the case of sufficient investor interest.
On October 17, 2021, Oppenheimer on behalf of Wag! circulated a revised draft non-binding term sheet. The revised term sheet specified that the shares held by the Sponsor would be subject to a three-year lock-up and proposed to increase the length of the exclusivity period to 45 days.
On October 18, 2021, CHW agreed to continue discussions on the basis of Oppenheimer’s proposed changes to the draft term sheet.
From October 3, 2021 to October 16, 2021, the CHW team continued to do due diligence by reviewing the files in the Data Room and having discussions with its board members and analysts.

On October 18, 2021, CHW held a board meeting and Messrs. Grundman and Raskas presented a full overview of the potential transaction with Wag!, including the pros and cons of the opportunity. The CHW directors present at the meeting were Messrs. Grundman and Raskas, Victor Herrero, Deborah Weinswig, Gary Tickle, M. Carl Johnson, III, Debra Benovitz and Jason Reiser. Mr. Johnson presented his positive views on the opportunity based on his experience in the pet food industry. CHW’s management stated that they felt the potential transaction with Wag! presented an exciting opportunity and recommended that CHW sign a 45-day exclusive letter of intent with Wag!. CHW management asked the board members to review the company presentation and share any questions, which were then forwarded to Wag!’s management.
On October 19, 2021, CHW and Wag! executed a non-binding term sheet (the “Term Sheet”), which contemplated, among other things, (i) the financial terms of the transaction, including a $350 million enterprise value on a cash-free and debt-free basis and a proposed earnout to Wag! equityholders of 15 million shares of New Wag!, (ii) the anticipated pro forma ownership of New Wag!, (iii) the transaction structure of the business combination, (iv) certain governance matters of New Wag!, including CHW’s ability to designate one director of New Wag! and two board observers, (v) entry into a PIPE financing of at least $75 million but with a target of $125 million, at a price of $10.00 per share, which would be committed upon signing of the Business Combination Agreement, (vi) forfeiture by the Sponsor of up to 360,750 shares of New Wag! held by the Sponsor, representing 15% of the shares of New Wag! to be held by the Sponsor immediately following the Closing, subject to certain share price thresholds post-Closing, (vii) CHW and Wag! each paying their respective fees and expenses incurred in connection with the Term Sheet and the Business Combination Agreement and, subject to consummation of the business combination, all fees and expenses of CHW and Wag! being paid by New Wag! without reduction to the transaction consideration, provided that CHW’s fees and expenses do not exceed $13 million and (viii) a binding 45-day exclusivity provision. The issuance of shares of common stock of New Wag! as the form of consideration to be paid to Wag! stockholders was included in CHW’s initial draft of the term sheet and the executed Term Sheet and was accepted in principle by Wag!.
From October 20, 2021 to October 23, 2021, the CHW management team interviewed audit and accounting firms to perform a quality of earnings due diligence report and focus on reviewing Wag!’s financial forecast.
On October 23, 2021, Wag! responded to the first list of questions from the CHW board of directors.
During the week of October 24, 2021, the CHW team continued discussions with external partners around due diligence and worked on finalizing a partner to perform a quality of earnings review and to review the forecast model that Wag! had provided to CHW. CHW’s management team ultimately selected Ernst & Young (“E&Y”) to lead due diligence concerning Wag!’s earnings and future forecast. CHW’s management also forwarded to Wag! follow up questions from the CHW board of directors.
On October 28, 2021, Wag! responded to the second list of questions from the CHW board of directors.
During the week of October 31, 2021, representatives of CHW, Oppenheimer and Wag! prepared materials and talking points to begin meeting with investors. The teams researched and reviewed other public companies in the market, in addition to Rover, that could be compared to Wag!. Additionally, the teams focused on increasing the focus on the Wag! wellness business, which was expanding quickly and which the team thought would garner significant interest from the PIPE investors.
On November 8, 2021, Rover reported its earnings, which were very well received in the market. Given Rover’s earnings report, representatives from CHW, Wag! and Oppenheimer felt that their proposed business transaction would be similarly well received in the market and with PIPE investors.
On November 10, 2021, CHW and Oppenheimer entered into an engagement letter, pursuant to which Oppenheimer will serve as placement agent. The fee payable to Oppenheimer by CHW will be equal to the sum of (i) 6.0% of the portion of gross proceeds up to and including $50 million and (ii) 4.0% of the portion of gross proceeds in excess of $50 million.
On November 11, 2021, CHW circulated a draft of an Amended and Restated Term Sheet, which proposed to decrease the minimum cash condition from $75 million to $50 million.
During the period from November 11, 2021 through December 14, 2021, Oppenheimer led a PIPE investment process where its representatives went out to investors from Oppenheimer’s network and CHW’s network to raise capital in connection with the potential business combination. CHW received several offers of $30 million or more from this process, in the form of equity financing, but ultimately determined these offers were not in the best interest of CHW’s investors and the best long-term interests of CHW. CHW did not accept such PIPE offers for the following reasons: (i) CHW felt such PIPE offers would have a detrimental effect on the price of CHW’s securities, as they would result in selling additional shares in order to repay the PIPE investors; (ii) such PIPE offers would result in additional dilution for CHW’s shareholders; and (iii) overall, CHW believed that the post-combination company would be better served by taking on traditional lender-based financing, as opposed to a dilutive equity financing, which would be less dilutive and more favorable for the stock price over the long term. Pursuant to the engagement letter between CHW and Oppenheimer, based on the size of the $30 million Credit Facility and $5.0 million PIPE and Backstop Investment, the fee payable at closing by CHW to Oppenheimer as placement agent will be equal to $2.1 million.
On November 11, 2021, representatives of Reed Smith provided Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), counsel to Wag!, an initial draft of the form of PIPE Subscription Agreement.
On November 16, 2021, Reed Smith provided Cleary with an initial draft of the Business Combination Agreement.
On November 19, 2021, Cleary provided Reed Smith with a revised draft of the form of PIPE Subscription Agreement. The revised draft included (i) a subscriber acknowledgment that certain information provided by the CHW is based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to risks and uncertainties that could cause actual results to differ materially; (ii) a subscriber representation regarding anti-money laundering and financial crimes matters; (iii) a no short sales position subscriber representation; a no broker or finder subscriber representation; and (iv) a specific performance clause.
On November 29, 2021, representatives of McDermott Will & Emery LLP (“MWE”), new counsel to CHW, were granted access to the Data Room.
On December 1, 2021, MWE and Cleary finalized a draft of the form of PIPE Subscription Agreement to be shared with potential investors in the PIPE and Backstop Investment.
Beginning on December 1, 2021, Wag! discussed a potential investment in shares of Series P Preferred Stock of Wag! (the “Series P Shares”) with several institutional and other accredited investors with significant existing investments in Wag! (the “Series P Investors”). The proposed economic terms of the Series P Shares, including the price per share of $10.00 and the expected conversion ratio into shares of New Wag! common stock, were substantially equivalent to those offered pursuant to the draft PIPE Subscription Agreement, with the exception that the proposed investment would be consummated prior to the consummation of the Business Combination. Wag! selected the Series P Investors due to Wag!’s existing shareholder relationships with the Series P Investors, the Series P Investors’ familiarity with Wag!’s business, and their willingness to invest prior to the consummation of the Business Combination. Following discussions with each Series P Investor regarding its preferred level of interest, Wag! determined to raise $11 million through the issuance of the 1.1 million Series P Shares.
On December 3, 2021, representatives of MWE submitted a due diligence request list to representatives of Wag!. Representatives of MWE, Cleary, CHW, Wag! and certain other advisors also met telephonically to discuss the status of the draft transaction documents. The participants confirmed the Sponsor forfeiture structure and mechanics, and representatives of Cleary indicated that Wag! and Cleary were discussing certain changes to the earnout structure. Substantive negotiations did not occur at this telephonic meeting. CHW’s representatives included Messrs. Grundman and Raskas, and Wag!’s representatives included Messrs. Smallwood, Storm and Davidian, and Nicholas Yu, Wag!’s Director of Legal.
On December 4, 2021, representatives of Cleary sent a markup of the Business Combination Agreement to MWE. The draft included revisions to the representations and warranties, interim covenants, provisions relating to funding of expenses, closing conditions and termination provisions. The representations and warranties of Wag! were revised to include additional qualifiers (e.g., knowledge and materiality qualifiers), higher disclosure thresholds and time limitations. The representations and warranties of CHW and Merger Sub were also revised to add a non-reliance provision. The provisions relating to the funding of expenses were added to the draft in accordance with the Term Sheet. These provisions outline the procedures by which

CHW and Wag! will each deliver to the other party calculations of their transaction expenses and pay such expenses. The interim covenants were revised to reflect higher dollar thresholds for certain actions with respect to the conduct of Wag!’s business in the interim period before the Closing that Wag! and its subsidiaries may not take without the prior written consent of CHW. In addition, the interim covenants were revised to clarify (i) that while Wag! will waive any claims it has against CHW’s trust account, such waiver will not prohibit Wag! from pursuing claims against CHW, Merger Sub or any other person for legal relief against monies held outside of CHW’s trust account and for damages if the Business Combination Agreement is terminated and CHW consummates a business combination with another party; (ii) additional requirements with respect to CHW’s obligation to notify Wag! when the Registration Statement has become effective or any supplements or amendments thereto have been filed; and (iii) the date on which Wag! must use its reasonable best efforts to deliver certain audited financial statements to CHW. Two additional Wag! closing conditions were added conditioning Wag!’s obligation to consummate the Business Combination on the satisfaction or waiver of the following conditions: (i) the PIPE and Backstop Investment has been consummated before or substantially concurrently with the Closing in a to-be-determined minimum amount (a condition that was not contemplated by the Term Sheet) and (ii) the resignation or removal of certain CHW officers and directors (as contemplated by the Term Sheet) have occurred. The termination provisions were revised to change the Outside Date from 180 days to 270 days.
On December 6, 2021, representatives of MWE and representatives of Cleary met telephonically to further discuss timing and drafting of the Business Combination Agreement, the CHW Founders Stock Letter, the Amended and Restated Registration Rights Agreement, and the other ancillary agreements. Substantive negotiations did not occur at this telephonic meeting.
On December 9, 2021, representatives of MWE met telephonically with Mr. Yu and representatives of Cleary as part of CHW’s due diligence review of Wag!. Representatives of MWE discussed questions regarding Wag!’s labor and employment matters with Mr. Yu. No negotiations occurred on this diligence call.
On December 13, 2021, representatives of MWE sent a markup of the Business Combination Agreement, which included revisions to the representations and warranties, interim covenants, provisions relating to funding of expenses and closing conditions, and an initial draft of the CHW Founders Stock Letter to Cleary. The representations and warranties of Wag! in the Business Combination Agreement were revised to remove certain knowledge and materiality qualifiers and to lower certain disclosure thresholds. Representations regarding Wag!’s PPP Loan and other payments and liabilities in connection with the CARES Act, permits and licenses relating to Compare Pet Insurance Services, Inc. (“CPI”), one of Wag!’s subsidiary, as an insurance agency, and insurance company matters relating to insurance companies with which CPI has placed any business were added to the draft. The representations and warranties of Wag! regarding employee benefit plans, labor and employment matters, intellectual property, and taxes were also expanded. The provisions relating to the funding of expenses were revised to remove certain dispute resolution provisions in the event of disputes regarding the accuracy of the calculation of CHW’s and Wag!’s transaction expenses. The interim operating covenants were revised to lower the dollar thresholds for certain actions with respect to the conduct of Wag!’s business in the interim period before the Closing that Wag! and its subsidiaries may not take without the prior written consent of CHW. Additional restrictions on the conduct of Wag!’s business during the interim period were also added. Five additional CHW and Merger Sub closing conditions were added conditioning CHW’s and Merger Sub’s obligations to consummate the Business Combination on the satisfaction or waiver of the following conditions: (i) no material adverse effect has occurred with respect to Wag! or its subsidiaries (as contemplated by the Term Sheet); (ii) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries; (iii) Wag! has delivered to CHW necessary consents, waivers and approvals of third parties; (iv) certain agreements have been terminated; and (v) Wag! has delivered to CHW certificate of the secretary of Wag!. The revised draft removed a condition that the PIPE and Backstop Investment has been consummated before or substantially concurrently with the Closing in a to-be-determined minimum amount. In addition, a conflict waiver provision was added with respect to CHW’s legal counsel.
On December 14, 2021, representatives of MWE met telephonically with Mr. Yu and representatives of Cleary as part of CHW’s due diligence review of Wag!. Representatives of MWE discussed questions regarding general corporate and organizational matters, financing, material contracts and arrangements, data privacy and cybersecurity, litigation matters, intellectual property, labor and employment, employee benefits, environmental, and insurance matters with Mr. Yu. No negotiations occurred on this diligence call.
On December 15, 2021, representatives of Cleary sent initial drafts of the Proposed Organizational Documents, the Lock-Up Agreement, and the Stockholder Support Agreement to MWE. Representatives of MWE also submitted a revised draft of its due diligence request list to representatives of Wag!.
On December 16, 2021, representatives of MWE sent an initial draft of the Amended and Restated Registration Rights Agreement to Cleary as well as revised drafts of the Proposed Organizational Documents, which were revised to add board observer information rights. Representatives of MWE also submitted a revised draft of its due diligence request list to representatives of Wag!.
On December 17, 2021, representatives of MWE sent revised drafts of the Lock-Up Agreement and the Stockholder Support Agreement to Cleary. The Lock-Up Agreement was revised to align the exclusions to the lock-up restrictions with those in the CHW Founders Support Letter, to add certain representations and warranties to be made by the undersigned securityholders to CHW, and to add the Sponsor as a third-party beneficiary of the Lock-Up Agreement. The Stockholder Support Agreement was revised to add a waiver of any appraisal rights or dissenters’ rights.
On December 18, 2021, representatives of Cleary sent to MWE a markup of the CHW Founders Stock Letter, which was revised to clarify the forfeiture mechanics.
On December 22, 2021, representatives of Wag! provided written diligence responses to MWE’s due diligence request list. Representatives of MWE also met telephonically with Mr. Yu and representatives of Cleary to discuss questions regarding labor and employment matters. No negotiations occurred on this diligence call.
On December 23, 2021, representatives of Cleary sent a markup of the Business Combination Agreement to MWE. The draft included revisions to the representations and warranties, interim covenants and closing conditions, as well as the addition of provisions regarding issuances of Series P Preferred Stock of Wag! to certain existing stockholders of Wag! as part of the Series P Investment. The provisions relating to the earnout were revised to clarify the specific number of shares to be awarded to the holders of certain restricted stock units of Wag! and to the holders of Wag! common stock and options rather than reflecting the aggregate number of earnout shares to be awarded following certain trigger events. The representations and warranties of Wag! were revised to reflect the contemplated issuance of Series P Preferred Stock of Wag! and to add additional knowledge and materiality qualifiers. Certain representations and warranties regarding employee benefit plans, labor and employment matters, tax matters, and insurance company matters relating to insurance companies with which CPI has placed any business were also narrowed. The interim covenants were revised to remove certain restrictions added in the previous draft with respect to the conduct of Wag!’s business in the interim period before the Closing. The following four CHW and Merger Sub closing conditions added in the previous draft were deleted: (i) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries; (ii) Wag! has delivered to CHW necessary consents, waivers and approvals of third parties; (iii) certain agreements have been terminated; and (iv) Wag! has delivered to CHW certificate of the secretary of Wag!. The draft added back the closing condition that the PIPE and Backstop Investment has been consummated before or substantially concurrently with the Closing in a to-be-determined minimum amount. In addition, the conflict waiver provision with respect to CHW’s legal counsel was deleted.
On December 23, 2021, representatives of MWE sent a revised draft of the CHW Founders Stock Letter to Cleary, which was revised to further clarify the forfeiture mechanics.
During the week of December 26, 2021, CHW proposed that Wag! consider taking a substantial debt investment as doing so would meet a number of criteria that CHW was considering. Messrs. Grundman and Raskas indicated to Messrs. Smallwood and Storm their view that a debt offering would offer long-term capital committed for approximately two to three years and overall lower dilution to current investors as compared to other term sheets that were presented to CHW’s management from the PIPE roadshow. Representatives of Wag! then began to consider a debt investment and CHW reached out to several potential lenders in its network to inquire about their interest in Wag!.
During that same week, Messrs. Grundman and Raskas discussed with representatives of Oppenheimer and later with Mr. Smallwood an additional forfeiture by Messrs. Grundman and Raskas of 20,000 shares held indirectly by them. During these discussions, Messrs. Grundman and Raskas suggested that these shares be forfeited in connection with an issuance of 20,000 shares by CHW to either charity or Wag! pet caregivers. Representatives of Wag! internally discussed and agreed that these should be forfeited in connection with an issuance by CHW to Wag! pet caregivers. Messrs. Grundman and Raskas and Mr. Smallwood also discussed and agreed to payments to be made to the Sponsor’s founders and to Wag!’s management in the event of a post-Closing tender offer or other redemption, termination or cancellation of New Wag!’s warrants to incentivize the Sponsor’s founders and Wag!’s management team to raise the stock price.
On December 28, 2021, representatives of MWE conducted a telephonic diligence call with Mr. Yu, attended by representatives of Cleary, to discuss questions regarding general corporate and organizational matters, financing, data privacy and cybersecurity, litigation matters, intellectual property and information technology, labor and employment, and insurance matters. No negotiations occurred on this diligence call.
On December 28, 2021, Oppenheimer, on behalf of Wag!, sent CHW a revised draft Amended and Restated Term Sheet, which included a revised valuation of $300 million, a reduced minimum cash condition, and revised transaction fee estimates. The revised valuation was a result of discussions between Messrs. Grundman and Raskas, representatives of Wag! and Oppenheimer held that week based on comparable company values decreasing following the execution of the original term sheet. Negotiations with respect to the Series P Investment were occurring in parallel to negotiations of the proposed PIPE and Backstop Investment, including determining the allocation of the proposed PIPE and Backstop Investment as between new investors and existing investors in Wag!, and did not directly affect the initial valuation proposal from CHW or the December 28, 2021 revised valuation.
The December 28, 2021 revised draft Amended and Restated Term Sheet also provided that, in addition to the Sponsor Forfeiture Shares, Mr. Grundman and Mr. Raskas would agree to utilize up to an additional 30% of their Founder Shares and CHW warrants held through the Sponsor, to incentivize public investors and mitigate the public entity cash in trust from falling below $30 million at the time of the closing. The composition of the incentive (i.e., the number of shares and warrants) would be in Mr. Grundman’s and Mr. Raskas’s sole discretion.
CHW and Wag! decided to incorporate the revised terms in the Business Combination Agreement, CHW Founders Stock Letter, and other transaction documents rather than amending the October 19, 2021 Term Sheet.
On December 29, 2021, representatives of MWE submitted a supplemental diligence request list to representatives of Wag!, and on January 4, 2022, representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list.
In January 2022, two hedge funds extended offers to lend at least $30 million to Wag! and CHW. The offers were well-received by Wag!’s management and board of directors and were determined to be more favorable than the financing term sheets that were extended to Wag! and CHW at the end of 2021. Wag!, CHW, and the respective law firms started to work towards announcing a transaction that would include one of the two debt offerings. Financing for the transaction would be at least $45 million, of which $30 million would be from the Credit Facility and $15 million would be from the Series P Investment by current Wag! stockholders and the PIPE and Backstop Investment.
On January 5, 2022, representatives of MWE sent a revised draft of the Business Combination Agreement to Cleary. The draft included the revised valuation of $300 million from the draft Amended and Restated Term Sheet and mechanics for the payments to the Sponsor’s founders and Wag!’s management in connection with a post-Closing tender offer or other redemption, termination or cancellation of New Wag!’s warrants that Messrs. Grundman, Raskas and Smallwood had discussed the week of December 26, 2021. In addition, the draft included revisions to the representations and warranties, interim covenants, closing conditions and the post-Closing board composition of New Wag! to reflect the ability of CHW to designate one director, which CHW and Wag! had previously agreed to in the Term Sheet. The representations and warranties of Wag! were revised to remove certain knowledge and materiality qualifiers. The material contracts representation was revised to add the following two categories of agreements: (i) contracts governing the basic relationship between insurance company and CPI and (ii) contracts and agreements of CPI that provide for payment of any commissions, referral fees, marketing fees, profit commission, sharing or splitting any of the foregoing. The representations and warranties of Wag! regarding insurance, CPI’s Economic

Injury Disaster Loan, and insurance company matters were also expanded. The interim operating covenants were revised to add certain restrictions with respect to the conduct of Wag!’s business in the interim period before the Closing. A covenant was added to the draft regarding CHW’s right to distribute any cash on hand (excluding any funds in CHW’s trust account) to the CHW Founder Shareholders. Six additional CHW and Merger Sub closing conditions were added conditioning CHW’s and Merger Sub’s obligations to consummate the Business Combination on the satisfaction or waiver of the following conditions: (i) Wag! has delivered to CHW copies of joinders to the Lock-Up Agreement, duly executed by securityholders of Wag! who in the aggregate hold at least 80% of the issued and outstanding securities of Wag!; (ii) Wag! has delivered to CHW evidence that the unpaid principal amount and any accrued and payable interest under a promissory note has been repaid; (iii) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries; (iv) Wag! has delivered to CHW necessary consents, waivers and approvals of third parties; (v) certain agreements have been terminated; and (vi) Wag! has delivered to CHW a certificate of the secretary of Wag!. The Term Sheet included a placeholder for additional conditions that are appropriate following the completion of CHW’s due diligence investigation of Wag!. The draft removed the proposed closing condition that the PIPE and Backstop Investment has been consummated before or substantially concurrently with the Closing in a to-be-determined minimum amount. In addition, the conflict waiver provision was added back to the draft with respect to CHW’s legal counsel.
On January 7, 2022, representatives of MWE submitted a revised draft of the supplemental diligence request list to representatives of Wag!.
On January 10, 2022, representatives of MWE sent a revised draft of the PIPE and Backstop Subscription Agreement reflecting revised business terms to Cleary. The revised draft allowed the PIPE and Backstop Investor to satisfy obligations under the agreement by purchasing CHW securities in the open market. Representatives of Cleary sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and CHW Founders Stock Letter to MWE. The Lock-Up Agreement included further revisions to the exclusions to the lock-up restrictions and the deletion of the Sponsor as a third-party beneficiary of the Lock-Up Agreement. The Stockholder Support Agreement was revised to remove an acknowledgement that appraisal and dissenters’ rights would not be available to the parties to the Stockholder Support Agreement upon execution. The CHW Founders Stock Letter was revised to include a waiver by the Sponsor’s founders to any claims against the trust account. The parties also finalized drafts of the Proposed Organizational Documents.
On January 11, 2022, representatives of MWE and Cleary met telephonically to discuss issues presented by the draft of the Business Combination Agreement last circulated by MWE, including, among other things, the rationale with respect to changes made to the composition of the post-Closing board of directors of New Wag! and the closing conditions. Substantive negotiations did not occur at this telephonic meeting. Representatives of Cleary also sent a revised draft of the Amended and Restated Registration Rights Agreement to MWE. The revised draft included a reasonability modifier for certain CHW registration expenses and specified the criteria for underwriters that demanding securityholders may engage. At this time, Cleary also asked for clarification regarding whether any CHW working capital loans were outstanding. Representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list. Representatives of MWE also sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and CHW Founders Stock Letter to Cleary. The Lock-Up Agreement was revised to add back the Sponsor as a third-party beneficiary of the Lock-Up Agreement and to add a waiver by the Wag! stockholders party to the Lock-Up Agreement to any claims to the trust account until the Acquisition Merger Effective Time. The Stockholder Support Agreement was revised to add a form of joinder to the Stockholder Support Agreement for stockholders of Wag! to enter into the agreement after the execution of the agreement but prior to the Acquisition Merger Effective Time. The CHW Founders Stock Letter was revised to remove the waiver by the Sponsor’s founders to any claims against the trust account.
On January 12, 2022, representatives of MWE sent a further revised draft of the PIPE and Backstop Subscription Agreement to Cleary. The document was revised to remove the concept of a subscriber representative, populate the share numbers in CHW’s capitalization representation, and eliminate certain provisions that provided for the termination of the subscriber’s obligations if the Business Combination Agreement terminated.

On January 13, 2022, representatives of MWE submitted a revised draft of the supplemental diligence request list to representatives of Wag!. Representatives of Cleary sent a markup of the PIPE and Backstop Subscription Agreement to MWE, which clarified the mechanics of the PIPE subscription and backstop obligations.
On January 14, 2022, representatives of MWE sent a revised draft of the Amended and Restated Registration Rights Agreement to Cleary. The Amended and Restated Registration Rights Agreement was revised for general cleanup and to clarify conditions to CHW’s obligations to file a resale registration statement with respect to the registrable securities under the agreement. Representatives of Cleary also sent revised drafts of the Lock-Up Agreement and the Stockholder Support Agreement to MWE. The Lock-Up Agreement was revised to remove the Sponsor as a third-party beneficiary, and the Stockholder Support Agreement was revised to fix a typographical error.
On January 17, 2022, representatives of MWE sent a revised draft of the PIPE and Backstop Subscription Agreement to Cleary, whereby MWE accepted the changes Cleary had proposed on January 13, 2022.
On January 17, 2022, representatives of Cleary sent the initial draft of the subscription agreement for the Series P Shares (the “Series P Subscription Agreement”) to representatives of the Series P Investors. From January 17, 2022 to January 28, 2022, representatives of Cleary exchanged drafts of the Series P Subscription Agreements and related documents with representatives of the Series P Investors. Negotiated issues included the timing of the investment in the Series P Shares, the terms of the lock-up provisions applicable to the Series P Investors and the treatment of the Series P Shares in the event that the Business Combination were not consummated.
On January 19, 2022, representatives of MWE sent the draft of the PIPE and Backstop Agreement to the PIPE and Backstop Investor, a qualified institutional buyer, who, in turn, shared with its counsel for review.
On January 21, 2022, representatives of Cleary sent a revised draft of the Amended and Restated Registration Rights Agreement to MWE. The revised draft reduced the term of the agreement to five years from ten.
On January 22, 2022, representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list. CHW’s rigorous due diligence process was conducted through a number of third parties engaged by CHW. MWE completed legal due diligence, E&Y completed financial information due diligence, and CT Insights completed an audit and analysis of their technology and IT structure.
The purpose of the due diligence was to confirm and corroborate the information that Wag! had shared was accurate and that there was not anything missing from the Data Room which Wag! had provided to CHW’s management team. The financial information due diligence summary that was delivered to CHW’s management team did not change how CHW approached the transaction or the negotiation as it corroborated what CHW had reviewed and analyzed. The assumptions employed in the financial information due diligence summary completed by E&Y were grounded in pre-COVID operating results and depended on Wag!’s management’s confidence that customer behavior (retention, services per customer, etc.) in a post-COVID “return to normal” scenario would be similar to pre-COVID customer behavior.
On January 25, 2022, representatives of Cleary sent a revised draft of the Business Combination Agreement to MWE. The draft included the issuance of shares at the Closing to pet caregivers of Wag!, which was initially discussed the week of December 27, 2021 between Messrs. Grundman and Raskas and Oppenheimer and later discussed between Messrs. Grundman and Raskas, on the one hand, and Mr. Smallwood, on the other. Provisions related to the Commitment Letter and the Credit Facility with the Debt Financing Sources were added to the draft. The Term Sheet contemplates that CHW may pursue alternative financing sources to meet its minimum cash condition. The provisions relating to the funding of expenses were also revised to reflect that CHW’s fees and expenses will not exceed $10,450,000, which was not contemplated by the Term Sheet. A few of the representations and warranties of Wag! were revised to include additional knowledge and materiality qualifiers and to limit the applicable time period. Additionally, the employee matters representation of CHW and Merger Sub was revised to specify that the Business Combination would not cause any “excess parachute payments” under Section 280G of the Code. The interim covenants were revised to remove certain restrictions added in the previous draft with respect to the conduct of Wag!’s business in the interim period before the Closing. The following six CHW and Merger Sub closing conditions added in the previous draft were deleted: (i) Wag! has delivered to CHW copies of joinders to the Lock-Up Agreement, duly executed by securityholders of Wag! who in the aggregate hold at least 80% of the issued and outstanding securities of Wag!; (ii) Wag! has delivered to CHW evidence that the unpaid principal amount and any accrued and payable interest under a promissory note has been repaid; (iii) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries; (iv) Wag! has delivered to CHW necessary consents, waivers and approvals of third parties; (v) certain agreements have been terminated; and (vi) Wag! has delivered to CHW certificate of the secretary of Wag!. The proposed closing condition regarding Wag! delivering to CHW copies of joinders to the Lock-Up Agreements was proposed as an interim period covenant in this draft. However, the draft proposed the Lock-Up Agreements be duly executed by securityholders of Wag! who in the aggregate hold at least 60% (rather than 80%) of the issued and outstanding securities of Wag!. Interim covenants were added to the draft regarding (i) issuing shares at the Closing to pet caregivers of Wag!; (ii) issuing Management Earnout RSUs; and (iii) requesting and receiving consent from the lender of the PPP Loan or repaying in full the PPP Loan. Additionally, a Wag! closing condition regarding receipt of the proceeds from the Credit Facility was added to the draft. A conflict waiver provision with respect to Wag!’s legal counsel was also included in the draft.
On January 25, 2022, counsel to the PIPE and Backstop Investor requested the following revisions to the PIPE and Backstop Agreement: (i) specify that capital to be returned within three business days following the closing date; (ii) include a most favorable nation provision in relation to any other PIPE subscribers; (iii) remove certain language restricting hedging; (iv) tie termination under the Agreement to a certain date rather than tying to the Outside Date (as defined in the Business Combination Agreement); and (v) specify that the “disclosure document” will be filed at 9:00 AM Eastern on the first business day following the closing.
On January 27, 2022, representatives of MWE also sent a revised draft of the Business Combination Agreement to Cleary. The draft included revisions to the representations and warranties, the debt financing provisions, the provisions regarding issuances of Series P Preferred Stock of Wag! to certain existing stockholders of Wag! as part of the Series P Investment, and the interim covenants. The amount of the PIPE and Backstop Investment was added to the draft at the agreed-upon $5.0 million. The provisions relating to the funding of expenses were also revised to reflect that CHW’s fees and expenses will not exceed $13 million, consistent with the Term Sheet. The provisions regarding the issuance of shares at the Closing to pet caregivers of Wag! were deleted from the draft. A few of the representations and warranties of Wag! were revised to remove certain knowledge and materiality qualifiers. Additionally, the employee matters representation of CHW and Merger Sub was revised to remove the language specifying that the Business Combination would not cause any “excess parachute payments” under Section 280G of the Code. The interim covenants regarding the conduct of Wag!’s business in the interim period before the Closing that Wag! and its subsidiaries may not take without the prior written consent of CHW were revised to (i) include additional restricted actions and (ii) clarify that the Series P Investment must be consummated in accordance with the Series P Subscription Agreements and the Certificate of Incorporation of Wag! in effect as of the date of the Business Combination Agreement. Any further agreements or side letters entered into with the Series P Investors would require the consent of CHW. The previously added interim covenant regarding Wag! delivering to CHW copies of joinders to the Lock-Up Agreements was revised to require Wag! to deliver joinders thereto duly executed (i) all members of Wag!’s management who hold securities of Wag! and (ii) the securityholders of Wag!, who, together with the Key Wag! Stockholders and such management securityholders, in the aggregate hold at least 70% (rather than 60%) of the issued and outstanding securities of Wag!. Three additional CHW and Merger Sub closing conditions were added conditioning CHW’s and Merger Sub’s obligations to consummate the Business Combination on the satisfaction or waiver of the following conditions: (i) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries and all documentation necessary to obtain releases of all liens (e.g., UCC termination statements); (ii) Wag! has delivered to CHW copies of notices sent to third parties; and (iii) certain agreements have been terminated. The Wag! closing condition regarding receipt of the proceeds from the Credit Facility was deleted from the draft. Additionally, the Wag! closing condition regarding minimum cash was reduced (in accordance with the revised valuation of $300 million).

On January 27, 2022, representatives of MWE sent a revised PIPE and Backstop Subscription Agreement to Cleary. The revised document (i) specified that capital to be returned within three business days following the closing date; (ii) include a most favored nation provision in relation to any other PIPE subscribers; (iii) remove certain language restricting hedging; (iv) tied termination to 90 days after the Outside Date (as defined in the Business Combination Agreement); and (v) specified that the “cleaning statement” will be filed on the second business day following the date of the subscription agreement.
On January 28, 2022, having received no further comments from Cleary, sent the same PIPE and Backstop Subscription Agreement to the PIPE and Backstop Investor and its counsel.
On January 28, 2022, Wag! amended and restated its certificate of incorporation to designate the Series P Shares and entered into the Series P Subscription Agreements with the Series P Investors.
On January 29, 2022, representatives of Cleary sent a revised draft of the CHW Founders Stock Letter to MWE. The CHW Founders Stock Letter was revised to include an obligation that the Founder Shareholders use reasonable best efforts to ensure that the trust account holds at least $30 million at the Acquisition Merger Effective Time, including by committing to forfeit up to 30% of the aggregate amount of shares and warrants held by the Founder Shareholders.
On January 30, 2022, representatives of Cleary sent revised drafts of the Business Combination Agreement, the Lock-Up Agreement and the Stockholder Support Agreement to MWE. The draft of the Business Combination Agreement included revisions to the representations and warranties, the provisions regarding the issuance of shares at the Closing to pet caregivers of Wag!, the interim covenants relating to the debt financing and the Omnibus Incentive Plan and ESPP, closing conditions, and termination provisions. The provisions regarding the issuance of shares at the Closing to pet caregivers of Wag! were added back to the draft. Specifically, a to-be-determined amount of New Wag! Community Shares will be issued that New Wag! may distribute to members of the pet wellness and welfare community as identified by its officers and directors. The Business Combination Agreement includes a covenant that if New Wag! determines that the New Wag! Community Shares will be distributed, (x) CHW and New Wag! will cooperate in good faith to include the registration of the New Wag! Community Shares on the Registration Statement and (y) no later than ten business days prior to the Closing, New Wag! will deliver to CHW a written notice setting forth the mechanism for distributing the New Wag! Community Shares and the persons to whom such New Wag! Community Shares will be distributed. Certain portions of the capitalization representation of Wag! were finalized. Additionally, the employee matters representation of CHW and Merger Sub was revised to specify that the Business Combination would not cause any “excess parachute payments” under Section 280G of the Code. The following three CHW and Merger Sub closing conditions added in the previous draft were deleted: (i) Wag! has delivered to CHW payoff and release letters from the holders of the debt of Wag! and its subsidiaries and all documentation necessary to obtain releases of all liens (e.g., UCC termination statements); (ii) Wag! has delivered to CHW copies of notices sent to third parties; and (iii) certain agreements have been terminated. However, the proposed closing condition regarding Wag! delivering to CHW copies of notices sent to third parties was proposed as an interim period covenant in this draft. The termination provisions were also revised to remove the right of CHW to terminate the Business Combination Agreement if Wag! fails to deliver to CHW copies of the audited consolidated balance sheet of Wag! and its subsidiaries as of the years December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and stockholders’ equity of Wag! and its subsidiaries for the years then ended by February 15, 2022. The Lock-Up Agreement was revised to include a mechanism that if any of the lockup provisions in the CHW Founders Stock Letter are waived, then the lockup provisions in the Lock-Up Agreement are to be waived with respect to the same percentage of common stock of the Company as to which the lockup provisions in the CHW Founders Stock Letter were waived. The Stockholder Support Agreement was revised to remove obligations of the Wag! securityholders party to the agreement to notify the Company and Wag! of any inquiry or proposal received regarding an alternative transaction and to add an obligation by the Company or Wag! to provide any Wag! securityholder party to the Stockholder Support Agreement a reasonable opportunity to review and comment upon any disclosure to be made by the Company or Wag! to any governmental authority of any information with respect to such securityholder.
On January 30, 2022, representatives of MWE and Cleary also met telephonically to discuss issues presented by the draft of the Business Combination Agreement. Specifically, representatives of Cleary provided context for changes reflected in the last draft of the Business Combination Agreement circulated by Cleary relating to: (i) the New Wag! Community Shares, (ii) the removal of CHW’s termination right if Wag! fails to deliver the audited financial statements as previously described, and (iii) the removal of the closing conditions relating to the delivery of payoff and release letters from the holders of the debt of Wag! and its subsidiaries and documentation necessary to obtain releases of all liens, copies of notices sent to third parties, and the terminations of certain agreements into interim period covenants of Wag! Substantive negotiations did not occur at this telephonic meeting.
On January 31, 2022, representatives of MWE sent revised drafts of the CHW Founders Stock Letter, the Lock-Up Agreement and the Stockholder Support Agreement to Cleary. The Stockholder Support Agreement was revised to add back in obligations of the Wag! securityholders party to the agreement to notify CHW and Wag! of its receipt of any inquiry or proposal regarding an alternative transaction. The CHW Founders Support Letter was revised to lower the number of shares and warrants subject to forfeiture by the Sponsor’s founders from 30% to 15% and to revise the trigger event for such forfeiture to be if the amount of cash proceeds required to satisfy exercises of the redemption rights immediately prior to the Acquisition Merger Effective Time equals an amount greater than 90% of the funds contained in the trust account. The Lock-Up Agreement was revised to fix typographical errors.
On February 1, 2022, representatives of Cleary and MWE exchanged drafts of the Business Combination Agreement, the CHW Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement. The parties finalized the CHW Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement. Representatives of MWE sent a revised draft of the Business Combination Agreement that included the following revisions: (i) finalization of the New Wag! Community Shares amount at 300,000 shares; (ii) addition of any fees, costs and expenses incurred or payable in connection with securing the Credit Facility with the Debt Financing Sources as a Wag! transaction expense and deletion of such fees and expenses from the definition of CHW’s transaction expenses; (iii) deletion of the issuance of the New Wag! Community Shares from Section 3.01, which addresses the effect of the Merger and conversion of securities by virtue of such Merger; (iv) revisions to certain of the financing provisions; (v) revision of the provisions regarding the issuance of shares at the Closing to pet caregivers of Wag!; (vi) addition of the following two interim covenants: (a) Wag! will have delivered to CHW evidence of the terminations of certain agreements prior to Closing and (b) CHW will have the right to distribute any cash on hand of CHW (excluding funds in CHW’s trust account) to the CHW Founder Shareholders; (vii) addition of a CHW and Merger Sub closing condition requiring Wag! to deliver to CHW evidence of the release of all liens, including appropriate UCC termination statements; (viii) revision of the minimum cash closing condition of Wag!, which requires that CHW and/or Wag! and any of its subsidiaries has cash on hand of at least $30 million; (ix) revisions to the termination provisions to add back to the draft the right of CHW to terminate the Business Combination Agreement if Wag! fails to deliver to CHW copies of the audited consolidated balance sheet of Wag! and its subsidiaries as of the years December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and stockholders’ equity of Wag! and its subsidiaries for the years then ended by February 15, 2022; and (x) revision of the miscellaneous provision to specify that any amendments to the debt financing provisions in the Business Combination Agreement require the consent of the Debt Financing Sources.
Later on February 1, 2022, representatives of Cleary sent a revised draft of the Business Combination Agreement that included the following revisions: (i) clarification that any fees, costs and expenses incurred or payable in connection with securing the Credit Facility with the Debt Financing Sources will be a Wag! transaction expense only if the Merger is consummated and if the Business Combination Agreement is terminated, all such fees, expenses and costs will be borne by CHW as a CHW transaction expense; (ii) addition of the issuance of the New Wag! Community Shares from Section 3.01, which addresses the effect of the Merger and conversion of securities by virtue of such Merger; (iii) finalization of the capitalization representation of Wag!; (iv) revisions to certain of the financing provisions; (v) revision of the interim covenants to also include that Wag! will deliver to CHW evidence of the release of all liens, including appropriate UCC termination statements (previously proposed as a CHW and Merger Sub closing condition, which was deleted from this draft); (vi) revisions to the termination provisions to delete the right of CHW to terminate the Business Combination Agreement if Wag! fails to deliver to CHW copies of the audited consolidated balance sheet of Wag! and its subsidiaries as of the years December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and stockholders’ equity of Wag! and its subsidiaries for the years then ended by February 15, 2022. Representatives of MWE sent a further revised draft of the Business Combination Agreement that included the following revisions: (i) finalization of certain representations of CHW and Merger Sub, including capitalization and CHW’s trust account and (ii) revisions to certain of the financing provisions. Thereafter, certain non-substantive revisions were made to finalize the draft Business Combination Agreement.
On February 1, 2022, a quorum of the CHW board of directors convened via videoconference and received an update of the current status of transaction negotiations and the proposed Business Combination Agreement and other agreements and documents to be approved by the CHW board of directors in connection with the proposed Business Combination. The CHW directors present at the meeting were Messrs. Grundman, Raskas, Tickle, and Reiser and Ms. Weinswig. Also present at the meeting were Mr. Norman and representatives of MWE. Following a review and discussion among the directors, the Business Combination Agreement, Commitment Letter, PIPE and Backstop Subscription Agreement and the other agreements related to the foregoing agreements were unanimously approved by those members of the CHW board of directors present. The three CHW directors who were not present, Messrs. Johnson and Herrero and Ms. Benovitz, reviewed the Business Combination Agreement and other related documents and expressed approval but were unable to attend the meeting due to scheduling conflicts. The actions taken at the February 1, 2022 CHW board meeting were later ratified by a unanimous written consent of the board of directors of CHW on June 6, 2022.
On February 2, 2022, the parties finalized the Business Combination Agreement.
On February 2, 2022, the Business Combination Agreement, Commitment Letter, PIPE and Backstop Subscription Agreement, Stockholder Support Agreement, Lock-Up Agreement, CHW Founders Stock Letter and related agreements were signed.
CHW’s Existing Organizational Documents provide that CHW renounces its interest in any corporate opportunity offered to any director or officer to the fullest extent permitted by applicable law. CHW is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in CHW’s Existing Organizational Documents had any impact on its search for a potential business combination.
Recommendation of the CHW Acquisition Corporation Board and Reasons for the Business Combination
The CHW Acquisition Corporation Board, in evaluating the Business Combination, reviewed a number of materials, including the investor presentation and analyses therein, the transaction documentation, and certain due diligence summary materials prepared by CHW’s management team, and consulted with CHW’s management team and legal advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of CHW and its shareholders and (ii) to recommend that CHW public shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the CHW Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the CHW Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CHW Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of CHW’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, the CHW Board determined not to obtain a fairness opinion. The officers and directors of CHW have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, CHW’s officers, directors and advisors have substantial experience with mergers and acquisitions across a variety of different industries.
In evaluating the Business Combination, the CHW Board considered the criteria and guidelines to evaluate prospective business opportunities set by the CHW management team in the CHW IPO prospectus:

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Significant growth potential with high operating leverage and improving unit economics;

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Public market reception;

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Barriers to entry;

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Competitive advantages;

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Public markets management team;

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Leveraging CHW’s management team’s experiences; and

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Other criteria.

The criteria above were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CHW’s management and the CHW Board deemed relevant.
The CHW Board determined that Wag! meets many of the above criteria following a presentation from CHW’s management team which noted, among other things, that:
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CHW’s management team found Wag!’s unit economics, including their lifetime value/customer acquisition cost ratio, to be highly attractive. Wag! has proven and replicable gross margins across all markets;

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Wag!’s dependable and recurring Pet Parent behavior results in usage by non-premium Pet Parents of approximately 4 to 5 times per month. Wag! Premium Pet Parents use the service 7 to 8 times per month, further driving recurring revenue;

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Both parts of Wag!’s marketplace, consisting of Pet Parents and Pet Caregivers, have leading Net Promoter Scores. As of October 2021, Pet Parents gave an average Net Promoter Score that was between 65 to 70, while Pet Caregivers gave an average Net Promoter Score that was between 45 to 55;

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Wag!’s exceptional brand and reach leads the industry and generates strong Pet Parent loyalty that results in Organic Customer Acquisition of approximately 70%, from the first quarter of 2019 to the second quarter of 2021;

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Wag! Premium, which drives retention, captures approximately 40% of monthly active users and has an attractive price point for Pet Parents;

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Wag! leads the industry in service quality with over 11 million reviews, more than 96% of which have earned five stars;

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Negative supply-side Pet Caregiver acquisition cost results in attractive unit economics;

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Wag!’s Platform Participant continued use of the platform are of high quality and as the business scales, Wag! will benefit from significant operating leverage;

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Wag! has a highly experienced and seasoned management team that continues to drive improvements in the technology and the platform, to enhance the Pet Parent and Pet Caregiver experience, and to ultimately increase market share;

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Wag! will benefit from the increase in pet ownership during the COVID-19 pandemic, as well as the return to office policies and recovery in travel, when COVID-19 pandemic related restrictions are lifted;

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Wag!’s mobile based platform is proven and validated by the market; and

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Wag!’s future growth prospects are highly attractive as the business endeavors to be the all-in-one solution to Pet Parents for many of their pet related service needs, in a robust and growing market.

The CHW Board also considered a number of other factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Due Diligence.   Due diligence examinations of Wag! and discussions with Wag’s management and CHW’s management team, business advisors and legal advisors concerning CHW’s due diligence examination of Wag!;

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Financial Condition.   Wag!’s historical financial results, forecast confidence, financial plan and debt structure, as well as valuations and trading of publicly traded companies in similar and adjacent sectors;

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CHW and Wag!;

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Earnout.   The fact that CHW’s and Wag!’s existing stockholders have agreed to subject part of the merger consideration to share price contingencies, better aligning their interest with those of CHW public shareholders, Series P Investors and PIPE, and the Backstop Investor;

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Lock-Up.   The Wag! founders and senior management of Wag! have agreed to be subject to a 180-day lock-up in respect of their New Wag! Common Stock subject to early release upon achievement of a specified price target for New Wag! Common Stock (see “The Business Combination Agreement — Related Agreements — Lock-Up Agreement” and “Description of New Wag!’s Securities”); and

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Other Alternatives.   The CHW Board believes, after a thorough review of other business combination opportunities reasonably available to CHW, that the proposed Merger represents the best potential business combination for CHW and the most attractive opportunity for CHW’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the CHW Board believes that such process has not presented a better alternative.

The CHW Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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COVID-19 Risks.   Uncertainty about Wag!’s existing business challenges during the current COVID-19 pandemic;

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Near-Term Financial Results of Wag!.   The unforeseen, prolonged nature of the COVID-19 pandemic has caused depressed near-term growth;

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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on New Wag!’s revenues;

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Redemption Risk.   The potential that a significant number of CHW public shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult or impossible to complete;

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Shareholder Vote.   The risk that CHW public shareholders may fail to provide the respective votes necessary to effect the Business Combination;

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CHW’s control;

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks.   The challenges associated with preparing Wag!, a private entity, for the applicable disclosure and listing requirements to which New Wag! will be subject as a publicly traded company on Nasdaq;

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Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

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Liquidation of CHW.   The risks and costs to CHW if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

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Costs Savings and Growth Initiatives May Not be Achieved.   The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

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No Third-Party Valuation.   The risk that CHW did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

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CHW Public Shareholders Receiving a Minority Position in New Wag!.   The risk that CHW public shareholders will hold a minority position in New Wag!; and

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Fees and Expenses.   The fees and expenses that are associated with completing the Business Combination.

In addition to considering the factors described above, the CHW Board also considered other factors including, without limitation:
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Interests of Certain Persons.   Some officers and directors of CHW may have interests in the Business Combination (see “— Interests of CHW’s Directors and Officers in the Business Combination” and “Risk Factors — Risks Related to the Business Combination and CHW — Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Wag! is appropriate for CHW’s initial business combination.”); and

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Other Risk Factors.   Various other risk factors associated with the business of Wag!, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The CHW Board concluded that the potential benefits that it expects CHW and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The CHW Board also noted that CHW public shareholders would have a substantial economic interest in New Wag! (depending on the level of CHW public shareholders that sought redemption of their public shares for cash). Accordingly, the CHW Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement were advisable and in the best interests of CHW and its shareholders.
Financial Statements
CHW management’s review of the Business Combination included a detailed review of the audited balance sheets and results of operations and comprehensive loss, cash flows, mezzanine equity and stockholders’ deficit of Wag! for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon and an unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows, mezzanine equity and stockholders’ deficit of Wag! and its subsidiaries as of and for the nine-month period ended September 30, 2021. CHW reviewed the financial statements to assess the quality of the business operations, health and stability of the business on a historical and current basis, and to assess both current and long term assets and liabilities of the business. Furthermore, CHW utilized the financial statements to perform a series of financial diagnostics, including benchmarking costs to similar consumer marketplace businesses (such businesses identified in “BCA Proposal — The Business Combination Agreement — Comparable Company Analysis”), analyses of revenue composition and growth, and analyses of historical take rate trends. The CHW team found that the financial diagnostics and comparable company analyses demonstrated the differentiated nature of Wag!’s economic model, scalability of the unit economics, and pointed to a strong core value proposition. Wag!’s growth and margin profile proved to be in line with other consumer marketplace businesses. Moreover, information in the audited financial statements were key inputs utilized in CHW’s financial models and the financial data generated by these models were used to run trading scenarios for Wag!’s business. In particular, the CHW team focused on achievability of 2022 and 2023 revenue assumptions. The sensitivity and financial analyses conducted by CHW’s team ultimately supported the agreed upon transaction enterprise value.
Comparable Company Analysis
CHW management’s review of the Business Combination included a comparable company analysis to assess the value that the public markets would likely ascribe to CHW following a business combination with Wag! and this analysis was shown to the CHW Board. The comparable company analysis was prepared by

Wag!’s management team. The relative valuation analysis was based on selected publicly-traded companies that (1) have leading online consumer marketplaces with similar take-rate economics, (2) generate powerful network effects from large user bases that leads to improved algorithms and stronger Artificial Intelligence, as well as Machine Learning supported by Big Data and analytics, (3) have a strong mobile presence, with either mobile first or a strong multi-platform strategy, (4) are highly disruptive of traditional industries and (5) have high growth characteristics with a critical mass of users and activity. The comparable companies were selected by Wag! as publicly traded companies having common characteristics with Wag!’s business model and the sectors in which it operates (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Wag!). The comparable companies included in the analysis consisted of Airbnb, Inc., DoorDash, Inc., Etsy, Inc., Fiverr International Ltd., Match Group, Inc., Rover Group Inc., and Uber Technologies, Inc. While these companies may share certain characteristics that are similar to those of Wag!, the CHW Board did not consider any of these companies to be identical in nature to Wag!.
Using publicly available information, information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics, and information provided by Wag!’s management, CHW management reviewed with the CHW Board, among other things, with respect to Wag! and each such selected comparable company: (i) estimated compound annual growth rate of revenue for calendar years 2021 through 2023, (ii) estimated gross profit margin for calendar year 2022, (iii) enterprise value (the equity value of Wag! prior to cash proceeds from the transaction) as a multiple of estimated revenue for calendar year 2022 and (iv) enterprise value as a multiple of estimated revenue for calendar year 2023. The applicable metrics for Wag! and the selected comparable companies are summarized in the table below:
Selected Company	Revenue CAGR CY21’-23E’	Gross Profit Margin CY2022E	Enterprise Value / Revenue CY2022E	Enterprise Value / Revenue CY2023E
Wag!	95%	89%	8.3x	4.9x
Airbnb, Inc.	23%	80%	13.4x	11.0x
DoorDash, Inc.	24%	54%	7.5x	6.0x
Etsy, Inc.	20%	73%	8.5x	7.0x
Fiverr International Ltd.	27%	84%	8.4x	6.6x
Match Group, Inc.	19%	72%	9.8x	8.4x
Rover Group, Inc.	65%	75%	5.0x	3.4x
Uber Technologies, Inc.	37%	53%	2.6x	2.1x
The results of this analysis (as described above) supported the CHW Board’s determination, based on a number of factors, that the enterprise value for Wag! pursuant to the Business Combination was fair to and in the best interests of CHW and its shareholders.
The projected information included below related to Wag! has been prepared by, and is the responsibility of, Wag!’s management. BDO USA, LLP, Wag!’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto. The BDO USA, LLP report included in this proxy statement/prospectus relates to Wag!’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.
Certain Projected Financial Information
New Wag! does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the prospective financial information of New Wag! for fiscal years 2021 through 2023, each ended December 31, prepared by New Wag!’s management team (the “Financial Projections”), was provided to the CHW Board in connection with the CHW Board’s consideration of the proposed Business Combination. Wag!’s management team prepared the Financial Projections as of November 2021. The Financial Projections are included in this proxy statement/prospectus and the CHW Board has reviewed and discussed the Financial Projections. The

Financial Projections do not take into account any circumstances or events occurring after the date on which the Financial Projections were prepared, which was November 2021.
Assumptions
In connection with the preparation of the Financial Projections, New Wag!’s management team considered various material assumptions, including, but not limited to, the following:
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The return-to-office will take place gradually between Q1’2022 and Q1’2023.

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Monthly services completed on the Wag! platform will return to pre-pandemic levels in Q4’2022.

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Projected 2023 bookings and revenue on the Wag platform projected to grow from 2022, driven by new Platform Participants joined in 2022 continuing to use the platform in 2023 together with new platform participant acquisition in 2023 from increased marketing spend on the basis of historical marketing efficiency trends.

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Wag!’s Platform Participants from pre-2020 will never fully return and will contribute less than 30% of revenue in 2022.

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2022 marketing spend will convert new bookings with comparable efficiency to pre-COVID levels, with increasing marketing spend per customer beginning in Q3’2021.

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There will be no overarching improvements to future average revenue per Platform Participant or Wag! Premium penetration. Wag! Wellness will synergize within the Wag! ecosystem through 2022 and beyond and will provide significant upside to take rate.

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No material liabilities.

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No inorganic acquisition or mergers or acquisitions.

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Forecasted operating Adjusted EBITDA of $(15.6m) and $(10.7m) for FY’2022 and FY’2023, respectively, due to focus on brand building, with positive EBITDA in Q2’2024.

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Format of the projections presented did not include net income.

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Revenue presented is reduced for certain marketing coupons, which may be presented as marketing expenses in the GAAP financials.

While presented with numerical specificity, the Financial Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and other future events, as well as matters specific to the business of New Wag!, all of which are difficult to predict and many of which are beyond New Wag!’s control including, among other things, the matters described in the sections herein entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Financial Projections
The Financial Projections are set forth below. The Financial Projections were previously included in New Wag!’s Investor Presentation, which was filed with the SEC by CHW on February 3, 2022 as an exhibit to a Form 8-K. The footnotes to the tables below have been updated and modified to conform to the presentation in this proxy statement/prospectus. The tables set forth New Wag!’s unaudited, adjusted results and future projections reviewed by the CHW Board for purposes of its consideration of the Business Combination:
Financial Projections (as of November 2021)
	2019	2020	2021P	2022P	2023P
Total Services (M)	3.6	1.2	1.2	2.3	4.2
Gross Bookings ($M)	$95.4	$35.2	$45.9	$93.4	$163.5
YoY Growth %		(63)%	30%	103%	75%
Take Rate	24%	31%	41%	45%	43%

	2019	2020	2021P	2022P	2023P
Services Revenue	$22.7	$10.9	$14.8	$28.4	$50.0
Wellness Revenue	0.0	0.0	3.9	13.4	21.0
Total Revenue ($M)	$22.7	$10.9	$18.7	$41.8	$71.0
YoY Growth %		(52)%	72%	124%	70%
Expenses ($M)
Primary Cost of Revenue	8.0	2.4	2.5	4.6	7.3
Other Cost of Revenue	1.6	0.3	0.2	0.3	0.5
Headcount	38.8	13.4	13.0	19.4	22.3
Marketing	14.5	1.0	5.7	20.6	36.0
Other	26.9	11.7	8.2	12.5	15.6
Total Expenses ($M)	$89.8	$28.8	$29.6	$57.4	$81.7
Adjusted EBITDA ($M)	($67.1)	($17.9)	($10.9)	($15.6)	($10.7)
Adjusted EBITDA Margin %	(296)%	(164)%	(59)%	(37)%	(15)%
Gross Profit ($M)	$14.7	$8.5	$16.2	$37.2	$63.7
Gross Profit Margin %	65%	78%	87%	89%	90%
Financials contained are subject to adjustment based on finalization of the audit and final P&L presentation format
Revenues presented are reduced for certain marketing coupons, which may be presented as Marketing expense in the Company’s financial statements
Expenses — Other Expenses presented exclude restructuring charges (2019 & 2020 only) and stock based compensation expense
Adjusted EBITDA is defined as net income (loss) adjusted for provision for (benefit from) income taxes, interest income (expense), depreciation and amortization, stock-based compensation expense, and 2019/20 restructuring expense
The Financial Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Projections have not been audited. None of the independent registered public accounting firms of New Wag! or CHW or any other independent accountants, have compiled, examined or performed any review or other procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of New Wag! and CHW assume no responsibility for, and disclaim any association with, the Projections.
The Financial Projections included in this proxy statement/prospectus have been prepared by, and are the sole responsibility of, New Wag!’s management team. The Projections were prepared in good faith by New Wag!’s management team based on its reasonable best estimates and assumptions with respect to the expected future financial performance of New Wag! as of the date on which the Financial Projections were prepared and speak only as of such date.
The Financial Projections are included in this proxy statement/prospectus solely to provide CHW’s shareholders access to information made available in connection with the CHW Board’s consideration of the proposed Business Combination. The Financial Projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of New Wag!. The actual future performance of New Wag! may vary materially from the forecasts contained in the Financial Projections. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after November 2021, the date they were prepared.
New Wag! has not warranted the accuracy, reliability, appropriateness or completeness of the Financial Projections to anyone, including CHW. None of New Wag!’s management nor any of its representatives has made or makes any representations to any person regarding the ultimate performance of New Wag! relative to the Financial Projections. The Financial Projections are not fact. The Financial Projections are not a guarantee of actual future performance. The future financial results of New Wag! may differ materially from those expressed in the Financial Projections due to factors beyond New Wag!’s ability to control or predict.
The Financial Projections are included in this proxy statement/prospectus solely for informational purposes and not to induce any CHW shareholders to vote in favor of any of the proposals at the Special Meeting.
CHW and New Wag! encourage you to review the financial statements of New Wag! included in this proxy statement/prospectus, as well as the financial information in the sections entitled “New Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
None of CHW, New Wag! or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or any of the Financial Projections otherwise would not be realized.
The Financial Projections include certain non-GAAP financial measures that are not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. Each of New Wag! and CHW believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating New Wag!’s ongoing operating results and trends. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.
Satisfaction of 80% Test
It is a requirement under the Existing Organizational Documents that any business acquired by CHW have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Wag! generally used to approve the business combination described herein, the CHW Board determined that this requirement was met. In reaching this determination, the CHW Board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, and business model as well as quantitative factors such as Wag!’s potential for future growth in revenue and profits.
The CHW Board reviewed Wag!’s financial business model and qualitative factors as previously described throughout the due diligence process. After consideration of these factors, the CHW Board determined that the value of Wag! was substantially in excess of the 80% threshold. The CHW Board believed that the financial skills and background of its members qualified it to conclude that the acquisition of Wag! met this requirement.
Structure of the Business Combination
On February 2, 2022, CHW, Merger Sub, and Wag! entered into the Business Combination Agreement, pursuant to which the Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation; and (ii) on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of CHW. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to “Wag! Group Co.”, and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.
The parties will hold the Domestication Closing immediately prior to (i) filing a Certificate of Domestication with the Secretary of State of the State of Delaware, (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (iv) completing and making all filings required to be made with the SEC and the Nasdaq Capital Market to list the New Wag! common stock on the Nasdaq Capital Market. On the business day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two business days after the Domestication Closing Date, and no later than three business days after the date of the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, the parties will hold the Acquisition Closing immediately prior to such filing of the certificate of merger with respect to the Acquisition Merger on the Acquisition Closing Date. For the avoidance of doubt, the Domestication and the Domestication Closing will all occur at least one day prior to, and independent of, the Acquisition Merger, the Acquisition Closing, and the Acquisition Merger Effective Time and, on the Acquisition Closing Date, the Private Placements will be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.
Conversion and Issuance of Securities
Upon the Domestication Closing, by virtue of the Domestication and without any action on the part of CHW, Merger Sub, Wag!, or the holders of any of CHW’s or Wag!’s securities:
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each then-outstanding CHW ordinary share will be canceled and converted into one share of New Wag! common stock;

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each then-outstanding CHW warrant will be assumed and converted automatically into a New Wag! warrant; and

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each then-outstanding CHW unit will be canceled and converted into one unit of New Wag!, representing one share of New Wag! common stock and one New Wag! warrant.

On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Wag! preferred stock (excluding Series P Shares) will convert automatically into a number of shares of Wag! common stock at the then-effective conversion rate in accordance with the terms of the existing Wag! charter. Each share of Wag! Series P stock is expected to convert in connection with the Conversion on a one-for-one basis into a share of Wag! common stock.
At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Wag!, Merger Sub, Wag!, or the holders of the following securities:
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each then-outstanding share of Wag! common stock (including shares of Wag! common stock resulting from the Conversion) will be canceled and converted into (a) the right to receive a number of shares of New Wag! common stock equal to the Exchange Ratio and (b) the contingent right to receive Earnout Shares as additional consideration;

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all shares of Wag! common stock and Wag! preferred stock held in the treasury of Wag! will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each then-outstanding share of Series P Shares shall be canceled and converted into the right to receive a number of shares of New Wag! common stock on a one-for-one basis;

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each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of New Wag! common stock;

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each then-outstanding and unexercised warrant to purchase shares of Wag! common stock (each, a “Wag! Warrant”) will automatically be assumed and converted into a warrant to purchase a number of shares of New Wag! common stock equal to the product of (x) the number of shares of Wag! common stock to such New Wag! warrant and (y) the Exchange Ratio, at an exercise price per share of New Wag! common stock equal to (i) the exercise price per share of such Wag! Warrant divided by (ii) the Exchange Ratio;

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each then-outstanding and unexercised options to purchase shares of Wag! common stock (each, a “Wag! Option”), whether or not vested, will be assumed and converted into (a) an option to purchase a number of shares of New Wag! common stock equal to the product of (x) the number of shares of Wag! common stock subject to such Wag! Option and (y) the Exchange Ratio, at an exercise price per share of New Wag! common stock equal to (i) the exercise price per share of such Wag! Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Wag! Option) and (b) the contingent right to receive Earnout Shares as additional consideration; and

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each then-outstanding restricted stock unit award covering shares of Wag! common stock (each, a “Wag! RSU Award”), will be assumed and converted into (a) an award covering a number of shares of New Wag! common stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Wag! common stock subject to such award immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Wag! RSU Award) and (b) the contingent right to receive Earnout Shares as additional consideration.

The “Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.
New Wag! is exploring options to implement a distribution of New Wag! Community Shares to members of the pet wellness and welfare community as identified by our officers and directors. If distributed, the issuance of New Wag! Community Shares is expected to be arranged through and administered by one or more third-party program administrators.
Earnout
During the Earnout Period, within five business days after the occurrence of the Triggering Events described below, New Wag! will issue or cause to be issued to (i) each holder, as of immediately prior to the Acquisition Merger Effective Time, of (a) a share of Wag! common stock (after taking into account the Conversion), or (b) a Wag! Option or a Wag! RSU Award (each, an “Eligible Wag! Equityholder”), with respect to each such triggering event, the following shares of New Wag! common stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing) as additional consideration for Wag!’s interest acquired in connection with the Business Combination (the “Earnout Shares”) and (ii) the holders of certain restricted stock units of Wag! (“Management Earnout RSUs”), with respect to each such triggering event, the following shares of New Wag! common stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing) (the “Management Earnout Shares”), in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:
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upon the occurrence of Triggering Event I, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Wag! Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs;

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upon the occurrence of Triggering Event II, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Wag! Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs; and

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upon the occurrence of Triggering Event III, a one-time issuance of 3,333,334 Earnout Shares to the Eligible Wag! Equityholders and 1,666,666 Management Earnout Shares to the holders of Management Earnout RSUs.

Each triggering event described above will only occur once, if at all, and in no event will the Eligible Wag! Equityholders and the holders of Management Earnout RSUs be entitled to receive more than an aggregate of 10,000,000 Earnout Shares and 5,000,000 Management Earnout Shares.
If, during the Earnout Period, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:
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less than $12.50, then no Earnout Shares or Management Earnout Shares will be issuable;

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greater than or equal to $12.50 but less than $15.00, then, (a) immediately prior to such change of control, New Wag! will issue 3,333,333 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 1,666,667 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control) to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable;

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greater than or equal to $15.00 but less than $18.00, then, (a) immediately prior to such change of control, New Wag! will issue 6,666,666 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 3,333,334 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control) to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable; or

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greater than or equal to $18.00, then, (a) immediately prior to such change of control, New Wag! will issue 10,000,000 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 5,000,000 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control) to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable.

The New Wag! common stock price targets specified in the definitions of “Triggering Event I,” “Triggering Event II” and “Triggering Event III” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring on or after the Acquisition Closing.
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of CHW, Merger Sub and Wag! relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.
The Business Combination Agreement contains representations and warranties made by Wag! to CHW and Merger Sub relating to a number of matters, including the following:
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organization and qualification to do business;

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subsidiaries;

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certificate of incorporation and bylaws;

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accuracy of Wag!’s capitalization;

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authority to enter into the Business Combination Agreement;

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absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

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possession and effectiveness of material permits and compliance with such permits;

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preparation of Wag!’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of Wag! and its subsidiaries as of the date of such financial statements and for the periods indicated therein;

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conduct of business and absence of certain changes or events since December 31, 2020;

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absence of litigation;

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employee benefit plans;

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labor and employment matters;

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real property and title to assets;

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intellectual property;

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taxes;

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compliance with environmental law and other environmental matters;

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Wag!’s material contracts, the validity and binding effect of such material contracts and absence of breach, violation, or default thereunder;

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validity and coverage of material insurance policies;

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approval of the board and stockholders required to consummate the transactions contemplated by the Business Combination Agreement;

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compliance with anti-corruption and sanctions laws;

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interested party transactions and side letter agreements;

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payments received in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

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insurance company matters;

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inapplicability of the Exchange Act; and

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brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by CHW and Merger Sub to Wag! relating to a number of matters, including the following:
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corporate organization;

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organizational documents;

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accuracy of CHW and Merger Sub’s capitalization;

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authority to enter into the Business Combination Agreement;

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absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

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compliance with applicable laws and material contracts;

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proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act;

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conduct of business and absence of certain changes or events since August 30, 2021;

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absence of litigation;

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approval of the board and the shareholders required to consummate the transactions contemplated by the Business Combination Agreement;

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brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

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the Trust Account;

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absence of employees;

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taxes;

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the listing of CHW ordinary shares, CHW warrants, and CHW units;

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insurance;

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intellectual property;

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absence of breach or default under material agreements, contracts, and commitments;

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title to property;

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inapplicability of the Investment Company Act of 1940, as amended;

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private placements;

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financing;

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investigation and reliance; and

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the CHW Founders Stock Letter.

No Survival
The representations, warranties, covenants, obligations, and other agreements of Wag!, CHW, and Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Closing, and only the covenants and agreements that by their terms survive the Acquisition Closing and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Closing.
Acquisition Closing
The Acquisition Closing will occur at least one business day, but no more than two business days, after the Domestication Closing Date, and in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).
Conduct of Business Pending the Business Combination
Wag! agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, subject to specified exceptions, unless CHW otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Wag! will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by Wag! taken prior to the date of the Business Combination Agreement; and provided that, any action taken, or omitted to be taken, that is required by applicable law will be deemed to be in the ordinary course of business. Wag! agreed to use its reasonable best efforts to preserve substantially intact the business organization of Wag! and its subsidiaries, keep available the services of the current officers, key employees and consultants of Wag! and its subsidiaries, and preserve the current relationships of Wag! and its subsidiaries with customers, suppliers and other persons with which Wag! or any of its subsidiaries has significant business relations in all material respects.
In addition to the general covenants above, Wag! agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, Wag! will not, and will cause its subsidiaries not to, without the prior written consent of CHW (which consent may not be unreasonably withheld, conditioned or delayed):

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amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Wag! or its subsidiaries;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Wag! or its subsidiaries (other than the Merger Steps);

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Wag! or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Wag! or its subsidiaries, except for (1) the exercise or settlement of any Wag! Options, Wag! RSU Awards or Wag! Warrants in effect on the date of the Business Combination Agreement, (2) the issuance of shares of Wag! common stock (or other class of equity security of Wag!, as applicable) pursuant to the terms of the Wag! preferred stock and Wag! Warrants, in each case, in effect on the date of the Business Combination Agreement, (3) the Series P Investment and all actions required for the consummation of the Series P Investment so long as consummated solely in accordance with the existing Wag! charter and the Series P Subscription Agreements (it being further understood and agreed that Wag! shall not enter into any other agreements, side letters, or arrangements relating to the Series P Investment without the prior written consent of CHW), and (4) the issuance of the Management Earnout RSUs; or (b) any material assets of Wag! or its subsidiaries, except for (1) depositions of obsolete or worthless equipment, (2) transactions among Wag! and its subsidiaries and (3) the sale or provision of goods or services to customers in the ordinary course of business;

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acquire any equity interest in, or enter into a joint venture with, any other entity (excluding any wholly owned subsidiary of Wag!);

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of Wag! to Wag! or any other wholly owned subsidiary of Wag!;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Wag! securities in connection with the exercise of the Wag! Options or settlement of the Wag! RSU Awards;

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acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $100,000 individually or $250,000 in the aggregate;

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incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for (a) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Wag! or its subsidiaries not to exceed $250,000;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each, in excess of $250,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (a) advances to employees or officers of Wag! or its subsidiaries in the ordinary course of business or (b) prepayments and deposits paid to suppliers of Wag! or its subsidiaries in the ordinary course of business;

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make any material capital expenditures (or commit to making any capital expenditures) in excess of $2,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Wag!’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to CHW;

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acquire any fee interest in real property;

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except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (a) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director or individual consultant of Wag! or its subsidiaries (each, a “Service Provider”) (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (b) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (e) below); (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Wag! Options or Wag! RSU Awards; (d) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of Wag!; (e) hire any new employees of Wag! or its subsidiaries unless (i) necessary to replace an employee whose employment has ended (and in which case such hiring will be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (ii) such employees are hired with an annual base salary below $300,000; or (f) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (a)  — (f), Wag! may (A) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (B) change the title of its employees in the ordinary course of business and (C) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

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implement any employee layoffs, plant closings or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of Wag! under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” law;

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pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

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make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (B) required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

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(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes; or (e) surrender any right to claim a material refund of income or other taxes; in each case that is reasonably likely to result in an increase to tax liability to Wag! and its subsidiaries taken as a whole;

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change its jurisdiction of tax residence;

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(a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Wag!’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to Wag! or its subsidiaries, taken as a whole; or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case, except in the ordinary course of business consistent with past practice;

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fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by Wag! or its subsidiaries (“Wag!-Owned IP”);

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enter into any contract, agreement or arrangement that obligates Wag! or its subsidiaries to develop any intellectual property related to the business of Wag! or its products, which such intellectual property would be owned by a third party;

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permit any material item of Wag!-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material items of Wag!-Owned IP;

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waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $350,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

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enter into any new line of business that is materially different from the general nature of the business currently conducted by Wag! or its subsidiaries;

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voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Wag! and its subsidiaries and their assets and properties or change coverage in a manner materially detrimental to Wag! and its subsidiaries, taken as a whole, any material insurance policy insuring the business of Wag! or its subsidiaries;

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fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of Wag! and its subsidiaries taken as a whole; or

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enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

CHW agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the PIPE and Backstop Subscription Agreement and consummating the PIPE and Backstop Investment and the Debt Financing) and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Acquisition Merger Effective Time, unless Wag! otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), CHW will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. In addition, CHW and Merger Sub have agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of Wag! (which may not be unreasonably withheld, conditioned or delayed):
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amend or otherwise change their organizational documents or form any subsidiary of CHW other than Merger Sub;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to CHW’s organization documents, including the Existing Organizational Documents and any distributions to the CHW Founder Shareholders in accordance with the Business Combination Agreement;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of CHW ordinary shares (prior to the Domestication), New Wag! common stock (following the Domestication) or CHW warrants except for redemptions from the Trust Account;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of CHW or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of CHW or Merger Sub;

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(a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (b) enter into any strategic joint ventures, partnerships or alliances with any other person or (c) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;
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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CHW, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by CHW’s independent accountants;

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(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, enter into any tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment; or (e) surrender any right to claim a material refund of income or other taxes, in each case that is reasonably likely to result in an increase to tax liability to CHW or Merger Sub;

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change its jurisdiction of tax residence;

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liquidate, dissolve, reorganize or otherwise wind up the business and operations of CHW or Merger Sub;

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amend or modify the Trust Agreement or any agreement related to the Trust Account;

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(a) hire any employee or (b) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of CHW (other than consultants, advisors, including legal counsel, or institutional service providers engaged by CHW)); or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements
Financing
CHW agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to enter into a Commitment Letter, dated February 2, 2022 (the “Commitment Letter”) with the Debt Financing Sources pursuant to which the Debt Financing Sources have committed to lend Merger Sub (and upon consummation of the Acquisition Merger, Wag!) and Merger Sub (and upon consummation of the Acquisition Merger, Wag!) has agreed to borrow debt financing upon the terms and subject to the conditions set forth therein (such transaction, the “Financing”), contemporaneously with the Acquisition Closing. CHW has also agreed to use its reasonable best efforts to (i) maintain in effect the Commitment Letter, any fee letters and engagement letters with respect to fees and related arrangements (collectively, the “Commitment Papers”), (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) satisfy on a timely basis (or, if determined by CHW to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of CHW’s control or where the failure to be so satisfied is a direct result of Wag!’s failure to comply with its obligations.
CHW agreed not to, without the prior written consent of Wag! (not to be unreasonably withheld, conditioned or delayed), permit any termination of the commitments contained in the Commitment Papers or enter into any amendment, supplement, modification or waiver to the Commitment Papers, in each case, if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing to an amount that would be less than the amount that is necessary for CHW to satisfy its payment obligations and to consummate the transactions contemplated by this Agreement to be paid and/or consummated on the Acquisition Closing Date (the “Required Amount”) or (B) impose new or additional conditions precedent to the funding of the Financing on the Acquisition Closing Date or otherwise expand, amend or modify in any material respect any of the existing conditions precedent to the funding of the Financing on the Acquisition Closing Date, in each case, in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing.
Wag! agreed that, solely in the event that the Acquisition Merger is consummated, New Wag! will be responsible for and bear and pay all commitments, costs, expenses and fees related to the Financing, including any such commitments, costs, expenses and fees due or payable to the Debt Financing Sources.
Exclusivity
From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, except as otherwise required by applicable law (including the fiduciary duties of the members of the Wag! Board), none of Wag! and any of its subsidiaries, CHW, nor Merger Sub will, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (A) in the case of Wag!, (1) sale of 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, (2) sale of 15% or more of the outstanding capital stock of Wag! or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, or (3) merger, consolidation, liquidation, dissolution or similar transaction involving Wag! or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, in each case, other than with CHW and its representatives (a “Wag! Alternative Transaction”), and (B) in the case of CHW and Merger Sub, merger, consolidation, or acquisition of stock or assets or any other business combination involving CHW and any other corporation, partnership or other business organization other than Wag! and its subsidiaries (a “CHW Alternative Transaction” and together with the Wag! Alternative Transaction, each an “Alternative Transaction”); (ii) in the case of Wag!, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Wag! or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a Wag! Alternative Transaction; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction; (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Wag! and its subsidiaries, on the one hand, and CHW and Merger Sub, on the other hand, agreed to immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by Wag! and its subsidiaries, CHW or Merger Sub or any of their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.
From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, each of Wag! and CHW agreed to notify the other party promptly in writing after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating Wag! or any of its subsidiaries or CHW, as applicable, or for access to the business, properties, assets, personnel, books or records of Wag! or any of its subsidiaries or CHW, as applicable, by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the party giving the notice will identify the third party making any such inquiry, proposal, indication or request with respect to an

Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry will keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.
If either party receives any inquiry or proposal as described above, then that party has agreed to notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.
Registration Statement; Proxy Statement
As promptly as practicable after the execution of the Business Combination Agreement, CHW agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of New Wag! common stock to be issued or issuable to the stockholders of Wag! pursuant to the Business Combination Agreement, which registration statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Shareholder Proposals.
Wag! Stockholder Approval; Lock-Up Agreements
Wag! will obtain and deliver to CHW the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the DGCL and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination (the “Requisite Wag! Stockholder Approval” and such Wag! stockholders, the “Key Wag! Stockholders”), (i) in the form of a written consent executed by the Key Wag! Stockholders (pursuant to the Stockholder Support Agreement) (the “Written Consent”), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within 48 hours after the Registration Statement is declared effective, and (ii) in accordance with the terms and subject to the conditions of Wag!’s certificate of incorporation and bylaws and other organizational documents, and (b) take all other action necessary or advisable to secure the Requisite Wag! Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If Wag! fails to deliver the Written Consent to CHW within 48 hours of the Registration Statement becoming effective, CHW will have the right to terminate the Business Combination Agreement pursuant to the terms therein.
Prior to the Acquisition Closing, Wag! will deliver to CHW copies of joinders to the Lock-Up Agreement, duly executed by (i) all members of Wag!’s management who hold securities of Wag! and (ii) the securityholders of Wag!, who, together with the Key Company Stockholders and such management securityholders, hold at least 70% of the aggregate issued and outstanding securities of Wag!. Shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws.
CHW’s Extraordinary General Meeting
CHW agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Shareholder Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that CHW may (or, upon the receipt of a request to do so from Wag!, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, prior to August 8, 2022 (the “Outside Date”)) upon the good faith determination by the CHW Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Shareholder Proposals or otherwise take actions consistent with CHW’s obligations). CHW has agreed to use its reasonable best efforts to obtain the approval of the Shareholder Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Shareholder Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. CHW agreed, through the CHW Board, to recommend to its shareholders that they approve the Shareholder Proposals and to include the recommendation of the CHW Board in this proxy statement/prospectus (the

“CHW Recommendation”). Neither the CHW Board nor any committee thereof will (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the CHW Recommendation, or fail to include the CHW Recommendation in the Registration Statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any CHW Alternative Transaction.
Notwithstanding (a) the making of any inquiry or proposal with respect to a CHW Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will CHW or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any CHW Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) CHW and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including CHW’s obligation to use reasonable best efforts to obtain the approval of the Shareholder Proposals at the extraordinary general meeting.
Stock Exchange Listing
Each of CHW and Wag! will use its reasonable best efforts to cause the New Wag! Common Stock to be issued in connection with the Business Combination (including the shares of New Wag! Common Stock to be issued in the PIPE and Backstop Investment, the Earnout Shares and the Management Earnout Shares) and the New Wag! warrants (and the New Wag! Common Stock issuable upon exercise thereof) to be approved for listing on Nasdaq at the Acquisition Closing. Until the Domestication Closing, CHW will use its reasonable best efforts to keep the CHW units, CHW ordinary shares and CHW warrants listed for trading on Nasdaq.
Payment of Transaction Costs
All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that New Wag! will pay all of the aggregate fees, costs and expenses incurred by, or attributable to, Wag! in connection with the transactions contemplated by the Business Combination Agreement and all of the aggregate fees, costs and expenses incurred by, or attributable to, CHW in connection with the transactions contemplated by the Business Combination Agreement up to $13,000,000.
Debt Financing Sources
Other than CHW in accordance with the express terms of the Commitment Papers, Wag! and Merger Sub, on behalf of itself and each of their respective subsidiaries and affiliates, and each director, officer, employee, agent or representative of the foregoing or any person acting on behalf of any of the foregoing persons agreed to (i) waive any and all rights or claims against any Debt Financing Source in connection with the Business Combination Agreement, the Financing, the Commitment Papers and/or the transactions contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (ii) not to commence (and if commenced, to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with the Business Combination Agreement, the Financing, the Commitment Papers and/or the transactions contemplated thereby (including any such proceeding or action relating to the Financing). Pursuant to the Business Combination Agreement, no Debt Financing Source will have any liability or obligations, including for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party thereto in connection with the Business Combination Agreement or the transactions contemplated thereby (other than to CHW in accordance with the terms of the Commitment Papers).
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
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Wag! and CHW providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

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the Omnibus Incentive Plan Proposal and the ESPP Proposal;

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director and officer indemnification;

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prompt notification of certain matters;

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Wag!, CHW, and Merger Sub using reasonable best efforts to consummate the Business Combination;

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the PIPE and Backstop Investment;

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Wag delivering to CHW copies of certain third-party notices;

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public announcements relating to the Business Combination;

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cooperation regarding any filings required under the HSR Act;

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CHW making disbursements from the Trust Account;

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the intended tax treatment of the Business Combination;

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Wag! and CHW taking all necessary action so that immediately after the Acquisition Merger Effective Time, the New Wag! Board is comprised of seven directors and two non-voting board observers, which will initially include (i) four “independent” director nominees, (ii) one director nominee who will have an initial three year term, (iii) two director nominees designated by Wag!, and (iv) two non-voting observer nominees, who will each have an initial three year term, renewing annually thereafter.

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CHW keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

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Wag! using its reasonable best efforts, if the mailing of the Merger Materials has not occurred prior to February 14, 2022, to deliver to CHW, as promptly as practicable after March 15, 2022, the audited consolidated balance sheet of Wag! and its subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of Wag! and its subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB;

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CHW notifying Wag! and keeping Wag! reasonably informed of any litigation brought, or to CHW’s knowledge, threatened in writing, against CHW or the CHW Board by any of CHW’s shareholders related to the Business Combination Agreement and the status thereof;

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Wag! notifying CHW and keeping CHW reasonably informed of material litigation pending or, to Wag!’s knowledge, threatened against Wag! or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof;

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Wag! determining, following reasonable consultation with CHW, (x) (i) whether to distribute New Wag! Community Shares and (ii) the number of New Wag! Community Shares (up to 300,000 New Wag! Community Shares) to be distributed;

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Wag and CHW determining the appropriate mechanism for distributing the New Wag! Community Shares and the persons to whom such New Wag! Community Shares will be distributed;

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Wag! issuing Management Earnout RSUs to certain individuals;

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Wag! (x) requesting and receiving consent from (or, to the extent no consent is required, delivering notice to) Bank of America, N.A. to the Business Combination or (y) repaying in full the indebtedness of Wag! incurred pursuant to that certain Promissory Note, dated August 5, 2020, with Bank of America, N.A., and any other loan outstanding under the Paycheck Protection Program, in full compliance with the CARES Act and any other applicable law, in which case Wag! will deliver payoff and release letters to CHW;

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Wag! delivering to CHW evidence reasonably satisfactory to CHW of the release of certain liens, including appropriate UCC termination statements; and

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CHW distributing any cash on hand of CHW (excluding funds in the Trust Account) to the CHW Founder Shareholders (unless such distribution would cause the minimum cash condition discussed below in “Wag! Conditions” to be not satisfied) or if no such distribution to the CHW Founder Shareholders is made, remitting such cash to the CHW Founder Shareholders on the Acquisition Closing Date.
Issuance of New Wag! Community Shares
At our request and as described in the Business Combination Agreement, New Wag! has reserved up to 300,000 shares of common stock offered by this proxy statement/prospectus through a separate community share program to eligible members of the pet wellness and welfare community. This community share program will be arranged through and administered by third-party program administrators, Robinhood Financial LLC (“Robinhood”) and DonateStock Inc. (“DonateStock”), through their respective online brokerage platforms. Wag! intends to offer common stock to two groups in this community share program: (1) eligible Pet Caregivers and (2) eligible domestic pet nonprofit organizations. New Wag! has allocated a maximum of 150,000 shares of common stock for eligible Pet Caregivers and 150,000 shares of common stock for eligible domestic pet nonprofit organizations.
In order for Pet Caregivers to be eligible to participate in this community share program, such Pet Caregivers must, within 30 days following the date that the Business Transaction closes (i) login to or create a Robinhood brokerage account through the Robinhood mobile application or at Robinhood.com, (ii) as of December 31, 2021, have completed greater than or equal to 400 walks throughout their time on the Wag! platform or completed greater than or equal to 100 walks from June 30, 2021 through December 31, 2021, (iii) as of May 1, 2022, have a minimum 4.9 star rating on the Wag! platform, (iv) open the “gift” item in the Robinhood account interface and then click on the button to claim the gifted shares, and (v) post at least one of the pieces of Wag!-provided and approved marketing content on either Twitter, Facebook, Instagram, and/or LinkedIn. In order for domestic pet nonprofit organizations to be eligible to participate in this community share program, such domestic pet nonprofit organizations must (i) opt into the community share program, (ii) create a DonateStock.com account, (iii) commit to and launch a Donatestock.com widget on their websites (i.e., a graphic including required information as obligated by DonateStock’s Terms of Use which allows any participating nonprofits to receive future stock donations powered by DonateStock), and (iv) launch a Wag! widget on their websites (i.e., a graphic that links to a specific landing page on the Wag! website and explains more about Wag! services with access to an exclusive offer).
Prior to the Closing of this offering, Wag! intends to notify eligible Pet Caregivers, nonprofit organizations and charities of the proposed program and the opportunity to register for inclusion in the community share program by opening a brokerage account with Robinhood or DonateStock, as applicable. Nonprofit organizations and charities may also have the opportunity to pre-register. Wag! also intends to promote the program by issuing press releases and other related media to bring attention to the New Wag!. Participation is capped at 15 shares of common stock per eligible Pet Caregiver and 300 shares of common stock per eligible domestic pet nonprofit organizations. Any reserved shares not allocated to eligible Pet Caregivers and nonprofit organizations will be provided to DonateStock’s nonprofit entity. Only U.S. residents and U.S. resident entities are eligible to receive an allocation in this community share program. Any shares provided through both the Robinhood and DonateStock platforms will be subject to the terms, conditions, and requirements set by Robinhood and DonateStock, as applicable. The Robinhood and DonateStock platforms and information on the Robinhood and the DonateStock applications do not form a part of this prospectus. Any shares provided under this community share program will not be subject to the terms of any lock-up agreement.
Conditions to Consummation of the Business Combination Agreement
Mutual Conditions
The obligations of Wag!, CHW, and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:
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the Written Consent having been delivered to CHW;

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the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of CHW shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, CHW’s Existing Organizational Documents and the rules and regulations of Nasdaq;
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no governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

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all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

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the Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

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the shares of New Wag! Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares and the Management Earnout Shares) and the PIPE and Backstop Investment and the New Wag! warrants (and the New Wag! Common Stock issuable upon exercise thereof) having been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof;

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CHW having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by CHW’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the Financing and the PIPE and Backstop Investment unless CHW ordinary shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

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the Domestication Closing having been completed.

CHW and Merger Sub Conditions
The obligations of CHW and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of Wag! as determined in accordance with the Business Combination Agreement;

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Wag! having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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no material adverse effect with respect to Wag! or its subsidiaries having occurred; and

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Wag! having delivered to CHW a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to CHW’s obligations are qualified by the concept of a “Wag! Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Wag! Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of Wag! and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Wag! of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Wag! Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Wag! and its subsidiaries operate;

(iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Wag! or any subsidiaries of Wag!; (v) any actions taken or not taken by Wag! or its subsidiaries as required by the Business Combination Agreement or at the request of, or with the written consent of, CHW; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Wag! Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Wag! Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that Wag! and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which Wag! and its subsidiaries operate.
Wag! Conditions
The obligations of Wag! to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:
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the accuracy of the representations and warranties of CHW and Merger Sub as determined in accordance with the Business Combination Agreement;

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each of CHW and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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CHW having delivered to Wag! a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of CHW, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

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CHW having made all necessary and appropriate arrangements with Wilmington Trust, National Association, acting as trustee, to have all of the funds in the Trust Account disbursed to CHW prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account being available to CHW in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of CHW’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

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CHW having provided the holders of New Wag! Common Stock with the opportunity to redeem their shares thereof in connection with the Business Combination;

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immediately after giving effect to the consummation of the Transactions on the Acquisition Closing Date (including the Financing and the Private Placements), CHW and/or Wag! or its subsidiaries having cash on hand of at least $30,000,000 (pro forma for any payments required to be made in connection with the consummation of the Transactions (assuming all Wag! and CHW transaction expenses are properly invoiced (whether or not so invoiced)); and

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the resignation or removal of certain CHW officers and directors.

Some of the conditions to Wag!’s obligations are qualified by the concept of a “CHW Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “CHW Material Adverse

Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of CHW or (b) would prevent, materially delay or materially impede the performance by CHW or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a CHW Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which CHW operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Wag! or any subsidiaries of Wag!; (v) any actions taken or not taken by CHW or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, Wag!; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); or (vii) the accounting treatment of the CHW warrants or the New Wag! warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that CHW is disproportionately affected thereby as compared with other similarly situated participants in the industry in which CHW operates. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the exercise of redemption rights will not be deemed to be a CHW Material Adverse Effect.
Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of Wag! or CHW, as follows:
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by mutual written consent of CHW and Wag!;

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by either CHW or Wag! if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

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by either CHW or Wag! if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

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by either CHW or Wag! if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting);

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by CHW, in the event Wag! fails to deliver the Written Consent to CHW within 48 hours of the Registration Statement becoming effective (the “Written Consent Failure”); provided, that CHW may not terminate the Business Combination Agreement for so long as Wag! continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five business days after notice of such Written Consent Failure is provided by CHW to Wag!;

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by CHW upon a breach of any representation, warranty, covenant or agreement on the part of Wag! set forth in the Business Combination Agreement, or if any representation or warranty of Wag! will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Wag! Breach”); provided, that CHW has not waived such Terminating Wag! Breach and CHW and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Wag! Breach is curable by Wag!, CHW may not terminate the Business Combination Agreement for so long as Wag! continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by CHW to Wag!; or

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by Wag! upon a breach of any representation, warranty, covenant or agreement on the part of CHW or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of CHW or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating CHW Breach”); provided, that Wag! has not waived such Terminating CHW Breach and Wag! is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating CHW Breach is curable by CHW and Merger Sub, Wag! may not terminate the Business Combination Agreement for so long as CHW and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Wag! to CHW.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.
Related Agreements
Series P Preferred Stock Offering
In connection with entering into the Business Combination Agreement, on January 28, 2022, the Series P Investors have purchased Series P Shares, in an aggregate principal amount of $11 million in a private placement, issuable pursuant to the Series P Subscription Agreements. The Series P Shares are subject to transfer restrictions as set forth in the Series P Subscription Agreements. Wag! intends to use the proceeds from the sale of the Series P Shares for general working capital or to fund acquisitions of accretive business targets. Closing of the Investment was not conditioned in any manner whatsoever on the closing of the Business Combination and occurred promptly following the signing of the Series P Subscription Agreements. None of the Sponsor or CHW’s officers, directors or their affiliates, is an Investor in the Series P Investment.
Each share of the Series P Shares is convertible, at any time at the option of the Series P Investors, into Wag! common stock and the number of shares of Wag! common stock a Series P Investor will receive upon exercise of the conversion right will equal the product obtained by multiplying the applicable conversion rate for the Series P Shares then in effect by the number of Series P Shares being converted; provided, that the Series P Shares may not be converted to Wag! common stock at any time prior to the occurrence of a Series P Price Adjustment Event (as defined in the Series P Subscription Agreements).
Each holder of Series P Shares shall be entitled to the number of votes equal to the number of shares of Wag! common stock into which such Series P Shares could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Wag! common stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Wag!. Except as otherwise provided herein or as required by law, the holders of the Series P Shares shall vote together with the holders of Wag! common stock on an as-converted basis at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Wag! common stock.
The Series P Investors shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Wag! common stock) on the Wag! common stock, at the Dividend Rate (as defined below), payable when, as and if declared by Wag!’s board of directors. Such dividends shall not be cumulative. The Series P Investors can waive any dividend preference that they shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the then-outstanding Series P Shares (voting together as a single class and on an as-converted basis). “Dividend Rate” shall mean $0.8000 per annum for each Series P Share (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares, including, the issuance of Adjustment Series P Shares). After payment by Wag! of all of the Wag! preferred stock dividends declared by the board of directors of Wag!, any additional dividends or distributions shall be distributed among all holders of Wag! common stock and Wag! preferred stock in proportion to the number of shares of Wag! common stock that would be held by each such holder if all shares of Wag! preferred stock were converted to Wag! common stock at the then effective conversion rate.
Upon any liquidation, dissolution, or winding up of Wag!, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Wag! preferred stock and Wag! common stock, the holders of Wag! preferred stock (including the Series P Investors) shall be entitled to be paid, out of the assets of Wag! legally available for distribution (or the consideration received by Wag! or its stockholders in an Acquisition or Asset Transfer (each as defined in the Seventh Amended and Restated Certificate of Incorporation of Wag!), an amount per share equal to the applicable original issue price for such Wag! preferred stock plus any declared and unpaid dividends on such share (the “Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Wag! preferred stock of the Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of such Wag! preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the full Liquidation Preference, the remaining assets of Wag! legally available for distribution (or the consideration received by Wag! or its stockholders in an Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Wag! common stock.
Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of the Series P Shares shall be entitled to receive, for each such share then held, out of the proceeds available for distribution, the greater of (i) Liquidation Preference, or (ii) the amount of cash, securities, or other property such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Wag! common stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer.
The Series P Shares are not redeemable at the option of the Series P Investors.
The Series P Shares issued in the Series P Investment were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
CHW’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the Series P Investment.
PIPE and Backstop Subscription Agreement
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into the PIPE and Backstop Subscription Agreement with a certain qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of up to 500,000 shares of common stock following the Domestication and immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, that if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agree not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).
The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor. The PIPE and Backstop Subscription Agreement includes customary closing conditions which include (i) absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor); and (ii) the right to terminate the PIPE and Backstop Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party).
For avoidance of doubt, the PIPE and Backstop will not include the Sponsor, any of the NAAC directors, officers, or their affiliates.
There are important differences between the rights of holders of shares of common stock and holders of CHW ordinary shares. See “The Domestication Proposal — Comparison of Corporate Governance and Shareholders” for a discussion of the different rights associated with holding these securities. In addition, the CHW ordinary shares were originally sold in the CHW IPO as a component of the CHW units for $10.00 per unit. The CHW units consist of one ordinary share and one redeemable CHW warrant.
Stockholder Support Agreement
Wag! has delivered to CHW the Stockholder Support Agreement, pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).
CHW Founders Stock Letter
In connection with the execution of the Business Combination Agreement, the CHW Founder Shareholders entered into the CHW Founders Stock Letter with CHW and Wag!, which we refer to as the “CHW Founders Stock Letter,” pursuant to which, among other things, CHW, Wag!, the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (as defined below) (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.
The number of Forfeiture Shares subject to potential forfeiture will be determined as follows:
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upon the occurrence of Triggering Event I, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Forfeiture Shares will no longer be subject to forfeiture;

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upon the occurrence of Triggering Event II, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture;

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upon the occurrence of Triggering Event III, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture, and no Forfeiture Shares will thereafter be subject to forfeiture; and

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On the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor will forfeit all Forfeiture Shares which remain subject to forfeiture, if any.

If, during the three-year period beginning on the first day after the Acquisition Closing, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:
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less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Forfeiture Shares;

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greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 240,500 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture;

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greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 120,250 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture; or

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greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing.
The CHW Founder Shareholders also agreed to (i) comply with the non-solicitation and certain other provisions in the Business Combination Agreement; (ii) vote all ordinary shares, par value $0.0001 per share, of CHW (for all periods prior to the completion of the Domestication, “Founders Shares”) held by the Sponsor in favor of the Condition Precedent Proposals and in favor of the adoption and approval of the Business Combination Agreement and the Business Combination; and (iii) forfeit to CHW for cancellation for no consideration, (A) 15% of the Founders Shares and the warrants to purchase ordinary shares of CHW, with each whole warrant exercisable for one ordinary share of CHW at an exercise price of $11.50 (prior to the Domestication, “Founders Warrants” and together with Founders Shares, collectively, “Founders Equity”) indirectly owned by Jonah Raskas and Mark Grundman, if the aggregate amount of cash proceeds made available from the Trust Account to New Wag! at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of certain redemption rights provided for in the Amended and Restated Memorandum and Articles of Association (but before the payment of any unpaid transaction expenses), is less than 10% of the funds in the Trust Account as of the date of the CHW Founders Stock Letter (without including any funds in the Trust Account with respect to any shares of common stock acquired by the PIPE and Backstop Investor). The composition of such 15% of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants as of the date of the CHW Founders Stock Letter) subject to forfeiture will be determined in the CHW Founder Shareholders’ sole discretion, and (B) 20,000 shares of the Founders Equity, if 300,000 New Wag! Community Shares are issued in accordance with the Business Combination Agreement. In accordance with the CHW Founders Stock Letter, CHW expects CHW Founder Shareholders to vote their shares in favor of all proposals being presented at the Special Meeting of CHW’s shareholders. No consideration was paid to the CHW Founder Shareholders in exchange for their agreeing to vote all ordinary shares held by the Sponsor in favor of the Business Combination.
Lock-Up Agreement
In connection with the Business Combination, CHW and the Key Wag! Stockholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Lock-Up Agreement,

approximately 70% of the aggregate issued and outstanding securities of Wag! will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.
CHW and the Key Wag! Stockholders have agreed not to, without the prior written consent of the Audit Committee of the New Wag! Board and subject to certain exceptions, during the applicable lock-up period:
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sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including New Wag! common stock acquired as part of the PIPE and Backstop Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE and Backstop Investment), any shares of New Wag! common stock issuable upon the exercise of options to purchase shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for New Wag! common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

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publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, CHW and the Key Wag! Stockholders agreed to the foregoing transfer restrictions during the period beginning on the Acquisition Closing Date and ending on the date that is the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which New Wag! completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of New Wag!’s stockholders having the right to exchange their shares for cash, securities or other property.
Amended and Restated Registration Rights Agreement
In connection with the Business Combination, that certain Registration Rights Agreement, dated August 10, 2021, by and among CHW and certain persons and entities holding securities of CHW (the “IPO Registration Rights Agreement”), will be amended and restated, and New Wag!, the Sponsor, certain persons and entities holding securities of CHW prior to the Closing (together with the Sponsor, the “CHW Holders”) and certain persons and entities holding securities of Wag! prior to the Closing (the “Wag Holders,” together with the CHW Holders, the “Registration Rights Holders”) will enter into the Amended and Restated Registration Rights Agreement substantially in the form attached to this proxy statement/prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, New Wag! will agree that, within 30 calendar days after the consummation of the Business Combination, New Wag! will use its commercially reasonable efforts to file with the SEC (at New Wag!’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and New Wag! will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the CHW Holders can demand up to three underwritten offerings and certain of the Wag Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by New Wag! if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.

THE EXTRAORDINARY GENERAL MEETING
General
CHW is furnishing this proxy statement/prospectus to CHW’s shareholders as part of the solicitation of proxies by CHW’s board of directors for use at the Special Meeting to be held on                 , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CHW’s shareholders on or about                 , 2022 in connection with the vote on the Shareholder Proposals. This proxy statement/ prospectus provides CHW’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on                 , 2022, at                 a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting                . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                 (within the U.S. and Canada and toll-free) or                 (outside of the U.S. and Canada, standard rates apply).
Purpose of the Special Meeting
At the Special Meeting, CHW is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve and adopt by ordinary resolution the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and to approve the transactions contemplated by the Business Combination Agreement (we refer to this proposal as the “Business Combination Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, the approval of the amendment and restatement of the Memorandum and Articles of Association buy their deletion and replacement in their entirety with the Proposed Charter and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively) as the certificate of incorporation and bylaws of New Wag! from and after the Domestication is effective (we refer to this proposal as the “Organizational Documents Proposal”);

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consider and vote upon four separate proposals (which we refer to, collectively, as the “Advisory Charter Proposals”) to approve as ordinary resolutions, on a non-binding advisory basis, the following material differences between the current amended and restated memorandum and articles of association of CHW and the Proposed Charter and Proposed Bylaws of New Wag!:

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to authorize capital stock of 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”) and (ii) 1,000,000 shares of preferred stock;

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to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.
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to provide that shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws.

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to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

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to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;

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consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Organizational Documents Proposal is approved and adopted, for the purposes of complying with the applicable Nasdaq listing rules, (i) the issuance of shares of common stock of New Wag! pursuant to the terms of the Business Combination Agreement, and (ii) the issuance of shares of common stock of New Wag! in accordance with the PIPE and Backstop Subscription Agreement, copies of which are attached to this proxy statement/prospectus as Annex G (we refer to this proposal as the “Nasdaq Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Omnibus Incentive Plan Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex F (we refer to this proposal as the “ESPP Proposal”); and

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consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Recommendation of CHW’s Board of Directors
CHW’s board of directors has determined that the Business Combination Proposal is in the best interests of CHW and its shareholders, has approved the Business Combination Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal , “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
The existence of financial and personal interests of CHW’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CHW and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination” for a further discussion.
Record Date; Who Is Entitled to Vote
CHW has fixed the close of business on                 , 2022, as the “record date” for determining CHW shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of

business on                 , 2022, there were ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the general meeting.
In connection with our initial public offering, our initial shareholders (consisting of our Sponsor) and our independent directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Shareholder Proposals in accordance with the terms of the CHW Founders Stock Letter. As of the date hereof, our Sponsor owns approximately 15% of our total outstanding ordinary shares.
Quorum
The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the general meeting.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CHW but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Domestication Proposal and the Business Combination Proposal.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved.
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved.
The approval of any of the Advisory Charter Proposals is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, CHW is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on CHW or the CHW Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by our public shareholders.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by CHW’s public shareholders.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The ESPP Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals.
Therefore, if any of those proposals is not approved, the ESPP Proposal will have no effect, even if approved by CHW’s public shareholders.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other proposal.
In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.
There are two ways to vote your ordinary shares at the Special Meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CHW’s board “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” each of the separate Organizational Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way CHW can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a CHW shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Advantage Proxy, Inc., CHW’s proxy solicitor, in writing before the Special Meeting that you have revoked your proxy; or

•
you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact CHW’s proxy solicitor at:
Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
Redemption Rights
Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
CHW’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold (a) public shares or (b) public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on                 , 2022, (a) submit a written request to the transfer agent that CHW redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

A CHW shareholder may not withdraw a redemption request once submitted to CHW unless the board of directors of CHW determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request CHW to permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then CHW’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CHW will promptly return any shares previously delivered by public holders.
The closing price of ordinary shares on                 , 2022, the record date, was $      . Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CHW cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the Domestication, No later than the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m. Eastern Time on                 , 2022, and the Business Combination is consummated.
In order for public shareholders to exercise their redemption rights in respect of the Business Combination, public shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication no later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m., Eastern Time on                 , 2022. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 48.5 of the amended and restated memorandum and articles of association of CHW and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the business combination, public shareholders who properly exercised their redemption rights in respect of their public shares shall be paid.
No Appraisal Rights
Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the business combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation Costs
CHW is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. CHW and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CHW will bear the cost of the solicitation.
CHW has engaged Advantage Proxy, Inc. to assist in the proxy solicitation process. CHW will pay that firm a fee of $10,000, with expenses estimated to be $1,500. Such fee will be paid with non-Trust Account funds.
CHW will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CHW will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then CHW is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of CHW has approved a change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, CHW will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which CHW will be domesticated and continue as a Delaware corporation. On the effective date of the Domestication, (a) each outstanding ordinary share will automatically convert into one share of common stock and (b) the outstanding warrants to purchase ordinary shares will automatically become exercisable, at the same per share exercise price and for the same number of shares of common stock as in effect immediately prior to the Domestication. In addition, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit (each of which will consist of one share of common stock and one warrant to purchase one share of common stock) will be separated into its component common stock and warrant.
The Domestication Proposal, if approved, will approve a change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CHW is currently governed by the Cayman Islands Companies Act, upon Domestication, CHW will be governed by the Delaware General Corporation Law (the “DGCL”). We urge shareholders to carefully consult the information set out below under “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then CHW will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace our current amended and restated memorandum and articles of association under the Cayman Islands law (the “Existing Organizational Documents”) with a new certificate of incorporation and bylaws of New Wag! under the DGCL (the “Proposed Organizational Documents”). The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “The Organizational Documents Proposal,” the Existing Organizational Documents of CHW, attached hereto as Annex H and the Proposed Charter and Proposed Bylaws, attached hereto as Annex B and Annex C, respectively.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to CHW that will arise as a result of a change of domicile to Delaware. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of CHW and its shareholders, including:
Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and over 67% of all Fortune 500 companies are incorporated in Delaware.
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to CHW, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for CHW’s shareholders from possible abuses by directors and officers.
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. CHW’s incorporation in Delaware may make CHW more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Wag!, following completion of the Business Combination, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of CHW as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of CHW immediately following the Domestication will be the same as those of CHW immediately prior to the Domestication.
Comparison of Corporate Governance and Shareholders
CHW is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and CHW’s Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Wag!, your rights will differ in some regards as compared to when you were a shareholder of CHW.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CHW and New Wag! according to applicable law and/or the organizational documents of CHW and New Wag!. You also should review the Proposed Charter and Proposed Bylaws attached hereto as Annex B and Annex C, respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to CHW and New Wag!.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is No exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the	Shareholders generally do not have any rights to inspect or obtain copies of the register of

	Delaware	Cayman Islands
	usual hours for business.	shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 3E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be eliminated, except with regard to their own fraud or willful default.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that CHW be de-registered in the Cayman Islands pursuant to Article 46 of the Amended and Restated Memorandum and Articles of Association of CHW (annexed to the prospectus/proxy statement as Annex H, the “Existing Organizational Documents”) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of CHW in the State of Delaware as a corporation with the laws of the State of Delaware, the name of CHW Acquisition Corporation be changed to “Wag! Group Co.” (the “Domestication” and the post-Domestication company, “New Wag!”).”
Vote Required for Approval
The approval of this Domestication Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
The Business Combination is conditioned upon the approval of the Domestication Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication

Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL
Holders of CHW ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. CHW shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
CHW may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that CHW’s entry into the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag! and the other parties thereto (in the form attached to the proxy statement/prospectus as Annex A), and the transactions contemplated by the Business Combination be confirmed, ratified and approved in all respects.”
Interests of CHW Directors and Officers in the Business Combination
In considering the recommendation of the board of directors of CHW to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that certain members of the board of directors and officers of CHW and the Sponsor, including its directors and officers, have interests in such proposals that are different from, or in addition to, those of CHW’s shareholders generally. In particular:
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If CHW does not consummate a business combination by December 1, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 12,500,000 ordinary shares would be worthless because following the redemption of the public shares, CHW would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a Business Combination within the required period.

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The Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.009 per share. Such shares, if unrestricted and freely tradable, would have had aggregate market value of $      based upon the closing price of $      per share on Nasdaq on                 , the record date. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

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Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 15 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents). Such warrants, if unrestricted and freely tradable, would have had aggregate market value of $    based upon the closing price of $ per public share on Nasdaq on   , the record date. Given such warrants will be subject to lock-up restrictions, we believe such shares have less value.

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Sponsor and CHW’s officers and directors will lose their entire investment in CHW if an initial business combination is not completed within 15 months from the closing of the IPO.

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Sponsor and CHW’s officers and directors can earn a positive rate of return on their investment, even if other CHW shareholders experience a negative rate of return in the post-business combination company.

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Following the Closing, Sponsor would be entitled to the repayment of an outstanding working capital loan and advances that have been made to CHW. The Sponsor agreed to loan to CHW up to $1,500,000 to be used for a portion of the expenses of CHW. These loans are non-interest bearing, unsecured and are due upon consummation of an initial business combination. As of March 31, 2022, there was no amount outstanding under the January 18, 2021 promissory note, and there were no other material working capital loans outstanding. If CHW fails to complete an initial business combination by December 1, 2022, CHW may use a portion of the working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Jonah Raskas and Mark Grundman, co-chief executive officers of CHW, may be deemed to have or share beneficial ownership of the founder shares and private placement warrants held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.

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CHW’s existing directors and officers will be eligible for continued indemnification and continued coverage under CHW’s directors’ and officers’ liability insurance for a period of six years after the Business Combination.

•
In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to CHW if and to the extent any claims by a vendor for services rendered or products sold to CHW, or a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of CHW’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHW from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if CHW fails to consummate a business combination within the required period, Sponsor and CHW’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement. However, there have been no material out-of-pocket expenses subject to reimbursement to date and CHW does not anticipate any such expenses prior to Closing.

•
Up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by Sponsor or any of its affiliates to CHW may be converted into CHW warrants to purchase CHW ordinary shares at a price of $1.00 per warrant at the option of the lender;

•
Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! grants CHW Founder Shareholders certain customary demand, shelf and piggyback registration rights with respect to their shares of New Wag! common stock.

•
Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Vote Required for Approval
The approval of this Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.
The Sponsor and CHW’s directors and officers have agreed to vote the founder shares and any ordinary shares owned by them in favor of the Business Combination Proposal. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter” for more information.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Domestication Proposal and the Business Combination Proposal are approved, then CHW is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Domestication Proposal or the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by New Wag!. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by CHW’s shareholders.
The Organizational Documents Proposal is composed of the following amendments to the Existing Organizational Documents:
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Name Change. Change CHW’s name to “Wag! Group Co. ”;

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Corporate Purpose. Change the purpose of CHW to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

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Bylaws Amendment. Provide that any amendment to the bylaws will require the approval of either New Wag!’s board of directors or the holders of at least 66 2⁄3% of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; propose that shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws.

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Charter Amendment. Provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•
Blank Check Company. Remove the provisions relating to CHW’s status as a blank check company;

•
Business Opportunities. Remove the provisions under Section 49 (Business Opportunities) of the Existing Organizational Documents relating to the application of the doctrine of corporate opportunity; and

Action by Written Consent. Provide that, subject to the rights of any series of New Wag!’s preferred stock, no action will be taken by any holders of shares of New Wag! common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.
All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
The Proposed Charter also provides for a classified board structure dividing directors into three classes with only one class of directors being elected in each year and each class serving a three-year term, which is consistent with the provisions contained in CHW’s amended and restated memorandum and articles of association.
Reasons for the Organizational Documents Proposal
Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the Section “The Advisory Charter Proposals.”

Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Existing Organizational Documents be amended and restated by their deletion and replacement in their entirety with the certificate of incorporation (the “Proposed Charter”) and bylaws of New Wag! (annexed to the prospectus/proxy statement as Annex B and Annex C, respectively), which be approved and adopted as the certificate of incorporation and bylaws, respectively, of New Wag!, effective upon the effectiveness of the Domestication.”
Vote Required for Approval
If the Domestication Proposal and the Business Combination Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of this Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the special meeting.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY CHARTER PROPOSALS
As required by SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, CHW is requesting that our shareholders vote upon, on a non-binding advisory basis, the Advisory Charter Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Organizational Documents Proposal. However, the shareholder vote regarding each of the Advisory Charter Proposals is an advisory vote, and is not binding on the Company or our Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, CHW intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).
The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.
	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Proposal 4A)	Our Existing Organizational Documents authorized 111,000,000 shares, consisting of (a) 110,000,000 ordinary shares and (b) 1,000,000 preference shares.	The Proposed Organizational documents authorize 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share and (ii) 1,000,000 shares of preferred stock.
Amendments (Proposal 4B)	Our Existing Organizational Documents provide that the provisions of the Existing Organizational Documents may be amended to change CHW’s name, alter or add to the articles of association, alter or add to the memorandum with respect to any objects, power or other matters specified therein, and reduce CHW’s share capital or any capital redemption reserve fund.	The Proposed Organizational Documents would provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

	Existing Organizational Documents	Proposed Organizational Documents
Forum Selection (Proposal 4C)	Our Existing Organizational Documents do not contain an exclusive forum provision.	The Proposed Charter provides that the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.
Removal of Blank Check Company Provisions (Proposal 4D)	Our Existing Organizational Documents contain various provisions applicable only to blank check companies.	The Proposed Organizational Documents will not include these provisions applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.
Lock-up (Proposal 4E)	Our Existing Organizational Documents do not contain a lock-up provision.	The Proposed Bylaws will provide that shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions,
Reasons for the Advisory Charter Proposals
(i)
Authorized Shares (Proposal 4A)

Our Existing Organizational Documents authorized 111,000,000 shares, consisting of (a) 110,000,000 ordinary shares and (c) 1,000,000 preference shares. Proposal 4A authorizes capital stock of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock. The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
Our board of directors believes that this capital structure is appropriate for a newly public company such as New Wag!.
(ii)
Amendments to the Organizational Documents (Proposal 4B)

The Existing Organizational Documents provide that certain amendments may only be made pursuant to a special resolution under Cayman Islands law, which would require the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote on the amendment, vote on such amendment, including amendments to (i) change CHW’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, power or other matters specified therein, and (iv) reduce CHW’s share capital or any capital redemption reserve fund.
Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds  percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Proposed Bylaws not approved by New Wag!’s board of directors is intended to protect key provisions of the Proposed Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds  percent (66 2∕3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to (a) certain provisions of the Proposed Charter and (b) the Proposed Bylaws is intended to protect key provisions of the Proposed Charter and the Proposed Bylaws from arbitrary amendment and to make it more difficult for a simple majority of stockholders to take actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. However, such provision may make it very difficult to approve any proposal by (i) allowing one or more stockholders the ability to block a proposal and (ii) by extending the powers of management who own a majority position, thus making it impossible to pass a proposal without management’s support.
(v)
Forum Selection (Proposal 4C)

Our Existing Organizational Documents do not contain an exclusive forum provision. Proposal 4C provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This amendment is intended to assist CHW in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that CHW intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and CHW with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this proposal is intended to promote judicial fairness and avoid conflicting results, as well as make CHW’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, we believe that CHW should retain the ability to consent to an alternative forum on a case-by-case basis where CHW determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.
The foregoing exclusive forum provision shall not apply to any claim arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XI of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Further, Section 22 of the Securities Act of 1933 creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by that act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum selection provision as written as to claims arising under the Securities Act.
(viii)
Removal of Blank Check Company Provisions (Proposal 4D)

Our Existing Organizational Documents contain various provisions applicable only to blank check companies. Proposal 4D eliminates certain provisions related to our status as a blank check company, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve CHW and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for CHW following the Business Combination. In addition, certain other provisions in our Existing Organizational Documents require that proceeds from CHW’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.
(ix)
Addition of Lock-UP Provisions (Proposal 4E)

Our Existing Organizational Documents do not contain lock-up provisions. Proposal 4E adds certain provisions providing that shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws. These provisions are intended to support stability in the market for New Wag!’s common shares.
Anti-Takeover Provisions of Delaware Law
The Proposed Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire CHW. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of CHW by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders. See “Description of New Wag! Securities — Anti-Takeover Provisions of Delaware Law” for more information.
Resolution to be Voted Upon
The full text of the resolutions to be proposed are as follows:
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, authorize capital stock of 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and (ii) 1,000,000 shares of preferred stock.”
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; (ii) shares of common stock of New Wag! held by certain stockholders of Wag! that do not enter into Lock-Up Agreements will be subject to substantially similar restrictions pursuant to the Proposed Bylaws; and (iii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.”
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.”
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.”

Vote Required for Approval
The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires an ordinary resolution under the Cayman Islands law, being the affirmative vote of the holders of at least a majority of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on CHW or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, CHW intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL
Prior to and in connection with the Business Combination, we intend to effect (a) the issuance of up to 53,640,000 shares of New Wag! common stock in connection with the Acquisition Merger, and (b) the issuance and sale of up to 500,000 shares of New Wag! common stock in the PIPE and Backstop Investment, which will occur substantially concurrently with, and is contingent upon, the consummation of the Share Acquisition.
Why CHW Needs Shareholder Approval
We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. CHW will issue shares representing 20% or more of the number of outstanding ordinary shares of CHW prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE and Backstop Investment.
Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Capital Market (“Nasdaq”) listing rules, (a) the issuance of shares of common stock in connection with the Acquisition Merger pursuant to the terms of the Business Combination Agreement, and (b) the issuance of shares of common stock of New Wag! the issuance of shares of common stock of New Wag! to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, be confirmed, ratified and approved in all respects.”
Vote Required for Approval
If any of the Domestication Proposal, the Business Combination Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of this Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the of the holders of the ordinary shares who, being present (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.
The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.
The Sponsor and has agreed to vote the any ordinary shares owned by it in favor of the Nasdaq Proposal. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter” for more information.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE OMNIBUS INCENTIVE PLAN PROPOSAL
The Board expects to approve the Wag! Group Co. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and adopt the Omnibus Incentive Plan, effective as of the Closing, subject to the approval of our shareholders. We are seeking shareholder approval of the Omnibus Incentive Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the Nasdaq listing rules.
The Board believes that the approval of the Omnibus Incentive Plan by the shareholders will benefit the compensation structure and strategy of New Wag!. New Wag!’s ability to attract, retain and motivate top quality management, employees, partners, consultants, advisors and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Omnibus Incentive Plan. In addition, the Board believes that the interests of New Wag! and shareholders will be advanced if New Wag! can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in New Wag!.
Set forth below is a summary of the material terms of the Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E. We urge our shareholders to read carefully the entire Omnibus Incentive Plan before voting on this proposal.
If approved by our shareholders, the Omnibus Incentive Plan will become effective upon the consummation of the Business Combination.
Summary of Material Terms of the Omnibus Incentive Plan
The following summary describes what we expect to be the material terms of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan attached as Annex E to this proxy statement/ prospectus.
Purpose.   The purpose of the Omnibus Incentive Plan is to attract, retain, motivate and appropriately reward to employees, directors, and consultants, including employees and consultants of any of New Wag!’s subsidiaries, in order to motivate their performance in the achievement of New Wag!’s business objectives and align their interests with the interests of New Wag!’s stockholders. To accomplish this purpose, the Omnibus Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance based awards (including performance shares, performance units and performance bonus awards), and other awards.
Authorized Shares.   A total of           shares of New Wag! common stock are reserved for issuance pursuant to the Omnibus Incentive Plan]. The maximum number of shares of New Wag! common stock that may be issued pursuant to the exercise of incentive stock options under New Wag!’s Omnibus Incentive Plan is           shares. Additionally, the number of shares of New Wag! common stock reserved for issuance under the Omnibus Incentive Plan will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) a maximum of 10% of New Wag! common stock outstanding as of each December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.
If an award granted under the Omnibus Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Omnibus Incentive Plan. With respect to SARs, only the net shares actually issued will cease to be available under the Omnibus Incentive Plan and all remaining shares under SARs will remain available for future grant or sale under the Omnibus Incentive Plan. Shares that have actually been issued under the Omnibus Incentive Plan under any award will not be returned to the Omnibus Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited, such shares will become available for future grant under the Omnibus Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the Omnibus Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Omnibus Incentive Plan.
For purposes of the Omnibus Incentive Plan, “Exchange Program” means a program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
Participation.   Participation in the Omnibus Incentive Plan will be open to employees, non-employee directors, and consultants, including employees and consultants of any of New Wag!’s subsidiaries, who have been selected as an eligible recipient under the Omnibus Incentive Plan by the administrator. As of March 31, 2022, we had 71 employees, all of whom following the consummation of the Business Combination may be eligible to participate in the Omnibus Incentive Plan. Awards will typically be limited to approximately 71 employees of New Wag! and its subsidiaries. Following the consummation of the Business Combination, it is also expected that approximately           of New Wag!’s non-employee directors as well as 0 consultants will be eligible to participate in the Omnibus Incentive Plan.
Plan Administration.   The Board or one or more committees appointed by the Board will administer the Omnibus Incentive Plan. The leadership development, inclusion, and compensation committee of the Board is expected to administer the Omnibus Incentive Plan. In addition, if New Wag! determines it is desirable to qualify transactions under the Omnibus Incentive Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Omnibus Incentive Plan, the administrator has the power to administer the Omnibus Incentive Plan and make all determinations deemed necessary or advisable for administering the Omnibus Incentive Plan, including, but not limited to, the power to determine the fair market value of New Wag! common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Omnibus Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Omnibus Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to the Omnibus Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or SAR will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.
Stock Options.   Stock options may be granted under the Omnibus Incentive Plan. The exercise price of options granted under our Omnibus Incentive Plan must at least be equal to the fair market value of New Wag! common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our Omnibus Incentive Plan, the administrator determines the other terms of options.
Stock Appreciation Rights.   SARs may be granted under the Omnibus Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of the New Wag! common stock between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her SAR for the period of time stated in his or her SAR agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARS will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARS will remain exercisable for three months following the termination of service. However, in no event may a SAR be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the other terms of SARS, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the New Wag! common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock.   Restricted stock may be granted under the Omnibus Incentive Plan in consideration for services or may be offered by the administrator for purchase. Restricted stock awards are grants of shares of the New Wag! common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock that any employee, director, or consultant shall be permitted to purchase or that shall be granted to such service provider and, subject to the provisions of the Omnibus Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to New Wag! or its subsidiaries); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to New Wag!’s right of repurchase or forfeiture.
Restricted Stock Units.   RSUs may be granted under the Omnibus Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of New Wag! common stock. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of New Wag! common stock, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs.
The administrator may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with the Omnibus Incentive Plan.
Performance Units and Performance Shares.   Performance units and performance shares may be granted under the Omnibus Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of New Wag! common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The administrator may provide that a participation is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with the Omnibus Incentive Plan.
Other Awards.   The administrator is permitted to grant other cash-based, equity-based or equity related awards under the Omnibus Incentive Plan. The administrator will set the number of shares or the amount of cash under the award and all other terms and conditions of such awards. Such other awards granted under the Omnibus Incentive Plan will be subject to vesting criteria specified in the award agreement as determined by the administrator.
Non-Employee Directors.   The Omnibus Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the Omnibus Incentive Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the Omnibus Incentive Plan provides that in any given fiscal year, a non-employee director will not be granted awards having a grant-date fair value greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining the Board (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to New Wag!’s non-employee directors under the Omnibus Incentive Plan in the future.
Non-Transferability of Awards.   Unless the administrator provides otherwise, the Omnibus Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during the participant’s lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Certain Adjustments.   In the event of certain changes in New Wag!’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Omnibus Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our Omnibus Incentive Plan and/or the number class, and price of shares covered by each outstanding award and the numerical share limits set forth in the Omnibus Incentive Plan.
Dissolution or Liquidation.   In the event of a proposed liquidation or dissolution of New Wag!, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control.   The Omnibus Incentive Plan provides that in the event of New Wag!’s merger with or into another corporation or entity or a change in control (as defined in the Omnibus Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by New Wag! without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all participants, awards, all awards a participant holds, or all awards of the same type, similarly in the transaction.
In the event an option or SAR is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or SAR, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or SAR, as applicable, will terminate upon the expiration of such period.
For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of their outstanding option grants and SAR, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.
Clawback.   Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return, or reimburse New Wag! all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.
Amendment and Termination.   The administrator has the authority to amend, suspend, or terminate the Omnibus Incentive Plan provided such action does not impair the existing rights of any participant. The Omnibus Incentive Plan will continue in effect until terminated by the administrator, but (i) no incentive stock option may be granted after ten years from the date the Omnibus Incentive Plan was adopted by the Board and (ii) the annual increase to the number of shares available for issuance under the Omnibus Incentive Plan will operate only until the tenth anniversary of the date the Omnibus Incentive Plan was adopted by the Board.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Wag! with respect to participation in the Omnibus Incentive Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the Omnibus Incentive Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of share acquired under the Omnibus Incentive Plan. The Omnibus Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Wag!’s ability to realize the benefit of any tax deductions described below depends on the New Wag!’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the New Wag!’s tax reporting obligations.
Incentive Stock Options.   The Omnibus Incentive Plan provides for the grant of share options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an incentive stock option exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Wag! is not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Wag! timely satisfies its reporting requirements with respect to that amount.
Nonqualified Stock Options.   Generally, there is no taxation upon the grant of a nonqualified stock option. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Wag! or one of its subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the recipient is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards.   Generally, the recipient of a RSU award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a RSU will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU.
Stock Appreciation Rights.   Generally, the recipient of a SAR will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.
Tax Consequences to New Wag!
Compensation of Covered Employees.   The ability of New Wag! to obtain a deduction for amounts paid under the Omnibus Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the New Wag!’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of New Wag! (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Omnibus Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the Omnibus Incentive Plan are subject to the discretion of the compensation committee of the Board. Therefore, CHW cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of CHW’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of the Board in favor of approval of the Omnibus Incentive Plan, you should keep in mind that certain of CHW’s directors and officers have interests in the Omnibus Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to the directors of New Wag!. See the section titled “Risk Factors” for a further discussion.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the Omnibus Incentive Plan (annexed to the proxy statement/prospectus as Annex E) be approved and adopted in all respects.”
Vote Required for Approval
If the Business Combination Proposal is not approved, the Omnibus Incentive Plan Proposal will not be presented at the Special Meeting. The approval of this Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Omnibus Incentive Plan.
The Business Combination is conditioned upon the approval of the Omnibus Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Omnibus Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Omnibus Incentive Plan Proposal will not be effected.
The Sponsor has agreed to vote any ordinary shares owned by it in favor of the Business Combination Issuance Proposal.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE OMNIBUS INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ESPP PROPOSAL
The Board expects to approve the Wag! Group Co. 2022 Employee Stock Purchase Plan (the “ESPP”) and adopt the ESPP, effective as of the Closing, subject to the approval of New Wag!’s shareholders. We are seeking shareholder approval of the ESPP (i) to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations and (ii) in order to comply with the Nasdaq listing rules.
The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our stockholders, and to enhance the ability of New Wag! to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for New Wag!’s employees who might not otherwise own New Wag!’s common stock to purchase and hold shares.
This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex F. We urge our shareholders to read carefully the entire ESPP before voting on this proposal. If approved by our shareholders, the ESPP will become effective upon the consummation of the Business Combination.
Summary of Material Terms of the ESPP
The following summary describes what we expect to be the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F. Our shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of Wag and certain designated companies may be given an opportunity to purchase shares of New Wag! common stock following the closing of the Business Combination, to assist Wag in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Wag!’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. New Wag! intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   Subject to adjustment upon certain changes in New Wag!’s capitalization as described in the ESPP, the maximum number of shares of New Wag! common stock that will be available for issuance under the ESPP will be           shares. The shares may be authorized, but unissued, or reacquired New Wag! common stock. Additionally, the number of shares of New Wag! common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) ten percent (10%) of New Wag! common stock outstanding on December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.
Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will become available for issuance under the ESPP. As of           , the record date of the Special Meeting, the closing price of CHW’s common stock as reported on Nasdaq was $      per share.
Administration.   The ESPP will be administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws (including New Wag!’s leadership development, inclusion, and compensation committee). We expect New Wag!’s leadership development, inclusion, and compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of New Wag!’s employees, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component (each as defined below) to determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures, and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision, and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.
Eligibility.   Generally, all of New Wag!’s employees will be eligible to participate in the ESPP if they are customarily employed by New Wag!, or any participating subsidiary or affiliate. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period. As of March 31, 2022, we had 71 employees, all of whom following the consummation of the Business Combination may be eligible to participate in the ESPP. Awards will typically be limited to approximately           employees of New Wag! and its subsidiaries.
However, an employee may not be granted rights to purchase shares of New Wag! common stock under the ESPP if such employee:
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immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of New Wag! or its subsidiary; or

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holds rights to purchase shares of common stock under all employee stock purchase plans of New Wag! or its subsidiary that accrue at a rate that exceeds $25,000 worth of shares of common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods and Purchase Periods.   The ESPP will include a component that allows New Wag! to make offerings intended to qualify under Section 423 of the Code, or the Section 423 Component and a component that allows New Wag! to make offerings not intended to qualify under Section 423 of the Code to designated companies, or the Non-Section 423 Component, each as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.
Contributions.   The ESPP will permit participants to purchase shares of New Wag! common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount established by the administrator from time to time in its discretion, and on a uniform and nondiscriminatory basis with respect to the Section 423 Component, for all options to be granted on an enrollment date in an offering, which includes a participant’s taxable compensation except that it excludes severance, imputed income, and equity compensation income, and other similar compensation. Unless otherwise determined by the administrator, during any purchase period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time. During any offering period, a participant may increase or decrease the rate of his or her contributions to become effective as of the beginning of the next purchase period occurring in such offering period, provided that a participant may not increase the rate of his or her contributions in excess of the rate of his or her contributions in effect as of the enrollment date of the applicable offering period.
Exercise of Purchase Right.   Amounts contributed and accumulated by the participant will be used to purchase shares of New Wag! common stock at the end of each purchase period. A participant may purchase a maximum number of shares of New Wag! common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of New Wag! common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New Wag! common stock. Participation ends automatically upon termination of employment with New Wag!. The administrator may determine a maximum number of shares that a participant may purchase during any purchase period.
Non-transferability.    Neither contributions credited to a participant’s account nor rights to purchase shares of New Wag! common stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that New Wag! may treat such act as an election to withdraw participation.
Certain Transaction.   In the event that any dividend or other distribution (whether in the form of cash, New Wag! common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of New Wag! common stock or New Wag!’s other securities, or other change in New Wag!’s corporate structure affecting the New Wag! common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number of shares and class of New Wag! common stock that may be delivered under the ESPP, the purchase price per share, the number of shares of New Wag! common stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.
In the event of New Wag!’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of New Wag! common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
Amendment and Termination.   The administrator has the authority to amend, suspend, or terminate the ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of New Wag! common stock. The ESPP will become effective upon the consummation of the Business Combination and will automatically terminate in           , unless the administrator terminates the ESPP sooner.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Wag! with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Wag! common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of New Wag! common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of New Wag! common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Wag! or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the New Wag! by reason of the grant or exercise of rights under the ESPP. The New Wag! is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, CHW cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of CHW’s Directors and Officers in the ESPP Proposal
When you consider the recommendation of the Board in favor of approval of the ESPP, you should keep in mind that certain of CHW’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to the directors of New Wag!. See the section titled “Risk Factors” for a further discussion.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the New Wag! 2022 Employee Stock Purchase Plan (annexed to the proxy statement/prospectus as Annex F) be approved and adopted in all respects.”
Vote Required for Approval
If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Special Meeting. The approval of this ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Omnibus Incentive Plan.
The Business Combination is conditioned upon the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the ESPP Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.
The Sponsor and the other initial shareholders have agreed to vote the founder shares and any ordinary shares owned by them in favor of the ESPP Proposal. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter” for more information.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow CHW’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal or if CHW’s board of directors determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In No event will CHW’s board of directors adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Organizational Documents and Cayman Islands law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by CHW’s shareholders, CHW’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by December 1, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the CHW Board of Directors
CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary is a discussion of U.S. federal income tax considerations generally applicable to holders of CHW ordinary shares or warrants and New Wag! common stock or warrants as a consequence of (i) the Domestication or the receipt of New Wag! common stock by eligible Pet Caregivers, (ii) an exercise of Redemption Rights, (iii) the Acquisition Merger and (iv) ownership and disposition of New Wag! common stock and New Wag! warrants after the Domestication. Unless otherwise indicated, this section applies only to holders that hold their CHW ordinary shares and warrants or New Wag! common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or their affiliates, representatives, employees or other stakeholders.
This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:
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banks, insurance companies, and certain other financial institutions;

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governments or agencies or instrumentalities thereof;

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insurance companies

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brokers, dealers or traders in securities;

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taxpayers that are subject to the mark-to-market accounting rules;

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persons holding CHW ordinary shares or warrants or New Wag! common stock or warrants as part of a “straddle,” hedge, integrated transaction, or other risk reduction strategy or as part of a conversion transaction, or persons deemed to sell the CHW ordinary shares or warrants or New Wag! common stock or warrants under constructive sale provisions of the Code;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

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controlled foreign corporations or passive foreign investment companies;

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regulated investment companies;

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real estate investment trusts;

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persons who acquired CHW ordinary shares or warrants or New Wag! common stock or warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

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U.S. holders (as defined below) owning (actually or constructively) 5% or more of the total combined voting power of all classes of stock entitled to vote of, or 5% or more of the total value of all classes of stock of, CHW or New Wag! (except as specifically addressed below);

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U.S. holders (as defined below) that hold their CHW ordinary shares or warrants and New Wag! common stock or warrants through a non-U.S. broker or other non-U.S. intermediary;

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persons who are, or may become, subject to the expatriation provisions of the Code;

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persons that are subject to “applicable financial statement rules” under Section 451(b); or

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tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).
This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of Redemption Rights, the Acquisition Merger, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
References in this discussion to “ordinary shares” refers to CHW ordinary shares and references in this discussion to “common stock” refers to New Wag! common stock and references to “warrants” refer to CHW warrants or New Wag! warrants, as the context may require.
For purposes of this discussion, because CHW units (each consisting of one CHW ordinary share and one CHW warrant) can be separated into their component parts at the option of the holder, we are treating any CHW ordinary share and any CHW warrant to acquire one CHW ordinary share held by a U.S. holder in the form of a single CHW unit as separate instruments and are assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of CHW in connection with the consummation of the Domestication or redemption generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. holders of units of CHW are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Domestication and any redemption. The remainder of this discussion assumes that any CHW ordinary share and any CHW warrant to acquire one CHW ordinary share held by a U.S. holder in the form of a single CHW unit are separate instruments.
If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds CHW ordinary shares or warrants or New Wag! common stock or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any CHW ordinary shares or warrants or New Wag! common stock or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of Redemption Rights to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, AND THE ACQUISITION MERGER. INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Consequences of Issuance of New Wag! Community Shares to Eligible Pet Caregivers
New Wag! is exploring options to implement a distribution of New Wag! Community Shares to eligible Pet Caregivers. If distributed, certain eligible Pet Caregivers receiving shares of New Wag! Community Shares are generally expected to include, as ordinary income, the fair market value such shares as of the date of the issuance. (It is also possible that the issuance of such shares could be treated as compensation for services, see “— If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected”). New Wag! intends to take the position that the issuance of New Wag! common shares to Eligible Pet Caregivers should not be treated as compensation. The remainder of the discussion in this section generally would apply to such recipients. Eligible Pet Caregivers are urged to consult with their tax advisors regarding these and any other tax considerations of the issuance.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of CHW ordinary shares or warrants or New Wag! common stock or warrants who or that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the Domestication to U.S. Holders — F Reorganization
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, CHW will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Wag! Group Co.
Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of McDermott Will & Emery LLP that the Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication will be treated for U.S. federal income tax purposes as if CHW (i) transferred all of its assets and liabilities to New Wag! in exchange for all of the outstanding common stock and warrants of New Wag!; and (ii) then distributed the common stock and warrants of New Wag! to the shareholders and warrant holders of CHW in liquidation of CHW. The taxable year of CHW will be deemed to end on the date of the Domestication.
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Wag! common stock or a New Wag! warrant received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the CHW ordinary share or warrant, as the case may be, surrendered in exchange therefor, increased by any “all earnings and profits amount” included in the income of such U.S. holder or by the amount of gain recognized on the Domestication, in each case, as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Wag! common stock or a New Wag! warrant received by a U.S. holder will include such U.S. holder’s holding period for the CHW ordinary share or warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares and warrants in an amount equal to the difference between the fair market value of New Wag! common stock and warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares and warrants surrendered in the Domestication. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the CHW ordinary shares for longer than one year. In such event, such U.S. holder’s basis in New Wag! common stock and warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for New Wag! common stock and warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of CHW ordinary shares and warrants (generally, ordinary shares and warrants of CHW purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
The remainder of this discussion assumes the Domestication qualifies as an F Reorganization for U.S. federal income tax purposes. Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication.
ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.
Effect of Section 367 to U.S. Holders
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free.
Section 367(b) of the Code generally will apply to U.S. holders that exchange CHW ordinary shares for New Wag! common stock as part of the Domestication. Because the Domestication will occur prior to the redemption of holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
U.S. holders that on the date of the Domestication beneficially own (directly, indirectly, and constructively) 10% or more of the total combined voting power of all classes of CHW stock entitled to vote or 10% or more of the total value of all classes of CHW stock are strongly urged to consult their tax advisors regarding the consequences of the Domestication under Section 367(b) of the Code.
U.S. Holders That Own CHW Ordinary Shares with a Fair Market Value of $50,000 or More But Less Than 10 Percent of CHW
A U.S. holder who, at the time of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of CHW warrants) CHW ordinary shares with a fair market value of $50,000 or more and who, on the date of the Domestication, beneficially owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and 10% or more of the total value of all classes of CHW stock will generally recognize gain (but not loss) with respect to the New Wag! common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. A U.S. holder’s ownership of CHW warrants will be taken into account in determining whether such U.S. holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.
Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to its CHW ordinary shares exchanged for New Wag! common stock pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such New Wag! common stock received over the U.S. holder’s adjusted tax basis in the CHW ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the CHW ordinary shares for longer than one year.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its CHW ordinary shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
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a statement that the Domestication is a Section 367(b) exchange;

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a complete description of the Domestication;

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a description of any stock, securities or other consideration transferred or received in the Domestication;

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a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

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a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from CHW (or New Wag!) establishing and substantiating the U.S. holder’s “all earnings and profits amount” with respect to the U.S. holder’s CHW ordinary shares, and (B) a representation that the U.S. holder has notified CHW (or New Wag!) that the U.S. holder is making the election; and

•
certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to New Wag! no later than the date such tax return is filed. In connection with this election, CHW intends to provide each U.S. holder eligible to make such an election with information regarding CHW’s earnings and profits upon request. CHW does not expect that CHW’s cumulative earnings and profits will be material at the time of domestication. If CHW’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. holder that makes the “all earnings and profits” election should not be required to include in gross income an “all earnings and profits amount” with respect to its CHW ordinary shares. If CHW’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. holder that makes the “all earnings and profits” election would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication; however, any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption) if the holding period requirement under Section 246 of the Code and certain other requirements are satisfied. However, such participation exemption under Section 245A of the Code will not be available if CHW were treated as a PFIC that is not a “controlled foreign corporation” within the meaning of Section 957 of the Code under the PFIC rules discussed below.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
U.S. Holders that Own CHW Ordinary Shares with a Fair Market Value of Less Than $50,000 and Less Than 10 Percent of CHW
A U.S. holder who, at the time of the Domestication, owns (directly, indirectly or constructively) CHW ordinary shares with a fair market value of less than $50,000 and that, on the date of the Domestication, beneficially owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and 10% or more of the total value of all classes of CHW stock, should not be required to recognize any gain or loss under Section 367(b) of the Code and generally should not be required to include any part of the “all earnings and profits amount” in income in connection with the Domestication.
U.S. Holders of CHW Warrants
Subject to the considerations described above relating to a U.S. holder’s ownership of CHW warrants being taken into account in determining a U.S. holder’s ownership of CHW ordinary shares for purposes of Section 367(b) of the Code, and the PFIC considerations described under “— PFIC Considerations” below, a U.S. holder of CHW warrants should not be subject to U.S. federal income tax with respect to the exchange of CHW warrants for New Wag! warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” and regardless of whether the Domestication is properly treated as an F Reorganization, the Domestication may be a taxable event to U.S. holders to the extent that CHW is or ever was a PFIC under Section 1297 of the Code.
Definition of a PFIC
A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if:
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at least 75% of its gross income in such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income;

or
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at least 50% of its assets in such taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to CHW prior to the Domestication, interest income earned by CHW would be considered passive income and cash held by CHW would be considered a passive asset.
Because CHW is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, CHW believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
If CHW is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of CHW’s ordinary shares or warrants and, in the case of ordinary shares, the U.S. holder did not make a timely qualified electing fund (“QEF”) election for CHW’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, did not make a QEF election along with a “purging election,” or did not make a timely mark-to-market election as discussed below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its CHW ordinary shares or warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the CHW ordinary shares). Proposed Treasury Regulations generally treats “options” (which would include CHW warrants) to acquire stock of a PFIC as stock of a PFIC.
Under these rules:
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the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the CHW ordinary shares or warrants;

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the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which CHW is a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•
the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year of the U.S. holder.

Furthermore, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of CHW ordinary shares or warrants for New Wag! common stock or warrants in the Domestication. Therefore, U.S. holders of CHW ordinary shares that have not made a timely QEF election or a mark-to-market election (as described above) and U.S. holders of CHW warrants may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares and/or warrants have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.
In addition, the Proposed Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of CHW ordinary shares or warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
The application of the PFIC rules to U.S. holders of warrants is unclear. The QEF Election or mark-to-market election is currently unavailable with respect to warrants. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of CHW warrants for New Wag! warrants in the Domestication under the rules applicable to CHW ordinary shares described above.
QEF Election and Mark-to-Market Election.
In general, the impact of the PFIC rules on a U.S. holder of CHW ordinary shares will depend on whether the U.S. holder makes a timely and effective election to treat CHW as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of CHW ordinary shares during which CHW qualified as a PFIC (a “QEF Election”) to include in income its pro rata share of CHW’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in each taxable year of the U.S. holder in which or with which CHW’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. In order to comply with the requirements of a QEF election, as noted, a U.S. holder must receive a PFIC annual information statement from CHW. Upon written request, CHW will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information. As discussed further above, a U.S. holder may not make a QEF election with respect to its CHW warrants.
The impact of the PFIC rules on a U.S. holder of CHW ordinary shares may also depend on whether the U.S. holder has made the mark-to-market election under Section 1296 of the Code. If a U.S. holder, at the close of its taxable year, owns (directly or constructively) shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) CHW ordinary shares and for which CHW is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its CHW ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the CHW ordinary shares will be treated as ordinary income. However, if the mark-to-market election is made after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to CHW ordinary shares.
The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which CHW ordinary shares have been listed), or on an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the CHW ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances. As noted above, a mark-to-market election may not be made with respect to warrants.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.
Effect to U.S. Holders of the Public Shares Exercising Redemption Rights
This section is addressed to U.S. holders of the public shares (which will be exchanged for New Wag! common stock in the Domestication) that elect to exercise Redemption Rights to receive cash in exchange for New Wag! common stock and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.
The U.S. federal income tax consequences to a U.S. holder of the public shares (which become New Wag! common stock in the Domestication) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its New Wag! common stock will depend on whether the redemption qualifies as a sale of the New Wag! common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s New Wag! common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the New Wag! common stock redeemed (which basis will in part depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for New Wag! common stock and New Wag! warrants so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights described herein may have suspended the running of the applicable holding period for this purpose.
Whether a redemption qualifies for sale treatment will depend largely on the total amount of New Wag! common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all of New Wag! common stock outstanding both before and after the redemption (which will include any New Wag! common stock issued under the Nasdaq Proposal). The redemption of New Wag! common stock will generally be treated as a sale of the New Wag! common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in New Wag! or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only New Wag! common stock actually owned by the U.S. holder, but also New Wag! common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include New Wag! common stock which could be acquired pursuant to an exercise of any New Wag! warrants by such U.S. holder.
The redemption of New Wag! common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. holder if the percentage of the New Wag! outstanding voting shares that such U.S. holder actually and constructively owns immediately following the redemption is less than 80% of the percentage of the New Wag! outstanding voting shares that such U.S. holder actually and constructively owned immediately before the redemption, and such U.S. holder immediately after the redemption actually constructively owns less than 50 percent of the total combined voting power of New Wag! stock. There will be a complete termination of such U.S. holder’s interest if either (i) all of the New Wag! common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the New Wag! common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any New Wag! common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other New Wag! common stock and otherwise complies with specific conditions. The redemption of New Wag! common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in New Wag!. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in New Wag! will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If the redemption does not qualify as a sale of the New Wag! common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from New Wag!. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other New Wag! common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed New Wag! common stock will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Wag! common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Wag! warrants or possibly in other New Wag! common stock shares constructively owned by such holder.
Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication discussed further above.

Consequences of the Acquisition Merger to U.S. Holders of CHW Ordinary Shares or Warrants
The Acquisition Merger will not be a taxable transaction to either CHW or U.S. Holders of CHW ordinary shares or warrants (which will be exchanged for New Wag! common stock or warrants in the Domestication).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW WAG! COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Ownership and Disposition of New Wag! Common Stock and New Wag! Warrants After the Domestication
Distributions on New Wag! Common Stock
A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to New Wag! common stock, to the extent the distribution is paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its New Wag! common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of New Wag! common stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants” below.
Dividends that New Wag! pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Wag! pays to a non-corporate U.S. holder may be taxed as “qualified dividend income” at the preferential tax rate currently afforded to long-term capital gains. It is unclear whether the Redemption Rights described herein may have suspended the running of the applicable holding period relevant for these purposes.
Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants
Upon a sale or other taxable disposition of New Wag! common stock and New Wag! warrants which, in general, would include a redemption of New Wag! common stock and New Wag! warrants that is treated as a sale of such securities as described above, a U.S. holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for New Wag! common stock and New Wag! warrants so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights described herein may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its New Wag! common stock and New Wag! warrants so disposed of. See “— Consequences of the Domestication to U.S. Holders — F Reorganization” above for discussion of a U.S. holder’s adjusted tax basis in its New Wag! common stock following the Domestication. See “— Exercise, Lapse or Redemption of New Wag! Warrants” below for a discussion regarding a U.S. holder’s tax basis in New Wag! common stock acquired pursuant to the exercise of a New Wag! warrant.
Exercise, Lapse or Redemption of New Wag! Warrants
Except as discussed below with respect to the cashless exercise of a New Wag! warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of New Wag! common stock upon exercise of a New Wag! warrant for cash. The U.S. holder’s tax basis in the share of New Wag! common stock received upon exercise of the New Wag! warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the New Wag! warrant, and the exercise price of such New Wag! warrant. It is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock received upon exercise of the New Wag! warrant will commence on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant; in either case, the holding period will not include the period during which the U.S. holder held the New Wag! warrant. If a New Wag! warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the New Wag! warrant. See “— Consequences of the Domestication to U.S. Holders — F Reorganization” above for a discussion of a U.S. holder’s adjusted tax basis in its New Wag! warrants following the Domestication.
The tax consequences of a cashless exercise of a New Wag! warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the shares of New Wag! common stock received generally should equal the U.S. holder’s tax basis in the New Wag! warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock would be treated as commencing on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Wag! common stock received would include the holding period of the New Wag! warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder may be deemed to have surrendered a number of New Wag! warrants having a value equal to the exercise price for the total number of New Wag! warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Wag! warrants deemed surrendered and the U.S. holder’s tax basis in the New Wag! warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the shares of New Wag! common stock received would equal the sum of the U.S. holder’s tax basis in the New Wag! warrants exercised, and the exercise price of such New Wag! warrants. It is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock would commence on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant; in either case, the holding period will not include the period during which the U.S. holder held the New Wag! warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the shares of New Wag! common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a New Wag! warrant occurring after New Wag!’s giving notice of an intention to redeem the New Wag! warrants described in the section entitled “Description of New Wag! Securities — Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Wag! redeemed such New Wag! warrant for New Wag! common stock or as an exercise of the New Wag! warrant. If the cashless exercise of New Wag! warrants for New Wag! common stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. holder’s tax basis in the shares of New Wag! common stock received should equal the U.S. holder’s tax basis in the New Wag! warrants and the holding period of the shares of New Wag! common stock should include the holding period of the New Wag! warrants. Alternatively, if the cashless exercise of a New Wag! warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New Wag! Warrants.” In the case of an exercise of a New Wag! warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New Wag! Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of a New Wag! warrant occurring after New Wag!’s giving notice of an intention to redeem the New Wag! warrant as described above.

If New Wag! redeems New Wag! warrants for cash or if New Wag! purchases New Wag! warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “— Sale, Exchange or Other Disposition of New Wag! Common Stock and Warrants.”
Possible Constructive Distributions
The terms of each New Wag! warrant provide for an adjustment to the exercise price of the New Wag! warrant or an increase in the shares of New Wag! common stock issuable on exercise in certain circumstances discussed in “Description of New Wag! Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the New Wag! warrants would, however, be treated as receiving a constructive distribution from New Wag! if, for example, the adjustment increases the U.S. holder’s proportionate interest in New Wag!’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Wag! common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. holders of New Wag! common stock which is taxable to them as described under “— Distributions on New Wag! Common Stock” above. For example, U.S. holders of New Wag! warrants would generally be treated as receiving a constructive distribution from New Wag! where the exercise price of the New Wag! warrants is reduced in connection with the payment of certain dividends as described in “Description of New Wag! Securities — Warrants.” Such constructive distribution received by a U.S. holder would be subject to U.S. federal income tax in the same manner as if the U.S. holders of the New Wag! warrant received a cash distribution from New Wag! equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Wag! warrants are complex, and U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Wag! warrant.
Non-U.S. Holders
A “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of CHW ordinary shares or warrants or New Wag! common stock or warrants that is not a U.S. holder. The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) an exercise of redemption rights, and (iii) the ownership and disposition of New Wag! common stock and warrants by a non-U.S. holder after the Domestication.
Consequences of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. holders of CHW.
Effects to Non-U.S. Holders of the Public Shares Exercising Redemption Rights
Because the Domestication will occur prior to the redemption of non-U.S. holders that exercise Redemption Rights with respect to New Wag! common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the New Wag! common stock redeemed, as described above under “— U.S. Holders — Effect to U.S. Holders of the Public Shares Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Wag! common stock, the U.S. federal income tax consequences to a non-U.S. holder that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its New Wag! common stock generally will be as described below under “— Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Wag! common stock, the non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “— Distributions on New Wag! Common Stock.”
Consequences of the Acquisition Merger to Non-U.S. Holders of CHW Ordinary Shares or Warrants
We do not expect the Acquisition Merger to result in any U.S. federal income tax consequences to non-U. S. holders of CHW ordinary shares or warrants

Ownership and Disposition of New Wag! Common Stock and New Wag! Warrants After the Domestication
Distributions on New Wag! Common Stock
Any distribution of cash or property (or a constructive distribution, including through certain adjustments to the warrants) New Wag! makes to a non-U.S. holder of New Wag! common stock or warrants, to the extent paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of New Wag! common stock (or warrants) that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New Wag! projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such New Wag! common stock or warrants (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such New Wag! common stock or warrants, which will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants” below.
Dividends (including constructive dividends) New Wag! pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).
Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants
A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New Wag! common stock or warrants unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other conditions are met; or

•
New Wag! is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) New Wag!’s common stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of New Wag!’s common stock.
Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation may be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).
Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of New Wag! common stock or warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Wag! common stock or warrants from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if such stock or warrants are not treated as “regularly traded on an established securities market.” New Wag! will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Wag! does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Wag! is or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.
Possible Constructive Distributions
The terms of each New Wag! warrant provide for an adjustment to the exercise price of the New Wag! warrant or an increase in the shares of New Wag! common stock issuable on exercise in certain circumstances discussed in “Description of New Wag! Securities — Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New Wag! warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Wag! equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to New Wag! warrants are complex, and non-U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Wag! warrant.
Information Reporting and Backup Withholding
Payments of dividends on, and the proceeds from a sale or other disposition of New Wag! common stock or New Wag! warrants, may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rule may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act
Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.
Withholding under FATCA will generally apply to payments of dividends on New Wag! common stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, New Wag! common stock held by an investor that is a non-financial foreign entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in CHW ordinary shares or warrants or New Wag! common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the financial information of CHW and Wag! after giving effect to the Business Combination and related transactions, as described in the accompanying notes.
The historical financial information of CHW was derived from the audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021 included elsewhere in this proxy statement/prospectus. The historical information of CHW for the three months ended March 31, 2022 and the balance sheet as of March 31, 2022 are derived from CHW’s unaudited interim condensed financial statements included elsewhere in the proxy statement/prospectus. The historical financial information of Wag! was derived from the audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical information of Wag! for the three months ended March 31, 2022 and the condensed consolidated balance sheet as of March 31, 2022 are derived from Wag!’s unaudited interim condensed consolidated financial statements included elsewhere in the proxy statement/prospectus.
The unaudited Pro Forma Condensed Combined Financial Statements Information do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited Pro Forma Condensed Combined Financial Information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/information statement:
•
the historical audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021;

•
the historical unaudited financial statements of CHW as of and for the three months ended March 31, 2022

•
the historical audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021;

•
the historical unaudited condensed consolidated financial statements of Wag! as of and for the three months ended March 31, 2022;

•
other information relating to CHW and Wag! included in this proxy statement/prospectus/ information statement, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination Agreement”.

Description of the Merger
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Wag!, with Wag! surviving the Merger. Wag! will become a wholly owned subsidiary of CHW and CHW will immediately be renamed “Wag! Group Co.”. The merger consideration to be paid to the Wag! equity holders at the closing of the Merger pursuant to the Business Combination Agreement will have a deemed value of $300 million. Upon the consummation of the Merger, each share of Wag! common stock and Wag! preferred stock will be converted into New Wag! common stock. As part of the No Redemptions scenario, an estimated 47,567,500 shares of New Wag! will be immediately issued and outstanding. As part of the 50% Redemptions scenario, an estimated 41,317,500 shares of New Wag! will be immediately issued and outstanding. As part of the Max Redemptions scenario, an estimated 35,054,173 shares of the New Wag! will be immediately issued and outstanding. The Merger will occur based on the following transactions as contemplated by the Business Combination Agreement:

•
the conversion of all outstanding shares of Wag!’s preferred stock into shares of New Wag! common stock at the then-effective conversion rate as calculated pursuant to Wag!’s Business Combination Agreement;

•
the cancellation of each issued and outstanding share of Wag!’s common stock and the conversion into the right to receive a number of shares of New Wag! common stock equal to the exchange ratio of 0.97 shares of New Wag! common stock for each share of Wag! common stock;

•
the conversion of all outstanding Wag! warrants into New Wag! warrants exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using an exchange ratio of 0.97 for Wag! warrants;

•
the conversion of all outstanding vested and unvested Wag! Options into options exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 0.97 for Wag! Options;

•
the issuance of 1,100,000 shares of Series P, with a purchase price of $10.00 per share and an aggregate purchase price of $11,000,000, which shares will be converted into New Wag! common stock on a one-for-one basis as described above;

•
the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to the Effective Time in the PIPE Financing (assuming that the subscriber for the PIPE Financing does not seek to reduce its commitment as a result of acquiring any CHW ordinary shares in the market prior to the Effective Time);

•
immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares not forfeited) shall be converted into shares of New Wag! common stock; and

•
the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter and the Business Combination Agreement.

•
the issuance of 300,000 New Wag! Community Shares, inclusive of the 20,000 canceled and contributed founder shares, that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Minimum Cash Condition
The minimum cash condition to close is $30.0 million after consideration of redemptions, Credit Facility and PIPE proceeds, merger costs, and other required payments to be made in connection with the consummation of the transactions.
Other Related Events in Connection with the Merger
Credit Facility
In connection with the Business Combination, CHW, and subsequently New Wag!, will enter into a definitive financing agreement with Blue Torch Capital LP” (“Blue Torch”) for a $30 million senior secured term loan credit facility (the “Credit Facility”). The interest rates on the outstanding principal amount will be, at the election of the Borrower, (i) LIBOR plus an Applicable Margin equal to 10.00% per annum or the Base Rate plus an Applicable Margin equal to 9.00% per annum. For the purposes of information presented in the Pro Forma Condensed Combined Financial Statements New Wag! will assume that the company elects to calculate interest using the LIBOR option mentioned above.
Wag!’s Earnout Shares
After the consummation of the Business Combination, Eligible Company Equityholders will have the contingent right to Earnout Shares and management will have the contingent right to Management Earnout Shares. The aggregate number of Earnout Shares and Management Earnout Shares is 10,000,000, and 5,000,000, shares of New Wag! common stock, respectively. The Earnout Shares and Management Earnout Shares will be issued following the Business Combination, as further described below.

Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. The Earnout Shares are indexed to the Company’s stock, at each of the New Wag! share price targets of $12.50, $15.00, and $18.00.
The issuance of such Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $12.50 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $15.00 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 3,333,334 Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth.
The issuance of such Management Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $12.50 Management Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $15.00 Management Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 1,666,666 Management Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth.
The Company has preliminarily concluded that the Earnout Shares and Management Earnout Shares issuable to Eligible Company Equityholders are accounted for as equity instruments under ASC 815-40. The unaudited pro forma condensed combined financial information gives effect to the impacts from such Earnout Shares and Management Earnout Shares on the unaudited pro forma combined financial information for the three months ended March 31, 2022 and the year ended December 31, 2021.
The following unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022 is based on unaudited interim condensed consolidated financial statements of CHW and Wag!. The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2022 is based on unaudited interim condensed consolidated financial statements of CHW and Wag!. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021, is based on the historical audited financial statements of CHW and Wag!. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of March 31, 2022
(in thousands, except per share data)
			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Max Redemptions
	CHW Acquisition Corporation (Historical)	Wag (Historical)	Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Transaction Pro Forma Adjustments		Pro Forma Combined Balance
ASSETS
Current Assets:
Cash and cash equivalents	$335	$3,327	$142,121	A	$145,783	$(62,500)	L	$83,283	$(125,000)	M	$20,783
Due from related Party	69	—	—		69	—		69	—		69
Short-term investments available for sale	—	9,299	—		9,299	—		9,299	—		9,299
Accounts receivable, net	—	3,499	—		3,499	—		3,499	—		3,499
Prepaid expenses and other current assets	331	2,926	—		3,257	—		3,257	—		3,257
Deferred offering costs	—	2,081	(2,081)	B	—	—		—	—		—
Total current assets	735	21,132	140,040		161,907	(62,500)		99,407	(125,000)		36,907
Investment held in trust account	125,013	—	(125,013)	C	—	—		—	—		—
Prepaid expense – non-current portion	120	—	—		120	—		120	—		120
Property and equipment, net	—	67	—		67	—		67	—		67
Operating leases, right of use assets, net	—	421	—		421	—		421	—		421
Intangibles assets, net	—	2,764	—		2,764	—		2,764	—		2,764
Goodwill	—	1,427	—		1,427	—		1,427	—		1,427
Other assets	—	47	—		47	—		47	—		47
Total Assets	$125,868	$25,858	$15,027		$166,753	$(62,500)		$104,253	$(125,000)		$41,753
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$52	$4,018	$(294)	D	$3,776	$—		$3,776	$—		$3,776
Accrued expenses and other current liabilities	2,334	3,313	(2,455)	D	3,192	—		3,192	—		3,192
Gift card and subscription liabilities	—	2,023	—		2,023	—		2,023	—		2,023
Deferred purchase consideration	—	750	—		750	—		750	—		750
Current maturities of operating lease liabilities	—	328	—		328	—		328	—		328
Loan – current portion	—	443	600	E	1,043	—		1,043	—		1,043
Promissory note – related party	—	—	—		—	—		—	—		—
Total current liabilities	2,386	10,875	(2,149)		11,112	—		11,112	—		11,112
Operating lease liabilities – non-current	—	140	—		140	—		140	—		140
Loan – non-current portion	—	1,089	27,673	E	28,762	—		28,762	—		28,762
Deferred underwriting fee payable	4,375	—	(4,375)	F	—	—		—	—		—
Other non-current liabilities	—	973	—		973	—		973	—		973
Total liabilities	6,761	13,077	21,149		40,987	—		40,987	—		40,987
Mezzanine equity:
Ordinary shares subject to possible redemption	125,000	—	(125,000)	G	—	—		—	—		—
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	—	19,382	(19,382)	G	—	—		—	—		—
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	—	25,969	(25,969)	G	—	—		—	—		—

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Max Redemptions
	CHW Acquisition Corporation (Historical)	Wag (Historical)	Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Transaction Pro Forma Adjustments		Pro Forma Combined Balance
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	—	32,057	(32,057)	G	—	—		—	—		—
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	—	32,857	(32,857)	G	—	—		—	—		—
Series P redeemable preferred stock, $0.0001 par value, 4,750,000 shares authorized, 1,100,000 issued and outstanding	—	10,925	(10,925)	G		—		—	—
Total mezzanine equity	125,000	121,190	(246,190)		—	—		—	—		—
Stockholders’ equity:
Wag Labs, Inc. Common stock	—	1	(1)	H	—	—		—	—		—
CHW Common Stock	—	—	—		—	—		—	—		—
New Wag Common Stock	—	—	5	I	5	(1)	L	4	(1)	M	4
Additional paid-in capital	—	3,790	271,692	J	275,482	(62,499)	L	212,983	(124,999)	M	150,483
Accumulated other comprehensive loss	—	—	—		—	—		—	—		—
Accumulated deficit	(5,893)	(112,200)	(31,628)	K	(149,721)	—		(149,721)	—		(149,721)
Total stockholders’ equity (deficit)	(5,893)	(108,409)	240,068		125,766	(62,500)		63,266	(125,000)		766
Total liabilities and stockholders’ equity (deficit)	$125,868	$25,858	$15,027		$166,753	$(62,500)		$104,253	$(125,000)		$41,753

Unaudited Pro Forma Condensed Combined Income Statement
for the Three Months Ended March 31, 2022
(in thousands, except per share data)
	CHW Acquisition Corporation (Adjusted)	Wag (Historical)	Assuming No Redemptions			Assuming 50% Redemptions		Assuming Max Redemptions
			Transaction Pro Forma Adjustments		Pro Forma Combined	Transaction Pro Forma Adjustments	Pro Forma Combined	Transaction Pro Forma Adjustments	Pro Forma Combined
Revenue	$—	$9,666	$—		$9,666	—	$9,666	—	$9,666
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	—	806	—		806	—	806	—	806
Platform operations and support	—	2,577	—		2,577	—	2,577	—	2,577
Sales and marketing	—	6,082	—		6,082	—	6,082	—	6,082
General and administrative	2,182	2,367	3	AA	4,552	—	4,552	—	4,552
Depreciation and amortization	—	152	—		152	—	152	—	152
Total cost and expenses	2,182	11,984	3		14,169	—	14,169	—	14,169
Interest income (expense), net	10	(32)	(952)	AB	(974)	—	(974)	—	(974)
Loss before income taxes	(2,172)	(2,350)	(955)		(5,477)	—	(5,477)	—	(5,477)
Income taxes	—	—	—		—	—	—	—	—
Net loss	$(2,172)	$(2,350)	$(955)		$(5,477)	—	$(5,477)	—	$(5,477)
Other comprehensive income (loss)	—	—	—		—	—	—	—	—
Total comprehensive income (loss)	$(2,172)	$(2,350)	$(955)		$(5,477)	—	$(5,477)	—	$(5,477)
Common Stock Loss per Share:					Assuming No Redemptions		Assuming 50% Redemptions		Assuming Max Redemptions
Allocated loss					$(5,477)		$(5,477)		$(5,477)
Basic and diluted weighted average shares outstanding					47,567,500		41,317,500		35,054,173
Basic and diluted loss per share					$(0.12)		(0.13)		$(0.16)

Unaudited Pro Forma Condensed Combined Income Statement
for the Year Ended December 31, 2021
(in thousands, except per share data)
	CHW Acquisition Corporation (Adjusted)	Wag (Historical)	Assuming No Redemptions			Assuming 50% Redemptions		Assuming Max Redemptions
			Transaction Pro Forma Adjustments		Pro Forma Combined	Transaction Pro Forma Adjustments	Pro Forma Combined	Transaction Pro Forma Adjustments	Pro Forma Combined
Revenue	$—	$20,082	$(1,500)	AC	$18,582	—	$18,582	—	$18,582
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	—	2,777	—		2,777	—	2,777	—	2,777
Platform operations and support	—	10,265	3,870	AD	14,135	—	14,135	—	14,135
Sales and marketing	—	10,221	2,808	AD	13,029	—	13,029	—	13,029
General and administrative	833	6,956	27,295	AC,AD	35,084	—	35,084	—	35,084
Depreciation and amortization	—	388	—		388	—	388	—	388
Total cost and expenses	833	30,607	33,973		65,413	—	65,413	—	65,413
Gain on forgiveness of PPP loan	—	3,482	—		3,482	—	3,482	—	3,482
Interest income (expense), net	3	(61)	(3,851)	AE	(3,909)	—	(3,909)	—	(3,909)
Loss before income taxes	(830)	(7,104)	(39,324)		(47,258)	—	(47,258)	—	(47,258)
Income taxes	—	793	—		793	—	793	—	793
Net loss	$(830)	$(6,311)	$(39,324)		$(46,465)	—	$(46,465)	—	$(46,465)
Other comprehensive income (loss)	—	1	—		1	—	1	—	1
Total comprehensive income (loss)	$(830)	$(6,310)	$(39,324)		$(46,464)	—	$(46,464)	—	$(46,464)
Common Stock Loss per Share:					Assuming No Redemptions		Assuming 50% Redemptions		Assuming Max Redemptions
Allocated loss					$(46,464)		$(46,464)		$(46,464)
Basic and diluted weighted average shares outstanding					47,567,500		41,317,500		35,054,173
Basic and diluted loss per share					$(0.98)		$(1.12)		$(1.33)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Description of the Business Combination

On February 2, 2022, CHW and Merger Sub, the wholly owned subsidiary of CHW, entered into the Business Combination Agreement with Wag!. CHW is incorporated under the laws of the Cayman Islands, and subsequent to the domestication will change its name to “Wag! Group Co.”. Merger Sub will merge with and into Wag! and the separate corporate existence of Merger Sub will cease. Wag! will be the surviving company in the Merger, and a wholly owned subsidiary of CHW, with Wag! equity holders holding the majority of the common stock of New Wag!.
Pursuant to the Business Combination Agreement, the aggregate stock consideration issued by the Post-Combination Company in the Business Combination will be $551.0 million, $488.5 million and $425.8 million, consisting of 55,103,320, 48,853,320, and 42,589,993 newly issued shares, under no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively, of the Post-Combination Company valued at $10.00 per share. Under all scenarios, Wag! equityholders will receive up to $386.3 million in the form of 38,635,820 shares of the Post-Combination Company. CHW public shareholders will receive $125.0 million in the form of 12,500,000 newly issued shares of Wag! assuming no redemptions and the PIPE will receive $5.0 million in the form of 500,000 newly issued shares. The Sponsor Anchor Investors, Chardan, and Founders will receive $31.7 million, $31.7 million, and $31.5 million, consisting of 3,167,500, 3,167,500 and 3,154,173 newly issued shares, in exchange for CHW’s existing ordinary shares, under no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. The following represents the consideration at closing of the Business Combination (in millions):
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Share issuance to Wag Labs, Inc. shareholders(1)	$386.3	$386.3	$386.3
Share issuance to CHW Acquisition Corporation shareholders	125.0	62.5	—
Share issuance to Subscriber(s)(2)	5.0	5.0	5.0
Share issuance to Sponsor	31.7	31.7	31.5
New Wag! Community Shares(3)	3.0	3.0	3.0
Share Consideration – at Closing	$551.0	$488.5	$425.8

(1)
The share consideration presently expected to be transferred to Wag! shareholders based on the Business Combination Agreement includes (i) $300.0 million to holders of issued and outstanding Wag! common stock, (ii) $11 million to holders of Series P Shares; (iii) $1.7 million to be issued to holders of RSU Awards of Wag! common stock (assuming a value of $10 per share of New Wag! common stock); (iv) $73.6 million to historically issued holders of 7.4 million stock options of Wag! common stock (assuming a value of $10 per share of New Wag! common stock) issued prior to the Merger and excludes $15 million of Management Earnout and Earnout shares.

(2)
The share consideration presently expected to be transferred to the PIPE and Backstop Investor.

(3)
New Wag! Community Shares includes the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CHW will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at carrying value, with no goodwill or other intangible assets recorded. Therefore, any change in the Exchange Ratio will not impact the Pro Forma Condensed Combined Financial Statements because Wag! will account for the acquisition of CHW based on the amount of net assets acquired upon consummation.

Wag! has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Wag!’s shareholders will have a majority of the voting power under the no redemptions, 50% redemptions, and maximum redemptions scenarios;

•
Wag! will appoint the majority of the board of directors of the Post-Combination Company;

•
Wag!’s existing management will comprise the management of the Post-Combination Company;

•
Wag! will comprise the ongoing operations of the Post-Combination Company;

•
Wag! is the larger entity based on historical revenue and has the larger employee base.

The unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022, assumes that the Business Combination occurred on March 31, 2022. The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2022 and the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021 CHW is included from January 12, 2021, the date of its formation. These periods are presented on the basis of Wag! as the accounting acquirer.
The unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022, has been prepared using, and should be read in conjunction with, the following:
•
CHW’s unaudited Balance Sheet as of March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus; and

•
Wag!’s unaudited condensed consolidated Balance Sheet as of March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction, with the following:
•
CHW’s unaudited Statement of Operations for the three months ended March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Wag!’s unaudited Consolidated Statement of Operations and Comprehensive Loss for the three months ended March 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction, with the following:
•
CHW’s audited Statement of Operations for the period from January 12, 2021 (inception) to December 31, 2021 and the related notes, included elsewhere in this proxy statement/ prospectus; and

•
Wag!’s audited Condensed Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited Pro Forma Condensed Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Wag!’s financial condition and results of operations as if the Business Combination was completed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. CHW believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited Pro Forma Condensed Combined Financial Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma Condensed Combined Financial Information.
The unaudited pro forma condensed adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the audited financial statements and notes thereto of each of CHW and Wag! included elsewhere in this proxy statement/prospectus.
Pursuant to CHW’s amended and restated certificate of incorporation, CHW’s public shareholders may demand that CHW redeem their shares of Common Stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, CHW will redeem each share for cash equal to the public shareholder’s pro rata portion of the trust account, calculated as of four to five business days prior to the anticipated consummation of the Business Combination.
The unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming three alternative levels of cash redemptions of CHW’s Common Stock:
•
Assuming No Redemptions:   This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.

•
Assuming 50% Redemptions:   This presentation assumes that 6,250,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of March 31, 2022) for aggregate redemption proceeds of $62.5 million. This 50% redemption scenario is based on 50% of the maximum number of redemptions which may occur but which would still provide, PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million, incurred in connection with the Merger, and CHW’s deferred underwriting commissions of $4.4 million from its IPO.

•
Assuming Maximum Redemptions:   This presentation assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of March 31, 2022) for aggregate redemption proceeds of $125.0 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide, PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $13.9 million and CHW’s deferred underwriting commissions of $4.4 million from its IPO.

The actual results will be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Post-Combination Company shares issued to Wag Labs, Inc. stockholders	30,000,000	63.1%	30,000,000	72.6%	30,000,000	85.6%
Post-Combination Company shares issued to Wag! Series P Investors	1,100,000	2.3%	1,100,000	2.7%	1,100,000	3.1%
Post-Combination Company shares issued to CHW Acquisition Corporation public shareholders	12,500,000		12,500,000		12,500,000
Less: shares redeemed(1)	—		(6,250,000)		(12,500,000)
Total CHW Acquisition Corporation shares	12,500,000	26.3%	6,250,000	15.1%	—	0.0%
PIPE and Backstop Investor	500,000	1.1%	500,000	1.2%	500,000	1.4%
Total Sponsor shares(2)	3,167,500	6.6%	3,167,500	7.7%	3,154,173	9.0%
Total New Wag! Community shares(3)	300,000	0.6%	300,000	0.7%	300,000	0.9%
Pro Forma Shares Outstanding	47,567,500	100.0%	41,317,500	100.0%	35,054,173	100.0%

The following summarizes the pro forma Post-Combination Company shares outstanding under the three scenarios:
(1)
This presentation assumes that CHW public shareholders holding 12.5 million public shares will exercise their redemption rights at a value of $10.00 per share for 62.5 million shares worth $62.5 million and 12.5 million shares worth $125.0 million of funds in the Trust Account under the 50% redemptions and maximum redemptions scenarios, respectively.

(2)
This presentation include 720,000 shares issued to the Anchor investors and 62,500 shares issued to Chardan. Additionally, the number of shares presented under the maximum redemptions scenario includes cancellation of 13,327 founder shares in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter, 20,000 founders shares in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter under each scenario, and assumes no founder shares are forfeited in connection with price targets or issuance of New Wag!.

(3)
New Wag! Community Shares includes the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical unaudited financial statements have been adjusted in the unaudited Pro Forma Condensed Combined Financial Information to give pro forma effect to events that directly reflect the accounting for the transaction. Wag! and CHW have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022, are as follows:
(A)
Represents adjustment to cash as follows, assuming no redemptions:

	(in thousands)
Release of cash from trust account	$125,013	(i)
PIPE and Backstop Investor	5,000	(ii)
Payment of transaction costs	(12,267)	(iii)
Issuance cost related to the Secured Note	(1,250)	(vi)
Payment of CHW Acquisition Corporation’s deferred underwriting fee	(4,375)	(iv)
Secured Note	30,000	(v)
	$142,121

(i)
Represents the reclassification of cash equivalents held in the trust account, including interest of $13,000, and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming CHW public shareholders.

(ii)
Represents proceeds received from the issuance of 0.5 million of New Wag! common stock, in a private placement to be consummated contingent with the closing of the Business Combination. The unaudited Pro Forma Balance Sheet reflects the issuance of these shares with a corresponding increase of $5 million to additional paid in-capital and an increase of less than $0.1 million to New Wag! common stock.

(iii)
Represents preliminary estimated transaction costs of Wag! of approximately $9.5 million, and $4.4 million for CHW for legal, financial advisory, and other professional fees incurred in consummating the Business Combination less $1.7 million paid in cash through March 31, 2022 and $1.2 million in issuance costs related to the secured not listed separately. The unaudited pro forma condensed consolidated balance sheet reflects the Wag! costs of $9.5 million as a reduction of cash with a corresponding decrease in additional paid-in capital for transaction costs incurred by Wag!. The transaction costs of CHW Acquisition Corporation of $4.4 million are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred.

(iv)
The $4.4 million adjustment eliminates CHW Acquisition Corporation’s deferred underwriting fees and expenses expected to be paid as part of its Acquisition Agreement with Wag!. Such amounts will become payable on completion of the transaction and $2.3 million is presented in CHW’s accrued liabilities.

(v)
The $30 million adjustment increases both the current and non-current note payable and is expected to be incurred as part of its Credit Facility assumed from CHW Acquisition Corporation.

(vi)
Represents issuance costs of the Credit Facility assumed from CHW Acquisition Corporation of $1.2 million.

(B)
Represents Wag!’s accrued offering costs of $2.1 million of which $1.7 million has been paid in cash.

(C)
Represents the reclassification of cash and cash equivalents, including interest, held in the trust account and to reflect that the cash and cash equivalents are available to effectuate the transaction or to pay redeeming CHW Acquisition Corporation public shareholders.

(D)
Represents accrued and unpaid deferred offering costs of $0.4 million for Wag! and $2.1 million for CHW.

(E)
Represents issuance of Secured Note of $30 million. The Secured Note will have a three-year term from the closing date of the Secured Note. The Secured Note is subject to quarterly amortization payments of principal, in an aggregate amount equal to 2% of the principal amount of the Credit Facility in the first year after closing, 3% of the principal amount of the Credit Facility in the second year after closing, and 5% of the principal amount of the Credit Facility in the third year after closing. The remaining principal balance is payable in full on the Maturity Date. The Credit Facility will bear interest at a floating rate of interest equal to, at the borrower’s option, LIBOR plus 10.00% per annum or the base rate plus 9.00% per annum, with the base rate defined as the greatest of (i) the prime rate announced by the Wall Street Journal from time to time, (ii) the federal funds effective rate plus 0.50% and (iii) one-month LIBOR plus 1.00%. LIBOR will be subject to a floor of 1.00% per annum, and the base rate will be subject to a floor of 2.00% per annum. Interest will be payable in arrears at the end of each LIBOR interest period (or other appropriate published rate, but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. Further represents the debt discount associated with the issuance of the Secured Note of $1.2 million and detachable warrants issued with the Secured Note with an estimated fair value of $0.5 million. The warrants are accounted for as equity instruments under ASC 815-10. Of the $28.3 million proceeds, $0.6 million and $27.7 million represents the current portion and non-current portion of the Secured Note, respectively.

(F)
Reflects the settlement and payment of deferred underwriters’ fees incurred during the CHW Acquisition Corporation IPO due upon completion of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(G)
Reflects the conversion of $125.0 million of CHW Acquisition Corporation public shares, subject to possible redemption, from mezzanine equity to permanent equity, assuming no redemptions. The unaudited Pro Forma Condensed Combined Balance Sheet reflects this conversion with a corresponding increase of $124.9 million to additional paid-in capital and an increase of less than $0.1 million to New Wag! common stock. Also reflects the conversion of $121.2 million of Wag! Preferred stock from mezzanine equity (including Series P) to permanent equity, assuming no redemptions. The unaudited Pro Forma Condensed Combined Balance Sheet reflects this conversion with a corresponding increase of $121.1 million to additional paid in- capital and an increase of less than $0.1 million to New Wag! common stock.

(H)
Represents conversion of Wag! preferred stock into Wag! common stock pursuant to the terms of the Business Combination Agreement. Also, represents conversion of Wag! common stock to New Wag! common stock as a result of the Wag! recapitalization.

(I)
Represents recapitalization of Wag!’s equity and issuance of 30,000,000 shares of New Wag! common stock; the par value of 3,167,500 CHW Acquisition Corporation ordinary shares under the No Redemptions and 50% Redemptions scenarios, and 3,154,173 under the Max Redemptions scenario; 12,500,000 shares of the Par Value of CHW Acquisition Corporation redeemable shares reclassified to permanent equity; the par value of 1,100,000 Series P Shares; and the par value of 500,000 Pipe and Backstop Shares.

Par value – CHW Acquisition Corporation ordinary shares	$0.32
Par value – CHW Acquisition Corporation redeemable shares reclassified to permanent equity	1.25
Par value – Pipe and Backstop Investor	0.05
Par value – Shares issued to Wag! Series P Investors	0.11
Par value – Shares issued to Wag!’s shareholders (recapitalization)	3.00
$4.73

(J)
Reflects the following transactions that increase or decrease additional paid-in capital. The unaudited pro forma condensed combined balance sheet reflects the corresponding total increase of $271.7 million to additional paid-in capital.

	(in thousands)
Acquisition related transaction expenses incurred by Wag!	$(9,556)	(A)(iii)
Reclassification of CHW Acquisition Corporation’s Redeemable Common Stock	124,999	(G)
Issuance of New Wag! Common Stock from PIPE Financing	5,000	(A)(ii)
Reclassification of CHW Acquisition Corporation’s historical retained earnings balance into additional paid in capital	(5,893)	(i)
Reclassification of Wag! mezzanine classified Preferred Shares to permanent equity, including Series P	121,190	(G)
Earnout related charges	32,445	(ii)
Issuance of Common Stock Warrants	477	(E)
New Wag! Community Shares	3,000	(iv)
RSU Grant Stock-based Compensation	30	(iii)
Total	$271,692

(i)
Represents $5.9 million reclassification of CHW’s historical retained earnings to additional paid-in capital as part of the reverse recapitalization.

(ii)
Represents $32.4 million of one-time stock based compensation charges recorded to additional-paid in capital related to Earnout Shares and Management Earnout Shares of New Wag! Common Stock. Stock-based compensation charge calculated based on an Earnout Share per share value determined using a Monte Carlo fair value methodology in each of the $12.50, $15, and $18 Earnout tranches multiplied by the number of Earnout Shares allocated to each individual. Refer to Wag!’s Earnout Shares for more information.

(iii)
Represents $30 thousand of RSU grants charges ($27,000 for the year ended December 31, 2021, and $3,000 for the three months ended March 31, 2022) to additional paid-in capital due to a triggering event, in part, by the Acquisition Merger.

(iv)
Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

(K)
Represents adjustments of $31.6 million to retained earnings due to the elimination of CHW Acquisition Corporation’s historical retained earnings, compensation expense from Earnout Shares, transaction fees of $4.4 million less incurred fees of $2.1 million as of March 31, 2022, and Management Earnout Shares of New Wag! Common Stock, and RSU compensation expense.

	(in thousands)
Elimination of historical CHW Acquisition Corporation retained earnings	$5,893	(J)(i)
Earnout compensation	(32,445)	(J)(ii)
Issuance of Community Shares	(3,000)	(J)(iv)
CHW estimated transaction costs	(2,046)	(A)(iv)
RSU grant stock compensation	(30)	(J)(iii)
Total	$(31,628)

(L)
Represents the 50% payment that could be made to redeeming CHW public shareholders that would leave sufficient cash to satisfy the Minimum Cash Requirement. The maximum amount of redemptions assumed is 6.25 million shares at a price of approximately $10.00 per share. The unaudited pro forma condensed combined balance sheet reflects the redemption with a corresponding decrease of $62.5 million to additional paid-in capital and a decrease of less than $0.1 million to CHW Acquisition Corporation ordinary shares.

(M)
Represents the maximum payment that could be made to redeeming CHW public shareholders that would leave sufficient cash to satisfy the Minimum Cash Requirement. The maximum amount of redemptions assumed is 12.5 million shares at a price of approximately $10.00 per share. The unaudited pro forma condensed combined balance sheet reflects the redemption with a corresponding decrease of $124.9 million to additional paid-in capital and a decrease of less than $0.1 million to CHW Acquisition Corporation ordinary shares.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
For the Three Months Ended March 31, 2022
The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended ended March 31, 2022 are as follows:
(AA) Represents expense from RSUs of $3 thousand and were considered a transaction accounting adjustment because the vesting of these awards are triggered, in part, by the Acquisition Merger.
(AB) Represents $0.8 million of interest expense, calculated using the LIBOR floor of 1.00% plus 10.00% per annum as specified in the Credit Facility Commitment Letter (the LIBOR floor was used to calculate the pro forma interest expense since the one-month LIBOR rate was below 1% for all periods presented), and $0.2 million of amortization of debt discount related to the Credit Facility.
Loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of ordinary shares of CHW are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
For the Year Ended December 31, 2021
The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 are as follows:
(AC) Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors of which 150,000 issued to our pet caregiver community are recorded as a reduction in revenue and 150,000 issued to pet welfare community organizations are recorded as general and administrative expense.
(AD) Represents stock compensation expense recorded to Platform operations and support of $3.9 million and sales and marketing of $2.8 million; General and administrative of $25.7 million related to the Management Earnout Shares and expense from RSUs of $27 thousand that were considered a transaction accounting adjustment because the vesting of these awards are triggered, in part, by the Acquisition Merger.
(AE) Represents $3.3 million of interest expense, calculated using the LIBOR floor of 1.00% plus 10.00% per annum as specified in the Credit Facility Commitment Letter (the LIBOR floor was used to calculate the pro forma interest expense since the one-month LIBOR rate was below 1% for all periods presented), and $0.6 million of amortization of debt discount related to the Credit Facility.
Loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of ordinary shares of CHW are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming the no redemptions, 50% redemptions, and maximum redemptions scenarios for the three months ended March 31, 2022 and the year ended December 31, 2021 are as follows:
	No Redemptions	50% Redemptions	Maximum Redemption
Common Stock shares issued to Wag Labs, Inc. stockholders (assuming no cash elections by holders of Wag Labs, Inc. stock options)	30,000,000	30,000,000	30,000,000
Common Stock shares issued to the Series P Investors	1,100,000	1,100,000	1,100,000
Common Stock shares issued to current CHW Acquisition Corporation public shareholders	12,500,000	6,250,000	—
Common Stock shares issued to Pipe and Backstop Investor.	500,000	500,000	500,000
Common Stock shares issued to the Sponsor (including Chardan and the anchor investors)	3,167,500	3,167,500	3,154,173
Common Stock New Wag! Community Shares issued	300,000	300,000	300,000
New Wag Labs, Inc. Common Stock Pro Forma Weighted Average Shares – basic and diluted	47,567,500	41,317,500	35,054,173
3. Common Stock Loss Per Share-Anti-Dilutive Securities
As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impact from the following securities:
•
The 12,500,000 public warrants sold during the CHW IPO that will be converted in the Domestication into warrants to purchase up to a total of 12,500,000 shares of New Wag! common stock at an exercise price of $11.50 per share;

•
The 4,238,636 Private Placement Warrants that will be converted in the Domestication into warrants to purchase up to a total of 4,238,636 shares of New Wag! common stock;

•
The 7,747,522 New Wag! stock options outstanding as of the close of the Business Combination

•
The 2,378,375 warrants issued to Blue Torch in accordance with the Commitment Letter.

INFORMATION ABOUT CHW
General
CHW is a blank check company incorporated on January 12, 2021 as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “initial business combination”).
Initial Public Offering and Private Placement
On September 1, 2021, CHW consummated its initial public offering of 12,500,000 units (the “units”), which included 1,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one ordinary share, $0.0001 par value per share (the “shares”), and one public warrant, each public warrant entitling the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $125,000,000.
Concurrently with the completion of CHW’s initial public offering, the Sponsor entered into a Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant.
Fair Market Value of Target Business
The Nasdaq Capital Market (“Nasdaq”) rules require that the initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of CHW signing a definitive agreement in connection with the initial business combination. CHW’s board of directors has determined that this test was met in connection with the proposed business combination at the time the Business Combination Agreement was signed.
Effecting the Initial Business Combination
General
CHW is not presently engaged in any operations other than to seek an initial business combination. CHW intends to effectuate the initial business combination using cash from the proceeds of its initial public offering and the sale of the private placement warrants to the Sponsor, the PIPE and Backstop Investment described herein and the Closing Seller Equity Consideration.
Shareholder Approval of the Business Combination and Redemption
Pursuant to the terms of the proposed business combination, as described in the section titled “The Extraordinary General Meeting” in this proxy statement/prospectus, CHW is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem all or a portion of their ordinary shares for cash at a price per share equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the proposed business combination, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any, divided by the number of then-outstanding ordinary shares in accordance with the procedures set forth in this proxy statement/prospectus. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. There will be No redemption rights upon the completion of the proposed business combination with respect to CHW’s warrants. Further, CHW will not proceed with redeeming its ordinary shares, even if a public shareholder has properly elected to redeem its shares, if the proposed business combination does not close.
The approval of the Business Combination requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The holders of the founder shares, who currently own approximately 15% of the issued and outstanding ordinary shares, will count towards this quorum.
Voting Restrictions in Connection with Shareholder Meeting
The Sponsor and each member of CHW’s management team have entered into an agreement with CHW, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the proposed business combination, and (ii) a shareholder vote to approve the amendments to CHW’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of CHW’s obligation to provide holders of its ordinary shares the right to have their shares redeemed in connection with the proposed business combination or to redeem 100% of its public shares if CHW does not complete the initial business combination within 15 months from the closing of its initial public offering or during any extension period or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares. No consideration was received by the Sponsor or the members of CHW’s management team for their waiver of redemption rights.
Liquidation If No Initial Business Combination
CHW’s amended and restated memorandum and articles of association provide that it will have only 15 months from the closing of its initial public offering to consummate an initial business combination. If CHW has not consummated an initial business combination within 15 months from the closing of its initial public offering, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHW’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be No redemption rights or liquidating distributions with respect to CHW’s warrants, which will expire and be worthless if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering. CHW’s amended and restated memorandum and articles of association provide that, if it winds up for any other reason prior to the consummation of the initial business combination, CHW will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor and each member of CHW’s management team have entered into an agreement with CHW, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if CHW fails to complete the initial business combination within the prescribed time frame).
The Sponsor and CHW’s executive officers and directors have agreed, pursuant to a written agreement with CHW, that they will not propose any amendment to CHW’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of CHW’s obligation to provide holders of CHW’s ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of CHW’s public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares, unless CHW provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any, divided by the number of the then-outstanding public shares.
CHW expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to CHW to pay dissolution expenses, although CHW cannot assure you that there will be sufficient funds for such purpose.
If CHW were to expend all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon CHW’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of CHW’s creditors which would have higher priority than the claims of CHW’s public shareholders. CHW cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While CHW intends to pay such amounts, if any, CHW cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although CHW will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CHW’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CHW’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CHW than any alternative. Examples of possible instances where CHW may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Chardan, as sole book-running manager in connection with CHW’s initial public offering, did not execute an agreement with CHW waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CHW and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CHW if and to the extent any claims by (A) a third party for services rendered or products sold to CHW (other than CHW’s independent registered public accounting firm), or (B) a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay CHW’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under CHW’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, CHW has not asked the Sponsor to reserve for such indemnification obligations, nor has CHW independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CHW believes that the Sponsor’s only assets are securities of CHW. Therefore, CHW cannot assure you that the Sponsor would be able to satisfy those obligations. None of CHW’s officers or directors will indemnify CHW for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay CHW’s income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CHW’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CHW currently expects that its independent directors would take legal action on CHW’s behalf against the Sponsor to enforce its indemnification obligations to CHW, it is possible that CHW’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, CHW cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
CHW will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which CHW does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under CHW’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. CHW has had access to up to $687,581 following its initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that CHW liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from CHW’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.
If CHW files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CHW that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of CHW’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, CHW cannot assure you it will be able to return $10.00 per public share to its public shareholders. Additionally, if CHW files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CHW’s shareholders. Furthermore, CHW’s board of directors may be viewed as having breached its fiduciary duty to CHW’s creditors and/or may have acted in bad faith, and thereby exposing itself and CHW to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. CHW cannot assure you that claims will not be brought against CHW for these reasons.
CHW’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of CHW’s public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering, (ii) in connection with a shareholder vote to amend CHW’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to provide holders of its ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of its public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if CHW has not consummated an initial business combination within 15 months from the closing of its initial public offering, with respect to such ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the proposed business combination, a shareholder’s voting alone will not result in a shareholder’s redeeming its shares to CHW for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.
Facilities
CHW currently maintains its executive offices at 2 Manhattanville Road, Suite 403, Purchase, New York 10577. The cost for CHW’s use of this space is included in the $10,000 per month fee it will pay to an affiliate of the Sponsor for office space, administrative and support services. CHW considers its current office space adequate for its current operations.
Upon consummation of the Business Combination, the principal executive offices of New Wag! will be those at 55 Francisco Street, Suite 360, San Francisco, CA 94133, at which time nothing more will be paid to such affiliate of the Sponsor.
Employees
CHW currently has four executive officers. These individuals are not obligated to devote any specific number of hours to CHW’s matters but they intend to devote as much of their time as they deem necessary to CHW’s affairs until it has completed the initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process CHW is in. CHW does not intend to have any full time employees prior to the completion of the initial business combination.
Periodic Reporting and Financial Information
CHW’s units, ordinary shares and warrants are registered under the Exchange Act, and CHW has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, CHW’s annual reports contain financial statements audited and reported on by its independent registered public accountants.
CHW will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event that CHW is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will CHW not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.
CHW is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, CHW has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, No law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to CHW or its operations and, in addition, that No tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of CHW’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by CHW to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of CHW.
CHW is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CHW is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in CHW’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CHW’s securities less attractive as a result, there may be a less active trading market for CHW’s securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CHW intends to take advantage of the benefits of this extended transition period.
CHW will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the CHW IPO, (b) in which CHW has total annual gross revenue of at least $1.07 billion, or (c) in which CHW is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which CHW has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, CHW is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CHW will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Legal Proceedings
We received two private demand letters from purported shareholders in connection with the proposed de-SPAC transaction between CHW and Wag! The demand letters seek certain supplemental disclosures and threaten to assert claims under the federal securities laws against CHW and its board of directors if the disclosures are not made. As of this date, no litigation has been filed.
From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors — Risks Related to the Company — Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business and financial condition; Wag! is subject to claims, lawsuits and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents and Pet Caregivers; Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, various proceedings and other disputes and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results and financial condition; Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.”

Management
CHW’s officers and directors are as follows:
Name	Age	Position
Paul Norman	57	President
Jonah Raskas	36	Co-Chief Executive Officer and Director
Mark Grundman	37	Co-Chief Executive Officer and Director
Stephen Katchur	42	Chief Financial Officer
Victor Herrero	53	Director
Deborah Weinswig	51	Director
M. Carl Johnson, III	73	Director
Gary Tickle	56	Director
Deb Benovitz	57	Director
Jason Reiser	53	Director
Paul Norman has served as our President since February 2021. Mr. Norman is a global consumer products leader with over 30 years of experience creating brand and shareholder value. He currently serves on the boards of directors of Hearthside Food Solutions, a contract food manufacturer, Jones Soda Company (OTC:JSDA), a beverage company, and PureK Holdings (TSX-V: PKAN), a CBD retail products company. From 2019 to 2020, he served as chairman and CEO of HeavenlyRx, a privately held CBD wellness company. Prior to HeavenlyRx, Mr. Norman spent three decades at Kellogg, the $11 billion multinational food-manufacturing company, where his tenure was defined by transformation, profitable growth and shareholder value creation through strategic portfolio management, innovation and diverse talent development and leadership. He has deep experience in building brands while successfully navigating complex regulatory environments where challenges around marketing and nutrition/ ingredient labeling restrictions are constantly evolving. As president of Kellogg’s $9 billion North American business from 2015 to 2018, Mr. Norman led initiatives such as the exit of Direct Store Delivery, which transformed US Snacks to a warehouse pull model. He was instrumental in accelerating mergers and acquisitions activity at Kellogg, including Kellogg’s acquisition of RX bar in 2017 for $600 million. In his role, Mr. Norman interacted regularly with the Kellogg board of directors, attending all board meetings and collaborating closely with several sub-committees. He also participated in analyst and investor calls for the company. Prior to serving as president of Kellogg’s North American business in 2015, Mr. Norman served as the company’s chief growth officer from 2013 to 2015, where he developed the Kellogg global category operating model. In that role he focused on long-term innovation, building sales and marketing capability, and long-term strategy for the company’s breakfast and snacks categories. Concurrent with the chief growth officer role, Mr. Norman served as interim president of the U.S. Morning Foods business, which generated approximately $3 billion in revenues. In 2008, he was promoted to president of Kellogg International, where he built a team and platform to support international growth, a key pillar of the company’s growth plan. As part of that team, Mr. Norman helped to facilitate the acquisition of Pringles® in 2012, which was key to the company’s plans for global expansion and growth. In 2012, he led the integration of Pringles® and the restructuring of Kellogg’s European business to implement the new “Wired to Win” operating model, which resulted in significantly improved European top and bottom line performance. From 2004 to 2008, Mr. Norman led U.S. Morning Foods, which included cereal, PopTarts®, the Kashi Company, and the frozen foods division, to five years of sequential profitable sales and share growth. He was named managing director of Kellogg’s U.K./ Republic of Ireland business in 2002, where he successfully led a turnaround in sales performance and helped to grow the company’s cereal market share for the first time in 11 years. In 2000, Mr. Norman became president of Kellogg Canada Inc. and from 1989 to 2000, he held progressively more senior marketing roles at U.S. Morning Foods across France, Canada, Latin America and the U.S. In addition to his time at Kellogg, from 2016 to 2018 Mr. Norman served as a member of the Grocery Manufacturers Association board of directors, where he served on the executive committee. He also served as a Trustee of the Food Marketing Institute Foundation board, from 2016 to 2018. Mr. Norman received a bachelor’s degree with honors in French from Portsmouth Polytechnic.

Jonah Raskas has served as our Co-Chief Executive Officer and a member of our board of directors since January 2021. Since 2016, Mr. Raskas has worked in the consumer industry, as brand manager at GlaxoSmithKline plc, or GSK, and has led several business lines for the company. All business lines he has led sell millions of products on an annual basis. At GSK, Mr. Raskas has focused on digital, e-commerce, innovation profit and loss management, and overall strategy. Most recently, he led all e-commerce and digital for the first prescription to over-the-counter in the pain category in more than 20 years. There are, on average, only one to two prescription switches annually in the consumer industry and Mr. Raskas led one of them in 2020. He is also part of the US Consumer Healthcare Emerging Leaders Program at GSK. In March 2021, Mr. Raskas was appointed as a member of the Innovation Advisory Council of Brand Innovators, a brand marketing organization that provides programming and networking opportunities. From 2008 to 2010, he was an investment banker at Rodman and Renshaw, a mid-tier investment bank. Mr. Raskas was primarily focused on initial public offerings and secondary offerings, giving him capital market and public market exposure. Mr. Raskas started his career in 2007 working in the White House in the Speechwriting Office for President George W. Bush. There, he focused on market research and reviewing speeches that were written for President Bush and Vice President Dick Cheney. Mr. Raskas also graduated summa cum laude with a MBA from the Gabelli School of Business at Fordham University with a focus on Accounting and Marketing.
Mark Grundman has served as our Co-Chief Executive Officer and a member of our board of directors since January 2021. Mr. Grundman brings direct experience within a range of businesses, such as helipads, chemical plants, packaged consumer goods, and janitorial services. In early 2020, he established his own firm, MJG Partners, LLC, which focuses on small business investing and investment advising. From 2018 to 2019, he served as president of VPG International, LLC, a newly-acquired framed art business within a portfolio of investor-owned companies. From 2006 to 2016, Mr. Grundman worked at GAMCO Investors, Inc. (NYSE: GBL), a leading institutional asset management firm. From 2013 to 2014, he took a leave of absence to attend Columbia Business School, where he received his MBA. After graduating from Columbia, he rejoined the company to focus on building out a sell-side special situations department. During his tenure at GAMCO, Mr. Grundman held various roles including trading desk analyst, focusing on special situation investing, including merger arbitrage, spinoffs, special purpose acquisition companies, liquidations, and other arbitrage opportunities, ultimately reporting directly to Mario Gabelli, Chairman and Chief Investment Officer of GAMCO. In addition to his investing focus, Mr. Grundman was responsible for presenting and reviewing the portfolio strategy and performance to the board of directors and major investors of GAMCO’s publicly traded mutual funds as well as the separately managed accounts and sub accounts of the firm. Mr. Grundman brings a unique and valuable perspective to our strategic approach, in terms of public market reception, operational excellence, and sustainability.
Stephen Katchur has served as our Chief Financial Officer since March 2021. Mr. Katchur has also served as President of Blue Ribbon CFOs, a Delaware Limited Liability Company providing outsourced CFO solutions and business consulting since 2019. Mr. Katchur has also served as Chief Financial Officer of Advanced Merger Partners, Inc., a special purpose acquisition corporation, since January 2021. Previously, Mr. Katchur was Chief Financial Officer and Chief Compliance Officer for Land & Buildings Investment Management LLC, an activist real estate-focused manager where he was responsible for all non-investment operations including, accounting, finance, investor relations, marketing, and regulatory compliance. From 2011 to 2014, Mr. Katchur was Chief Financial Officer of Wolfacre Global Management LLC and later for North Oak Capital Advisors LLC, both investment managers affiliated with Tiger Management LP. In these positions, Mr. Katchur oversaw all day-to-day non-investment functions. Mr. Katchur began his career in Hedge Fund Administration where he led teams supporting several large investment managers. Mr. Katchur holds an undergraduate degree in Finance from the University of Central Florida and an MBA from New York University, Stern School of Business with specializations in Finance and Financial Instruments & Markets.
Victor Herrero has served as the chairman of our board of directors since August 30, 2021. Mr. Herrero has extensive experience in corporate management and business operations in the consumables industry. From 2015 to 2019, Mr. Herrero served as the chief executive officer and director of Guess Inc., which is principally engaged in designing, marketing, distributing and licensing a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products around the world. Prior to joining Guess Inc., Mr. Herrero served as the head of Asia Pacific and managing director of Greater China of Industria de Diseño Textil, S.A. (Inditex Group), an international fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka and Stradivarius. In addition to Active International, Mr. Herrero is a board member of Global Fashion Group S.A., (e-commerce fashion site operator and owner of Zalora and The Iconic among others, the shares of which are listed on the Frankfurt stock exchange), G-III Apparel Group, Ltd (U.S. manufacturer and distributor operating through a portfolio of brands, the shares of which are listed on NASDAQ) and Gruppo Coppel (Mexican consumer finance and retail conglomerate) and Clarks (British based international shoe manufacturer and retailer). Mr. Herrero graduated with a Master of Business Administration from Kellogg School of Management at Northwestern University. He obtained a Bachelor’s Degree in Business Administration from ESCP Europe in Paris, France in 1992 and a Bachelor of Law Degree from the University of Zaragoza in Spain in 1993. He was also awarded “Best CEO in the Sustainable Apparel Industry” in 2018 by European CEO Magazine.
M. Carl Johnson, III has served as a member of our board of directors since August 30, 2021. Mr. Johnson is currently Chairman of the Board of Nautilus, Inc. (NYSE:NLS), a fitness solutions company, and has served in this capacity since 2010. He also served as interim chief executive officer of Nautilus from March 2019 through July 2019. From 2011 to 2015, he served as group executive vice president/brands and chief growth officer of Del Monte Foods (2011-2014) and chief growth officer and executive vice president, marketing, for Big Heart Pet Brands, the successor company to Del Monte Foods (2014- 2015), and senior advisor, J. M. Smucker Co., following its acquisition of Big Heart Pet Brands (2015). From 2001 to 2011, Mr. Johnson served as senior vice president and chief strategy officer for Campbell Soup Company. From 1992-2001, he served in various roles at Kraft Food Group, Inc.: Vice President, Strategy, Kraft USA (1992-93); EVP & General Manager, Specialty Products Division, Kraft USA (1993-94); EVP & General Manager, Meals Division, Kraft Foods, N.A.; EVP & President, New Meals Division, Kraft Foods, N.A. (1997-2001). Prior to that, Mr. Johnson held roles at Marketing Corp. of America, Polaroid Corp., and Colgate-Palmolive. Mr. Johnson brings a broad set of skills to our board of directors, which he developed through helping lead iconic American companies such as Campbell Soup Company, Kraft, Polaroid, Colgate-Palmolive, managing multi-billion dollar businesses, and serving on c-suite leadership teams.
Gary Tickle has served as a member of our board of directors since August 30, 2021. Mr. Tickle is an industry leader with 30 years of global experience successfully driving growth and transformation in consumer packaged goods, or CPG, businesses. He held leadership roles across various functions including supply chain, manufacturing, finance, sales and marketing. Mr. Tickle has had twenty years of c-suite responsibility, including turnaround assignments, innovation and global strategy development, particularly focused on nutrition, health and wellness. His broad category experience includes coffee, confectionery, snacks, dairy, infant nutrition, milk modifiers, cereals, foodservice, personal care, tea, soups and cooking aids. In January 2021, Mr. Tickle joined Sustainable Beverage Technologies (SBT) as its Global CEO. From 2019 to 2020, Mr. Tickle served as chief executive officer at Shiftlineup, a software as a service human capital management company. From 2016 to 2019 Mr. Tickle was the chief executive officer of Hain Celestial North America, a NASDAQ-listed natural and organic food company. Prior to that, he had an extensive international career with Nestle spanning over 25 years, starting in 1987. Mr. Tickle was the global strategic business unit head of infant nutrition where led the successful global acquisition and integration of Wyeth Nutrition, before coming to the United States to serve as president and chief executive officer of Nestle Nutrition North America. Mr. Tickle was also regional business head of South Asia, based in New Delhi, India, and chief executive officer of Nestle New Zealand for five years. He has held a number of industry leadership roles, including chairman of the infant Nutrition Council of America and vice chairman of the Food and Grocery Council in New Zealand. He also served as a Board Member of Buckley Country Day School in New York and today is an external advisor on the AT Kearney Consumer Industries and Retail Panel. Mr. Tickle also serves as a mentor on the Denver Small Business Development Council. Mr. Tickle holds an MBA with Distinction from Deakin University in Australia, a Bachelor of Business in Operations Management/Human Resource Management and Post Graduate Degree in Finance.
Deb Benovitz has served as a member of our board of directors since August 30, 2021. Ms. Benovitz has more than 30 years of consumer experience in leading consumer-focused companies. Her particular area of expertise is in brand transformation. She has played a key role in the transformation of major brands such as LEGO, Dove (via the Campaign for Real Beauty) and Pepsi. Ms. Benovitz currently serves as senior vice president, global marketing/competitive intelligence and human truths for WW (formerly Weight

Watchers), a position she has held since September 2014. She sits on the executive committee at WW, reporting to the chief executive officer. In her role, she delivers strategic consumer insights to drive business growth, manages the global consumer insights department, and spearheads WW’s goal of democratizing wellness and making it accessible to all. In addition, Ms. Benovitz is responsible for ensuring that all innovation, brand, science and tech design work, begins with a consumer need, and stays true to the consumer throughout the process. She led WW’s wellness agenda and was part of a small team that crafted the company’s wellness vision and mission. From 2009 to 2014, she was vice president of global consumer insights at PepsiCo, where she led their cutting-edge, future-focused insights department serving 30 markets around the world. Ms. Benovitz has extensive experience in brand, consumer, competitive intelligence, shopper and tech user experience research among adults and children, including innovation, trend tracking, new product and concept research, advertising assessment, segmentation research, brand equity and tracking research, usage and attitude work, needs identification, consumer journey mapping, creative insight generation, and analytics. Ms. Benovitz holds a B.A. from Barnard College, Columbia University, and an MBA from the University of Wisconsin.
Jason Reiser has served as a member of our board of directors since August 30, 2021. Mr. Reiser has over 35 years of retail and healthcare experience, spanning operations, government relations, compliance, merchandizing, global sourcing, and digital tools across multiple retail channels including mass (Wal-Mart), value (Family Dollar and Dollar General), and specialty (Vitamin Shoppe). Since March 2021, Mr. Reiser has served as president of Market Performance Group. From 2017 to 2020, he served as the executive vice president, chief merchandising officer for Dollar General with responsibility for merchandising, marketing, digital tools, sourcing and in-store experience. From 2016 to 2017, Mr. Reiser served as the chief operating officer of the Vitamin Shoppe with responsibilities for merchandising, supply chain, operations, marketing, digital and real estate. Prior to that he served as chief merchandising officer for Family Dollar from 2013 to 2016, with responsibility for merchandising, marketing, digital, sourcing and merchandising operations. Additionally, he also served as a board member for privately-held Slim Fast from 2014 to 2016. Mr. Reiser began his retail career working as a teenager in his family owned pharmacy, which led him to become a Registered Pharmacist, graduating from Northeastern University in 1993 with a B.S. in Pharmacy.
Deborah Weinswig has served as a member of our board of directors since August 30, 2021. Since February 2018, Ms. Weinswig has served as the chief executive officer and founder of Coresight Research, or Coresight, an international research and advisory firm that focuses on the intersection of retail and technology. Coresight’s areas of expertise include global cross-border ecommerce, startup innovation, emerging markets, digital transformation, and all things consumer. In addition, since October 2018, she has served on the board of directors for Guess?, Inc. (NYSE:GES), Kiabi, and Xcel Brands, Inc. (NASDAQ:XELB). From 2014 to early 2018, Ms. Weinswig served as the founding Managing Director of Fung Global Retail and Technology, the research arm and Think Tank for The Fung Group, a leading trading and supply chain management company based in Hong Kong. In this role, she helped identify early-stage companies to partner with The Fung Group, played a key role in opening The Explorium Innovation Lab, an innovation hub focused on the global supply chain, and helped build an entire research platform from production to publication. Ms. Weinswig’s deep understanding of global retail and emerging technology trends was developed through her extensive banking career, which included 12 years as head of the global staples and consumer discretionary team at Citi Research, as well as senior research positions at Bear Stearns and Morgan Stanley. She sits on the boards of directors for philanthropic organizations including Goodwill Industries New York/New Jersey, and in 2020 she founded RetailersUnited, a nonprofit dedicated to small- to mid-size enterprise retailers and fashion brands impacted by the coronavirus pandemic. Ms. Weinswig is a certified public accountant and holds an MBA from the University of Chicago Booth School of Business.
Number and Terms of Office of Officers and Directors
CHW’s board of directors consists of eight members and is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to CHW’s first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Ms. Benovitz, Messrs. Johnson, Reiser, and Tickle, and Ms. Weinswig, are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of CHW’s executive officers or directors have received any cash compensation for services rendered to CHW. Since the consummation of CHW’s initial public offering and until the earlier of the consummation of the initial business combination and CHW’s liquidation, CHW will reimburse the Sponsor for office space and secretarial and administrative services provided to CHW, in an amount not to exceed $10,000 per month. In addition, CHW’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on CHW’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. CHW’s audit committee reviews all payments that CHW makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, CHW does not expect to have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of CHW and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by CHW to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.
CHW does not intend to take any action to ensure that members of its management team maintain their positions with CHW after the consummation of the proposed business combination, although it is possible that some or all of CHW’s executive officers and directors may negotiate employment or consulting arrangements to remain with CHW after the proposed business combination. CHW is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Pursuant to Nasdaq rules, our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee
Messrs. Johnson and Reiser and Ms. Weinswig serve as members of our audit committee. Mr. Johnson serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Johnson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (i) the integrity of our financial statements, (ii) our compliance with leg and regulatory requirements, (iii) our independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Ms. Benovitz and Mr. Tickle serve as members of our compensation committee. Mr. Tickle serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.
We adopted a compensation committee charter, which details the purpose and principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to this offering to be paid either prior to or in connection with our initial business combination.
Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Ms. Benovitz, Messrs. Reiser and Tickle, and Ms. Weinswig. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.
Code of Ethics
We have adopted a code of ethics and business conduct, which we refer to as the Code of Ethics, applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics, audit committee charter and compensation committee charter as exhibits to our registration statement on Form S-1 (File Nos. 333-254422 and 333-259182). You may review these documents by accessing our public filings at the SEC’s web site at sec.report. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Additional Information.”

INFORMATION ABOUT WAG!
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us” “our,” “Wag!,” and other similar terms refer to Wag Labs, Inc. and its subsidiaries prior to the Business Combination and to New Wag! and its consolidated subsidiaries after giving effect to the Business Combination.
Mission and Purpose
Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.
Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.
Our Business
Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents, who require specific pet care services, to make service requests in the platform, which are then fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting and boarding, advice from licensed pet experts, home visits, training, and access to other services in 5,300 U.S. cities across all 50 states. From our founding in 2015 through March 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. Wag! exists to make pet ownership possible and bring joy to pets and those who love them.
Our company was founded in 2015 and born from a love of dogs and an entrepreneurial spirit with the aim to make Pet Parenthood just a little bit easier so dogs and their humans can share a fulfilling life full of joyful moments. We developed on-demand dog walking by connecting an already passionate community of local pet lovers and caregivers with Pet Parents. We built a platform where Pet Parents can find Pet Caregivers who want to earn extra income. We believe that these connections not only enable better care for pets, but also create joy for both parties, and so we sought to radically simplify the logistics of pet care. We built a simple and easy-to-use platform to enable Pet Parents to discover, book, pay, and review Pet Caregivers online or in our mobile app.
For Pet Caregivers, we built tools to easily create a listing in the Wag! platform, along with simple tools for promoting their profile online, scheduling and booking service opportunities, communicating with Pet Parents, and receiving payment. To assist both Pet Parents and Pet Caregivers, we invested in a customer service team available 24/7 to support them along the way. To be a brand dedicated to trust and safety, we thoroughly vet and screen all Pet Caregivers, and provide up to $1 million property damage protection, subject to certain terms and conditions.
Based on an internal survey conducted in 2018-2019, 90% of our new Pet Parents reported that they never used a dog walker before joining the Wag! platform; after joining, our Pet Parents used Wag! dog walking services four to five times per month on average. With over 400,000 caregivers, our network of caregivers enables us to facilitate connections between pet, parent, and caregiver to best meet the unique needs and preferences of all members of the community. Our results speak for themselves — Pet Parents love Wag!. Based on internal reporting, from inception through March 2022, Pet Parents have written over 11 million reviews, more than 96% of which have earned five stars.
The U.S. retail sales of pet products and services reached $103.6 billion in 2020, up $6.5 billion from 2019, driven largely by the spike in the pet population due to the COVID-19 pandemic, according to the APPA. The APPA presented that $123.6 billion was spent on our pets in 2021. We believe the demand for high-quality, personalized pet care far exceeds the existing market due to the increases in pet adoption and return to office policies being implemented. Based on an industry survey conducted by PwC in November and December 2020, 75% of U.S. executives anticipate at least half of the office workforce will return to office full-time by mid-2022. The APPA shows that the total addressable market for pet wellness is $34 billion and $10 billion for pet services.
We have experienced consistent strong growth over the past 24 months, increasing quarterly revenue by a multiple of 6 from Q2 2020 to Q1 2022. As of March 2022, we had more than $325 million worth of bookings and served over 1.1 million Pet Parents. Wag! Wellness has also experienced significant increases in revenue from March 2021 to March 2022, increasing by a multiple of 17 during that time. We generate wellness revenue through affiliate fees, in which we are compensated for end users that are directed to the third party by our platform and, depending on the specific provider, when such end users purchase pet insurance plans from those third-party providers.
We are committed to improving the quality of life for all pets. To give back to our communities, we donate a portion of the proceeds from each walk to local shelters. Through March 2022, we have donated over 16.5 million meals to pets in need through our partnership with the Greater Good Rescue Bank Program. We have also partnered with the Humane Society of the United States to give back to the community.
We derive revenue from four distinct streams: (1) service fees charged to Pet Caregivers, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on our platform, and (4) wellness revenue through affiliate fees.
When we look to the future, we believe that there are a number of opportunities to expand our pet services platform. By accelerating growth in existing markets, expanding subscription services, and expanding our platform, we believe we can continue to grow and progress towards being the premier pet wellness platform.
Pets and Pet Parents
According to the 2021-2022 APPA National Pet Owners Survey, 70% of U.S. households own a pet, which equates to 90.5 million homes. This is an increase of 3% from last year. For example, one-in-five households in the United States adopted a pet during the pandemic, based on a poll conducted in May 2021 by ASPCA. In an era of social distancing during the pandemic, pet companionship and love has never been more important. Led by Millennials and Generation Z, many Pet Parents increasingly consider the needs of their pets, not just equally important to those of the rest of the family, but more important. According to the American Veterinary Medical Association, almost 90% of Pet Parents consider their pet a member of the family. This has led to increases in pet spending. During 2020, pet spending increased from 2019 with 35% of pet owners stating they spent more on their pet/pet supplies — including food, wellness-related products, and other pet care items — in the last 12 months than in the preceding year.
Existing Options for Pet Parents
For the millions of Pet Parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or human attention.

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Family and Friends.   Most Pet Parents rely on family or friends to care for their pets. Pet Parents choose friends or family based on ease and familiarity. However, because the service is a favor, and not for pay, Pet Parents may feel unable to either specify or insist on particular levels of care.

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Local Independent Providers.   Local shops and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.

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Large Commercial Providers.   Large commercial providers, such as kennels and daycares, cannot meet the individual needs of Pet Parents. First, they are often expensive. Second, many pets are not compatible with the crowded nature of large providers. Finally, Pet Parents may not feel comfortable with the quality of care their pets may receive from a commercial provider.

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Online Marketplaces.   Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Next-door, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

Pet Parent’s Wants and Needs
Wag! was founded to make pet ownership possible because we believe that being busy shouldn’t stop someone from owning or taking care of their pet. We believed a platform like ours could better address Pet Parents’ basic pet care needs — and that doing so represented an enormous business opportunity. We wanted to offer exceptional quality, ease of use, and affordability that, if brought to market, could delight Pet Parents everywhere. In short, Pet Parents want:
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A positive stress-free experience for their pets.   Pet Parents want regular reassurance that their pets feel as comfortable as they would at home. While some commercial providers try to address this need with innovations like pet webcams, Pet Parents often desire more peace of mind.

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Quality personalized care for their pets.   Pet Parents want to confirm that their pets’ care is personalized to their needs and expectations. They also want to know that there are resources in place to handle problems that arise while they are away from their pets.

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The availability of personalized on-demand pet services.   Pet Parents want the ability to care and provide for their pets whenever a need arises.

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Technology-enabled ease of access and management to pet services.   Pet Parents expect to be able to use their mobile devices or computers to find available providers who will meet their pet’s needs. They want to effortlessly contact and communicate, book and pay for a service, and stay connected so they can feel confident their pet is safe and happy in their absence.

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Pet care that suits their budget and their lifestyle.   While many Pet Parents may find commercial solutions too expensive, they also live full lives and are willing to pay the right price for the right care. For other parents whose pets often have specific needs or requirements, cost is not a barrier in exchange for safe, trusted, loving care.

Our Market Opportunity
The total U.S. market for pet spending was $103.6 billion in 2020, including pet food and treats, veterinary care and product sales, pet supplies, and other non-medical services, according to the APPA. This is an increase of over 6% from the previous year, driven largely by the COVID-19 pandemic spike in pet population. In 2021, the APPA presented that $123.6 billion was spent on our pets.
We believe that the commercial market for pet care represents an enormous expansion opportunity. We believe the existing commercial market for pet care is limited because of the challenges of traditional pet care service offerings. Ninety percent of new Pet Parents to Wag! never used a dog walker before joining the platform, instead relying on family and friends for pet care services. With the APPA showing the total addressable market to be $34 billion for pet wellness, such as pet insurance and wellness plans, and $10 billion for pet services, we believe that this represents an expansion opportunity for all pet services.

Wag! Wellness
By offering Pet Parents the opportunity to consult a licensed pet expert 24/7, pet wellness plans, and the ability to compare pet insurance plans, Wag! has proven its ability to diversify the total addressable market and unlock new spending in pet wellness. Wag! Wellness has also experienced significant increases in revenue from March 2021 to March 2022, increasing by a multiple of 17 during that time.

17x
YoY Growth
$2.0M
$1.8M
$1.5M
$1.3M
$1.0M
$0.8M
$0.5M
$0.3M
Jan-21
Feb-21
Mar-21
Apr-21
May-21
Jun-21
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22

Wag! Wellness Revenue

2021 pro forma information for acquisition of CPI, which closed in the third quarter of 2021.
Pet Services
In 2021, there were over 90 million pets in U.S. households, according to the APPA. In April 2020, the national pet adoption rate jumped 34% as compared to the same period a year earlier, according to Shelter

Animals Count. In addition, the ASPCA estimated in May 2021 that 23 million households adopted a pet during the pandemic. With this increase in pet ownership and more people returning to the office in upcoming months, we believe there are increased opportunities to help busy Pet Parents find pet care services.
Repeated Bookings by Wag!’s Pet Parents
For many Pet Parents, leaving their pet alone creates stress and the existing solutions are limited. Wag! was created because lonely pets deserve healthier and happier lives. As Pet Parents are browsing, booking, and managing care on our platform, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Wag! as a simple, reliable, on-demand option for Pet Parents.
Our platform allows Pet Parents to choose available on-demand services or the ability to pre-schedule a date and time for services that best suits their needs, and the option to schedule repeat services on a day and time that works for the foreseeable future. To facilitate trust and confidence in services, Pet Parents can start chatting with Pet Caregivers before booking a request and have the ability to browse through trusted caregivers before submitting a service request. Depending on the service, Pet Parents may also receive real-time pictures or videos of their pet enjoying time with their local Pet Caregiver. Scheduling a pet service on Wag! is as easy as a few keystrokes or taps on a phone, and the overall experience of booking and paying a Pet Caregiver is simple and intuitive for Pet Parents.
Finally, Pet Parents see that trust and safety are at the heart of what we do. We set clear Community Guidelines and provide features and expectations that facilitate safe, informed, and positive experiences for the people and pets in our community. If something goes wrong during a booking, we have around the clock customer support for Pet Parents and Pet Caregivers.
Foundation of Caregiving
Our success is built on the foundation of dedicated Pet Caregivers who have chosen to provide their services through us. Wag! provides Pet Caregivers with flexibility and empowerment, enabling their passion for pets to become a way to make money, exercise, and participate in their local community. Through our platform, Pet Caregivers can connect with a nationwide community of pets. Some Pet Caregivers view the provision of pet care services as their full-time job. We support them by providing an additional avenue to build their pet care business and achieve meaningful income. Other Pet Caregivers simply love and enjoy caring for pets in addition to other avenues of employment. We support these more casual Pet Caregivers by providing them access to Pet Parents looking for pet care services, a means to earn some additional supplemental income, an enjoyable gig involving time outdoors and healthy habits, and flexibility in when and how they perform services. We give both full-time and casual Pet Caregivers the ability to share their love of pets with the Wag! pet community.
Similar to Pet Parents, when prospective Pet Caregivers encounter Wag! for the first time, we aim to anticipate and address many of their needs in advance. We added features to allow caregivers the opportunity to fulfill high priority requests for an additional payout at no extra cost to the Pet Parent, the freedom to set their own prices, the option to withdraw earnings instantly for a small fee, ability to expand their reach to new Pet Parents and grow their business with social links to their profile and custom HTML Craigslist links, and the opportunity to access advice from seasoned veterans on the mobile app and tips to help them grow a successful pet care business. Our success with Pet Caregivers is reflected in their loyalty — as of the third quarter of 2021, Pet Caregivers on Wag! had a Net Promoter Score between 45 to 55.
Pet Caregivers who establish a presence on Wag! discover that the process to be approved as a caregiver is straightforward and simple, which helps them build trust and transparency with Pet Parents. Specifically, applicants are screened and required to pass a background check and a pet care test before they can be approved to offer services on the Wag! platform. All new Pet Caregivers also have the opportunity to complete a “test walk,” which is a simulated service that allows the Pet Caregiver to become familiar with the Wag! platform. We also provide built-in community safety features, such as the ability for a Pet Caregiver to flag chat conversations with a Pet Parent, block a Pet Parent’s service requests, and leave a review of a pet for other caregivers to consider. These measures reassure Pet Caregivers that they are joining a platform that cares about trust and reliability.

Wag! provides flexible, straightforward booking management tools. Our platform offers tools that allow Pet Caregivers to manage bookings and safely communicate to share photos, videos, and GPS mapping. Pet Caregivers receive safe, secure, and convenient online payments, set their availability with our calendar feature, and only book care that’s a fit for their preferences and schedule. Our around the clock dedicated support team provides peace of mind for Pet Caregivers.
Competitive Strengths
As we grow our online pet wellness platform, our competitive strengths relative to other online competitors include:
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Proprietary and innovative technology platform — Our technology platform was built to enable us to connect Pet Parents and Pet Caregivers. We own and operate all meaningful technology utilized in our business.

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Large number of high-quality Pet Caregivers.   Pet Caregivers are attracted to the Wag! platform. With the ability to make money on their own time, Pet Caregivers enjoy the flexibility of choosing how and when they want to work — claiming a last minute appointment or planning out an appointment weeks in advance. This is why over 400,000 Pet Caregivers are approved to provide services on Wag!.

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High-quality pet service.   With over 11 million reviews, more than 96% of which have earned five stars, we lead the industry in quality. This is also represented by our Net Promoter Score, provided by an external experience management platform, which averages between 45 to 55 for Pet Caregivers and 65 to 70 for Pet Parents as of the third quarter of 2021.

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Service offerings.   Our platform offers access to pet services to Pet Parents, more than many of our competitors offer. On our platform, we also offer access to differentiated services as compared to our competitors, such as both in-person and digital dog training, on-demand services, and our subscription service, Wag! Premium. We carefully examine demand in the market before we choose to roll out a new pet service option and continually evaluate its success with Pet Parents and Pet Caregivers.

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Strong Pet Parent loyalty and word-of-mouth.   Since its inception in 2015, more than 12.1 million services have been delivered to pets and Pet Parents through the Wag! platform. Our continuous excellence in facilitating connections between pet, parent, and Pet Caregiver translates directly into advantages in our ability to retain Pet Parents. Based on an internal survey in 2018-2019, 90% of Pet Parents never used a walker before signing up with Wag!.

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Premier online destination for pet services.   According to recent industry surveys conducted by Similarweb.com, Wag! was the number one online Pets and Animals destination worldwide in the fourth quarter of 2021 with more than 4,200,000 monthly visitors.

Our Growth Strategies
As a leading provider of a pet services marketplace, it is our mission to continue to find ways to help Pet Parents and Pet Caregivers. Simply put, we want to continue to help Pet Parents provide for their pet more efficiently and effectively, while making better and more informed decisions as quickly as they desire. For Pet Caregivers, we want to continue to provide them with an opportunity to earn income on their own schedule. Within our marketplace and platform, we leverage proprietary technology and data to empower both Pet Parents and Pet Caregivers to reach these goals.
We are working to build the preeminent and most trusted pet wellness platform. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:
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Accelerate growth in existing markets.   We believe that immense growth remains within our existing offerings and geographies. With over 95% of the U.S. population having access to Wag!, as of March 2022, over 5.7 million Pet Parents have signed up for a Wag! account. One of the main drivers of our brand is word-of-mouth growth in local markets. With over 400,000 Pet Caregivers in 5,300 U.S. cities across all 50 states, we want to continue to increase bookings and services.

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Expand subscription offerings.   Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. We plan to introduce additional service offerings in the Wag! marketplace to further support pets, parents, and Pet Caregivers and to drive significant revenue growth.

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Platform expansion.   We aim to service Pet Parents with the #1 on-demand mobile first platform, including through introducing additional services unique to the Wag! platform. For example, in the second quarter of 2020, we launched in-person and digital one-on-one dog training, and in February 2021, we expanded our platform to include cats and other pets.

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International expansion.   We aim to serve Pet Parents and Pet Caregivers around the world. Currently, Wag! operates in 5,300 U.S. cities across all 50 states, and we intend to expand into international markets in 2022.

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Opportunistic mergers and acquisitions.   We believe that, over time, we can extend the value of Wag! with strategic acquisitions in the pet industry and others, including pet products, vet care, and technology to improve the efficiency and efficacy of the Wag! platform.

Our Business Model
We have differentiated ourselves from other marketplaces by offering access to a variety of service options. We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.
Our Services
To book a service, Pet Parents schedule an appointment through our platform, choosing specific parameters, such as length of walk or specific pet needs depending on the service, and then receive real-time updates, photos or videos, and a complete report card. Following the service, Pet Parents can review the Pet Caregivers and service.
Through our platform, we offer access to multiple service options, including pre-scheduled and on-demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a caregiver’s home, in-home pet sitting, and in-home one-on-one dog training and digital dog training. In the second quarter of 2020, we launched a service that enables Pet Parents to connect with a licensed pet expert around the clock through our platform for real-time advice on their pets’ behavior, health, and other needs. Through our platform, we also offer pet wellness plans and access to an insurance comparison tool, which enables Pet Parents to compare insurance quotes from top-rated insurance companies, including Lemonade, Pets Best, Embrace, Trupanion, PetPlan, and Prudent Pet. We introduced Wag! Premium in the first quarter of 2020. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as other features, like waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support.

*
Avg. Pet Parent Price per Unit, % of Revenue as of Q1 2022

**
% of Premium Subscribers as of March 2022

Foundation of Trust and Safety
Safety on every booking is important to us, and we are committed to reducing the number of incidents in the Wag! community. Because every furry family member deserves our best, we are dedicated to continually improving. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. To bring peace of mind for Pet Parents, all Pet Caregivers are screened, background checked, and approved prior to being approved to provide services on the Wag! platform. We also have a dedicated 24/7 support team to assist pets and their parents around the clock, and convenient tools for Pet Parents to get real-time information about their pets during a service. In the event that there is damage to a Pet Parent’s property, they may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. We move quickly to correct behaviors that are not consistent with our Community Guidelines. We do not hesitate to remove both Pet Parents and Pet Caregivers from our platform when they behave in ways that violate our Community Guidelines.

Employees
As of March 2022, we had 71 full-time employees in the United States. Our employees are allocated across our groups as follows: 20 in corporate, 22 in customer experience, 23 in product and engineering, and 6 in marketing. We also engage contractors and consultants. None of our employees are subject to a collective bargaining agreement or represented by a labor union and we have not experienced any work stoppages as a result of any labor or employment disputes. We consider our relationships with our employees to be in good health.
All Pet Caregivers using the Wag! platform are independent contractors. All caregivers must agree to our Terms of Service as well as enter into an Independent Contractor Agreement to use the platform.

Technology and Infrastructure
Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed expectations for Pet Parents and Pet Caregivers alike, as well as accelerate growth and improve productivity.
Our booking platform connects to the front-end customer web and mobile clients, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from user activity and use machine learning to continuously improve our booking systems. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize user experience and test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking platform connects to leading third-party vendors for communications, payment processing, IT operations management, as well as background checks.
We focus on user experience, quality, consistency, reliability, and efficiency when developing our software. We are also investing in continuously improving our data privacy, data protection, and security foundations, and we continually review and update our related policies and practices.
Intellectual Property
We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.
As of March 2022, we hold 5 registered trademarks in the United States. In addition, we have registered domain names for websites that we use in our business, such as www.wagwalking.com and other variations. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We also utilize third-party content, software, technology and intellectual property in connection with our business.
We are presently involved in intellectual property lawsuits and expect to continue to face allegations from third parties, including our competitors, that we have infringed or otherwise violated their intellectual property rights. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.
For additional information on risks relating to intellectual property, see the sections titled “Risk Factors — Risks Related to Wag!’s Intellectual Property”; “Risk Factors — Risk Related to Regulation and Taxation”; and “Information About Wag! — Legal Proceedings — IP and Trademark”.
Support Operations
Our support team assists Pet Parents and Pet Caregivers with bookings, safety issues, and questions concerning any pet service. Because we are committed to the safety and happiness of all dogs in our care, and peace of mind for Pet Parents, we offer 24/7 assistance to our entire community.
Marketing
Our marketing strategy is focused on attracting Pet Parents and Pet Caregivers to our marketplace. We depend on paid marketing, organic marketing and brand marketing strategies, along with creating virality and word-of-mouth acquisition through our product experience. Through our blog, The Daily Wag!, existing Pet Parents and Pet Caregivers, and media, we attract new users to our marketplace. Wag! is top-ranking in the Travel and Local (Google Play) and Travel (iOS) categories for key search terms through App Store optimization and strong consumer rankings and reviews. In addition, our website sees more than six million visitors per month from direct or unpaid traffic sources in the first quarter of 2022, the majority of which come from our search engine optimization efforts. From the third quarter of 2019 to the fourth quarter of 2021, we saw 70% Organic Customer Acquisition.
While we rely significantly on word-of-mouth, organic search, and other unpaid channels, we believe that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform is also attributable to our paid marketing initiatives. Our marketing efforts include referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns.
Facilities
Our corporate headquarters is located in San Francisco, California, pursuant to an operating lease that expires in 2023. We lease additional office space in Phoenix, Arizona and Mountain View, California. We believe that these facilities are generally suitable to meet our needs. From time to time, we have subleased portions of the spaces that we are not currently using.
Competitors
The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:
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Family, friends, and neighbors.   Our largest competitive dynamic remains the people to whom Pet Parents go for pet care within their personal networks. This typically includes neighbors, family, and friends with whom the Pet Parent and pet are familiar and comfortable.

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Local independent professionals.   Local small businesses and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.

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Large, commercial providers.   Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of Pet Parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading Pet Parents to question the quality of care their pets receive.

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Online aggregators and directories.   Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

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Other digital marketplaces.   We compete with companies such as Rover and the pet care offering on Care.com. We differentiate ourselves with the breadth of our pet service options and simplicity in booking. For example, Wag! is the only marketplace to offer on-demand booking for dog walking and drop-in visits at the Pet Parent’s home, enabling Pet Parents to find a local Pet Caregiver in less than 15 minutes. In addition, our monthly subscription, Wag! Premium, enables Pet Parents to a suite of platform features including discounts on additional services, such as boarding, sitting, and training. Finally, through our Wag! Wellness suite of services, Pet Parents can chat with a licensed pet expert 24/7.

Data Privacy, Data Protection and Security
Our privacy and information security program is reasonably designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise regulated data related to Pet Parents, Pet Caregivers, and our employees.

We have a team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, business continuity, and documented incident response protocols. Our information security protocols include periodic scans designed to identify security vulnerabilities on our servers, workstations, network equipment, production equipment, and applications, and we address remediation of any discovered vulnerabilities according to severity
We use various technical safeguards throughout our network, including but not limited to multi-factor authentication, permissioning software, audit logs, and other security controls to control access to internal systems that contain personal or other confidential information.
We design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection, and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our users and employees. We publish our user-related privacy practices on our website, and we further maintain certain additional internal policies and practices relating to the collection, use, storage, and disclosure of personal information.
Publication of our Privacy Statement and other policies and notices regarding privacy, data protection, and data security may subject us to investigation or enforcement actions by state and federal regulators if those statements, notices, or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We also may be bound from time to time by contractual obligations related to privacy, data protection, or data security. The laws and regulations to which we are subject relating to privacy, data protection, and data security, as well as their interpretation and enforcement, are evolving and we expect them to continue to change over time. For example, the CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide specified disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sales of personal information. Additionally, in November 2020, California voters passed the CPRA which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Guidance related to the CCPA and CPRA continues to evolve and these acts have, in the case of Virginia and Colorado, and will likely lead other states to pass comparable legislation. Other privacy and data security laws and regulations to which we may be subject include, for example, the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act, and Section 5 of the Federal Trade Commission Act. More generally, the various legal obligations that apply to us relating to privacy and data security may evolve in a manner that relates to our practices or the features of our mobile applications or website. We may need to take additional measures to comply with new and evolving legal obligations and to maintain and improve our information security posture in an effort to reduce information security incidents or avoid breaches affecting personal information or other sensitive or proprietary data. For additional information, see “Risk Factors — Risks Related to Privacy and Technology — Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”
Government Regulation
We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, insurance producer licensing and market conduct, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. Noncompliance with state insurance statutes or regulations may subject Wag! to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation.
National, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and we believe that Wag! falls within this exemption.
In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact its availability and our business.
Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning, or other regulation that impacts the ability of individuals to provide home-based pet care.
One of our subsidiaries operates pet insurance comparison engine webpages. This subsidiary is not an underwriter of insurance risk nor does it act in the capacity of an insurance company. Rather, it is licensed and regulated as an insurance producer. On its website, the subsidiary may refer its customers to options for pet insurance plans provided and sold through unaffiliated third parties, including through unaffiliated insurance carriers. The subsidiary’s insurance comparison search feature provides hyperlinks by which consumers are connected with a pet insurance provider’s website to purchase an insurance plan. Each state has its own insurance statutes and regulations and applicable regulatory agency. Generally, each state requires insurers and insurance producers to be licensed in that state. Our subsidiary maintains insurance producer licenses in each state in which it operates. The subsidiary’s website declares that it is neither an underwriter nor an insurer, specifically to highlight that it is not in the business of underwriting insurance plans. All insurance plans referred to by the subsidiary through its insurance comparison search feature are provided by third-party insurance companies. The subsidiary accepts neither premium payments from consumers nor responsibility for paying any amounts on claims.
For more information, see “Risk Factors — Risks Related to Regulation and Taxation — Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect Wag!’s business, financial condition, and operating results”; and “Risk Factors — Risks Related to Privacy and Technology —Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”
Legal Proceedings
From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors — Risks Related to the Company — Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business and financial condition; Wag! is subject to claims, lawsuits and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents and Pet Caregivers; Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, various proceedings and other disputes and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results and financial condition; Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected,” and “Risk Factors — Risks Related to Wag!’s Intellectual Property — Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.”
Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but we believe we have valid defenses with respect to the legal matters pending against us. Nevertheless, the financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on us because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying balance sheets.
IP and Trademark
In June 2015, a lawsuit against Wag! was filed in the United States District Court for the Eastern District of California by Wag! Hotels, Inc. alleging trademark infringement. In exchange for dismissing all claims, we agreed to use certain branding going forward, and we reached a settlement agreement in June 2016. In December 2019, Wag! Hotels filed suit again claiming that the branding the Company is currently using (“Wag!”) violates the 2016 settlement agreement and infringes their trademark. In October 2021, we filed a Second Amended Answer and Counterclaim, and in November 2021, Wag! Hotels moved to dismiss. Trial for this case is set for January 2023 and we intend to defend ourselves vigorously against all claims.
Taxes
Wag! is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies, none of which have resulted in a material assessment.
On May 13, 2022, we settled a claim with a Texas state tax authority related to the collection of sales and use taxes in Texas. We were required to pay $1.2 million to the state of Texas, the amount of the claim, as a prerequisite to the court challenge, but under the settlement agreement will receive those funds back.
In November 2020, the New York State Department of Taxation and Finance initiated a routine sales and use tax audit of Wag!. We are engaged in ongoing discussions with the New York State Department of Taxation and Finance, including providing additional data that has been requested, in order to determine what, if any, Company revenues are taxable. The Department’s assessment is pending.
Employment and Labor
In November 2019, the state of California Employment Development Department (“CA EDD”) issued an assessment alleging various issues regarding Wag!’s unemployment insurance contributions. CA EDD alleges Wag! owes approximately $1.7 million in unemployment insurance contributions for our independent contractors. A hearing is scheduled for March 23, 2022. We intend to defend ourselves vigorously in this pending matter.
In August, 2018, the New York State Department of Labor (“DOL”) issued an Investigation Report assessing Wag! with approximately $250,000 in unemployment insurance contributions for our independent contractors. In May 2021, the Unemployment Insurance Appeal Board affirmed its decision sustaining the Department’s assessment. Interest continues to accrue on this assessment.

Chief Executive Officer’s Letter
To the community,
The most important thing you can know is that I plan to dedicate my life to building a future in which every pet has access to the best quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them.
Wag! is the technology platform for building that future and we are just getting started.
Garrett Smallwood
CEO and Chief Pet Officer
Wag Labs, Inc.

CHW’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of CHW included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CHW.
Overview
We are a blank check company incorporated on January 12, 2021 as a Cayman Islands corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. While we may pursue an acquisition opportunity in any business, industry, sector, or geographical location, we intend to focus on industries that complement our management’s background and to capitalize on the ability of our management team to identify and acquire a business. We may pursue a transaction in which our shareholders immediately, prior to completion of our initial Business Combination, would collectively own a minority interest in the post-Business Combination company. We intend to effectuate our initial Business Combination using cash from the proceeds of this offering and the sale of the private placement warrants, our shares, debt or a combination of cash, equity and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Results of Operations
Our entire activity through March 31, 2022 was in preparation for an initial public offering, and since our initial public offering, our activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until after completion of our initial Business Combination at the earliest. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2022, we had a net loss of $2,171,947 which consisted of operating expenses of $2,182,149 and interest income was $10,202.
For the period January 12, 2021 (inception) through March 31, 2021, we had a net loss of $11,634, which consisted of operating expenses of $11,634.
Liquidity and Capital Resources
Until the consummation of our Initial Public Offering, our only source of liquidity was an initial purchase of Founder Shares by our Sponsor and loans from our Sponsor.
On September 1, 2021, we consummated our Initial Public Offering of 12,500,000 Units, which includes 1,500,000 Units from the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $125,000,000. Simultaneously with the closing of the Initial Public Offering and the underwriters’ partial exercise of their over-allotment option, we consummated the private placement of an aggregate of 4,238,636 Private Placement Warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,238,636. Following our Initial Public Offering and the sale of the Private Placement Warrants, a total of $125,000,000 was placed in the Trust Account. We incurred $13,130,743 of transaction costs consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares, and $592,618 of other costs in connection with the Initial Public Offering and the sale of the Private Placement Warrants.

For the three months ended March 31, 2022, net cash used in operating activities was $352,419. Net loss of $2,171,947 was impacted by an increase in prepaid expenses and other assets of $26,265, accrued and other expenses of $2,334,300 and decrease in accounts payable of $530,835.
For the period January 12, 2021 (inception) through March 31, 2021, net cash used in operating activities was 11,634. Net loss of $11,634 was impacted by an increase in general and administrative expenses.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions), to complete our initial Business Combination. We may withdraw interest income (if any) to pay taxes, if any. Our annual tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At March 31, 2022, we had cash of $335,162 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
Liquidity and Going Concern
As of March 31, 2022, the Company had $335,162 in its operating bank accounts, $125,013,199 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $1,650,918. As of March 31, 2022, approximately $10,202 of the amount deposit in the Trust Account represented interest income.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
If our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. In this instance, the Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. If we complete our initial Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than our Sponsor, its affiliates or our management team as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Moreover, we may need to obtain additional financing to complete our initial Business Combination, either because the transaction requires more cash than is available from the proceeds held in our Trust Account, or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. If we have not consummated our initial Business Combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.
Related Party Transactions
Founder Shares
On January 18, 2021, the Sponsor paid $25,000 for 2,875,000 Ordinary Shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares of ordinary shares after the Initial Public Offering. On September 1, 2021, the underwriters partially exercised the over-allotment option and 37,500 Founder Shares were forfeited for no consideration by the Sponsor.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Ordinary shares equals or exceeds $12.50/share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of Ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering and underwriters’ partial exercise of their over-allotment option, the Sponsor purchased 4,238,686 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,238,686. Each Private Placement Warrant is exercisable to purchase one share Ordinary shares at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.
Due from related party
As of March 31, 2022, the Sponsor held $68,591 from the closing of the IPO that will be deposited as soon as practical from the Company’s operating account.
Related Party Loans
On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of March 31, 2022, there was no outstanding under the Promissory Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Notwithstanding the foregoing, the Business Combination Agreement does not permit Working Capital Loans to convert into warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022, there were no Working Capital Loans outstanding.
Administrative Services Fee
We agreed, commencing on the effective date of the Initial Public Offering through the earlier of our consummation of a Business Combination or our liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of March 31, 2022, we incurred and paid $30,000 in fees for these services.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Ordinary shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Deferred Underwriting Fees
The underwriter was paid a cash underwriting discount of 1.75% of the gross proceeds of the Initial Public Offering, or $2,187,500. The underwriter is entitled to a deferred fee of $0.35 per unit, or $4,375,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Critical Accounting Policies
The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.
Ordinary shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.
Net Loss Per Share of Ordinary shares
We apply the two-class method in calculating earnings per share. Net income per share of the redeemable shares, basic and diluted is calculated by dividing the interest income earned on the Trust Account by the weighted average number of shares of redeemable ordinary shares outstanding since original issuance. Net loss per share of ordinary shares, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, less income attributable to shares of redeemable ordinary shares, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the periods presented.
Recently Adopted Accounting Standards
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial, and administrative support services provided to the Company. We began incurring these fees on June 15, 2021 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $4,375,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Pursuant to a registration and shareholder rights agreement entered into on September 1, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. We will bear the expenses incurred in connection with the filing of any such registration statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

WAG!’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to Wag Labs, Inc., the “Company,” “we,” “us,” “our,” or “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”.
OVERVIEW
Our mission is to be the #1 partner to busy Pet Parents.   We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. Wag! exists to make pet ownership possible and to bring joy to pets and those who love them.
Wag! was founded in 2015 to solve the guilt and stress of owning a pet. There are over 90.5 million US households with a pet, and for many Pet Parents, leaving their pet alone creates stress and guilt, as the existing solutions are limited. We launched the Wag! platform to solve these problems because lonely pets deserve healthier and happier lives. Wag! enabled on-demand pet services, allowing us to provide a mobile first experience for 98% of Pet Parents on the app. With numerous on-demand or scheduled service options provided by Pet Caregivers to Pet Parents through the platform, we have created a trusted pet service platform for Pet Parents. This has led to 75% of Pet Parents not being physically at home while services are being delivered and high-frequency service utilization where Pet Parents use Wag! an average of four to five times a month. We have built a compelling and trusted consumer brand with a high level of customer engagement, effectively creating a solid platform to leverage as we rapidly expand our business to new product lines.
Our proprietary marketplace technology, which is available as a mobile app and website (“platform” or “marketplace”), enables independent Pet Caregivers to connect with Pet Parents. Through our cutting-edge technologies and multi-faceted platforms, Wag! connects Pet Parents with Pet Caregivers who provide excellent pet care services. Our marketplace enables Pet Parents to find a wide array of pet services provided by Pet Caregivers and third-party service partners, such as walking, pet sitting and boarding, advice from licensed pet experts, home visits, training services, and pet insurance comparison tools.
We are one of the largest, online marketplaces for pet care. Through March 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. With our leading scale, we can offer Pet Parents and Pet Caregivers the benefits of convenience, availability, and trust. Since the beginning of 2021, monthly revenue has generally been steadily increasing, leading to our highest monthly revenues in March 2022 since the Company was founded. From 2020 to the first quarter of 2022 Cohorts, Pet Parent activity for Pet Parents who joined the platform through March 2022 are significantly outperforming the 2017, 2018, and 2019 Cohorts on a year-to-date basis. We are still in the early stages of growth, but have made significant progress in extending the offerings and reach of our platform since our inception in 2015.
Principal Factors Affecting Our Results of Operations and Material Trends
Our results are impacted by the general economic environment, conditions and trends relating to pet ownership and demand for services, competition with other pet service providers, and other factors including promotions, seasonality, and the effectiveness of our marketing and advertising campaigns. The primary factors that impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this document.

Investment in New Services
Founded in 2015, we were one of the first on-demand pet services platforms. Since then, we have remained committed to expanding our offerings and the reach of our platform. For example, in the past 24 months, we have launched new features in an effort to increase engagement by both Pet Parents and Pet Caregivers on our platform. For Pet Parents, we added direct booking, the ability to create preferred Pet Caregiver lists, in-home or in-app video dog training options, pet service requests for cats and other pets, insurance comparison from top pet insurance providers, browse and chat with Pet Caregivers before booking a request, browse through trusted caregivers, and the ability to pre-tip caregivers before the service. For Pet Caregivers, we added features to provide them with the opportunity to fulfill highest priority requests, the ability to set their own prices, the ability to expand their reach to new customers and grow their business with social media links to their profile and custom HTML Craigslist links, as well as the opportunity to access advice from seasoned veterans on the platform and tips to help them grow a successful pet care business. Since our inception in 2015, more than 12.1 million pet services have been completed through the Wag! platform to date.
In the first quarter of 2020, we also launched our Wag! Premium subscription service, a monthly or annual subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from pet experts, priority access to top-rated Pet Caregivers, and VIP pet support. Wag! Premium accounts for 48% of our monthly active users.
Investment in Innovation and Technology
The continued development of our platform capabilities and digital ecosystem requires substantial ongoing investment in resources and technology infrastructure, which can impact EBITDA. Our ability to continue to incorporate or develop innovative tools in line with our growth is crucial to ensuring the success of our strategy. As discussed above in “— Investment in New Services”, we are committed to innovating new products and features. In addition, we are continuously integrating and evaluating acquisitions to enhance our technology platforms and launch features that are most beneficial to Pet Caregivers, Pet Parents, and third-party service partners.
Investment in New Markets
We plan to invest in existing and new markets, as well as new offerings. We believe that we can further expand in existing markets, to new markets within North America, and internationally by carefully targeting locations with a high expected demand for pet services. We believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where there is an attractive spend per pet to address. As we invest in new markets and create new offerings, we may increase our marketing strategies in a manner that could extend our marketing payback target in order to accelerate growth in each new market.

Pet Ownership Trends
The COVID-19 pandemic has impacted demand for pet care and has had a significant impact on Pet Parent and Pet Caregiver behavior. Beginning in the first quarter of 2020, many Pet Parents experienced travel restrictions, shelter-in-place orders, and work from home requirements. Accordingly, at the start of the COVID-19 pandemic in March 2020, our revenue declined significantly, since many Pet Parents were home with their pets and did not require additional pet services. The services that we offer through our platform were also limited due to full and partial lockdowns.
However, since the start of the COVID-19 pandemic, approximately 23 million pets were adopted by U.S. households through May 2021. According to the APPA, 70% of U.S. households own a pet, which equates to 90.5 million homes. We are focused on taking advantage of this significant opportunity to expand the base of Pet Parents using the Wag! platform given the increased size of the market in which we operate. We believe that the high volume of new Pet Parents, as well as return to office policies, may continue to have a positive effect on the number of bookings for pet services, and other pet related services over the longer term.
Pet Parent Preferences and Demand
As 95% of the U.S. population has access to the Wag! platform through an iPhone or Android device, our objective for long-term sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to our platform and to successfully convert them into repeat bookers. We attract Pet Parents to our platform through word-of-mouth and a variety of channels, such as social media, video, and other online and offline channels.
Through March 2022, more than 1.1 million Pet Parents have booked a service on our platform. Our proprietary on-demand platform allows Pet Parents to easily and conveniently find top rated Pet Caregivers to serve their pet service needs either on-demand or scheduled at their convenience. Our primary mobile app allows Pet Parents to access Pet Caregivers from anywhere, at any time. With 75% of Pet Parents not physically at home when their pet service is being performed, our platform allows Pet Caregivers and Pet Parents to avoid in-person contact if necessary or preferred by the Pet Parent. We believe this positions us well for ongoing growth as our platform allows both Pet Parents and Pet Caregivers the ability to mitigate COVID-19 related concerns.
Pet Caregiver Preferences and Demand
We attract Pet Caregivers to the platform primarily based on viral and word-of-mouth marketing strategies. We have industry-leading Net Promoter Scores for Pet Caregivers, which average between 45 to 55 as of the third quarter of 2021. Being a Pet Caregiver allows dog lovers to spend time with dogs and other animals, enabling them to lead a healthy lifestyle by getting exercise through dog walking while simultaneously participating in an activity that delights them.
To serve Pet Parents in any given market, a critical density of caregivers must be present so that Pet Parents have options and availability for on-demand services. During certain peak periods, such as holidays, we have observed high Pet Parent demand that has resulted in Pet Caregiver constraints in some markets. Our platform provides a technology feature that allows Pet Caregivers to set their own prices, encouraging Pet Caregivers to be more engaged during peak periods.
Effects of the COVID-19 Pandemic
In addition to the foregoing factors, our results in 2020 were significantly impacted by the COVID-19 pandemic and the resulting measures undertaken by federal, state, and municipal governments. The COVID-19 pandemic has been a highly disruptive economic and societal event that initially negatively impacted demand for pet care due to shelter-in-place orders, travel restrictions, and work-from-home requirements implemented in March 2020. As a result, our monthly revenue in 2020 decreased approximately 80% compared to pre-COVID revenue. However, the re-opening of the economy, despite the continuation of the pandemic and the emergence of new variants, has resulted in a meaningful recovery of revenue in 2021 relative to 2020. Uncertainties in the global economy may adversely impact our operations, brand partners, customers, and other business partners, which may impact future revenue, and require other changes to our operations.
Restructuring
In Q4 2019, we announced a new leadership team and a restructuring plan aimed at reducing operating expenses and improving the Company’s cash flows. As part of the restructuring, we closed our Los Angeles offices and a number of ancillary offices, and refocused the business priorities to concentrate on technology and our user base. As a result of the restructuring, which was completed at the beginning of 2020, the Company recognized severance and other employee costs of $0.3 million during the year ended December 31, 2020. Additionally, as a result of the closure of the Los Angeles offices, the Company recognized lease cease-use charges of $3.2 million during the year ended December 31, 2020.
Subsequent to the restructuring, our renewed focus on technology has led to a number of new product features, as discussed above in “— Investment in New Services,” along with our acquisition and integration of complementary business features such as insurance comparison.
Effectiveness of our word-of-mouth, marketing and advertising activities
Our objective for long-term, sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to the platform and converting them into repeat bookers, thus generating a lifetime of bookings from the Pet Parent. We attract Pet Parents and Pet Caregivers to the platform through word-of-mouth and a variety of other channels, such as social media, video, and other online and offline channels. The easy to use and convenient platform organically drives word-of-mouth marketing and references amongst Pet Parent. Additionally, our brand awareness advertising activities, including social media and television advertisements, allow us to reach new Pet Parents and Pet Caregivers.
When assessing the efficiency and effectiveness of our marketing spend, we monitor, amongst other things, new sign ups and first-time booking activity on the platform.
Our ability to attract Pet Parents to the platform is very efficient as we benefit from the network effects associated with our platform.
Seasonality
Wag! experiences seasonality in the booking volume, which Wag! expects to continue and may become more substantial. Historically, Wag! has experienced lower walking service requests on the platform during holidays periods, offset by higher sitting and boarding requests during these periods.
Pending Business Combination with CHW
On February 2, 2022, CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of CHW (“Merger Sub”), and Wag! Labs, Inc., a Delaware corporation (“Wag!”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, and subject to the terms and conditions contained therein, the business combination of CHW, Merger Sub and Wag! (the “Business Combination”) will be effected. For more information regarding the Business Combination, see “The Business Combination Agreement.”
In connection with the execution of the Business Combination Agreement, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Forfeiture Shares, during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag!

stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions. For more information regarding the Founders Stock Letter, see “The Business Combination Agreement — CHW Founders Stock Letter.”
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured Credit Facility. The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions). For more information regarding the debt financing, see “The Business Combination Agreement — Additional Agreements — Financing.”
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into PIPE and Backstop Agreement, pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market. For more information regarding the PIPE and Backstop Subscription Agreement, see “The Business Combination Agreement — PIPE and Backstop Subscription Agreement.”
During the Earnout Period, and as additional consideration for Wag!’s interest acquired in connection with the Business Combination, New Wag! will issue or cause to be issued to (i) each holder, as of immediately prior to the Acquisition Merger effective time, of (a) a share of Wag! common stock (after taking into account the Conversion), or (b) a Wag! Option or a Wag! RSU Award (each, an “Eligible Wag! Equityholder”), shares of New Wag! common stock (which will be equitably adjusted) (the “Earnout Shares”) and (ii) the holders of certain restricted stock units of Wag! (“Management Earnout RSUs”), shares of New Wag! common stock (which will be equitably adjusted) (the “Management Earnout Shares”). For more information regarding the earnout, triggering events, and equitable adjustments, see “The Business Combination Agreement — Earnout.”
Components of Our Results of Operations
The following is a summary of the principal line items comprising our operating results.
Revenue
We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We recognize revenue in accordance with ASC 606, Revenue from Contracts with its Customers from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity. For some of the Company’s arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.
Cost of Revenue, Excluding Depreciation and Amortization
Cost of revenue consists of costs directly related to revenue generating transactions, which, primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.
Platform Operations and Support
Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.
Sales and Marketing
Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and Pet Parent incentives. Sales and marketing expenses are expensed as incurred.
General and Administrative
General and administrative expense includes personnel-related compensation costs for employees on corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business, together with outside party service costs of related items such as auditors and lawyers.
Depreciation and Amortization
Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with our property and equipment. Amortization includes expenses associated with our capitalized software and website development.
Interest Income
Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term investments.
Key Performance Indicators (“KPIs”) and Non-GAAP Measures
We regularly review several metrics, including the following key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures and the comparable GAAP measure is net income (loss). Please refer to the “— Non-GAAP Measures” section below for further discussion with respect to how we define these measures, as well as for reconciliations to the most comparable U.S. GAAP measures. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S.

GAAP, and may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.
Bookings
We define Bookings as the total dollar value of transactions booked via the platform for pet services and wellness services, in each case without any adjustment for discounts and refunds, Pet Caregiver earnings, and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
We define Take Rate as revenue as percentage of Gross Bookings. Take Rate is an indication of marketplace economics, and is impacted by product offerings with different margin structures.
Since our inception in 2015 to March 2022, 12.1 million Pet Parents have booked services through our platform. Our gross bookings in 2021 were $47.4 million compared to $35.0 million in 2020 and $17.5 million in the three months ended March 31, 2022, with the increase in 2020 and 2021 largely attributable to the recovery from the impact of the COVID-19 pandemic.
The following tables present our key performance indicators for the periods presented (in thousands except Adjusted EBITDA %).
	Three Months Ended March 31,
($ in thousands, except percentages)	2022	2021
U.S. GAAP Measures:
Revenue	$9,666	$2,589
Net loss	$(2,350)	$(2,708)
Net loss %	(24.3)%	(104.6)%
Net cash flows used in operating activities	$(2,245)	$(2,254)
Key Performance Indicators:
Adjusted EBITDA	$(2,112)	$(2,587)
Adjusted EBITDA %	(21.8)%	(99.9)%
Bookings	$17,500	$7,273
Take Rate	55.2%	35.6%
	Year Ended December 31,
($ in thousands, except percentages)	2021	2020
U.S. GAAP Measures:
Revenue	$20,082	$11,970
Net loss	$(6,311)	$(18,839)
Net loss %	(31.4)%	(157.4)%
Net cash flows used in operating activities	$(12,256)	$(26,474)
Key Performance Indicators:
Adjusted EBITDA	$(6,433)	$(18,473)
Adjusted EBITDA %	(32.0)%	(154.3)%
Bookings	$47,407	$35,049
Take Rate	42.4%	34.2%
Adjusted EBITDA and Adjusted EBITDA Margin
In addition to revenue and net loss, which are measures presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide relevant and useful information that is widely used by analysts, investors, and competitors in our industry to assess performance.

We define Adjusted EBITDA as net income (loss), adjusted for interest expense, depreciation and amortization, share-based compensation, income taxes, as well as other items to be consistent with definitions typically used by lenders, including transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EBITDA Margin, Wag! may incur future expenses similar to those excluded when calculating these measures. Wag!’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. Wag! compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA and Adjusted EBITDA Margin on a supplemental basis. Wag!’s computation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA Margin below and not rely on any single financial measure to evaluate Wag!’s business.
Adjusted EBITDA and Adjusted EBITDA Margin are useful to an investor in evaluating our performance because these measures:
•
are widely used by analysts, investors, and competitors to measure a company’s operating performance;

•
are used by our lenders and/or prospective lenders to measure our performance; and

•
are used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA for the three months ended March 31, 2022 and 2021 are as follows:
	Three Months Ended March 31,
($ in thousands, except percentages)	2022	2021
Revenue	$9,666	$2,589
Adjusted EBITDA reconciliation:
Net loss	$(2,350)	$(2,708)
Add (deduct):
Interest expense (income)	32	5
Depreciation and amortization	152	55
Share based compensation	54	61
Tax (benefit) expense	—	—
Adjusted EBITDA	$(2,112)	$(2,587)
The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA for the years ended December 31, 2021 and 2020 are as follows:
	Year Ended December 31,
($ in thousands, except percentages)	2021	2020
Revenue	$20,082	$11,970
Adjusted EBITDA reconciliation:
Net loss	$(6,311)	$(18,839)
Add (deduct):
Interest expense (income)	61	(145)
Depreciation and amortization	388	213
Share based compensation	222	285

	Year Ended December 31,
($ in thousands, except percentages)	2021	2020
Tax (benefit) expense	(793)	13
Adjusted EBITDA	$(6,433)	$(18,473)

Comparison of the Three Months ended March 31, 2022 and 2021
The following table sets forth our unaudited condensed consolidated operations data for the three months ended March 31, 2022 and 2021. The information has been prepared on the same basis as our unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our audited consolidated statements of operations for the years ended December 31, 2021 and 2020 and our unaudited condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, included elsewhere in this proxy statement/prospectus. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.
	Three Months Ended March 31,		Change
	2022	2021	$	%
($ in thousands, except percentages)			2022 Vs 2021
Revenue	$9,666	$2,589	$7,077	273%
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	806	523	283	54%
Platform operations and support	2,577	2,446	131	5%
Sales and marketing	6,082	605	5,477	905%
General and administrative	2,367	1,663	704	42%
Depreciation and amortization	152	55	97	176%
Total costs and expenses	11,984	5,292	6,692	126%
Interest (expense) income, net	(32)	(5)	(27)	540%
Loss before income taxes	(2,350)	(2,708)	358	13%
Income tax benefit (expense)	—	—	—	*
Net loss	$(2,350)	$(2,708)	$358	13%

*
Comparisons between positive and negative numbers and with a zero are not meaningful

Revenue
Revenue increased by $7.1 million, or 273%, from $2.6 million in the three months ended March 31, 2021 to $9.7 million for the three months ended March 31, 2022. The increase was primarily attributable to a $5.2 million increase in wellness revenue which was launched in August 2021. The increase also includes a $1.9 million increase in service revenue due to an increase in service fees stemming from increased Pet Parents engagement of Pet Caregivers to provide pet care services as a result of increased return-to-office and travel trends.
Cost of Revenue, Excluding Depreciation and Amortization
Cost of revenue, excluding depreciation and amortization, increased by $0.3 million, or 54%, from $0.5 million in the three months ended March 31, 2021 to $0.8 million for the three months ended March 31, 2022. The increase was primarily attributable to a $0.2 million increase in payment processing fees driven by higher transaction volume and a $0.1 million increase in background check costs driven by an increase in new Pet Caregivers.

Platform Operations and Support
Platform operations and support expenses increased by $0.1 million, or 5%, from $2.5 million in the three months ended March 31, 2021 to $2.6 million for the three months ended March 31, 2022. The increase was primarily attributable to a $0.1 million increase in personnel-related compensation costs for our technology and operations teams.
Sales and Marketing
Sales and marketing expenses increased by $5.5 million, or 905%, from $0.6 million in the three months ended March 31, 2021 to $6.1 million for the three months ended March 31, 2022. The increase was primarily attributable to a $4.2 million increase in advertising expenses as we invest in brand awareness, and a $1.2 million increase in personnel-related compensation costs for our marketing team, consultants, and advertising agency costs.
General and Administrative
General and administrative expenses increased by $0.7 million, or 42%, from $1.7 million in the three months ended March 31, 2021 to $2.4 million for the three months ended March 31, 2022. The increase was primarily attributable to a $0.4 million increase in professional services costs, and a $0.3 million increase in personnel-related costs for our corporate functions.
Depreciation and Amortization
Depreciation and amortization expenses increased from $55 thousand in the three months ended March 31, 2021 to $152 thousand for the three months ended March 31, 2022. The increase was primarily attributable to amortization expense arising from the acquisition of CPI, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.
Interest Income, net
Interest expense, net increased from $5 thousand in the three months ended March 31, 2021 to $32 thousand for the three months ended March 31, 2022. The increase was primarily attributable to accretion expense related to deferred purchase consideration in connection with the acquisition of CPI.
Comparison of the Years ended December 31, 2021 and 2020
The following table sets forth our audited statements of operations data for the years ended December 31, 2021 and 2020. The information has been prepared on the same basis as our audited financial statements, included elsewhere in this proxy statement/prospectus, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this proxy statement/prospectus. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Years Ended December 31,		Change
($ in thousands, except percentages)	2021	2020	$	%
			2021 Vs 2020
Revenue	$20,082	$11,970	$8,112	68%
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	2,777	2,756	21	1%
Platform operations and support	10,265	13,282	(3,017)	(23)%
Sales and marketing	10,221	3,140	7,081	226%
General and administrative	6,956	11,550	(4,594)	(40)%
Depreciation and amortization	388	213	175	82%
Total costs and expenses	30,607	30,941	(334)	(1)%
Gain on forgiveness of PPP loan	3,482	—	3,482	*
Interest (expense) income, net	(61)	145	(206)	*
Loss before income taxes	(7,104)	(18,826)	11,722	62%
Income tax benefit (expense)	793	(13)	806	*
Net loss	$(6,311)	$(18,839)	$12,528	67%

*
Comparisons between positive and negative numbers and with a zero are not meaningful

Revenue
Revenue increased by $8.1 million, or 68%, from $12.0 million in the year ended December 31, 2020 to $20.1 million for the year ended December 31, 2021. The increase was primarily attributable to increased booking activity in the marketplace stemming from reduced state and local COVID-19 restrictions, increased travel, the start of reopening of some workplaces and stores, and the launch of Wellness services.
Cost of Revenue, Excluding Depreciation and Amortization
Cost of revenue, excluding depreciation and amortization, increased by $21 thousand, or 1%, from the year ended December 31, 2020 to the year ended December 31, 2021. The increase was primarily attributable to a $0.2 million increase in payment processing fees driven by higher transaction volume and a $0.1 million increase in background check costs driven by an increase in new Pet Caregivers, partially offset by $0.3 million decrease in technology costs driven by optimization of platform hosting and platform related technology architecture. While revenue has increased by 68% due to increased bookings and the launch of Wellness, cost of revenue has increased by only 1% due to efficiencies and optimizations in platform hosting and platform related technology architecture, and efficiencies and optimizations of payment processing. To the extent that we continue to see revenue growth in the future, we expect that our cost of revenue will also continue to increase on an absolute dollar basis in the future. Cost of revenue may vary as a percentage of revenue due to the addition of offerings with higher profitability, and the efficiencies and optimizations mentioned above.
Platform Operations and Support
Platform operations and support expenses decreased by $3.0 million, or 23%, from $13.3 million in the year ended December 31, 2020 to $10.3 million for the year ended December 31, 2021. The decrease was primarily attributable to a $1.9 million decrease in personnel-related costs for our technology and operations teams and third-party service vendors and a $0.9 million decrease in operations support and related software costs, as a result of our restructuring, and optimization of technology utilized by our operations and support teams.
Sales and Marketing
Sales and marketing expenses increased by $7.1 million, or 226%, from $3.1 million in the year ended December 31, 2020 to $10.2 million for the year ended December 31, 2021. The increase was primarily attributable to a $5.3 million increase in advertising expenses and a $1.8 million increase in personnel-related costs for our marketing team, consultants, and advertising agency costs.
General and Administrative
General and administrative expenses decreased $4.6 million, or 40%, from $11.6 million in the year ended December 31, 2020 to $7.0 million for the year ended December 31, 2021. The decrease was primarily attributable to a $4.4 million decrease in facility expense driven by the early termination of the LA office lease, a $1.3 million decrease in personnel-related costs for our corporate functions, partially offset by a $1.0 million increase in professional services costs.
Depreciation and Amortization
Depreciation and amortization expenses increased from $213 thousand in the year ended December 31, 2020 to $388 thousand for the year ended December 31, 2021. The increase was primarily attributable to amortization expense arising from the CPI acquisition, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.
Interest Income, net
Interest income, net decreased from $145 thousand in the year ended December 31, 2020 to $61 thousand interest expense for the year ended December 31, 2021. The decrease was primarily attributable to lower short-term investments available for sale balance, lower interest rates, and PPP loan interest expense.
Income Taxes
Income tax expense was a benefit of $0.8 million in the year ended December 31, 2021 compared to an expense of $13 thousand in the year ended December 31, 2020. The benefit was primarily attributable to a reduction to the valuation allowance arising from deferred tax liabilities arising from the acquisition of CPI during the year ended December 31, 2021 and no provision or benefit for income taxes for the year ended December 31, 2020.
LIQUIDITY AND CAPITAL RESOURCES
Since inception, and in line with our growth strategy, we have incurred operating losses and negative cash operating cash flows and have financed our operations through the sale of equity securities. For the three months ended March 31, 2022 and 2021, and for the years ended December 31, 2021, and 2020, we had a net loss of $2.4 million, $2.7 million, $6.3 million, $18.8 million, respectively. We expect that operating losses and negative operating cash flows could continue into the foreseeable future as we continue to invest in growing our business. Based upon our current operating plans and accounting for the proceeds from the Business Combination, including the Series P Investment, PIPE and Backstop Investment and Debt Financing, we believe that cash and equivalents and short-term investments will be sufficient to fund our operations for at least the next 12 months from the date of this proxy statement/prospectus. However, these forecasts involve risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources earlier than we expect.
Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to, our ability to grow our revenue and the impact of the COVID-19 pandemic and other factors described in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus. We may seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.
On February 2, 2022, we entered into the Business Combination Agreement. Immediately following the closing of the business combination, our name will be changed to Wag! Group Co. and our common stock and warrants to purchase common stock will trade on Nasdaq under the symbols “PET” and “PETW”, respectively.

On January 28, 2022, in connection with the Business Combination Agreement, Wag! entered into the Series P Subscription Agreements, pursuant to which Wag! has agreed to sell 1,100,000 Series P Shares to certain investors in a private placement at a price of $10.00 per share.
For more information on the Business Combination Agreement, see “— The Business Combination Agreement.”
Cash Flows
The following table summarizes our cash flows for the periods indicated.
	Three Months Ended March 31,
($ in thousands)	2022	2021
Net cash flows used in operating activities	$(2,245)	$(2,254)
Net cash flows (used in) provided by investing activities	(6,720)	1,130
Net cash flows provided by financing activities	9,664	—
Net increase (decrease) in cash and cash equivalents	$699	$(1,124)
	Years Ended December 31,
($ in thousands)	2021	2020
Net cash flows used in operating activities	$(12,256)	$(26,474)
Net cash flows provided by investing activities	11,886	19,783
Net cash flows (used in) provided by financing activities	(51)	5,145
Net decrease in cash and cash equivalents	$(421)	$(1,546)
Operating Activities
Net cash used in operating activities for the three months ended March 31, 2022 was $2.2 million, a decrease of $0.1 million from $2.3 million for the three months ended March 31, 2021. The decrease was primarily due to a $0.4 million net cash increase in Wag!’s operating assets and liabilities, which was primarily attributable due to a $1.0 million increase in accounts receivable, and current and other assets, partially offset by a reduction of $0.6 million in accounts payable, accrued expenses and other liabilities and other non-current liabilities. The increase was further offset by a decrease in net loss of $0.3 million, excluding the impact of depreciation and stock-based compensation, and other non-cash items.
Net cash used in operating activities for the year ended December 31, 2021 was $12.3 million, a decrease of $14.2 million from $26.5 million for the year ended December 31, 2020. The decrease was primarily due to a decrease in net loss of $12.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, excluding the impact of depreciation and stock-based compensation, and other non-cash items. This was partially offset by $3.5 million for the forgiveness of the PPP loan and $0.8 million in income tax benefit from the CPI acquisition, and a $5.9 million net cash reduction by changes in Wag!’s operating assets and liabilities, which was primarily attributable to a reduction of $8.3 million in accounts payable, accrued expenses and other liabilities and other non-current liabilities, partially offset by an increase of $2.3 million in accounts receivable, deferred offering costs, and other current assets.
Investing Activities
The Company’s investments are classified as available for sale and we invest in a diversified portfolio of investments, primarily short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. In addition, we limit the concentration of our investment in any particular security.
Net cash used in investing activities for the three months ended March 31, 2022 was $6.7 million, an increase of $7.8 million from $1.1 million provided for the three months ended March 31, 2021. The increase was primarily due to $9.4 million less of proceeds received from the sale of investments, offset by $1.7 million of reduced purchases of investments.

Net cash provided by investing activities for the year ended December 31, 2021 was $11.9 million, a decrease of $7.9 million from $19.8 million for the year ended December 31, 2020. The decrease was primarily due to $71.2 million of purchases of investments, offset by a $77.4 million of proceeds received for the sale of investments, and an increase of $1.5 million paid for the CPI acquisition.
Financing Activities
Net cash from financing activities for the three months ended March 31, 2022 was $9.7 million of cash proceeds in financing activities compared to $1 thousand of net cash proceeds in financing activities for the three months ended March 31, 2021. The increase of $9.7 million was primarily due to proceeds received from the Preferred Series P issuance, net of issuance costs and deferred offering costs.
Net cash from financing activities for the year ended December 31, 2021 was $51 thousand of cash used in financing activities compared to $5.1 million of net cash provided in financing activities for the year ended December 31, 2020. The decrease of $5.1 million was primarily due to proceeds received from the PPP loan.
Debt
PPP Loan
In August 2020, the Company received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then-current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.
In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.
We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.
We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this proxy statement/prospectus. For additional information on our critical and other significant accounting policies, see “Components of Results of Operations.”

Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent. The Company also generates revenue from subscription fees paid by Pet Parents for Wag! Premium, and fees paid by Pet Caregivers to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commission fees paid by third-party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service partners, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.
We enter into terms of service with Pet Caregivers and Pet Parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with Pet Caregivers (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees we charge the Pet Caregivers for each transaction. Upon acceptance of a transaction, Pet Caregivers agree to perform the services that are requested by a Pet Parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between us and the Pet Caregivers after both the Pet Caregiver and Pet Parent accept a transaction request and the Pet Caregiver’s ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third party service partners which define the action by a Pet Parent that results in the Company earning and receiving a commission fee from the third-party service partner.
Our service obligations are performed and revenue is recognized for fees earned from Pet Caregivers related to the facilitation and completion of a pet service transaction between the Pet Parent and the Pet Caregiver through the use of our platform. Revenue generated from Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the Pet Parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the balance sheet. Revenue related to the fees paid by the Pet Caregiver to join the platform is recognized upon processing the applications. Wag! Wellness revenue performance obligation is completed, and revenue is recognized when a Pet Parent completes an action or conversion activity.
Principal vs. Agent Considerations
Judgment is required in determining whether we are the principal or agent in transactions with Pet Caregivers and Pet Parents. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the Pet Parent as the principal (i.e. “gross”), or whether we arrange for other parties to provide the service to the Pet Parent as an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both Pet Caregivers and Pet Parents, as well as discounts and promotions offered to Pet Parents to the extent they are not customers.
Our role in a transaction on the platform is to facilitate Pet Caregivers finding, applying for, and completing a successful pet care service for a Pet Parent. We concluded that we are the agent in transactions with Pet Caregivers and Pet Parents because, among other factors, our role is to facilitate pet service opportunities to Pet Caregivers and we are not responsible for nor do we control the delivery of pet services provided by the Pet Caregiver to the Pet Parent.
Gift Cards
We sell gift cards that can be redeemed by Pet Parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until Pet Parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the Company’s consolidated balance sheet.

Incentives
We offer discounts and promotions to encourage use of our platform. These are offered in various forms of discounts and promotions and include:
•
Targeted Pet Parent discounts and promotions: These discounts and promotions are offered to a limited number of Pet Parents in a specific market to acquire, re-engage, or generally increase Pet Parents’ use of the platform, and are akin to a coupon. We record the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the Pet Parent.

•
Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price Pet Parents pay Pet Caregivers for services. These promotions result in a lower fee earned by us from the Pet Caregiver. Accordingly, we record the cost of these promotions as a reduction of revenue at the time the service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Business Combinations
The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.
Stock-Based Compensation
The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.
For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock. The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest.
Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.
The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement.
Recent Accounting Pronouncements Adopted
The Company intends to apply the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards, the Company elected to early adopt, when permissible, new or revised accounting guidance within the same time period as private companies, as indicated below.
On January 1, 2022, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs. Upon adoption, the Company recorded $0.5 million of right-of-use assets and $0.5 million of lease liabilities on its Condensed Consolidated Balance Sheet.
On January 1, 2022, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The adoption of ASU 2019-12 did not have a material effect on its financial statements.
Recent Accounting Pronouncements Not Yet Adopted
JOBS Act Accounting Election
Each of CHW and Wag! is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Following the closing of the Business Combination, New Wag! expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Wag! (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, following the closing of the Business Combination, New Wag! intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

MANAGEMENT OF WAG! PRIOR TO THE BUSINESS COMBINATION
Executive Officers
The following sets forth the names, ages, and current positions of the executive officers of Wag! as of the date of this proxy statement/prospectus:
Name	Age	Position
Garrett Smallwood	31	Chief Executive Officer
Adam Storm	31	President & Chief Product Officer
Dylan Allread	37	Chief Operating Officer
Alec Davidian	39	Chief Financial Officer
Patrick McCarthy	41	Chief Marketing Officer
Maziar (Mazi) Arjomand	30	Chief Technology Officer
David Cane	39	Chief Customer Officer
Nicholas Yu	40	Director of Legal
Garrett Smallwood has served as Chief Executive Officer of Wag! since November 2019. Biographical information for Mr. Smallwood is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Adam Storm has served as President and Chief Product Officer of Wag! since January 2020. Biographical information for Mr. Storm is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Dylan Allread has served as Chief Operating Officer of Wag! since December 2019. Biographical information for Mr. Allread is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Alec Davidian has served as Chief Financial Officer of Wag! since January 2021. Biographical information for Mr. Davidian is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Patrick McCarthy has served as Chief Marketing Officer of Wag! since July 2021. Biographical information for Mr. McCarthy is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Maziar (Mazi) Arjomand has served as Chief Technology Officer of Wag! since December 2019. Biographical information for Mr. Arjomand is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
David Cane has served as Chief Customer Officer of Wag! since July 2021. Biographical information for Mr. Cane is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”
Nicholas Yu has served as Director of Legal of Wag! since May 2021. Biographical information for Mr. Yu is set forth under “Management of New Wag! Following the Business Combination — Executive Officers.”

EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” “our,” or “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Wag! and its consolidated subsidiaries following the Business Combination.
Introduction
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers whom we refer to collectively as our “Named Executive Officers”.
Summary Compensation Table for the Year Ended December 31, 2021
The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Named Executive Officers in 2021 for services rendered in all capacities to us and our subsidiaries during 2021.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Total ($)
Garrett Smallwood
Chief Executive Officer	2021	301,924	250,000	5,245	557,169
Adam Storm
President and Chief Product Officer	2021	301,924	250,000	5,245	557,169
Maziar (Mazi) Arjomand
Chief Technology Officer	2021	301,924	250,000	5,245	557,169

(1)
Each of our Named Executive Officers was scheduled to receive a $350,000 base salary in 2021. However, in connection with the COVID-19 pandemic, each of our Named Executive Officers voluntarily reduced their base salaries to $301,924 for the year 2021.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Narrative Disclosure to Summary Compensation Table
Employment Offer Letters
Mr. Smallwood and Mr. Arjomand are party to offer letters with Wag! dated January 6, 2020 and Mr. Storm is party to an offer letter with Wag! dated January 8, 2020 (each, an “Offer Letter” and collectively, the “Offer Letters”). The Offer Letters contain substantially similar terms and conditions and provide for at-will employment. The Offer Letters provide for an annual base salary and each Named Executive Officer is entitled to receive, pursuant to the terms of their respective Offer Letters, employee benefits provided to employees of Wag! generally.
The Offer Letters entered into with Messrs. Smallwood and Arjomand each provide for a base salary of $500,000 and the Offer Letter entered into with Mr. Storm provides for a base salary of $450,000. Each of our Named Executive Officers’ base salaries were reduced to $350,000 for 2021 and further reduced to $301,924 in connection with the COVID-19 pandemic at the election of our Named Executive Officers. Each Offer

Letter also provides for an annual incentive bonus based on criteria established by our board of directors, with respect to Messrs. Smallwood and Storm, and established by our Chief Executive Officer and approved by our board of directors, with respect to Mr. Arjomand. For 2021, the annual bonuses for each of our Named Executive Officers were $250,000.
Pursuant to the terms of their Offer Letters, each of our Named Executive Officers entered into a severance agreement entitling them to receive certain payments and benefits in the event of a termination of his employment by us without “Cause” or in connection with a “Change in Control” (each as defined below), which are described in detail under “— Severance and Potential Payments Upon Termination or a Change in Control.”
Employee Benefits
In addition to any individual benefits set forth in each Named Executive Officer’s Offer Letters (described above), the Named Executive Officers are generally eligible to participate in our executive and employee health and welfare, retirement and other employee benefit programs on the same basis as other employees of Wag!, subject to applicable law. Each Named Executive Officer participates in the Wag Labs Inc. 401(k) Plan, under which eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Code. Wag! did not maintain any executive-specific benefit programs in 2021.
Outstanding Equity Awards at 2021 year-end
	Option Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Stock Options		Option exercise price per share ($)	Option expiration date
		Vested	Unvested
Garrett Smallwood	8.16.2017	9,141	—	2.17	8.15.2027
	8.28.2018(2)	21,875	3,125	2.96	8.27.2028
	5.6.2019	77,583	—	2.78	5.5.2029
	3.18.2020(3)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021(4)	36,751	10,926	0.16	3.1.2031
Adam Storm	3.18.2020(5)	731,043	794,614	0.09	3.17.2030
	3.2.2021(6)	22,845	24,832	0.16	3.1.2031
Maziar (Mazi) Arjomand	8.16.2017	9,141	—	2.17	8.15.2027
	8.28.2018(7)	83,287	7,572	2.96	8.27.2018
	5.6.2019(8)	14,166	5,834	2.78	5.5.2029
	3.18.2020(9)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021(10)	36,751	10,926	0.16	3.1.2031

(1)
All of the outstanding stock option awards described in this table (the “Wag! Options”) were granted under the Wag! 2014 Stock Plan (the “2014 Plan”) and are in respect of shares of Wag! common stock. Certain of the options are subject to acceleration upon certain events as described in “— Severance and Potential Payments Upon Termination or a Change in Control.”

(2)
25% of the shares underlying this Wag! Option vested on June 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(3)
25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date. 50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

(4)
The shares underlying this Wag! Option vest in 48 equal monthly installments beginning on January 13, 2020, subject to continued service at each vesting date.

(5)
25% of the shares underlying this Wag! Option vested on March 3, 2021, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on January 13, 2021, subject to continued service at each vesting date.

(6)
25% of the shares underlying this Wag! Option vested on April 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on April 1, 2018, subject to continued service at each vesting date.

(7)
25% of the shares underlying this Wag! Option vested on February 1, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(8)
25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

(9)
50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

(10)
50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

2014 Plan
Wag!’s board of directors adopted the 2014 Plan in November 2014 and the 2014 Plan was subsequently approved by Wag!’s stockholders.
Stock Awards.   The 2014 Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), and other stock awards, or collectively, “stock awards”. The 2014 Plan provides that ISOs may be granted only to Wag!’s employees and the employees of Wag!’s parents or affiliates. The 2014 provides that all other awards may be granted to Wag!’s employees, non-employee directors and consultants and the employees and consultants of Wag!’s parent or affiliates. We have granted stock options and restricted stock units (“RSUs”) under the 2014 Plan.
Share Reserve.   Subject to certain capitalization adjustments, the aggregate number of shares of Wag!’s common stock reserved for issuance under the 2014 Plan as of December 31, 2021 was 12,954,158 shares. The maximum number of shares of Wag! common stock that may be issued pursuant to the exercise of ISOs under the 2014 Plan is 12,954,158 shares.
Administration.   Wag!’s board of directors, or a duly authorized committee thereof, has the full authority to administer, and discretion to take any actions it deems necessary or advisable for the administration of, the 2014 Plan. The 2014 Plan authorizes the plan administrator to determine the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award, and any other additional terms, conditions rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions. The 2014 Plan also authorizes the plan administrator to modify outstanding awards, including reducing the exercise, purchase or exercise price of any outstanding stock award, and canceling any outstanding stock award in exchange for new stock awards, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs were granted under the 2014 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Wag!’s common stock on the date of grant. The plan administrator determined the term of stock options granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with Wag!, or Wag!’s parent or its affiliates, ceases for any reason other than death, the optionholder may generally exercise any vested stock option for a period of the earlier of (a) the expiration of the stock option, (b) three months following optionholder’s termination of service for any reason other than disability or upon a date as determined by Wag!’s board of directors (but no earlier than 30 days following such termination) and (c) six months following optionholder’s termination by reason of disability or a later date as determined by Wag!’s board of directors. If an optionholder’s service relationship with us or any of Wag!’s affiliates ceases due to death, the optionholder or a beneficiary may generally exercise any vested stock options for a period of the earlier of (i) the expiration of the stock option and (b) 12 months following the optionholder’s death or a date as determined by Wag!’s board of directors (but in no event earlier than six months following the optionholder’s death). In no event may a stock option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option, as determined by the plan administrator, may include (1) cash, (2) cash equivalent, (3) delivery of a full-recourse promissory note with such term, interest, amortization requirements and other provisions as the plan administrator determines as appropriate, (4) surrender of shares (5) a broker-assisted cashless exercise, (6) a net exercise of the stock option, (7) as provided under an award agreement, or (8) any other form of payment permitted by Delaware General Corporate Law.
Payment for Shares.   The 2014 Plan additionally provides for the grant or purchase of shares under the 2014 Plan in exchange for services or other forms of consideration. Such awards are subject to the terms specified in the award agreement as determined by the plan administrator.
Changes to Capital Structure.   In the event that there is a specified type of change in Wag!’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of shares covered by each outstanding award, and the number of shares which have been authorized for issuance under the 2014 Plan, the exercise or purchase price of each such outstanding award, and the repurchase price of the shares.
Corporate Transactions.   The 2014 Plan provides that in the event Wag! is party to a merger or consolidation, or in the event of a sale of all or substantially all of Wag!’s stock or assets, of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, all outstanding awards issued under the 2014 Plan shall be treated in the manner described in the definitive transaction agreement, or to the extent such transaction does not entail a definitive agreement to which Wag! is party to, the plan administrator may take one or more of the following actions with respect to such stock awards: (a) arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation or its parent, (b) accelerate the vesting of the stock award, (c) cancel stock awards for payment in the form of cash, cash equivalents or securities (i) in an amount equal to the excess of (x) the value of the property the holder of the stock award would have received on exercise of the award, over (y) any exercise price payable by such holder in connection with the exercise, or (ii) for no consideration, provided that the optionholder is notified of such treatment, (e) suspend an optionholder’s right to exercise the stock option as necessary to permit the closing of the corporate transaction, and (f) terminate any optionholder’s right to early exercise.
Transferability.   A participant generally may not transfer stock awards under the 2014 Plan other than by a beneficiary designation, will, the laws of descent and distribution or to the extent provided in a stock option agreement, NSOs may be transferred by gift or pursuant to a domestic relations order to members of holder’s (a) family member, (b) any person sharing the holder’s household, (c) a trust in which persons described in (a)and (b) holds more than 50% of the beneficial interest, (c) a foundation in which holder or persons described in (a) or (b) control the management of assets, and (d) any entity in which holder or any persons described in (a) and (b) own more than 50% of the voting interests.
Amendment and Termination.   Wag!’s board of directors has the authority to amend, suspend or terminate the 2014 Plan, provided that, with certain exceptions, such action does not adversely affect the existing rights of any participant without such participant’s consent. Unless terminated sooner, the 2014 Plan will automatically terminate on November 4, 2024. No stock award may be granted under the 2014 Plan after it is terminated.
Severance and Potential Payments Upon Termination or Change in Control
Severance Letters
Each of our Named Executive Officers entered into a severance agreement in connection with their Offer Letter (the “Severance Letter”) that provides for the following severance benefits upon a termination without Cause: (a) six months of base salary continuation payments and (b) Company paid monthly COBRA premiums in an amount equal to the employer portion of the health insurance coverage provided to active employees for up to six months, provided that this benefit will cease if the Named Executive Officer becomes eligible for coverage in connection with new employment or self-employment prior to the expiration of the six month period. The severance benefits provided for in the Severance Letter are subject to the Named Executive Officer’s execution of a general release and waiver of claims in favor of the Company.
Under the Severance Letter, “Cause” generally means the Named Executive Officer’s (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) material breach of any agreement between the Named Executive Officer and the Company, (c) material failure to comply with the Company’s written policies or rules, (d) conviction of, or the Named Executive Officer’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Named Executive Officer’s cooperation.
2020 Management Carve-Out Bonus Plan
Each of our Named Executive Officers participate in our 2020 Management Carve-Out Bonus Plan (the “Carve-Out Plan”) which provides our Named Executive Officers with the opportunity to receive to cash payments in connection with a Company Transaction. Pursuant to the terms of the Carve-Out Plan, each participant is granted a percentage of the plan pool (a portion of the consideration received in a Company Transaction) which vests according to a schedule set forth in an individual participant agreement.
Messrs. Smallwood and Arjomand’s participation agreements provide each with a 26.667% interest in the Carve-Out Plan pool, with 25% of the award vesting on the grant date, January 14, 2020, and the remainder of the award vesting monthly over the three years following the vesting commencement date, November 29, 2019, subject to continuous service through each such vesting date. Mr. Storm’s participation agreement provides him with a 26.667% interest in the Carve-Out Plan pool. The percentage interest vests monthly over the four years following the vesting commencement date, January 14, 2020, subject to continuous service through each such vesting date.
Additionally, in the event that any of our Named Executive Officers experiences a termination without Cause within three months prior to a Change in Control Transaction, such Named Executive Officer will remain a participant under the Carve-Out Plan, their percentage interest will become 100% vested and remain outstanding, and such Named Executive Officer will be eligible to receive a change in control bonus as if such termination without Cause had not occurred, subject to the terms and conditions of the Carve-Out Plan.
The change in control bonus paid to each of the Named Executive Officers in connection with a Corporate Transaction will be an amount equal to the product of (i) the Named Executive Officer’s vested percentage interest in the Carve-Out Plan pool multiplied by (ii) the total bonus pool (an amount equal to 15% of the aggregate transaction proceeds); provided, however, that such product will be reduced by the Named Executive Officer’s respective individual transaction proceeds. Individual transaction proceeds is generally defined as the aggregate value of any consideration that a Named Executive Officer receives in connection with the transaction in respect of the Named Executive Officer’s equity in the Company (including common stock, RSUs, Wag! Options or similar incentive equity). Each of Messrs. Smallwood, Arjomand, and Storm have a percentage interest of 26.667% of the Carve-Out Plan pool, subject to the vesting schedule above.
The terms of each of our Named Executive Officer’s Severance Letters provide that any payments such Named Executive Officers may become entitled to pursuant to the Carve-Out Plan upon a qualifying termination will be reduced by the amount of any cash severance actually paid pursuant to the above terms.
For the purposes of the Carve-Out Plan, the following terms generally have the following meanings:
“Change in Control Transaction” means a Company Transaction that also constitutes a change in the ownership of the Company, or in the ownership of a substantial portion of the assets of the Company,

within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Sections 1.409A-3(i)(5)(v) and 1.409A-3(i)(5)(vii).
“Company Transaction” means the first of the following transactions to occur: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the voting rights attached to the Company’s securities is transferred, or (c) a sale, lease, exclusive irrevocable license to the Company’s material technology or other disposition of all or substantially all of the assets of the business of the Company; provided that a Company Transaction will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. For avoidance of doubt, a liquidation, dissolution, winding up, bankruptcy, or similar transaction of the Company will not constitute a Company Transaction; provided, however, that in the event, as part of such transaction, all or substantially all of the assets of the business of the Company are sold to third parties or a third party in one or a series of related transactions, then the consideration received from such related sale(s) shall be treated as received in a Company Transaction, will be treated as aggregate transaction proceeds and will subject to the terms of the Carve-Out Plan.
“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “— Potential Payments Upon Termination or Change in Control — Severance Letters.”
Treatment of Outstanding Equity Upon Termination or Change in Control
Each Wag! Option granted to our Named Executive Officers in March 2020 and March 2021 will become fully vested upon the Involuntary Termination of such Named Executive Officer within three months prior to or twelve months following a Change in Control.
With respect to the March 2020 and March 2021 Wag! Options, “Involuntary Termination” generally means a termination without “Cause” (which has the same meaning as the “Cause” definition in the “Severance Letter” as described in “— Potential Payments Upon Termination or Change in Control — Severance Letters”) and “Change in Control” generally means (i) any consolidation or merger of Wag! with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of Wag! immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (ii) any transaction or series of related transactions to which Wag! is a party in which in excess of 50% of the voting rights attached to Wag!’s securities is transferred, or (iii) a sale, lease, exclusive irrevocable license to material technology or other disposition of all or substantially all of the assets or business of Wag!; provided that a “Change in Control” does not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Wag! or any successor or indebtedness of Wag! is cancelled or converted or a combination thereof.
In addition, the Wag! Option grant made to Mr. Arjomand in August 2018 (the “Arjomand 2018 Option Grant”) will become fully vested upon the termination of Mr. Arjomand by the Company for reasons other than Cause or by Mr. Arjomand for Good Reason within twelve months following a Change in Control.
For purposes of the Arjomand 2018 Option Grant, the following terms generally have the following meaning:
“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “— Potential Payments Upon Termination or Change in Control — Severance Letters.”

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company; provided that a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.
“Good Reason” means one of the following conditions coming into existence without Mr. Arjomand’s consent (a) a reduction in Mr. Arjomand’s base salary by more than 10%, (b) a material diminution of Mr. Arjomand’s authority, duties or responsibilities, or (c) a relocation of Mr. Arjomand’s principal workplace by more than 30 miles.
Interests of Wag! Executive Officers in the Business Combination
As described under “Earnout”, certain Wag! Executive Officers will receive Management Earnout RSUs as part of the Business Combination. Upon occurrence of each Triggering Event, or a change in control, holders of Management Earnout RSUs will receive a one-time issuance of Management Earnout Shares. Certain members of New Wag!’s management team, which may include certain executive officers of Wag!, will also be entitled to receive warrant proceeds in the event New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, as described in the Business Combination Agreement section entitled “Warrant Proceeds.”
Post-Business Combination Company Executive Compensation
Following the completion of the Business Combination, New Wag! intends to develop an executive compensation program that is designed to align compensation with New Wag!’s business objectives and the creation of stockholder value, while enabling New Wag! to attract, motivate and retain individuals who contribute to the long-term success of New Wag! Decisions on the executive compensation program will be made by the compensation committee of the board of directors of New Wag! In addition, in connection with the consummation of the Business Combination, each Wag! Option held by a Named Executive Officer will be treated as provided in the Business Combination Agreement.
Director Compensation
The following table sets forth information regarding compensation earned by or paid to each person who served as a non-employee member of our board of directors during 2021. In 2021, except as otherwise described below, we did not pay any fees, make any equity awards, or pay any other compensation to any of the other non-employee members of our board of directors. We reimburse members of our board of directors for reasonable travel expenses incurred in connection with attending meetings of the board of directors, however, given that our board and committee meetings were conducted remotely in 2021, no such expenses were incurred and reimbursed in 2021. Mr. Smallwood, our Chairman and Chief Executive Officer, received no compensation for his service as a member of our board of directors in 2021, and is not included in this table. The compensation received by Mr. Smallwood as an employee is presented in the “Summary Compensation Table for the Year Ended December 31, 2021” in the “Executive Compensation” section of this proxy statement/prospectus.
Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Melinda Chelliah(4)	10,000	—	10,000
Jocelyn Mangan(5)	20,000	—	20,000
Brian Yee	—	—	—
Roger Lee	—	—	—
Niko Bonatsos	—	—	—

(1)
Pursuant to their non-employee director arrangements, each of Ms. Chelliah and Ms. Mangan receive an annual cash retainer of $10,000 for each calendar quarter of service on our board of directors. The values in this column reflect the number of calendar quarters they each served on our board of directors during 2021.

(2)
There was no grant date fair value of this share-based compensation under ASC 718.

(3)
The RSUs granted to our non-employee directors vest upon the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity-based vesting condition. The schedule associated with the service-based vesting condition varies for each grant of RSUs as described below. The liquidity-based vesting condition will be satisfied in connection with this Business Combination, subject to each non-employee director’s continued service through the closing of such transaction. The terms of the RSUs additionally provide that if a non-employee director’s service terminates at the closing of this business combination, all RSUs that have not satisfied the service-based vesting condition as of such date will become vested as of the closing.

(4)
Ms. Chelliah currently has 87,077 RSUs outstanding. Her RSU grant, dated November 2, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on August 6, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.

(5)
Ms. Mangan currently has 87,077 RSUs outstanding. Her RSU grant, dated June 23, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on July 1, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.

Post-Business Combination Director Compensation
Following the consummation of the Business Combination, New Wag! intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Wag! to attract, retain, incentivize and reward directors who contribute to the long-term success of company. In addition, in connection with the consummation of the Business Combination, each RSU held by a non-employee director will be treated as provided in the Business Combination Agreement.

MANAGEMENT OF NEW WAG! FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Wag! following the consummation of the Business Combination.
Name	Age	Position
Garrett Smallwood	31	Chief Executive Officer
Adam Storm	31	President & Chief Product Officer
Dylan Allread	37	Chief Operating Officer
Alec Davidian	39	Chief Financial Officer
Patrick McCarthy	41	Chief Marketing Officer
Maziar (Mazi) Arjomand	30	Chief Technology Officer
David Cane	39	Chief Customer Officer
Nicholas Yu	40	Director of Legal
Roger Lee	50	Director
Niko Bonatsos	38	Director
Melinda Chelliah	55	Director
Jocelyn Mangan	50	Director
Brian Yee	38	Director
Executive Officers
Garrett Smallwood has served as Chief Executive Officer of Wag! since November 2019 and is expected to serve as a director of New Wag! upon the consummation of the proposed Business Combination. Prior to Wag!, he was CEO and co-founder at Finrise (acquired by Wag!), a healthcare insurance financing company, from 2015 to 2017; VP of Operations at Pillow (acquired by Expedia via Home Away Group), a short-term multifamily property rental platform, from 2014 to 2015; and Product Manager at Redbeacon (acquired by The Home Depot), a platform that connects homeowners with home improvement professionals, from 2010 to 2015. He also serves as a board member of the San Francisco Society for the Prevention of Cruelty to Animals (“SPCA”). Mr. Smallwood was an active investor and advisor as well as Entrepreneur-in-Residence at NFX, an $875 million Seed Stage fund located in San Francisco, California from 2016 to 2019.
Adam Storm has served as President and Chief Product Officer at Wag! since January 2020, leading Wag!’s analytics and strategy, and overseeing our Pet Caregiver and Pet Parent apps. Prior to Wag!, Mr. Storm led strategy and product, and analytics teams across a number of consumer start-ups, including Wheels, a shared electric mobility platform, from 2019 to 2020, LootBear, an online rental marketplace, from 2015 to 2016, and was a software engineer at Microsoft from August 2013 to July 2015. He is also an active angel-investor and advisor to growth-stage startups. He holds a Bachelor of Science in Computer Science from University of California at Santa Cruz.
Dylan Allread joined Wag! in April 2018, and has served as Chief Operating Officer of Wag! since December 2019. He leads Wag!’s Customer Success, Trust & Safety, Communications and People teams and has extensive experience building and leading highly productive, efficient and innovative organizations. Prior to Wag!, Mr. Allread worked at DoorDash, a food delivery service, from 2015 to 2016, and again from 2017 to 2018 where he led the development and scale of the DoorDash HR team and foundational processes. He also served as a global Compensation & Benefits leader at OpenTable from 2013 to 2015, a Compensation Analyst at Equity Residential from 2011 to 2013 and Hyatt Hotels Corporation from 2010 to 2011, and provided executive compensation consulting for Compensation Strategies, Inc. from 2007 to 2010. Mr. Allread currently sits on the advisory boards for Sequoia Consulting Group, Sora, Local Food Group, Inc., and TravelBank. He holds a Bachelor of Arts in Economics, with a minor in Mathematics, from DePauw University.
Alec Davidian joined Wag! in November 2019, and has served as Chief Financial Officer of Wag! since January 2021. Prior to Wag!, Mr. Davidian was a Senior Manager at Ernst & Young from 2012 to 2018,

assisting high growth companies with accounting matters, SEC filings, process improvements, and business scaling. He has over 15 years of experience in accounting and finance, working with numerous early stage startups and Fortune 500 companies. Mr. Davidian earned a bachelor’s degree from Newcastle University, is a Certified Public Accountant in California, certified Fellow member of ACCA, and member of the AICPA.
Patrick McCarthy has served as Chief Marketing Officer of Wag! since July 2021. He leads the Wag! marketing teams, including brand efforts and the growth and retention of the Pet Parent and Pet Caregiver communities. Prior to joining Wag!, he was the Vice President of Marketing at Tripping.com, a marketplace for vacation rentals, from 2017 to 2018; Vice President of Marketing at Storefront, an online marketplace for renting short term retail space, from 2015 to 2016; Director of Marketing at Redbeacon from 2011 to 2014; and Search Marketing Manager at StubHub, a marketplace for ticket exchange and resale company, from 2004 to 2006. Mr. McCarthy holds a Bachelor of Arts in History from the University of California at Santa Cruz.
Maziar (Mazi) Arjomand has served as Chief Technology Officer of Wag! since December 2019. Prior to joining Wag!, he cofounded and acted as CTO to both Vetary, a marketplace for pet-care financing, and Finrise from 2015 to 2017. Additionally, he worked in engineering at a variety of successful technology startups, such as Agawi (acquired by Google) from 2012 to 2014, and as an engineering lead at Redbeacon (acquired by Home Depot) from 2014 to 2015. He has extensive experience in development and technology. Mr. Arjomand holds a Bachelor of Science in Computer Engineering and Science from Santa Clara University.
David Cane has served as Chief Customer Officer of Wag! since July 2021. He joined Wag! as the Senior Director of Customer Support and was later promoted to VP of Customer Experience/Trust & Safety. After two years in that role, he was promoted to Chief Customer Officer. He oversees the organization’s comprehensive relationship with its community of Pet Parents and Pet Caregivers and efforts to assess and elevate experiences at each touchpoint across each user’s journey. Prior to joining Wag!, he led both onshore and offshore operations for The Home Depot from 2013 to 2017, Uber and Xchange Leasing from 2017 to 2019, and Comcast from 2008 to 2011. Mr. Cane studied Industrial/Organizational Psychology at Middle Tennessee State University.
Nicholas Yu has served as the Director of Legal at Wag! since May 2021. He oversees all legal matters including corporate transactions, litigation, corporate governance, and regulatory issues. Mr. Yu is a seasoned lawyer with extensive experience in the technology and consumer sectors. Prior to joining Wag!, he was an intellectual property litigator at Latham & Watkins LLP in Silicon Valley from 2014 to 2020, where he worked with a diverse range of clients on matters ranging from high profile, bet-the-company lawsuits to commercial contracting issues. Mr. Yu holds a Juris Doctor from University of California, Hastings College of the Law and a Bachelor of Arts in Molecular Cell Biology, with a minor in Philosophy, from the University of California, Berkeley.
Directors
Upon consummation of the Business Combination, we anticipate the size of the New Wag! Board to be seven members. The following individuals are expected to serve as directors of New Wag!:
Roger Lee is expected to serve as a director of New Wag!. Mr. Lee is a general partner at Battery Ventures, a private equity company. He has a particular focus on companies offering products and services through online marketplaces and is the creator of the Battery Marketplace Index. Prior to joining Battery Ventures in 2001, he was an entrepreneur and operator, co-founding two companies, NetMarket, an online consumer internet service that was acquired by Cendant Corporation, and Corio, a managed-service provider that went public and was later acquired by IBM, and a product manager at Edify Corporation, a global communications platform. He holds a Bachelor of Arts in Political Science from Yale University.
Niko Bonatsos is expected to serve as a director of New Wag!. Mr. Bonatsos is a venture investor at General Catalyst. Prior to joining General Catalyst, he worked at Yokogawa Electric Corporation, a multinational electrical engineering and software company, in Tokyo. He holds a Master of Science in Management Science and Engineering from Stanford University, a Master of Philosophy in Manufacturing

Engineering and Management from the University of Cambridge, and a Diplom-Ingenieur in Electrical Engineering and Computer Science from the National Technical University of Athens.
Melinda Chelliah is expected to serve as a director of New Wag!. Ms. Chelliah is the chief executive officer for Tailored for Growth, a professional services firm. She has over 20 years of finance, operations, governance, customer support, and public accounting experience at companies, such as Target, Universal Music Group, Disney, Deloitte, and EY. She also served as a chief financial officer for the Dermstore, a skin care and beauty e-commerce site, and was part of the founding team to build Resources Global Professionals and ultimately take it public. She holds a degree in Accounting and Business Management from California State University, Long Beach and is an active CPA.
Jocelyn Mangan is expected to serve as a director of New Wag!. Ms. Mangan is the chief executive officer for Him For Her, a social impact venture aimed at accelerating diversity on corporate boards. She serves on the board of directors of ChowNow, an online food ordering platform, and Papa John’s, a pizza delivery company. She is also an Aspen Institute Henry Crown Fellow. Ms. Mangan has over 20 years of experience building global products for CitySearch, Ticketmaster, OpenTable, and Snagajob. She holds a Bachelor of Arts in English and Communications from Vanderbilt University.
Brian Yee is expected to serve as a director of New Wag!. Mr. Yee serves as a partner at ACME, where he focuses on investment opportunities in consumer, digital healthcare, and fin-tech. Mr. Yee serves on the board of Ever/Body, Quip , SoLo Funds, Wag!, and Zendrive, and serves as a board observer for Brightside, Pill Club, and Slync.io. He has also been involved with the firm’s investments in Airbnb, BFA (ipsy), Billie, Cue, Forte, Included Health, OpenGoc, Pillpack, Robinhood, and Uber, among others. Prior to joining ACME, he was an investment professional at General Atlantic, a growth equity firm, and an investment banker at Goldman Sachs. Mr. Yee holds a degree from Georgetown University.
Director Independence
The rules of Nasdaq require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on our Board upon consummation of the Business Combination, will qualify as an independent director under Nasdaq listing standards.
Committees of the Board of Directors
Following the consummation of the Business Combination, it is anticipated that the New Wag! Board will have three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. Our audit committee will be composed of independent directors, our compensation committee will be composed of independent directors, and our nominating and governance committee will be composed of directors.
Audit Committee
Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of        .         is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of          is financially literate and it is anticipated that         will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Compensation Committee
Upon consummation of the Business Combination, our compensation committee will consist of       .       is expected to serve as the chairperson of the compensation committee. Under the Nasdaq listing rules, we are required to have at least two members of the compensation committee. The Nasdaq rules also require that the compensation committee be composed solely of independent directors. Each of        will qualify as independent directors.
Nominating and Governance Committee
Upon consummation of the Business Combination, our compensation committee will consist of      .         is expected to serve as the chairperson of the nominating and governance committee.
Compensation Committee Interlocks and Insider Participation
No member of the Wag! compensation committee was at any time during fiscal year 2022, or at any other time, one of Wag!’s officers or employees. None of Wag!’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Wag! Board or member of Wag!’s compensation committee.
Code of Ethics
Following the completion of the Business Combination, it is anticipated that the New Wag! Board will adopt a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available either on our website at www.wag.co or without charge upon request from us.
Director Compensation
Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New Wag! board.
Executive Compensation
Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the Executive Officers of New Wag!.

BENEFICIAL OWNERSHIP
The following table sets forth information regarding (i) the actual beneficial ownership of CHW ordinary shares as of June 30, 2022 and (ii) expected beneficial ownership of New Wag! common stock immediately following the Closing, assuming that no public shares are redeemed and, alternatively, that all public shares are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of New Wag! common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of New Wag! post-Business Combination; and

•
all executive officers and directors of CHW as a group pre-Business Combination and all executive officers and directors of New Wag! as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of CHW ordinary shares pre-Business Combination is based on 15,687,500 shares (including 12,500,000 public shares, 3,125,000 founder shares and 62,500 representative shares) that will be issued and outstanding as of June 30, 2022.
The expected beneficial ownership of shares of New Wag! common stock post-Business Combination presented in the table below under “Assuming No Redemption” is based upon the assumptions set forth in the unaudited pro forma section herein and assume: (i) that no public shareholders exercise their Redemption Rights (No redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of CHW ordinary shares (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter, and (iv) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement.
The expected beneficial ownership of shares of New Wag! common stock post-Business Combination presented in the table below under “Assuming 50% Redemption” is based upon the assumptions set forth in the unaudited pro forma section herein and assume: (i) that 50% of public shares have been redeemed by CHW’s public shareholders (50% redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of CHW (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter.
The expected beneficial ownership of shares of New Wag! common stock post-Business Combination presented in the table below under “Assuming Maximum Redemption” is based upon the assumptions set forth in the unaudited pro forma section herein and assume: (i) that the maximum number of public shares have been redeemed by CHW’s public shareholders (maximum redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of CHW (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, (iv) that the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter, and (v) that the Sponsor forfeits an aggregate of 13,327 shares of common stock in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter.

The expected beneficial ownership of shares of New Wag! common stock also excludes (i) the Earnout Shares, all of which will be unvested as of the Closing, (ii) shares and awards issuable under the Omnibus Incentive Plan and (iii) shares issuable upon exercise of the public warrants and the private placement warrants.
	Prior to the Domestication and Business Combination(2)		After the Domestication, Business Combination and PIPE and Backstop Investment
			Assuming No Redemptions(3)		Assuming 50% Redemptions(4)		Assuming Maximum Redemption(5)
Name and Address of Beneficial Owners(1)	Number of CHW ordinary shares	%	Number of shares of New Wag! Common Stock	%	Number of shares of New Wag! Common Stock	%	Number of shares of New Wag! Common Stock	%
Directors and Executive Officers of CHW
Deb Benovitz	—	—	—	—	—	—	—	—
Mark Grundman(6)	2,405,000	15.3	2,385,000	4.3	2,385,000	4.9	2,371,673	5.6
Victor Herrero	—	—	—	—	—	—	—	—
M. Carl Johnson, III	—	—	—	—	—	—	—	—
Stephen Katchur	—	—	—	—	—	—	—	—
Paul Norman	—	—	—	—	—	—	—	—
Jonah Raskas(6)	2,405,000	15.3	2,385,000	4.3	2,385,000	4.9	2,371,673	5.6
Jason Reiser	—	—	—	—	—	—	—	—
Gary Tickle	—	—	—	—	—	—	—	—
Deborah Weinswig	—	—	—	—	—	—	—	—
Directors and Executive Officers of CHW as a Group (10 Individuals)	2,405,000	15.3	2,385,000	4.3	2,385,000	4.9	2,371,673	5.6
Directors and Executive Officers of New Wag! After Consummation of the Business Combination
Garrett Smallwood(7)	—	—	1,539,122	2.8	1,539,122	3.2	1,539,122	3.6
Adam Storm(8)	—	—	985,628	1.8	985,628	2.0	985,628	2.3
Dylan Allread(9)	—	—	721,012	1.3	721,012	1.5	721,012	1.7
Alec Davidian(10)	—	—	133,863	*	133,863	*	133,863	*
Patrick McCarthy(11)	—	—	116,989	*	116,989	*	116,989	*
Maziar (Mazi) Arjomand(12)	—	—	1,544,725	2.8	1,544,725	3.2	1,544,725	3.6
David Cane(13)	—	—	79,986	*	79,986	*	79,986	*
Nicholas Yu(14)	—	—	13,944	*	13,944	*	13,944	*
Roger Lee(15)	—	—	3,856,201	7.0	3,856,201	7.9	3,856,201	9.1
Niko Bonatsos	—	—	—	—	—	—	—	—
Melinda Chelliah(16)	—	—	21,116	*	21,116	*	21,116	*
Jocelyn Mangan(17)	—	—	21,116	*	21,116	*	21,116	*
Brian Yee	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Wag! as a Group (13 Individuals)
Five Percent Holders
General Catalyst(18)	—	—	6,981,033	12.7	6,981,033	14.3	6,981,033	16.4
ACME Fund II(19)	—	—	5,351,988	9.7	5,351,988	11.0	5,351,988	12.6

	Prior to the Domestication and Business Combination(2)		After the Domestication, Business Combination and PIPE and Backstop Investment
			Assuming No Redemptions(3)		Assuming 50% Redemptions(4)		Assuming Maximum Redemption(5)
Name and Address of Beneficial Owners(1)	Number of CHW ordinary shares	%	Number of shares of New Wag! Common Stock	%	Number of shares of New Wag! Common Stock	%	Number of shares of New Wag! Common Stock	%
Battery Ventures(15)	—	—	3,856,201	7.0	3,856,201	7.9	3,856,201	9.1
Tenaya Capital(20)	—	—	4,027,324	7.3	4,027,324	8.2	4,027,324	9.5
CHW Acquisition Sponsor LLC(6)	2,405,000	15.3	2,385,000	4.3	2,385,000	4.9	2,371,673	5.6
MM Asset Management Inc.(21)	1,050,000	6.7	1,050,000	1.9	1,050,000	2.1	60,000	*
Tenor Opportunity Master Fund, Ltd.(22)	1,050,000	6.7	1,050,000	1.9	1,050,000	2.1	60,000	*
Boothbay Fund Management, LLC(23)	1,050,000	6.7	1,050,000	1.9	1,050,000	2.1	60,000	*
Polar Asset Management Partners Inc. (24)	1,050,000	6.7	1,050,000	1.9	1,050,000	2.1	60,000	*
ATW SPAC Management LLC(25)	1,050,000	6.7	1,050,000	1.9	1,050,000	2.1	60,000	*
Periscope Capital Inc.(26)	794,900	5.1	794,900	1.4	794,900	1.6	—	—

*
Less than one percent

**
The table assumes that June 30, 2022, is the Closing of the Business Combination.

(1)
Unless otherwise indicated, the business address of each of the individuals is c/o CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577.

(2)
The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 15,687,500 CHW ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a upon exercise of CHW’s warrants, which will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the CHW IPO. Unless otherwise indicated, CHW believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the business combination. Interests shown before the Business Combination consist of (i) public shares and (ii) founder shares, which shares will then convert into shares of common stock in connection with the Closing of the Business Combination prior to pro rata forfeiture of the Forfeited Shares by the Sponsor. 15,000,000 shares of common stock that may be issued as Earnout Shares (as defined herein) are not reflected in the above table.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 55,102,502 shares of New Wag! common stock outstanding immediately after the consummation of the Business Combination and the PIPE and Backstop Investment. The number of shares of New Wag! common stock assumes (i) that no public shareholders exercise their Redemption Rights (No Redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of CHW ordinary shares (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter.

(4)
The post-Business Combination percentage of beneficial ownership is calculated based on 48,852,502 shares of New Wag! common stock outstanding immediately after the consummation of the Business Combination and the PIPE and Backstop Investment. The number of shares of New Wag! common stock assumes (i) that half of the public shareholders exercise their Redemption Rights (50% Redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of CHW ordinary shares (pre-Business Combination) or New Wag! common stock (post-Business

Combination), and (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter.
(5)
The post-Business Combination percentage of beneficial ownership is calculated based on 42,589,175 shares of New Wag! common stock outstanding immediately after the consummation of the Business Combination and the PIPE and Backstop Investment. The number of shares of New Wag! common stock assumes (i) that the maximum number of public shares have been redeemed by CHW’s public shareholders (Maximum Redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of CHW (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits an aggregate of 13,327 shares of common stock in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter, and (v) that the Sponsor forfeits 20,000 shares of common stock in connection with the Closing pursuant to paragraph 6 of the CHW Founders Stock Letter.

(6)
The Sponsor is the record holder of such ordinary shares. CHW Acquisition Founders LLC, a Delaware limited liability company (“Founders”), is the sole managing member of the Sponsor. MJG Partners LLC, a New Jersey limited liability company (“MJG”), and SNR Products LLC, a New York limited liability company (“SNR”), are the managing members of the Founders. Mr. Grundman is the sole managing member of MJG. Mr. Raskas is the sole member of SNR. As such, Founders, MJG, SNR, Mr. Grundman and Mr. Raskas share voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such ordinary shares held directly by the Sponsor. Founders, MJG, SNR, Mr. Grundman and Mr. Raskas each disclaim beneficial ownership of any ordinary shares other than to the extent each of them may have a pecuniary interest therein, directly or indirectly. The post-Business Combination figures also account for the forfeiture by the Sponsor of 20,000 ordinary shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares.

(7)
Consists of options to purchase 1,639,014 shares of New Wag! Common Stock held by Mr. Smallwood, 1,539,122 shares of which are exercisable and vested within 60 days of June 30, 2022.

(8)
Consists of options to purchase 1,530,342 shares of New Wag! Common Stock held by Mr. Storm, 985,628 shares of which are exercisable and vested within 60 days of June 30, 2022.

(9)
Consists of options to purchase 785,606 shares of New Wag! Common Stock held by Mr. Allread, 721,012 shares of which are exercisable and vested within 60 days of June 30, 2022.

(10)
Consists of options to purchase 149,051 shares of New Wag! Common Stock held by Mr. Davidian, 133,863 shares of which are exercisable and vested within 60 days of June 30, 2022.

(11)
Consists of options to purchase 129,597 shares of New Wag! Common Stock held by Mr. McCarthy, 116,989 shares of which are exercisable and vested within 60 days of June 30, 2022.

(12)
Consists of options to purchase 1,647,063 shares of New Wag! Common Stock held by Mr. Arjomand, 1,544,725 shares of which are exercisable and vested within 60 days of June 30, 2022.

(13)
Consists of options to purchase 91,345 shares of New Wag! Common Stock held by Mr. Cane, 79,986 shares of which are exercisable and vested within 60 days of June 30, 2022.

(14)
Consists of options to purchase 29,180 shares of New Wag! Common Stock held by Mr. Yu, 13,944 shares of which are exercisable and vested within 60 days of June 30, 2022.

(15)
Consists of (a) 69,411 shares of New Wag! Common Stock, which are held of record by Battery Investment Partners XI, LLC, (b) 1,555,992 shares of New Wag! Common, which are held of record by Battery Ventures XI-A Side Fund, L.P., (c) 1,497,675 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-A, L.P., (d) 337,403 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-B Side Fund, L.P., and (e) 395,720 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-B, L.P., (collectively referred to as “Battery Ventures”). The business address of Battery Ventures is One Marina Park Drive, Suite 1100, Boston, MA 02210.

(16)
Consists of 84,698 RSUs held by Ms. Chelliah, 21,116 of which are vested within 60 days of June 30, 2022.

(17)
Consists of 84,698 RSUs held by Ms. Mangan, 21,116 of which are vested within 60 days of June 30, 2022.

(18)
Consists of 6,981,033 shares of New Wag! Common Stock, which are held of record by General Catalyst Group VII, L.P. The business address of General Catalyst is 20 University Road, 4th Floor, Cambridge, MA 02138.

(19)
Consists of 5,351,988 shares of New Wag! Common Stock, which are held of record by Sherpa Ventures Fund II, L.P. (“ACME Fund II”). The business address of ACME Fund II is 505 Howard St., San Francisco, CA 94105.

(20)
Consists of 4,027,324 shares of New Wag! Common Stock, which are held of record by Tenaya Capital VII, L.P. The business address of Tenaya Capital is 3101 Park Boulevard, Palo Alto, CA 94306.

(21)
According to Schedule 13G filed with the SEC on September 2, 2021, and represent shares deemed beneficially owned by each of MMCAP International Inc. SPC (“MMCAP”) and MM Asset Management Inc. (“MM”). MMCAP is incorporated in the Cayman Islands, and MM is incorporated in Ontario, Canada. The business address of MMCAP is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. The business address of MM is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it. 50% Redemptions scenario figures assume that the holder opts not to redeem any of the public shares held by it.

(22)
According to Schedule 13G filed jointly with the SEC on September 7, 2021, by Tenor Capital Management Company, L.P., Tenor Opportunity Master Fund, Ltd. and Robin Shah, and represents shares held by Tenor Opportunity Master Fund, Ltd. (the “Master Fund”). Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the investment manager to the Master Fund. Robin Shah, a U.S. citizen, serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. The business address of the holder is 810 Seventh Avenue, Suite 1905, New York, NY 10019. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it. 50% Redemptions scenario figures assume that the holder opts not to redeem any of the public shares held by it.

(23)
According to Schedule 13G filed with the SEC on February 4, 2022, and represents shares held by Boothbay Absolute Return Strategies LP, a Delaware limited partnership (the “Fund”), which is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all securities held by the Fund. Ari Glass is the managing member of the Adviser. His business address is 140 East 45th Street, 14th Floor, New York, NY 10017. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it. 50% Redemptions scenario figures assume that the holder opts not to redeem any of the public shares held by it.

(24)
According to Schedule 13G filed with the SEC on February 7, 2022, and represents shares held by Polar Multi-Strategy Master Fund, a company incorporated under the laws of Ontario, Canada, to which Polar Asset Management Partners Inc. (“PAMPI”) serves as investment advisor and has voting and dispositive control over the shares held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (the “Polar Fund”). PAMPI disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest therein. The ultimate natural person who has voting and dispositive control over the shares held by the Polar Fund is Paul Sabourin, Chief Investment Officer of PAMPI. The business address of PAMPI is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it. 50% Redemptions scenario figures assume that the holder opts not to redeem any of the public shares held by it.

(25)
According to Schedule 13G filed with the SEC on February 14, 2022, and represents shares held by one or more separately managed accounts managed by ATW SPAC Management LLC, a Delaware limited liability company (“ATW”), which has been delegated exclusive authority to vote and/or direct the disposition of such Units held by such separately managed accounts, which are sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company. Antonio Ruiz- Gimenez is the Managing Member of ATW. The business address of ATW is 7969 NW 2nd Street, #401 Miami, Florida 33126. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it. 50% Redemptions scenario figures assume that the holder opts not to redeem any of the public shares held by it.
(26)
According to Schedule 13G filed with the SEC on February 14, 2022, and represents shares held by Periscope Capital Inc., a non-U.S. investment advisor that beneficially owns 710,200 ordinary shares and acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 84,700 ordinary shares. The business address of Periscope Capital Inc. is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Wag! Related Person Transactions
Wag! has no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K.
Related Party Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, New Wag! will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New Wag! or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.
A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of the New Wag!’s officers or one of New Wag!’s directors;

•
any person who is known by New Wag! to be the beneficial owner of more than five percent (5%) of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Wag! will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
All of the transactions described in this section were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.
Indemnification
Effective immediately upon the consummation of the Business Combination, we will enter into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

Related Agreements
Series P Preferred Stock Offering
In connection with entering into the Business Combination Agreement, on January 28, 2022, the Series P Investors have agreed to purchase Series P Shares, in an aggregate principal amount of $11 million in a private placement, issuable pursuant to the Series P Subscription Agreements, by and among Wag! and the Series P Investors. The Series P Shares are subject to transfer restrictions as set forth in the Series P Subscription Agreements. Wag! intends to use the proceeds from the sale of the Series P Shares for general working capital or to fund acquisitions of accretive business targets. Closing of the Series P Investment, which shall not be conditioned in any manner whatsoever on the closing of the Business Combination, shall occur as promptly as practicable after the signing of the Series P Subscription Agreements. None of the Sponsor or CHW’s officers, directors or their affiliates, is a Series P Investor in the Series P Investment. CHW’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the Series P Investment.
For a detailed description of the Series P Investment, see the section entitled, “The Business Combination Agreement — Related Agreements — Series P Preferred Stock Offering.”
PIPE and Backstop Investment
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into the Subscription Agreements with the PIPE and Backstop Investor, pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of 500,000 shares of common stock of New Wag! following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires CHW ordinary shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of CHW ordinary shares so acquired in the open market.
The Subscription Agreements contain customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor. The Subscription Agreements include customary closing conditions which include (i) absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor); and (ii) the right to terminate the Subscription Agreements if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party).
For a detailed description of the PIPE and Backstop Subscription Agreement, see the section entitled, “The Business Combination Agreement — Related Agreements — PIPE and Backstop Subscription Agreement.”
Stockholder Support Agreement
Wag! has delivered to CHW the Stockholder Support Agreement, pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

CHW Founders Stock Letter
In connection with the execution of the Business Combination Agreement, the CHW Founder Shareholders entered into the CHW Founders Stock Letter, pursuant to which, among other things, CHW, Wag!, the Sponsor and the CHW Founder Shareholders agreed, with respect to the Forfeiture Shares, during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.
The number of Forfeiture Shares subject to potential forfeiture will be determined as follows:
•
upon the occurrence of Triggering Event I, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Forfeiture Shares will no longer be subject to forfeiture;

•
upon the occurrence of Triggering Event II, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture;

•
upon the occurrence of Triggering Event III, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture, and

•
no Forfeiture Shares will thereafter be subject to forfeiture; and on the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor will forfeit all Forfeiture Shares which remain subject to forfeiture, if any.

If, during the three-year period beginning on the first day after the Acquisition Closing, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:
•
less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Forfeiture Shares;

•
greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 240,500 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture;

•
greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 120,250 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture; or

•
greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing.

The CHW Founder Shareholders also agreed to (i) comply with the non-solicitation and certain other provisions in the Business Combination Agreement; (ii) vote all ordinary shares, par value $0.0001 per share, of CHW (for all periods prior to the completion of the Domestication, “Founders Shares”) held by the Sponsor in favor of the Condition Precedent Proposals and in favor of the adoption and approval of the Business Combination Agreement and the Business Combination; and (iii) forfeit to CHW for cancellation for no consideration, (A) 15% of the Founders Shares and the warrants to purchase ordinary shares of CHW, with each whole warrant exercisable for one ordinary share of CHW at an exercise price of $11.50 (prior to the Domestication, “Founders Warrants” and together with Founders Shares, collectively, “Founders Equity”) indirectly owned by Jonah Raskas and Mark Grundman, if the aggregate amount of cash proceeds made available from the Trust Account to New Wag! at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of certain redemption rights provided for in the Amended and Restated Memorandum and Articles of Association (but before the payment of any unpaid transaction expenses), is less than 10% of the funds in the Trust Account as of the date of the CHW Founders Stock Letter (without including any funds in the Trust Account with respect to any shares of common stock acquired by the PIPE and Backstop Investor). The composition of such 15% of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants as of the date of the CHW Founders Stock Letter) subject to forfeiture will be determined in the CHW Founder Shareholders’ sole discretion, and (B) 20,000 shares of the Founders Equity, if 300,000 New Wag! Community Shares are issued in accordance with the Business Combination Agreement. In accordance with the CHW Founders Stock Letter, CHW expects CHW Founder Shareholders to vote their shares in favor of all proposals being presented at the Special Meeting of CHW’s shareholders. No consideration was paid to the CHW Founder Shareholders in exchange for their agreeing to vote all ordinary shares held by the Sponsor in favor of the Business Combination.
For a detailed description of the CHW Founders Stock Letter, see the section entitled, “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter.”
Lock-Up Agreement
In connection with the Business Combination, CHW and Key Wag! Stockholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Lock-Up Agreement, approximately 70% of the aggregate issued and outstanding securities of Wag! will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.
CHW and the Key Wag! Stockholders have agreed not to, without the prior written consent of the Audit Committee of the New Wag! Board and subject to certain exceptions, during the applicable lock-up period:
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sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including New Wag! common stock acquired as part of the PIPE and Backstop Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE and Backstop Investment), any shares of New Wag! common stock issuable upon the exercise of options to purchase shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for New Wag! common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

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publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, CHW and the Key Wag! Stockholders agreed to the foregoing transfer restrictions during the period beginning on the Acquisition Closing Date and ending on the date that is the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which New Wag!

completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of New Wag!’s stockholders having the right to exchange their shares for cash, securities or other property.
Amended and Restated Registration Rights Agreement
In connection with the Business Combination, the IPO Registration Rights Agreement will be amended and restated, and New Wag! and the Registration Rights Holders will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, New Wag! will agree that, within 30 calendar days after the consummation of the Business Combination, New Wag! will use its commercially reasonable efforts to file with the SEC (at New Wag!’s sole cost and expense) the Resale Registration Statement, and New Wag! will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the CHW Holders can demand up to three underwritten offerings and certain of the Wag Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by New Wag! if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.
Other
On January 18, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain of CHW’s offering and formation costs in consideration of 2,875,000 ordinary shares, par value $0.0001. In connection with the upsized deal terms, on August 30, 2021, CHW issued an additional 287,500 ordinary shares to the Sponsor, resulting in the Sponsor owning 3,162,500 founder shares. Up to 412,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters exercised their over-allotment option in connection with CHW’s IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on September 1, 2021, only 37,500 founder shares were forfeited. The founder shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
The Sponsor purchased, pursuant to a written agreement, an aggregate of 4,238,636 private placement warrants for a purchase price of $1.00 per whole warrant in a private placement that occurred concurrently with the closing of the IPO. Each private placement warrant entitles the holder to purchase one ordinary share at $11.50 per share, subject to adjustment. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of an initial business combination.
CHW currently maintains its executive offices at 2 Manhattanville Road, Suite 403, Purchase, New York 10577. The cost for CHW’s use of this space is included in the $10,000 per month fee CHW pays to an affiliate of the Sponsor for office space and secretarial and administrative services. Upon completion of an initial business combination or CHW’s liquidation, CHW will cease paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CHW’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CHW’s audit committee will review on a quarterly basis all payments that were made by CHW to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CHW’s behalf.
On January 18, 2021, CHW issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which CHW could borrow up to an aggregate principal amount of $300,000. The

Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the IPO. The Promissory Note will be repaid from the funds deposited into the operating account.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CHW’s officers and directors may, but are not obligated to, loan CHW funds as may be required (the “Working Capital Loans”). If CHW completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to CHW. In the event that the initial business combination does not close, CHW may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but No proceeds from the Trust Account would be used for such repayment. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. As of December 31, 2021, there were no amounts outstanding under the Working Capital Loans. CHW does not expect to seek loans from parties other than the Sponsor, its affiliates or its management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
In connection with the IPO, CHW entered into a registration and shareholder rights agreement pursuant to which our initial shareholders are entitled to certain registration rights with respect to the founder shares, the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the ordinary shares issuable upon exercise of the foregoing, as long as the initial shareholders hold any securities covered by the registration and shareholder rights agreement. CHW will bear the expenses incurred in connection with the filing of any such registration statements.
Certain Engagements in Connection with the Transaction and Related Transactions
In addition to the interests of CHW’s directors and officers in the Business Combination, shareholders should be aware that Chardan has financial interests that are different from, or in addition to, the interests of our shareholders.
Chardan was an underwriter in CHW’s IPO. In connection with the IPO, CHW issued to the designees of Chardan 62,500 ordinary shares as representative shares with an estimated fair value of $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors. Upon consummation of the Transaction, Chardan is entitled to a deferred underwriting commission of $4,375,000. Chardan agreed to waive (pursuant to the Underwriting Agreement and for no further consideration) its rights to the deferred underwriting commission held in the Trust Account in the event CHW does not complete an initial business combination within 15 months of the closing of the CHW IPO. Accordingly, if the Business Combination or any other initial business combination, is not consummated by that time and CHW is therefore required to be liquidated, Chardan, will not receive any of the deferred underwriting commission and such funds will be returned to CHW’s public stockholders upon its liquidation. If an initial business combination is not consummated by CHW, Chardan would also lose the value of certain shares and other rights it received in the closing of CHW's IPO, as disclosed in CHW’s IPO prospectus
Chardan therefore has an interest in CHW completing a business combination that will result in the payment of the deferred underwriting commission to Chardan as the underwriter of the CHW IPO. In considering the approval of the Business Combination, the CHW shareholders should consider the roles of Chardan in light of the deferred underwriting commission Chardan is entitled to receive if the Business Combination is consummated within 15 months of the closing of CHW's IPO and the other benefits that Chardan would retain upon CHW's consummation of a business combination.
In connection with the Business Combination, CHW also engaged Chardan to act as its lead financial advisor and capital markets advisor; however, no fees were payable to Chardan in such capacity.
Wag! continually evaluates strategic investments, partnership opportunities, and potential acquisition opportunities. If the cost of such opportunities are significant, for example ranging for $10-$50 million,

Wag! will evaluate funding the opportunity via its cash on hand or by raising debt or equity financings (which could include short or long term debt, new common or preferred equity issuances or an equity line of credit). There are no assurances that these sources of funding will be available to Wag! or that Wag! will draw upon them to fund its opportunities and growth plan.
Policy for Approval of Related Party Transactions
The audit committee of CHW’s board of directors has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that CHW has already committed to, the business purpose of the transaction, and the benefits of the transaction to CHW and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
DESCRIPTION OF NEW WAG! SECURITIES
The following summary of certain provisions of New Wag!’s capital stock does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.
Authorized Capitalization
General
The Proposed Charter will authorize the issuance of 111,000,000 shares of capital stock, par value $0.0001 per share, of New Wag!, consisting of:
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110,000,000 shares common stock and

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1,000,000 shares of preferred stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter, the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
Common Stock
We expect to have approximately 47,567,500 of common stock outstanding immediately after the consummation of the Business Combination, assuming that none of CHW’s outstanding ordinary shares are redeemed in connection with the Business Combination. We anticipated that, upon completion of the Business Combination, the ownership of New Wag! will be as follows: CHW’s public shareholders are expected to hold 12,500,000 shares of New Wag! common stock, or approximately 26.3% of the outstanding New Wag! common stock; the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.1% of the outstanding New Wag! common stock; the Sponsor is expected to hold 2,385,000 shares of New Wag! common stock, or approximately 5.0% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares; the anchor investors are expected to hold 720,000 shares of New Wag! common stock, or approximately 1.5% of the outstanding New Wag! common stock; Chardan is expected to hold 62,500 shares of New Wag! common stock, or approximately 0.1% of the outstanding New Wag! common stock; the Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 2.3% of the outstanding New Wag! common stock; the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! common stock, or approximately 63.1% of the outstanding New Wag! common stock; and members of our pet wellness and welfare community are expected to hold 300,000 New Wag! Community Shares or approximately 0.6% of the outstanding New Wag! common stock issued to members of the pet wellness and welfare community as identified by our officers and directors. This excludes (i) the Earnout and (ii) common stock underlying the public warrants and the private placement warrants.
We expect to have approximately 41,317,500 of common stock outstanding immediately after the consummation of the Business Combination, assuming the 50% redemptions scenario described in this proxy statement/prospectus. The ownership of New Wag! will be as follows: CHW’s public shareholders are expected to hold 6,250,000 shares of New Wag! common stock, or approximately 15.1% of the outstanding New Wag! common stock; the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.2% of the outstanding New Wag! common stock; the Sponsor is expected to hold 2,385,000 shares of New Wag! common stock, or approximately 5.8% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares; the anchor investors are expected to hold 720,000 shares of New Wag! common stock, or approximately 1.7% of the outstanding New Wag! common stock; Chardan is expected to hold 62,500 shares of New Wag! common stock, or approximately 0.2% of the outstanding New Wag! common stock the Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 2.7% of the outstanding New Wag! common stock; and the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! common stock, or approximately 72.6% of the outstanding New Wag! common stock; and members of our pet wellness and welfare community are expected to hold 300,000 New Wag! Community Shares or approximately 0.7% of the outstanding New Wag! common stock issued to members of the pet wellness and welfare community as identified by our officers and directors. This excludes (i) the Earn out and (ii) common stock underlying the public warrants and the private placement warrants.
We expect to have approximately 35,054,173 shares of common stock outstanding immediately after the consummation of the Business Combination, assuming the maximum redemptions scenario described in this proxy statement/prospectus. The ownership of New Wag! will be as follows: CHW’s public shareholders are expected to hold no shares of New Wag! common stock ; the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.4% of the outstanding New Wag! common stock; the Sponsor is expected to hold 2,371,673 shares of New Wag! common stock, or approximately 6.8% of the outstanding New Wag! common stock, including the forfeiture of 20,000 shares pursuant to the CHW Founders Stock Letter to be contributed to the issuance of New Wag! Community Shares; the anchor investors are expected to hold 720,000 shares of NewWag! common stock, or approximately 2.0% of the outstanding NewWag! common stock; Chardan is expected to hold 62,500 shares of NewWag! common stock, or approximately 0.2% of the outstanding NewWag! common stock; the Series P Investors are expected to hold 1,100,000 shares of New Wag! common stock, or approximately 3.1% of the outstanding New Wag! common stock; and the continuing Wag! stockholders are expected to hold 30,000,000 shares of New Wag! common stock, or approximately 85.6% of the outstanding New Wag! common stock; and members of our pet wellness and welfare community are expected to hold 300,000 New Wag! Community Shares or approximately 0.9% of the outstanding New Wag! common stock. This excludes (i) the Earnout and (ii) common stock underlying the public warrants and the private placement warrants.
Voting rights.   Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
Dividend Rights.   Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on common stock having dividend rights by our board of directors out of funds legally available therefor.
Transferability.   The holders of common stock of New Wag! who received their common stock (i) through the exchange of shares in connection with the Business Combination, or (ii) as compensation to directors, officers and employees of the Company through means of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination or otherwise issued or issuable in connection with the Business Combination, may not Transfer any such shares until the end of the applicable lock-up period; provided, that any such holders that have entered into a separate lock-up agreement in connection with the Business Combination shall not be subject to these restrictions.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock will be entitled to share ratably in all assets remaining after payment of New Wag!’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.
Other rights.   The holders of common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the completion of the Business Combination. The Existing Organizational Documents provide, and the Proposed Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Wag! (or, after the closing, New Wag!) or the removal of existing management. At present, we have no plans to issue any preferred stock.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which will apply so long as the shares of common stock remain listed on Nasdaq, require stockholder approval of certain issuances of common stock (including any securities convertible into common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders.   The Proposed Organizational Documents will provide that special meetings of stockholders may be called only by a majority vote of New Wag!’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.
Advance Notice Requirements for Stockholder Proposals and Director Nominations.   The Proposed Bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in New Wag!’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws will specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but Unissued Shares.   New Wag!’s authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New Wag! by means of a proxy contest, tender offer, merger or otherwise.
Choice of Forum.   The Proposed Charter will provide that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on New Wag!’s behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of New Wag!’s current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against New Wag! arising out of, or pursuant to, the DGCL, the Proposed Charter or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against New Wag! or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New Wag! would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be No assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Wag! or its directors, officers, or other employees, which may discourage lawsuits against New Wag! or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Proposed Charter to be inapplicable or unenforceable in an action, New Wag! may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm New Wag!’s business.
Section 203 of the Delaware General Corporation Law.   New Wag! will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL fines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire New Wag! even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.
A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. New Wag! will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.
Action by Written Consent. The Proposed Charter and Proposed Bylaws will provide that, subject to the rights of any series of New Wag!’s preferred stock, no action will be taken by any holders of shares of New Wag! common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Wag!’s board of directors and other stockholders on a proposal before voting on a proposed action. The Wag! board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter contains provisions that limit the liability of New Wag!’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
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any breach of his duty of loyalty to us or our stockholders;

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acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions; and

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any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Stockholder Registration Rights
Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! agrees that, within 30 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the other parties thereto (the “Resale Registration Statement”), and will use its commercially reasonable efforts to have such Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Pursuant to the Amended and Restated Registration Rights Agreement, Holders have been granted certain, customary registration rights. See “Certain Relationships and Related Party Transactions — Wag! Related Person Transactions — Registration Rights Agreement.” The PIPE and Backstop Investor has also been granted certain, customary registration rights pursuant to the PIPE and Backstop Subscription Agreement.
Warrants
Public Shareholders’ Warrants.   Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the ordinary share underlying such unit.
We have agreed that as promptly as practicable, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our ordinary shares are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, but we will use our commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per ordinary share equals or exceeds $16.50
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the ordinary shares equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our ordinary shares over the exercise price of the warrants by (y) the fair market value.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the ordinary shares may fall below the $16.50 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.
Warrant Proceeds
Following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag!’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag! as a result of the exercise of any such assumed CHW warrants in connection with such redemption.
Anti-Dilution Adjustments
If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of ordinary shares in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of our ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in our Amended and Restated Memorandum and Articles of Association or as a result of the redemption of ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between VStock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the warrant agreement, which was filed as an exhibit to the registration statement for the IPO, contains a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants.
Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that CHW agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of the IPO whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination by CHW, the Sponsor or an affiliate of the Sponsor or certain of CHW’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of New Wag! at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.
Transfer Agent, Warrant Agent and Registrar
The transfer agent and registrar for the New Wag! common stock and the warrant agent for the New Wag! public warrants and private placement warrants will be VStock Transfer LLC.
Listing
We intend to list our common stock and our warrants to purchase common stock on Nasdaq under the symbols “PET” and “PETW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Wag! for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of New Wag! for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of New Wag! common stock then outstanding (as of the date of this proxy statement/prospectus, CHW has        ordinary shares outstanding); or

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the average weekly reported trading volume of New Wag! common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.
We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See “Description of New Wag!’s Capital Stock — Stockholder Registration Rights” above.

APPRAISAL RIGHTS
Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Shareholder Proposals
In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, CHW’s Existing Organizational Documents provide that the shareholder must give timely notice in proper written form to CHW at CHW’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice.
Shareholder Director Nominees
Nominations of persons for election to the board of directors at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in CHW’s notice of such special meeting, may be made by or at the direction of the board of directors or by certain shareholders of CHW.
In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to CHW at CHW’s principal executive offices. To be timely, a shareholder’s notice must have been received not earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice.
In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with CHW’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577. Following the Business Combination, such communications should be sent to Wag! Group Co., 55 Francisco Street, Suite 360, San Francisco, CA 94133, Attention: Legal Department. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON STOCK
McDermott Will & Emery LLP has passed upon the validity of the common stock of New Wag! and the warrants of New Wag! offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. McDermott Will & Emery LLP, as tax counsel for CHW, has passed upon certain U.S. federal income tax consequences of the business combination for CHW.
EXPERTS
The consolidated financial statements of Wag Labs, Inc. and subsidiaries as of and for the years ended December 31, 2021 and 2020, included in the proxy/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of such firm as experts in accounting and auditing.
The financial statements of CHW Acquisition Corporation as of December 31, 2021, and for the period from January 12, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing (which contains an explanatory paragraph relating to substantial doubt about the ability of CHW Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements).
WHERE YOU CAN FIND MORE INFORMATION
CHW has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to CHW and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of CHW’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
CHW files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:
Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
If you are a shareholder of CHW and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting.
If you request available documents from Advantage Proxy, Inc., Advantage Proxy, Inc. will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to CHW has been supplied by CHW, and all such information relating to Wag! has been supplied by Wag!. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
CHW Acquisition Corporation
Wag Labs, Inc.
CHW ACQUISITION CORPORATION FINANCIAL STATEMENTS	Page
Audited Financial Statements of CHW Acquisition Corporation for the period from January 12, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-2
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the Period from January 12, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Stockholders’ Equity for the Period from January 12, 2021 (inception) through December 31, 2021	F-5
Statement of Cash Flows for the Period from January 12, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Unaudited condensed financial statements of CHW Acquisition Corporation for the three months ended and as of March 31, 2022, and as of December 31, 2021
Condensed Balance Sheets as of March 31, 2022 and December 31, 2021	F-22
Condensed Statements of Operations for the three months ended March 31, 2022 (Unaudited) and the period January 12, 2021 (inception) through March 31, 2021	F-23
Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the three months ended March 31, 2022 and the period January 12, 2021 (inception) through March 31, 2021	F-24
Condensed Statements of Cash Flows for the three months ended March 31, 2022 and the period January 12, 2021 (inception) through March 31, 2021	F-25
Notes to Financial Statements	F-26
WAG LABS, INC. FINANCIAL STATEMENTS
Audited Financial Statement of Wag Labs, Inc. as of and for the Years Ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm (BDO USA, LLP, Chicago, Illinois, ID#243)	F-41
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-42
Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	F-43
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2021 and 2020	F-44
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-45
Consolidated Statements of Cash Flows for the period from Years Ended December 31, 2021 and 2020	F-46
Notes to Consolidated Financial Statements	F-47
Unaudited Condensed Consolidated Financial Statements of Wag Labs, Inc. as of and for the Three Months Ended March 31, 2022 and 2021, and as of December 31, 2021
Condensed Consolidated Balance Sheets as of March 31, 2022 and December 31, 2021	F-69
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-70
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the three months ended March 31, 2022 and 2021	F-71
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-72
Notes to Condensed Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
CHW Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of CHW Acquisition Corporation (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the period from January 12, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 12, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 9, 2022

Item 1.
Financial Statements

CHW ACQUISTION CORP
BALANCE SHEET
December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$687,581
Due from Related Party	68,591
Prepaid expenses and Other assets	286,687
Total current assets	1,042,859
Prepaid expenses- non current	191,429
Cash and marketable securities held in Trust Account	125,002,997
TOTAL ASSETS	$126,237,285
LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$583,331
Total current liabilities	583,331
Deferred underwriting fee payable	4,375,000
Total liabilities	4,958,331
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Ordinary shares subject to possible redemption, $0.0001 par value, 12,500,000 shares at redemption value of $10.00 per share.	125,000,000
SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Ordinary shares; $0.0001 par value; 110,000,000 shares authorized; 3,187,500 shares issued and outstanding (excluding 12,500,000 shares subject to possible redemption)	318
Additional paid-in capital	—
Accumulated deficit	(3,721,364)
Total Shareholders’ Deficit	(3,721,046)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$126,237,285
The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP
STATEMENT OF OPERATIONS
FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021
OPERATING EXPENSES
General and administrative	$832,564
Total expenses	832,564
OTHER INCOME
Income on investments held in Trust Account and other interest	3,001
Total other income	3,001
NET LOSS	$(829,563)
Weighted average shares outstanding of redeemable ordinary shares	4,284,703
Basic and diluted net income per share, redeemable ordinary shares	$(0.11)
Weighted average shares outstanding of non-redeemable ordinary shares	3,171,069
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.11)
The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021
	Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount
Balance, January 12, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Ordinary shares to Sponsor	3,162,500	316	24,684	—	25,000
Sale of private placement warrants (net of offering costs)	—	—	4,213,632	—	4,213,632
Proceeds from issuance of Public Warrants (net of offering Costs)	—	—	15,605,934	—	15,605,934
Issuance of representative shares	62,500	6	460,119	—	460,125
Accretion to Non-Redeemable Ordinary shares to redemption value	—	—	(20,304,373)	(2,891,801)	(23,196,174)
Forfeiture of founder shares	(37,500)	(4)	4	—
Net loss	—	—	—	(829,563)	(829,563)
Balance, December 31, 2021	3,187,500	$318	$(0)	$(3,721,364)	$(3,721,046)
The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP
STATEMENT OF CASH FLOWS
FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(829,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(2,997)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(478,116)
Due from related party	(68,591)
Accounts payable	583,330
Net cash flows used in operating activities	(795,937)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(125,000,000)
Net cash flows paid in investing activities	(125,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Initial public offering, net of underwriting fee	122,812,500
Proceeds from private placement warrants	4,238,636
Proceeds from issuance of ordinary shares to Sponsor	25,000
Payment of offering costs	(592,618)
Net cash flows provided by financing activities	126,483,518
NET CHANGE IN CASH	687,581
CASH, BEGINNING OF PERIOD	—
CASH, END OF PERIOD	$687,581
Supplemental disclosure of noncash activities:
Initial value of ordinary shares subject to possible redemption	$125,000,000
Deferred underwriting commissions payable charged to additional paid in capital	$4,375,000
The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Note 1 — Description of Organization and Business Operations and Liquidity
CHW Acquisition Corporation (the “Company”, “CHW”) was incorporated in the Cayman Islands on January 12, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity from January 12, 2021 (inception) through December 31, 2021 relates to the Company’s formation and initial public offering (“IPO”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on August 30, 2021. On September 1, 2021, the Company consummated the IPO of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $110,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 4,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, CHW Acquisition Sponsor, LLC and underwriters generating gross proceeds of $4,000,000, which is described in Note 4.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit, and the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrants, generating total gross proceeds of $15,238,636.
Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), $5,975,625 for the fair value of shares issued to the anchor investors and representative shares (see Note 3 and Note 6) and $592,618 of other costs. As described in Note 6, the $4,375,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 1, 2022, subject to the terms of the underwriting agreement.
Following the closing of the IPO on September 1, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001 either immediately prior to or upon consummation of the Business Combination, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Subsequent to the consummation of the IPO, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Ordinary shares sold in the IPO, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their shares of Ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by December 1, 2022, 15 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on closing a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Going Concern
As of December 31, 2021, the Company had $687,581 in its operating bank accounts, $125,002,997 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital of $459,528. As of December 31, 2021, approximately $3,000 of the amount on deposit in the Trust Account represented interest income.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Investments Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs associated with the Initial Public Offering
Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares and $592,618 of other costs.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities were deemed to be de minimis as of December 31, 2021.
FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 12,500,000 shares of Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2021, the redeemable ordinary share subject to possible redemption reflected in the balance sheet is reconciled in the following table:
Gross proceeds	$125,000,000
Less:
Proceeds allocated to Public Warrants at issuance	(16,548,464)
Redeemable ordinary share issuance costs	(6,647,710)
Plus: Accretion of carrying value to redemption value	23,196,174
Redeemable ordinary shares subject to possible redemption	$125,000,000

Net Loss per Ordinary Share
The Company has two classes of shares, which are referred to as Redeemable Ordinary Shares (the “Ordinary Shares”) and Non-Redeemable Ordinary Shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 16,738,636 Ordinary Shares at $11.50 per share were issued on September 1, 2021. At December 31, 2021, no warrants have been exercised. The 16,738,636 potential Ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share.
	For the period January 12, 2021 (inception) through December 31, 2021
	Ordinary Shares	Founder Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(478,012)	$(351,551)
Denominator:
Weighted average shares outstanding	4,284,703	3,171,069
Basic and dilution net loss per share	$(0.11)	$(0.11)
Accounting for Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 12, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement.
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement

Note 3 — Initial Public Offering and Over-Allotment
Pursuant to the IPO, the Company sold 11,000,000 units at a price of $10.00 per Unit for aggregate purchase price of $110,000,000. Each Unit consists of one Ordinary shares (such shares of Ordinary shares included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).
Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the Company’s directors, or any member of the Company’s management (the “anchor investors”), have each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. Upon each anchor investor purchasing the full amount of Units it had expressed an interest in, the anchor investors collectively own approximately 11% of the outstanding shares following the IPO, which includes the Founder Shares purchased by the anchor investors, and the Sponsor owns approximately 19% of the outstanding shares following the IPO (see Note 5).
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.
Note 4 — Private Placement Warrants
Concurrently with the closing of the IPO, the Sponsor and underwriter purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Placement Warrants at the IPO are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. On September 1, 2021, the Company consummated the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrant for an aggregate purchase price of $238,636.
Note 5 — Related Party Transactions
Founder Shares
On January 18, 2021, the Sponsor paid $25,000 in exchange for 2,875,000 ordinary shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. As such, on September 1, 2021, the Sponsor forfeited 37,500 ordinary shares for no consideration.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Ordinary shares equals or exceeds $12.50 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.

In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 60,000 Founder Shares (or 30,000 Founder Shares, as applicable) to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price totalling to $6,750; provided, however, that in the event that an anchor investor sells any of Units or Ordinary Shares purchased in the IPO within 30 days following the closing of the IPO, the number of Founder Shares transferred to such anchor investor would be reduced to 50,000 Founder Shares (or 25,000 Founder Shares, as applicable). The Company estimated the excess aggregate fair value over the amount paid by the anchor investors of the Founder Shares attributable to the Anchor Investors to be $5,515,500, or $7.362 per share. The excess of the fair value of the Founder Shares over the purchase price of $6,750 was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB)Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs. Please see Note 9 for valuation methodology and assumptions of the Founder Shares.
Promissory Note — Related Party
On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of December 31, 2021, there was no amount outstanding under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Due from related party
As of December 31, 2021, the Sponsor held $68,591 from the closing of the IPO that will be deposited as soon as practical from the Company’s operating account.
Administrative Services Fee
The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of December 31, 2021, $40,000 has been paid under this arrangement.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Ordinary shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.
The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO ((which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Representative Shares
In September 2021, the Company issued to the designees of the underwriter 62,500 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors (see Note 5). The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
Please see Note 9 for valuation methodology and assumptions of the Representative Shares.
Note 7 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no preference shares issued or outstanding.
Ordinary shares — The Company is authorized to issue 110,000,000 shares of Founder Shares with a par value of $0.0001 per share. As of December 31, 2021, there were 3,187,500 shares of Ordinary shares outstanding (excluding 12,500,000 shares subject to redemption) and after giving affect to the forfeiture of 37,500 Ordinary shares since the underwriters’ did not exercise of the over-allotment option.
Note 8 — Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

•
if, and only if, the reported last sale price of the Public Shares equals or exceeds $16.50 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.
The Company has determined that warrants issued in connection with its IPO in September 2021 are subject to treatment as equity. In order to account for the fair value the public warrants on IPO, the Company used Black Scholes Model to allocate cost to Public warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The following table provides quantitative information regarding fair value measurements at issuance on September 1, 2021.
September 1, 2021
Share Price	$10.00
Exercise Price	$11.50
Redemption Trigger Price	$16.50
Term (years)	5
Probability of Acquisition	80%
Volatility	22%
Risk Free Rate	1.31%
Dividend Yield	0.00%
The fair value of the Public Warrants as on September 1, 2021, was $1.32. As of December 31, the Company has 12,500,000 of Public Warrants and 4,238,636 of Private Warrants outstanding respectively.
Note 9 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in Trust Account	1	$125,002,997	—	—
The Company utilized a Monte Carlo simulation model to value the Founder and Representative Shares at issuance. The estimated fair value of the shares is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected term and risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity in line with the timing of the and likelihood of completing a business combination. The common stock price was assumed to fluctuate with the Company projected volatility based on comparable public companies. The term was simulated based on managements assumptions regarding the timing and likelihood of completing a business combination.
The following table provides quantitative information the founder share valuation.
At September 1, 2021
Share Price	$10.00
Estimated Term Remaining	1.58
Volatility	14.2%
Risk Free Rate	0.15%
Note 10 — Subsequent Events
The Company has evaluated subsequent events through the date these financial statements were issued and determined that there were no subsequent events that would require adjustment or disclosure except for the following.
On February 2, 2022, the Company, CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company and Wag Labs, Inc., a Delaware corporation, entered into a Business Combination Agreement.
The Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation; and (ii) on the Acquisition Closing Date, Merger Sub will merge with and into Wag, with Wag surviving the merger as a wholly owned subsidiary of New Wag.
Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to Wag! Group

Co. and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into Subscription Agreements (the “Subscription Agreements”) with qualified institutional buyers (the “PIPE and Backstop Investors”), pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5,000,000 million; provided, however, if the PIPE and Backstop Investors acquire shares of common stock of CHW in the open market between the date of the Subscription Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).
In connection with the execution of the Business Combination Agreement, on February 2, 2022, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (as defined below) (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.
Wag! has delivered to CHW the Stockholder Support Agreement, dated February 2, 2022 (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the Delaware General Corporation Law and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination, in the form of a written consent executed by the Key Wag! Stockholders, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions).

CHW ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	March 31, 2022 (Unaudited)	December 31, 2021 (Audited)
ASSETS
CURRENT ASSETS
Cash	$335,162	$687,581
Due from Related Party	68,591	68,591
Prepaid expenses and other assets	332,125	286,687
Total current assets	735,878	1,042,859
Prepaid expenses – non current	119,726	191,429
Marketable securities held in Trust Account	125,013,199	125,002,997
TOTAL ASSETS	$125,868,803	$126,237,285
LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accrued and other expenses	$2,334,300	$—
Accounts payable	52,496	583,331
Total current liabilities	2,386,796	583,331
Deferred underwriting fee payable	4,375,000	4,375,000
Total liabilities	6,761,796	4,958,331
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Ordinary shares subject to possible redemption, $0.0001 par value, 12,500,000 shares at redemption value of $10.00 per share	125,000,000	125,000,000
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares; $0.0001 par value; 110,000,000 shares authorized; 3,187,500 shares issued and outstanding (excluding 12,500,000 shares subject to possible redemption)	318	318
Accumulated deficit	(5,893,311)	(3,721,364)
Total Shareholders’ Deficit	(5,892,993)	(3,721,046)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$125,868,803	$126,237,285
The accompanying notes are an integral part of these unaudited condensed financial statements.

CHW ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
	For the three months ended March 31, 2022 (Unaudited)	For the period January 12, 2021 (inception) through March 31, 2021
OPERATING EXPENSES
General and administrative	$2,182,149	$11,634
Total expenses	2,182,149	11,634
OTHER INCOME
Interest income on investments held in Trust Account	10,202	—
Total other income	10,202	—
NET LOSS	$(2,171,947)	$(11,634)
Weighted average shares outstanding of redeemable ordinary shares	12,500,000	—
Basic and diluted net loss per share, redeemable ordinary shares	$(0.14)	$(0.00)
Weighted average shares outstanding of non-redeemable ordinary shares	3,187,500	2,875,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.14)	$(0.00)
The accompanying notes are an integral part of these unaudited condensed financial statements.

CHW ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2022 (UNAUDITED)
	Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ (deficit)
	Shares	Amount
Balance, December 31, 2021	3,187,500	$318	$—	$(3,721,364)	$(3,721,046)
Net loss	—	—	—	(2,171,947)	(2,171,947)
Balance, March 31, 2022	3,187,500	$318	$—	$(5,893,311)	$(5,892,993)
FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) THROUGH MARCH 31, 2021
	Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ equity (deficit)
	Shares	Amount
Balance, January 12, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Ordinary shares to Sponsor	2,875,000	288	24,713	—	$25,000
Net loss	—	—	—	(11,634)	(11,634)
Balance, March 31, 2021	2,875,000	$288	$24,713	$(11,634)	$13,366
The accompanying notes are an integral part of these unaudited condensed financial statements.

CHW ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
	For the three months ended March 31, 2022 (Unaudited)	For the period January 12, 2021 (inception) through March 31, 2021 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,171,947)	$(11,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(10,202)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	26,265	—
Accrued and other expenses	2,334,300
Accounts payable	(530,835)	—
Net cash flows used in operating activities	(352,419)	(11,634)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of offering costs		(35,162)
Proceeds from sponsor note	—	67,000
Net cash flows provided by financing activities	—	31,838
NET CHANGE IN CASH	(352,419)	20,204
CASH, BEGINNING OF PERIOD	687,581	—
CASH, END OF PERIOD	$335,162	$20,204
Supplemental disclosure of noncash activities:
Payment of deferred offering costs by the Sponsor in exchange for the issuance Ordinary Shares	$—	$25,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

CHW ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Description of Organization and Business Operations and Liquidity
CHW Acquisition Corporation (the “Company”, “ CHW”) was incorporated in the Cayman Islands on January 12, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity from January 12, 2021 (inception) through March 31, 2022, relates to the Company’s formation and initial public offering (“IPO”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on August 30, 2021. On September 1, 2021, the Company consummated the IPO of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $110,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 4,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, CHW Acquisition Sponsor, LLC and underwriters generating gross proceeds of $4,000,000, which is described in Note 4.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit, and the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrants, generating total gross proceeds of $15,238,636.
Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), $5,975,625 for the fair value of shares issued to the anchor investors and representative shares (see Note 3 and Note 6) and $592,618 of other costs. As described in Note 6, the $4,375,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 1, 2022, subject to the terms of the underwriting agreement.
Following the closing of the IPO on September 1, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001 either immediately prior to or upon consummation of the Business Combination, the Public Shares are redeemable and will be classified as such on the unaudited condensed balance sheet until such date that a redemption event takes place.
Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Subsequent to the consummation of the IPO, the Company adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Ordinary Shares sold in the IPO, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Ordinary Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by December 1, 2022, 15 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On February 2, 2022, the Company, CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company, and Wag Labs, Inc., a Delaware corporation, entered into a Business Combination Agreement.

The Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation (the “Domestication” and following the Domestication, CHW is referred to herein as “New Wag!”); and (ii) Merger Sub will merge with and into Wag!, with Wag! surviving the merger as a wholly owned subsidiary of New Wag! (the “Acquisition Merger”).
Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to Wag! Group Co. and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Acquisition Merger (the “Acquisition Closing”), but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into Subscription Agreements (the “Subscription Agreements”) with qualified institutional buyers (the “PIPE and Backstop Investors”), pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5,000,000; provided, however, if the PIPE and Backstop Investors acquire shares of common stock of CHW in the open market between the date of the Subscription Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).
In connection with the execution of the Business Combination Agreement, on February 2, 2022, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, to cause the Sponsor not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.
Wag! has delivered to CHW the Stockholder Support Agreement, dated February 2, 2022 (the “Stockholder Support Agreement”), pursuant to which, among other things, Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock (the “Key Wag! Stockholders”), whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the Delaware General Corporation Law and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination, in the form of a written consent executed by the Key Wag! Stockholders, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business

Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the conversion of Wag! preferred stock into Wag! common stock).
In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions). In January 2022, the Company paid $100,000 to Blue Torch Capital LP as an expense deposit in connection with the Credit Facility. Such expense deposit is refundable to the Company less the amount of expenses actually incurred by the Debt Financing Sources.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on closing a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Liquidity and Going Concern
As of March 31, 2022, the Company had $335,162 in its operating bank accounts, $125,013,199 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $1,650,918. As of March 31, 2022, approximately $10,202 of the amount on deposit in the Trust Account represented interest income.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual report on Form 10-K as filed with SEC on March 9, 2022.The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year end December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and March 31, 2021.

Investments Held in Trust Account
At March 31, 2022, all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying unaudited statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs associated with the Initial Public Offering
Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares and $592,618 of other costs.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At March 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheet, primarily due to their short-term nature.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities were deemed to be de minimis as of March 31, 2022.
FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022, 12,500,000 Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable Ordinary Shares are affected by charges against additional paid-in capital and accumulated deficit.
At March 31, 2022, the redeemable ordinary share subject to possible redemption reflected in the unaudited condensed balance sheet is reconciled in the following table:
Gross proceeds	$125,000,000
Less:
Proceeds allocated to Public Warrants at issuance	(16,548,464)
Redeemable ordinary share issuance costs	(6,647,710)
Plus:
Accretion of carrying value to redemption value	23,196,174
Redeemable ordinary shares subject to possible redemption	$125,000,000
Net Loss per Ordinary Share
The Company has two classes of shares, which are referred to as Redeemable Ordinary Shares (the “Ordinary Shares”) and Non-Redeemable Ordinary Shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 16,738,636 Ordinary Shares at $11.50 per share were issued on September 1, 2021. At March 31, 2022, no warrants have been exercised. The 16,738,636 potential Ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period ended March 31, 2022, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share.

	For the three months ended March 31, 2022		For the period January 12, 2021 (Inception) to March 31, 2021
	Ordinary Shares	Founder Shares	Ordinary Shares	Founder Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(1,737,558)	$(434,389)	$—	(11,634)
Denominator:
Weighted average shares outstanding	12,500,000	3,187,500	—	2,875,000
Basic and dilution net loss per share	$(0.14)	$(0.14)	$(0.00)	$(0.00)
Accounting for Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement
Note 3 — Initial Public Offering and Over-Allotment
Pursuant to the IPO, the Company sold 11,000,000 units at a price of $10.00 per Unit for aggregate purchase price of $110,000,000. Each Unit consists of one Ordinary Share (such Ordinary Shares included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Ordinary Shares at a price of $11.50 per share, subject to adjustment (see Note 8).
Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the Company’s directors, or any member of the Company’s management (the “anchor investors”), have each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. Upon each anchor investor purchasing the full amount of Units it had expressed an interest in, the anchor investors collectively own approximately 11% of the outstanding shares following the IPO, which includes the Founder Shares purchased by the anchor investors, and the Sponsor owns approximately 19% of the outstanding shares following the IPO (see Note 5).
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.
Note 4 — Private Placement Warrants
Concurrently with the closing of the IPO, the Sponsor and underwriter purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,000,000. Each whole Private Placement Warrant is exercisable for one whole Ordinary

Share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the IPO are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. On September 1, 2021, the Company consummated the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrant for an aggregate purchase price of $238,636.
Note 5 — Related Party Transactions
Founder Shares
On January 18, 2021, the Sponsor paid $25,000 in exchange for 2,875,000 Ordinary Shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 Ordinary Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. As such, on September 1, 2021, the Sponsor forfeited 37,500 Ordinary Shares for no consideration.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.
In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 60,000 Founder Shares (or 30,000 Founder Shares, as applicable) to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price totalling to $6,750; provided, however, that in the event that an anchor investor sells any of Units or Ordinary Shares purchased in the IPO within 30 days following the closing of the IPO, the number of Founder Shares transferred to such anchor investor would be reduced to 50,000 Founder Shares (or 25,000 Founder Shares, as applicable). The Company estimated the excess aggregate fair value over the amount paid by the anchor investors of the Founder Shares attributable to the Anchor Investors to be $5,515,500, or $7.362 per share. The excess of the fair value of the Founder Shares over the purchase price of $6,750 was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB)Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs. See Note 9 for valuation methodology and assumptions of the Founder Shares.
Promissory Note — Related Party
On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of March 31, 2022, there was no amount outstanding under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022, the Company had no outstanding borrowings under the Working Capital Loans.
Due from related party
As of March 31, 2022, the Sponsor held $68,591 from the closing of the IPO that will be deposited as soon as practical from the Company’s operating account.
Administrative Services Fee
The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of March 31, 2022, and March 31, 2021, $30,000 and $0 respectively have been paid under this arrangement.
Note 6 — Commitments and Contingencies
We received two private demand letters from purported shareholders in connection with the proposed de-SPAC transaction between CHW and WAG Labs, Inc. The demand letters seek certain supplemental disclosures and threaten to assert claims under the federal securities laws against CHW and its board of directors if the disclosures are not made. As of this date, no litigation has been filed.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Ordinary Shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.
On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.
The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO ((which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Representative Shares
In September 2021, the Company issued to the designees of the underwriter 62,500 Ordinary Shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors (see Note 5). The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
See Note 9 for valuation methodology and assumptions of the Representative Shares.
Note 7 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and March 31, 2021, there were no preference shares issued or outstanding.
Ordinary Shares — The Company is authorized to issue 110,000,000 shares of Founder Shares with a par value of $0.0001 per share. As of March 31, 2022, there were 3,187,500 Ordinary Shares outstanding (excluding 12,500,000 shares subject to redemption) and after giving affect to the forfeiture of 37,500 Ordinary Shares since the underwriters’ did not exercise the over-allotment option.
Note 8 — Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

•
if, and only if, the reported last sale price of the Public Shares equals or exceeds $16.50 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in September 2021 are subject to treatment as equity. In order to account for the fair value of the public warrants issued in the IPO, the Company used Black Scholes Model to allocate the proceeds to the Public warrants relating to the IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The following table provides quantitative information regarding fair value measurements at issuance on September 1, 2021.
September 1, 2021
Share Price	$10.00
Exercise Price	$11.50
Redemption Trigger Price	$16.50
Term (years)	5
Probability of Acquisition	80%
Volatility	22%
Risk Free Rate	1.31%
Dividend Yield	0.00%
The fair value of the Public Warrants as of September 1, 2021 was $1.32. As of March 31, 2022, the Company has 12,500,000 of Public Warrants and 4,238,636 of Private Warrants outstanding respectively.
Note 9 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Assets:	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account	1	$125,013,199	—	—
The Company utilized a Monte Carlo simulation model to value the Founder and Representative Shares at issuance. The estimated fair value of the shares is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected term and risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity in line with the timing of the and likelihood of completing a business combination. The Ordinary Share price was assumed to fluctuate with the Company projected volatility based on comparable public companies. The term was simulated based on managements assumptions regarding the timing and likelihood of completing a business combination.
The following table provides quantitative information for the founder share valuation.
At September 1, 2021
Share Price	$10.00
Estimated Term Remaining	1.58
Volatility	14.2%
Risk Free Rate	0.15%
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures of the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Wag Labs, Inc.
San Francisco, CA
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Wag Labs, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2021.
Chicago, IL
March 10, 2022

Wag Labs, Inc.
Consolidated Balance Sheets
(in thousands, except for share amounts and per share data)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,628	$3,049
Short-term investments available for sale	2,771	16,358
Accounts receivable, net	2,638	160
Prepaid expenses and other current assets	3,043	2,368
Deferred offering costs	930	—
Total current assets	$12,010	$21,935
Property and equipment, net	90	280
Intangible assets, net	2,888	40
Goodwill	1,427	—
Other assets	47	919
Total assets	$16,462	$23,174
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$2,299	$1,000
Accrued expenses and other current liabilities	4,601	5,015
Gift card and subscription liabilities	1,888	1,800
Deferred purchase consideration — current portion	750	—
Loan – current portion	442	149
Total current liabilities	9,980	7,964
Loan – non-current portion	1,200	4,989
Deferred purchase consideration — non-current portion	1,130	148
Total liabilities	$12,310	$13,101
Commitments and contingencies (Note 8)
Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Total mezzanine equity	$110,265	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 43,763,126 shares authorized, 6,297,398 and 5,629,095 outstanding at December 31, 2021 and 2020, respectively	$1	$1
Additional paid-in capital	3,736	3,345
Accumulated deficit	(109,850)	(103,539)
Accumulated other comprehensive loss	—	1
Total stockholders’ deficit	(106,113)	(100,192)
Total liabilities, mezzanine equity and stockholders’ deficit	$16,462	$23,174
See accompanying notes to consolidated financial statements.

Wag Labs, Inc.
Consolidated Statements of Operations
(in thousands except for share amounts and per share data)
	Year Ended December 31,
	2021	2020
Revenue	$20,082	$11,970
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,777	2,756
Platform operations and support	10,265	13,282
Sales and marketing	10,221	3,140
General and administrative	6,956	11,550
Depreciation and amortization	388	213
Total costs and expenses	30,607	30,941
Gain on forgiveness of PPP loan	3,482	—
Interest (expense) income, net	(61)	145
Loss before income taxes	(7,104)	(18,826)
Income tax benefit (expense)	793	(13)
Net loss	$(6,311)	$(18,839)
Net loss per share
Basic	$(1.07)	$(3.35)
Diluted	$(1.07)	$(3.35)
Weighted-average shares used to compute net less per share
Basic	5,908,062	5,623,515
Diluted	5,908,062	5,623,515
See accompanying notes to consolidated financial statements.

Wag Labs, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)
	Year Ended December 31,
	2021	2020
Net Loss	$(6,311)	$(18,839)
Other comprehensive income (loss):
Change unrealized gain (loss) on investments	1	(8)
Other comprehensive income (loss):	1	(8)
Total comprehensive loss	$(6,310)	$(18,847)
See accompanying notes to consolidated financial statements.

Wag Labs, Inc.
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit
(in thousands, except share data)
	Redeemable Preferred Stock — Mezzanine Equity		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	24,545,386	$110,265	5,614,470	$1	$3,053	(84,700)	$9	(81,637)
Shares issued upon exercise of stock options	—	—	21,917	— *	7	—	—	7
Shares cancelled, forfeited, or repurchased	—	—	(7,292)	— *	—	—	—	—
Stock-based compensation	—	—	—	—	285	—	—	285
Other comprehensive loss	—	—	—	—	—	—	(8)	(8)
Net loss	—	—	—	—	—	(18,839)	—	(18,839)
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1	$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	—	—	29,061	— *	3	—	—	3
Shares issued upon acquisition	—	—	639,242	— *	166	—		166
Stock-based compensation	—	—	—	—	222	—	—	222
Other comprehensive loss	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	(6,311)	—	(6,311)
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1	$3,736	$(109,850)	$—	$(106,113)

*Amount not meaningful
See accompanying notes to consolidated financial statements.

Wag Labs, Inc.
Consolidated Statement of Cash Flows
(in thousands)
	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(6,311)	$(18,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest	54	—
Stock-based compensation	222	285
Depreciation and amortization	388	213
Gain on PPP loan forgiveness	(3,482)	—
Provision for deferred taxes	(793)	—
Loss on disposal of property and equipment	-	128
Changes in operating assets and liabilities:
Accounts receivable	(2,478)	494
Prepaid expenses and other current assets	(675)	(564)
Deferred costs	(930)	—
Other assets	872	(757)
Accounts payable	1,299	(644)
Accrued expenses and other current liabilities	(364)	(6,051)
Deferred revenue	88	(887)
Other non-current liabilities	(146)	148
Net cash used in operating activities	(12,256)	(26,474)
Cash flows from investing activities
Purchases of short term investments	(17,692)	(88,880)
Proceeds from sale of short term investments	31,280	108,727
Proceeds from the sale of property and equipment	—	22
Cash payment for acquisition	(1,509)	—
Payment of deferred purchase consideration	(188)	—
Purchase of property and equipment	(5)	(86)
Net cash provided by investing activities	11,886	19,783
Cash flows from financing activities
(Payments) proceeds from PPP loan	(54)	5,138
Proceeds from exercises of stock options	3	7
Net cash (used in) provided by financing activities	(51)	5,145
Net decrease in cash, cash equivalents and restricted cash	(421)	(1,546)
Cash, cash equivalents and restricted cash at beginning of period	3,049	4,595
Cash, cash equivalents and restricted cash at end of period	$2,628	$3,049
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$22	$—
Cash paid during the year for income taxes	1	4
Non-cash investing activity:
Deferred purchase obligation payable of $2.25 million related to the consideration transferred for the CPI acquisition
See accompanying notes to consolidated financial statements.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
1.    Description of business
Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end-user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.
2.    Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Reclassifications
Certain amounts from prior periods have been reclassified to conform to the current period presentation of the consolidated balance sheet and consolidated statement of cash flows. Accounts receivable and intangible assets are presented separately in the current period, which had no impact on previously reported operating, investing, or financing cash flows.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the     audited      consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.
Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock-based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.
Business Combinations
The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The

Wag Labs, Inc.
Notes to Consolidated Financial Statements
excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.
Certain Significant Risks and Uncertainties
The Company has experienced negative cash flows since inception and had an accumulated deficit of $109.9 million as of December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.
The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and has spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2020 decreased substantially compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.
Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the consolidated balance sheet as of December 31, 2021 and 2020, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements.
Investments
Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as

Wag Labs, Inc.
Notes to Consolidated Financial Statements
available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in 2021 and 2020.
Accounts Receivable
Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in t he process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third party service partners in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:
Estimated useful life
Automobiles	5 years
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years
Maintenance and repair costs are charged to expense as incurred.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value. There was no goodwill impairment for the year ended December 31, 2021.
Intangible Assets, Net
Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight-line basis over their estimated useful lives.
Impairment of Definite-Lived Intangible Assets and Other Long-lived Assets
The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite-lived intangible and long-lived assets was recorded for the years ended December 31, 2021 and 2020.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Software Development Costs
The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the consolidated balance sheets, and amortization expense is included in depreciation in the statements of operations and comprehensive loss.
Stock-Based Compensation
The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.
For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.
The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for 2021 and 2020 has been reduced for actual forfeitures.
Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.
The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are

Wag Labs, Inc.
Notes to Consolidated Financial Statements
measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during 2021 and 2020.
Fair Value
The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.
Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.
The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities, and loan payable, approximate their respective fair value due to their short period of maturities.
Concentration of Credit Risk
Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commissions fees paid by third party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service partners, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.
The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the PCGs

Wag Labs, Inc.
Notes to Consolidated Financial Statements
ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third-party service partners which define the action by the pet parent that results in the Company earning and receiving a commission fee.
Wag!’s service obligation is performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed and revenue is recognized when an end-user completes an action or conversion activity.
Principal vs. Agent Considerations
Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.
The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents.
Gift Cards
The Company sells gift cards that can be redeemed by pet parents through our platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.
Incentives
The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:
Targeted pet parent discounts and promotions:   These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.
Market-wide promotions:   These promotions are pricing actions in the form of discounts that reduce the price pet parents pay PCGs for services. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Cost of Revenues (exclusive of depreciation and amortization)
Cost of revenue consists of costs directly related to revenue generating transactions, which primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.
Platform Operations and Support
Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.
Sales and Marketing
Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $6.7 million and $0.6 million during the years ended December 31, 2021 and 2020, respectively.
General and Administrative
General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.
Depreciation and Amortization
Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.
Earnings Per Share
The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the years ended December 31, 2021 and 2020 were not allocated to these participating securities.
Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.
Recent Accounting Pronouncements Adopted
The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the

Wag Labs, Inc.
Notes to Consolidated Financial Statements
“JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance in ASU 2018-07 is effective for the Company for the year beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company adopted this standard on January 1, 2020. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company is finalizing the quantification of the effects on the consolidated financial statements. We have made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and recognize the related lease payments in the consolidated statement of operations on a straight-line basis over the lease term. We have elected to use the package of practical expedients as well as the practical expedient not to separate lease and non-lease components for all asset classes. The adoption of the standard is expected to result in the recognition of an operating right-of-use asset of approximately $0.5 million, an operating lease liability of approximately $0.6 million, and an adjustment to the opening balance of retained earnings of approximately $0.1 million, as of January 1, 2022. We do not believe the adoption of this standard will materially affect our consolidated net earnings or have a material impact on the Company’s liquidity.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326). This standard replaces the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We will be required to use a forward-looking expected credit loss model for accounts receivable, loans and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing whether this guidance will have a material effect on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.
3.
Business Combinations

On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million will be paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of December 31, 2021 and 2020, the amounts included in accrued

Wag Labs, Inc.
Notes to Consolidated Financial Statements
expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet was $0.7 million and $1.3 million, respectively. No working capital was acquired from CPI.
The purchase consideration allocation is as follows (in thousands):
As of August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	$3,680
The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):
	Fair Value	Estimated Useful Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5-10
Tradename	276	7
Total intangible assets	$3,045
Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce, anticipated operational synergies, and a deferred tax benefit. The resulting goodwill is not deductible for tax purposes.
The results of the acquired operations were included in our consolidated financial statements from the date of acquisition, August 3, 2021. For the period from August 3, 2021 to December 31, 2021, CPI contributed $5.1 million in revenue to the company and $0.9 million in net income.
The following unaudited pro forma summary presents the effect of the CPI business acquired during the year ended December 31, 2021 as though the business had been acquired as of January 1, 2020 (in thousands):
	Years Ended December 31,
	2021	2020
Revenue, as reported	$20,082	$11,970
Revenue of CPI for the period prior to acquisition (inclusive of pro forma adjustments)	1,925	339
Pro forma revenue	$22,007	$12,309
Net loss, as reported	$(6,311)	$(18,839)
Net loss of CPI for the period prior to acquisition (inclusive of pro forma adjustments)	(40)	(662)
Pro forma net loss	$(6,351)	$(19,501)
Unaudited pro forma supplemental information is based upon accounting estimates and judgments that we believe are reasonable. These pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented or of future results.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
4. Revenue and Contract Liabilities
Revenue
The following table presents the Company’s revenue disaggregated by offering (in thousands):
For the Year Ended December 31, 2021
Service revenue	$14,951
Wellness revenue	5,131
Total revenue	$20,082
Wellness revenue was launched in August 2021 with the acquisition of CPI and does not have a prior year comparison.
Contract liabilities
The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the consolidated balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $1.9 million and $1.8 million as of December 31, 2021 and 2020, respectively. Revenue recognized for the years ended December 31, 2021 and 2020 related to the Company’s contract liabilities as of the beginning of the year was $0.1 million and $0.5 million, respectively.
5. Fair Value Measurements
The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-Term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$1,163	$—	$—	$1,163
Short-Term investments
Money market funds	4,016	—	—	4,016
Commercial paper	—	8,098	—	8,098
Corporate bonds	—	3,426	—	3,426
U.S. government agency securities	—	818	—	818
Total financial assets	$5,179	$12,342	$—	$17,521

Wag Labs, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the unrealized positions for available-for-sale securities, disaggregated by class of instrument (in thousands):
	December 31, 2021
	Amortized cost basis	Gross unrealized gains	Gross unrealized losses	Fair value
Money market funds	$217	$—	$—	$217
Corporate bonds	2,553	1	—	2,554
Total financial assets	$2,770	$1	$—	$2,771
	December 31, 2020
	Amortized cost basis	Gross unrealized gains	Gross unrealized losses	Fair value
Money market funds	$4,016	$—	$—	$4,016
Commercial paper	8,097	1	—	8,098
Corporate bonds	3,426	—	—	3,426
U.S. government agency securities	818	—	—	818
Total financial assets	$16,357	$1	$—	$16,358
6. Goodwill and Intangible Assets
Goodwill
The following table summarizes the changes in the carrying amount of goodwill for the year ended December 31, 2021 (in thousands):
Balance December 31, 2020	$—
CPI Acquisition	1,427
Balance December 31, 2021	$1,427
Intangible Assets
The gross book value and accumulated amortization of intangible assets were as follows (in thousands):
	December 31, 2021
	Gross Book Value	Accumulated Amortization	Net Book Value
Developed technology	$648	$(65)	$553
Strategic customer relationships and licenses	2,170	(125)	2,045
Tradename	276	(16)	260
	$3,094	$(206)	$2,888
Included in intangible assets is $49 thousand of indefinite-lived intangible assets, which are not subject to amortization. The weighted average amortization period remaining as of December 31, 2021 for each class of intangible assets were as follows (in years):
Developed technology	3.6 years
Strategic customer relationships and licenses	7.2 years
Tradename	6.6 years

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Amortization expense related to acquired intangible assets for the year ended December 31, 2021 was $0.2 million. The Company did not recognize any intangible asset impairment losses during the year ended December 31, 2021.
Based on the amounts recorded at December 31, 2021 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):
2022	$498
2023	498
2024	498
2025	431
2026	333
Thereafter	581
Total	$2,839
7. Property and Equipment, Net
Property and equipment, net, consists of the following (in thousands):
	As of December 31,
	2021	2020
Equipment	$136	$130
Leasehold improvements	—	75
Capitalized software	460	460
Total property and equipment	596	665
Less: accumulated depreciation and amortization	506	385
Property and equipment, net	$90	$280
Depreciation and amortization expenses were $388 thousand and $213 thousand in 2021 and 2020, respectively.
8. Leases
Operating Leases
The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.
In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.
In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in July 2022. During the year ended December 31, 2021 and 2020, the Company recognized $0.9 million and $0.6 million, respectively, of sublease income under this agreement.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.
In November 2021, the Company entered into a non-cancellable agreement to lease additional office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.
As of December 31, 2021, the future minimum lease payments required under operating leases were as follows (in thousands):
2022	$932
2023	227
Total minimum lease payments	$1,159
Total rent expense, net of sublease income, was $2.8 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively.
9. Commitments and Contingencies
Legal and other contingencies
From time to time, the Company may be a party to litigation and subject to claims, including non-income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.
Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.
The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.
In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. A merits hearing is currently scheduled for March 2022. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company is subject to an ongoing claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company has challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. The dispute process is still ongoing and no liability has been recorded related to this matter. The Company has recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of December 31, 2021 and 2020. Due to the inherent uncertainties in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters, which could have an adverse effect on the Company’s business. In addition, the Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable. As of December 31, 2021 and 2020, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
In November 2018, the Company reached an agreement with representatives of pet caregivers that had filed class claims in California to settle their allegations of various misclassification and wage and hour claims against the Company. In March 2020, the Court issued an order approving the settlement totaling $1.2 million. The amount was previously accrued in 2018 and paid in 2020.
In October 2018, a former employee initiated claims against the Company alleging various misclassification and wage and hour violations and subsequently filed an action under California’s Private Attorneys General Act alleging the same. In March 2020, the parties filed their settlement agreement of $850 thousand, and the Court approved. The amount was subsequently paid in 2020.
10.
Debt

In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.
In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan was five years with a maturity date of August 2025 and contained a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.
Future minimum payments of the principal on the Company’s outstanding PPP loan as of December 31, 2021 were as follows (in thousands):
Year Ended December 31, 2021	Amounts
2022	$442
2023	446
2024	451
2025	303
Total principal amount	$1,642

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Letters of Credit
The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of December 31, 2021 and 2010, the Company had letters of credit outstanding of $0.8 million included in other assets on the Company’s consolidated balance sheet.
11.
Stockholders’ Equity and Mezzanine Equity

Redeemable Preferred Stock — Mezzanine Equity
The Company had outstanding redeemable preferred stock as follows (in thousands, except share amounts):
	December 31, 2021
Series	Shares Designated	Shares Issued and Outstanding	Carrying Amount	Liquidation Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417
	December 31, 2020
Series	Shares Designated	Shares Issued and Outstanding	Carrying Amount	Liquidation Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417
Series D repurchase
In December 2019, the Company agreed to repurchase all Series D preferred stock from the Series D investor at a total purchase price of $75 million. Series D had originated in February 2018, whereby the Company authorized and sold 31,715,826 shares of the Company’s Series D preferred stock for $260 million. The difference between the repurchase price of the Series D preferred shares and its carrying amount was recorded as a credit to accumulated deficit in the statement of mezzanine equity and stockholders’ deficit. The repurchased shares were retired in connection with the repurchase.
Preferred Stock Provisions
Dividends — The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, and $0.4376 per annum for each share of Series C Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Voting Rights — Each holder of Series Seed, Series A, Series B, and Series C Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of December 31, 2021 and 2020, the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. In August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.
Liquidation Preference — Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B and Series C Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share and $5.4703 per Series C preferred share.
Conversion Rights — The convertible preferred shares of Series Seed, Series A, Series B and Series C are convertible at the option of the holder at any time. Additionally, the instruments automatically convert into shares of common stock upon the affirmative election of the holders of a majority of the then-outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.
The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the consolidated balance sheet for the respective periods.
Common Stock
As of December 31, 2021, and 2020, the Company had authorized 43,763,126 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of December 31, 2021, and 2020, 6,297,398 and 5,629,095 shares of the Company’s common stock were issued and outstanding, respectively.
Common Stock Reserved for Future Issuance
At December 31, 2021 and 2020, the Company had reserved common stock for future issuances, as follows:
	December 31, 2021	December 31, 2020
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
Common stock option plan:
Options outstanding	7,580,496	7,383,320
Options available for future grants	91,933	492,324
Common warrants	91,310	91,310
Total	32,309,125	32,512,340

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Stock Option Plan
Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years and expire in ten years.
A summary of the Company’s option activity under the 2014 Plan is as follows:
Stock Options	Number of Options	Weighted-average exercise price	Weighted- average grant date fair value
Outstanding, December 31, 2019	3,930,520	$2.89	$1.41
Granted	6,662,863	0.09	0.06
Exercised	(21,917)	0.29	0.16
Cancelled/forfeited	(3,188,146)	2.80	1.40
Outstanding, December 31, 2020	7,383,320	0.41	0.20
Granted	628,302	0.20	0.03
Exercised	(29,061)	0.09	0.04
Cancelled/forfeited	(402,065)	0.54	0.27
Outstanding, December 31, 2021	7,580,496	$0.39	$0.13
The following table summarizes information about currently outstanding and vested stock options as of December 31, 2021 and 2020:
Exercise Price	Outstanding, December 31, 2021	Weighted-Average Remaining Contractual Life (Years)	Vested and Exercisable, December 31, 2021
0.09	6,199,710	$8.21	4,294,192
0.16	321,061	9.16	201,631
0.26	254,100	9.97	—
0.86	6,025	5.20	6,025
2.17	24,282	5.65	24,282
2.78	544,009	7.35	490,346
2.96	231,309	6.78	231,309
	7,580,496	8.20	5,247,785
Exercise Price	Outstanding, December 31, 2020	Weighted-Average Remaining Contractual Life (Years)	Vested and Exercisable, December 31, 2020
0.09	6,512,000	$9.19	2,908,482
0.86	6,025	6.2	6,025
2.17	24,282	6.65	24,282
2.78	607,143	8.26	441,002
2.96	233,870	7.72	233,870
	7,383,320	9.06	3,613,661
As of December 31, 2021 and 2020, the aggregate intrinsic value of options outstanding and exercisable was $1.2 million and $204 thousand, respectively. The aggregate intrinsic value of options is determined as

Wag Labs, Inc.
Notes to Consolidated Financial Statements
the difference between the exercise price of the options and the estimated fair value of the common stock. The intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was zero for each period.
The weighted-average grant date fair value of options granted during the years ended December 31, 2021 and 2020 was $0.03 and $0.06 per option, respectively.
The estimated grant date fair values of employee stock-based options were calculated using the Black-Scholes valuation model, based on the following assumptions. Since the Company does not a history of paying dividends, the expected dividend yield is 0%.
	December 31, 2021	December 31, 2020
Expected term	5.20 – 9. 97 years	5.58 – 10.0 years
Volatility (%)	57.93% – 59.49%	54.25% – 57. 73%
Risk-free interest rate (%)	0.71% – 1 55%	0.32% – 0. 95%
For the years ended December 31, 2021 and 2020, total stock-based compensation expense was $0.2 million and $0.3 million, respectively. As of December 31, 2021, the aggregate stock compensation expense remaining to be amortized was $0.2 million. The Company expects this compensation balance to be recognized over a weighted average of 1.87 years. The Company expects to continue to issue unit-based awards to its employees in future periods.
The following table summarizes the total stock-based compensation expense by function for the year ended December 31, 2021 and 2020 (in thousands).
	2021	2020
Operations and support	$36	$32
Sales and marketing	11	9
General and administrative	175	244
	$222	$285
Restricted Stock
The Company accounts for restricted stock issued to employees and directors at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date.
A summary of restricted stock activity for the year ended December 31, 2021 is as follows:
	Restricted Stock (Unvested)
	Number of Shares	Weighted Average Grant Date Fair Value ($ per share)
Unvested at December 31, 2020	—	—
Grants	174,154	$0.21
Vested	—	—
Forfeited	—	—
Unvested at December 31, 2021	174,154	$0.21
For the years ended December 31, 2021 and 2020, there was $14 thousand and zero unrecognized expense related to unvested restricted stock, respectively. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
Common stock warrants
Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.
A summary of common stock warrants outstanding as of December 31, 2021 and 2020 is as follows:
	Number of Shares	Weighted Average Exercise Price ($ per share)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	91,310	$1.54	—
Outstanding at December 31, 2020	91,310	$1.54	—
12. Income Taxes
The Company’s provision for income taxes for the years ended December 31, 2021 and 2020 was a benefit of $793 thousand, and an expense of $13 thousand, respectively. The provision for income taxes consisted of $0.6 million in deferred U.S. federal income tax and $0.2 million in deferred state income tax for the year ended December 31, 2021.
The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate was as follows:
	Year Ended December 31,
	2021	2020
Statutory rate	21.0%	21.0%
State tax	2.2%	5.2%
Valuation allowance	(21.9)%	(26)%
Other	(0.1)%	(0.3)%
PPP Loan Forgiveness	10.0%	0.0%
Total	11.2%	(0.1)%

Wag Labs, Inc.
Notes to Consolidated Financial Statements
The significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):
	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss	$52,373	$49,499
Stock based compensation	25	25
Charitable contributions	214	196
Accrued expenses	453	288
Other	489	1,316
Total deferred tax assets	$53,554	$51,324
Deferred tax liabilities:
Fixed assets	$(20)	$(64)
Intangibles from acquisition	(731)	—
Other current assets	—	(22)
Total deferred tax liabilities	$(751)	$(86)
Valuation allowance	52,803	51,238
Net deferred tax taxes	$—	$—
The valuation allowance increased by $1.6 million for the year ended December 31, 2021, compared to the increase of $4.9 million for the year ended December 31, 2020. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a valuation allowance has been recorded. These factors include the Company’s history of net losses since its inception. No uncertain tax positions have been identified.
As of December 31, 2021, the Company had U.S. federal and state net operating loss carryforwards of approximately $200 million and $171 million, respectively. The federal net operating loss carryforwards generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal net operating loss carryforwards generated in post December 31, 2017 or later do not expire due to the provisions inthe Tax Cuts and Jobs Act, but may only offset 80% of taxable income in periods of future utilization. The state net operating loss carryovers will begin to expire in 2038 and will continue to expire through 2041.
The Company has experienced ownership changes within the meaning of Sec. 382 of the Internal Revenue Code (“IRC”) at various dates from 2015 through 2019. Based on the Sec. 382 study, the Company has determined that $35.3 million federal and $37.6 million California net operating losses are subject to Sec. 382 limitations, respectively. The ability to utilize net operating losses, tax credits and other tax attributes may be limited.
The Company files returns with the U.S. federal government, and various state jurisdictions. The Company’s returns have been, and could in the future, subject to examination which may, or may not, have an impact to the consolidated financial statements.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The Company completed its evaluation of the impact of the CARES Act and did not expect the provisions of the legislation to have a significant impact on the effective tax rate, deferred tax assets and liabilities, or income tax payable of the Company.

Wag Labs, Inc.
Notes to Consolidated Financial Statements
13. Loss per share
The following table shows the computation of basic and diluted loss per share for 2021 and 2020 (in thousands, except share data):
	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(6,311)	$(18,839)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders	5,908,062	5,623,515
Net loss per share attributable to common stockholders, basic and diluted	$(1.07)	$(3.35)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:
	2021	2020
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Options and RSUs issued and outstanding	7,754,650	7,383,320
Warrants issued and outstanding	91,310	91,310
Total	32,391,346	32,020,016

14.
401(k) Plan

In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company made no contributions to eligible employees’ plans in 2021 and 2020.
15.
Restructuring

In 2019, the Company announced a restructuring plan to reduce operating expenses and improve the Company’s cash flows. As a result of the restructuring plan, which was substantially completed in the beginning of 2020, the Company recognized severance and other employee costs of zero and $0.3 million during the years ended December 31, 2021 and 2020, respectively. Additionally, as a result of the closure of the Los Angeles offices, the Company recognized lease cease-use charges of zero and $3.2 million during the year ended December 31, 2021 and 2020, respectively.
In May 2021, the Company entered into an agreement with its landlord to terminate and exit the Company’s Los Angeles office leases for a one-time termination fee of $2.8 million.

The following table sets forth a reconciliation of the beginning and ending restructuring liability balances by each major type of cost associated with the restructuring charges (in thousands):
	Severance and other employee costs	Lease cease-use costs	Total
Liability at December 31, 2020	$—	$2,873	$2,873
Charges	—	—	—
Cash Payments	—	(2,846)	(2,846)
Liability at December 31, 2021	$—	$27	$27
The following table summarizes the above restructuring related charges by line item within the Company’s statements of operations where they were recorded in the year ended December 31, 2020 (in thousands):
Year Ended December 31, 2020	Severance and other employee costs	Lease cease-use costs	Total
Operations and support	$134	$—	$134
Sales and marketing	14	—	14
General and administrative	137	3,225	3,362
	$285	$3,225	$3,510

16.
Subsequent Events

In connection with the issuance of the consolidated financial statements for the year ended December 31, 2021, the Company has evaluated subsequent events through March 10, 2022, the date the consolidated financial statements were issued.
On January 28, 2022, in connection with the Business Combination Agreement, the Company entered into Series P Subscription Agreements, pursuant to which the Company sold an aggregate of 1,100,000 Series P Shares to certain investors in a private placement at a price of $10.00 per share for total proceeds of $11 million.
On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”).

Wag Labs, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share amounts and per share data)
	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,327	$2,628
Short-term investments available for sale	9,299	2,771
Accounts receivable, net	3,499	2,638
Prepaid expenses and other current assets	2,926	3,043
Deferred offering costs	2,081	930
Total current assets	$21,132	$12,010
Property and equipment, net	67	90
Operating lease, right of use assets, net	421	—
Intangible assets, net	2,764	2,888
Goodwill	1,427	1,427
Other assets	47	47
Total assets	$25,858	$16,462
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$4,018	$2,299
Accrued expenses and other current liabilities	3,313	4,601
Deferred revenue	2,023	1,888
Deferred purchase consideration – current portion	750	750
Current maturities of operating lease liabilities	328	—
Loan – current portion	443	442
Total current liabilities	10,875	9,980
Operating lease liabilities – non-current portion	140
Loan – non-current portion	1,089	1,200
Deferred purchase consideration – non-current portion	973	1,130
Total liabilities	$13,077	$12,310
Commitments and contingencies (Note 8)
Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Series P redeemable preferred stock, $0.0001 par value, 4,750,000 shares authorized, and 1,100,000 issued and outstanding	10,925	—
Total mezzanine equity	$121,190	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 77,808,512 and 43,763,126 shares authorized, 6,297,398 and 6,297,398 outstanding at March 31, 2022 and December 31, 2021, respectively	$1	$1
Additional paid-in capital	3,790	3,736
Accumulated deficit	(112,200)	(109,850)
Accumulated other comprehensive loss	—	—
Total stockholders’ deficit	(108,409)	(106,113)
Total liabilities, mezzanine equity and stockholders’ deficit	$25,858	$16,462
See accompanying notes to unaudited condensed financial statements.

Wag Labs, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands except for share amounts and per share data)
	Three Months Ended March 31,
	2022	2021
Revenues	$9,666	$2,589
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	806	523
Platform operations and support	2,577	2,446
Sales and marketing	6,082	605
General and administrative	2,367	1,663
Depreciation and amortization	152	55
Total costs and expenses	11,984	5,292
Interest expense, net	(32)	(5)
Loss before income taxes	(2,350)	(2,708)
Income tax expense	—	—
Net loss	$(2,350)	$(2,708)
Net loss per share
Basic and diluted	$(0.37)	$(0.48)
Weighted-average shares used to compute net loss per share
Basic and diluted	6,297,398	5,634,632
See accompanying notes to unaudited condensed financial statements.

Wag Labs, Inc.
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit
(Unaudited)
(in thousands, except share data)
	Redeemable Preferred Stock — Mezzanine Equity		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1	$3,736	$(109,850)	$—	$(106,113)
Shares issued upon exercise of stock options	—	—	—	—	—	—	—	—
Preferred Series P issuance, net of issuance costs	1,100,000	10,925	—	—	—	—*	—	—
Stock-based compensation	—	—	—	—	54	—	—	54
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(2,350)	—	(2,350)
Balance at March 31, 2022	25,645,386	$121,190	6,297,398	$1	$3,790	$(112,200)	$—	$(108,409)
	Redeemable Preferred Stock — Mezzanine Equity		Common Stock, net of Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1	$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	—	—	—	—	1	—	—	1
Stock-based compensation	—	—	—	—	61	—	—	61
Other comprehensive loss	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(2,708)	—	(2,708)
Balance at March 31, 2021	24,545,386	$110,265	5,629,095	$1	$3,407	$(106,247)	$1	$(102,838)

*
not meaningful

See accompanying notes to unaudited condensed financial statements.

Wag Labs, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(2,350)	$(2,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest	30	—
Stock-based compensation	54	61
Depreciation and amortization	152	55
Changes in operating assets and liabilities:
Accounts receivable	(861)	(35)
Prepaid expenses and other current assets	117	317
Other assets	—	55
Accounts payable	1,719	920
Operating lease liabilities	47	—
Accrued expenses and other current liabilities	(1,288)	(686)
Deferred revenue	135	13
Other non-current liabilities	—	(246)
Net cash used in operating activities	(2,245)	(2,254)
Cash flows from investing activities
Purchases of short term investments	(10,079)	(11,810)
Proceeds from sale of short term investments	3,551	12,940
Payment of deferred purchase consideration	(187)	—
Purchase of property and equipment	(5)	—
Net cash provided by investing activities	(6,720)	1,130
Cash flows from financing activities
Payments on PPP loan	(110)	—
Proceeds from the issuance of preferred stock, net	10,925	—
Deferred offering costs	(1,151)	—
Net cash provided by financing activities	9,664
Net increase (decrease) in cash, cash equivalents and restricted cash	699	(1,124)
Cash, cash equivalents and restricted cash at beginning of period	2,628	3,049
Cash, cash equivalents and restricted cash at end of period	$3,327	$1,925
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	4	—
Cash paid during the year for income taxes	—	—
See accompanying notes to unaudited condensed financial statements.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
1.   Description of business
Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end-user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.
On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”).
2.   Summary of Significant Accounting Policies
Basis of Presentation
We have prepared the accompanying unaudited condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2021 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2021 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of March 31, 2022 and its results of operations, changes in mezzanine equity and stockholders’ deficit and cash flows for the three months ended March 31, 2022 and 2021. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other future annual or interim period.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.
Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock-based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.
Business Combinations
The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.
Certain Significant Risks and Uncertainties
The Company has experienced negative cash flows since inception and had an accumulated deficit of $112.2 million and $109.9 million as of March 31, 2022 and December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.
The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will continue to be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2021 decreased compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the condensed consolidated balance sheet as of March 31, 2022 and December 31, 2021, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements.
Investments
Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in the three months ended March 31, 2022 and 2021.
Accounts Receivable
Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in the process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third parties in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:
Estimated useful life
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years
Maintenance and repair costs are charged to expense as incurred.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Intangible Assets, Net
Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight-line basis over their estimated useful lives.
Impairment of Intangible Assets
The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite-lived intangible and long-lived assets was recorded for the three months ended March 31, 2022 and 2021.
Software Development Costs
The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the balance sheets, and amortization expense is included in depreciation and amortization in the statements of operations.
Stock-Based Compensation
The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.
For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.
The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for the three months ended March 31, 2022 and 2021 has been reduced for actual forfeitures.
Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.
The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during the three months ended March 31, 2022 and 2021.
Fair Value
The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.
Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.
The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, and accrued liabilities approximate their respective fair value due to their short period of maturities.
Concentration of Credit Risk
Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commission fees paid by third party service partners in the

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third party service partner. For some of the Company’s arrangements with third party service partners, the transaction price is considered variable, and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.
The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the PCGs ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third party service partners which define the action by a pet parent that results in the Company earning and receiving a commission fee from the third-party service partner.
Wag!’s service obligations are performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the condensed consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed, and revenue is recognized when an end-user completes an action or conversion activity.
Principal vs. Agent Considerations
Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.
The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents.
Gift Cards
The Company sells gift cards that can be redeemed by pet parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on our platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.
Incentives
The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Targeted pet parent discounts and promotions:   These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.
Market-wide promotions:   These promotions are pricing actions in the form of discounts that reduce the price pet parents pay PCGs for services. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.
Cost of Revenues (exclusive of depreciation and amortization)
Cost of revenue consists of costs directly related to revenue generating transactions, which primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.
Platform Operations and Support
Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.
Sales and Marketing
Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $4.3 million and $0.2 million during the three months ended March 31, 2022 and 2021, respectively.
General and Administrative
General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.
Depreciation and Amortization
Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.
Earnings Per Share
The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the three months ended March 31, 2022 and 2021 were not allocated to these participating securities.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.
Recent Accounting Pronouncements Adopted
The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards, the Company elected to early adopt, when permissible, otherwise the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.
On January 1, 2022, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs. The Company also elected the practical expedient to combine non-lease components and lease components for real estate leases. Upon adoption, the Company recorded $0.5 million of right-of-use assets and $0.5 million of lease liabilities on its condensed consolidated balance sheet.
On January 1, 2022, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The adoption of ASU 2019-12 did not have a material effect on the consolidated financial statements.
3.   Business Combinations
On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of March 31, 2022 and December 31, 2021, the amounts included in accrued expenses and other current liabilities, as well as other non-current liabilities on the condensed consolidated balance sheet was $1.7 million and $1.9 million, respectively. No working capital was acquired from CPI.
The purchase consideration allocation was as follows (in thousands):
As of August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	$3,680

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):
	Fair Value	Estimated Useful Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5-10
Tradename	276	7
Total intangible assets	$3,045
Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce and anticipated operational synergies. The resulting goodwill is not deductible for tax purposes.
4.   Revenue
The following table presents the Company’s revenue disaggregated by offering (in thousands):
As of March 31, 2022
Service revenue	$4,432
Wellness revenue	5,234
Total revenue	$9,666
Wellness revenue was launched in August 2021 and does not have a prior year comparison.
5.   Contract Liabilities
The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $2.0 million and $1.9 million as of the three months ended March 31, 2022 and the year ended December 31, 2021. Revenue recognized for the three months ended March 31, 2022 and 2021 related to the Company’s contract liabilities as of the beginning of the year was $0.1 million and $0.1, respectively.
6.   Fair Value Measurements
The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):
	March 31, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$462	$—	$—	$462
Short-term investments
Money market funds	9,299	—	—	9,299
Total financial assets	$9,761	$—	$—	$9,761

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391
Unrealized gains and losses for the three months ended March 31, 2022 and 2021 are immaterial.
7.   Leases
Operating Leases
The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.
In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.
In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in July 2022. During the three months ended March 31, 2022 and 2021, the Company recognized $0.2 million and $0.2 million, respectively, of sublease income under this agreement.
In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.
In November 2021, the Company entered into a non-cancellable agreement to lease office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.
Non-cash activities involving ROU assets, including the impact of adopting the new lease standard on January 1, 2022 were $0.5 million in assets and $0.5 million in liabilities. The Company made $0.1 million of cash payments, net of sublease income, for the Company’s operating leases in the three months ended March 31, 2022. Rent expense for operating leases, as previously reported under former lease accounting standards, net of sublease income, was $0.8 million for the three months ended March 31, 2021.
As of March 31, 2022, the future minimum lease payments required under operating leases were as follows (in thousands):
2022 (remaining nine months)	$600
2023	227
Total minimum lease payments	$827

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
The discount rate related to the Company’s lease liabilities as of March 31, 2022 was 12%. The discount rates are generally based on estimates of the Company’s incremental borrowing rate, as the discount rates implicit in the Company’s leases cannot be readily determined.
8.   Commitments and Contingencies
Legal and other contingencies
From time to time, the Company may be a party to litigation and subject to claims, including non- income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.
Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.
The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.
In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.
The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company was subject to a claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. As of March 31, 2022, the dispute process was ongoing and no liability was recorded related to this matter. The Company has recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of March 31, 2022 and December 31, 2021. On May 13, 2022, the Company settled this claim without liability and will receive a full refund of the previously paid deposit of $1.2 million from the state taxing authority.
The Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
As of March 31, 2022 and December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
Letters of Credit
The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of March 31, 2022 and December 31, 2021, the Company had letters of credit outstanding of $0.8 million and $0.8 million, respectively.
9.   Debt
In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.
In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.
Future minimum payments of the principal on the Company’s outstanding PPP loan as of March 31, 2022 were as follows (in thousands):
Amounts
2022 (remaining nine months)	$332
2023	446
2024	451
2025	303
Total principal amount	$1,532
10.   Stockholders’ Equity and Mezzanine Equity
Redeemable Preferred Stock — Mezzanine Equity
On January 28, 2022, The Company issued 1.1 million convertible preferred shares (“Series P”) in exchange for $11 million of cash. Series P was issued on substantially similar terms to the Company’s other convertible preferred share issuances, except for the Series P convertible share agreement contains an adjustment provision that provides for additional shares to be issued based on a formula if the proposed Merger is not completed, as defined the Company’s Amended and Restated Certificate of Incorporation.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
. The Company had outstanding redeemable preferred stock as follows (in thousands, except per share amounts):
	March 31, 2022
Series	Shares Designated	Shares Issued and Outstanding	Carrying Amount	Liquidation Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
P	4,750,000	1,100,000	10,925	11,000
Total	29,295,386	25,645,386	$121,190	$78,417
	December 31, 2021
Series	Shares Designated	Shares Issued and Outstanding	Carrying Amount	Liquidation Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417
Preferred Stock Provisions
Dividends — The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, $0.4376 per annum for each share of Series C Preferred, and $0.80 per annum for each share of Series P Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.
Voting Rights — Each holder of Series Seed, Series A, Series B, Series C, and Series P Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of March 31, 2022 and December, 31, 2021 the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. As of August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.
Liquidation Preference — Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B and Series C Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share, $5.4703 per Series C preferred share, and $10.00 per Series P preferred share.
Conversion Rights — The convertible preferred shares of Series Seed, Series A, Series B, Series C, and Series P are convertible at the option of the holder at any time. Additionally, the instruments automatically

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
convert into shares of common stock upon the affirmative election of the holders of a majority of the then-outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.
The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the balance sheet for the respective periods.
Accumulated Other Comprehensive Income (Loss)
There were not changes to accumulated other comprehensive income (loss) for the three months ended March 31, 2022 and 2021.
Common Stock
As of both March 31, 2022 and December 31, 2021, the Company had authorized 77,808,512 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of March 31, 2022 and December 31, 2021, 6,297,398 and 6,297,398 shares of the Company’s common stock were issued and outstanding, respectively.
Common Stock Reserved for Future Issuance
At March 31, 2022 and December 31, 2021, the Company had reserved common stock for future issuances, as follows:
	March 31, 2022	December 31, 2021
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
P	4,750,000	—
Common stock option plan:
Options outstanding	7,573,368	7,580,496
Options available for future grants	91,933	91,933
Common warrants	91,310	91,310
Total	37,051,997	32,309,125
Stock Option Plan
Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years, and expire in ten years.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
A summary of the Company’s option activity under the 2014 Plan is as follows:
Stock Options	Number of Options	Weighted-average exercise price	Weighted-average grant date fair value
Outstanding, December 31, 2021	7,580,496	0.39	0.13
Granted	—	—	—
Exercised	—	—	—
Cancelled/forfeited	(7,128)	1.45	0.73
Outstanding, March 31, 2022	7,573,368	0.39	0.13
The following table summarizes the total stock-based compensation expense by function for the three months ended March 31, 2022 and 2021 (in thousands).
	For the three months ended March 31,
	2022	2021
Operations and support	$9	$9
Sales and marketing	3	4
General and administrative	42	48
	$54	$61
Restricted Stock
The Company accounts for restricted stock issued to employees at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date. Almost all restricted stock was issued to founders or employees of the Company.
A summary of restricted stock activity for the three months ended March 31, 2022 is as follows:
	Restricted Stock (Unvested)
	Number of Shares	Weighted Average Grant Date Fair Value ($ per share)
Unvested at December 31, 2021	174,154	$0.21
Grants	—	—
Vested	—	—
Forfeited	—	—
Unvested at March 31, 2022	174,154	$0.21
As of the three months ended March 31, 2022 there was $14 thousand of unrecognized expense related to unvested restricted stock. There was no outstanding restricted stock at 3/31/2021. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.
Common Stock Warrants
Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
A summary of common stock warrants outstanding as of March 31, 2022 and December 31, 2021 is as follows:
	Number of Shares	Weighted Average Exercise Price ($ per share)	Aggregate Intrinsic Value
Outstanding at March 31, 2022	91,310	$1.54	—
Outstanding at December 31, 2021	91,310	$1.54	—
11.   Income Taxes
The Company recorded no provision or benefit for income taxes for the three months ended March 31, 2022 and 2021. At the end of each interim period, the Company estimates its annual effective tax rate and applies that rate to the interim earnings. The tax impact of certain unusual or infrequently occurring items, including changes in judgment about valuation allowances and the effects of changes in tax laws or rates, are recorded in the interim period in which they occur. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes. As of March 31, 2021 and 2022, and consistent with all prior periods, the Company continues to maintain a full valuation allowance against all of it deferred tax assets in light of its history of cumulative net losses.
12.   Earnings (loss) per share
The following table shows the computation of basic and diluted earnings per share for March 31, 2022 and March 31, 2021 (in thousands, except share data):
	Three months ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(2,350)	$(2,708)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders	6,297,398	5,634,632
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.48)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:
	Three months ended March 31,
	2022	2021
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Series P convertible preferred shares	1,100,000	—
Options and RSUs issued and outstanding	7,846,583	7,866,061
Warrants issued and outstanding	91,310	91,310
Total	33,583,279	32,502,757

Wag Labs, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
13.   401(k) Plan
In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company did not make contributions to this plan in the first three months of 2022 or 2021.
14.   Restructuring
In 2019, the Company announced a restructuring plan to reduce operating expenses and improve the Company’s cash flows, which was completed in the beginning of 2020. The restructuring liability of $15,000 at March 31, 2022 is included as a component of accrued expenses and other current liabilities in the accompanying unaudited condensed consolidated balance sheets.
15.   Subsequent Events
In connection with the issuance of the financial statements for the three months ended March 31, 2022, the Company has evaluated subsequent events through June 22, 2022, the date the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the unaudited condensed consolidated financial statements.

Annex B
FORM OF CERTIFICATE OF INCORPORATION
OF
WAG! GROUP CO.
Wag! Group Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), hereby certifies that:
I.
The name of the corporation is Wag! Group Co. (the “Corporation”).
II.
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
IV.
A.   The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 111,000,000. Of such shares, 110,000,000 shares shall be Common Stock, each having a par value of $0.0001 per share, and 1,000,000 shares shall be Preferred Stock, each having a par value of $0.0001 per share.
B.   The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not by more than the number of remaining authorized but undesignated shares of Preferred Stock. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof irrespective of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Management of the Business.
The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.   Board of Directors.
Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes, with such assignment becoming effective as of the effectiveness of this Certificate of Incorporation. At the first annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.   Removal of Directors.
1.   Subject to the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, following the initial effectiveness of this Certificate of Incorporation, neither the entire Board of Directors nor any individual director may be removed from office without cause.
2.   Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote on the election of such directors.
D.   Vacancies.
Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of

Directors or by the sole remaining director, and not by the stockholders. Any director elected in accordance with this paragraph shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.
E.   Bylaw Amendments.
The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation or any provision or provisions thereof. Any adoption, amendment or repeal of the Bylaws of the Corporation or any provision or provisions thereof by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
F.   Stockholder Actions.
1.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
2.   Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.
3.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
VI.
A.   The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
B.   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors.
C.   Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
VIII.
A.   Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.
B.   The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.
C.   Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII.
* * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer on                  , 2022.
Wag! Group Co.
By:
Name:
Title:

Annex C
FORM OF BYLAWS
OF
WAG! GROUP CO.
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the Certificate of Incorporation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.
Section 5.   Annual Meetings.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws (“Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the Expiring Class at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.
(e)   A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii). Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii)   “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(iii)   “close of business” means 5:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;
(iv)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;
(B)   that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;
(C)   the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or
(D)   that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(v)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.
(b)   The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than as specified in the notice of meeting.
(c)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e)) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).
Section 7.   Notice of Meetings.   Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail or with the consent of the stockholder entitled to receive notice, by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address. If sent via electronic mail, notice is given when directed to such stockholder’s electronic mail address in accordance with applicable law unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum and Vote Required.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.
Section 13.   Action without Meeting.
Subject to the rights of holders of any series of preferred stock then outstanding, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.
Section 14.   Remote Communication.
(a)   For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
(b)   Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the corporation’s capital stock under the Certificate of Incorporation, these Bylaws or the DGCL, to the fullest extent permitted by law, the corporation expressly opts out of Section 116 of the DGCL.
Section 15.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 16.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. The corporation may designate one or more board observers to attend all meetings of the Board of Directors, the Executive Committee or any other committee of the Board of Directors in a nonvoting observer capacity. Any such board observer (i) shall receive notice of, and may attend, all such meetings as if such board observer were a member of the Board of Directors, the Executive Committee or any other committee of the Board of Directors, as applicable, and (ii) shall receive copies of any information or other materials to be discussed at such meetings that the corporation provides to its directors at the same time and in the same manner as provided to such directors, each subject to any restrictions or limitations thereon that the Chief Executive Officer or the President reasonably determines to be necessary or advisable to preserve attorney-client privilege, avoid actual or potential conflicts of interest, and protect confidential and/or proprietary information.
Section 17.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 18.   Terms of Directors.   The terms of directors shall be as set forth in the Certificate of Incorporation.
Section 19.   Vacancies.   Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.
Section 20.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
Section 21.   Removal.   Directors shall be removed as set forth in the Certificate of Incorporation.
Section 22.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.
(e)   Waiver of Notice.   Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 23.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.
Section 24.   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
(a)   Fees and Compensation.   Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Duties of Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 27.   Lead Independent Director.   The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.
Section 28.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 29.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.
Section 30.   Tenure and Duties of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of

Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.
(g)   Duties of Treasurer and Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 31.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 32.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 33.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 34.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.
Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 35.   Voting of Securities Owned by the Corporation.   All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 36.   Form and Execution of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 37.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 38.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
Section 39.   Lock-up.
(a)   Subject to Section 39(b), the holders (the “Lock-up Holders”) of common stock of the corporation (“Common Stock”) issued (i) as consideration to former holders of capital stock of Wag Labs, Inc., a Delaware corporation (“Wag”), in connection with the Business Combination (as defined below) (such shares referred to in clause (i) of this Section 39(a), the “Consideration Shares”) pursuant to the Business Combination Agreement (as defined below) or (ii) upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination or otherwise issued or issuable in connection with the Business Combination in respect of equity awards of Wag outstanding immediately prior to the closing of the

Business Combination (such shares referred to in clause (ii) of this Section 39(a), the “Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period. For purposes of this Section 39, “Lock-up Holders” shall not include any holders of the Consideration Shares or Equity Award Shares that have entered into a separate lock-up agreement with the corporation in connection with the Business Combination.
(b)   Notwithstanding the provisions set forth in Section 39(a), the Lock-up Period and restrictions set forth in Section 39(a) shall not apply to (i) in the case of an entity, a Transfer (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned; (ii) in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a holder or a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, Transfers by operation of law or pursuant to a qualified domestic relations order; (v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (vi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (viii) Transfers relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the closing of the Business Combination, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period; (ix) the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the corporation in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 39 during the Lock-up Period; (x) Transfers to the corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination that provides for the repurchase by the corporation or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Lock-up Holders service to the corporation; (xi) the entry, by the Lock-up Holder, at any time after the effective time of the Business Combination, of any trading plan providing for the sale of shares of Common Stock by the Lock-up Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-up Period, no Transfers under such trading plan are effected prior to the expiration of the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period; (xii) Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Lock-up Holders having the right to exchange their shares of Common Stock for cash, securities or other property; and (xiii) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Holders (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees may not Transfer any Lock-up Shares until the end of the Lock-up Period and shall be bound by these Transfer restrictions (it being understood that any references to “immediate family” in this Section 39 shall expressly refer only to the immediate family of the Lock-up Holder and not to the immediate family of such transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
(c)   For the avoidance of doubt, each Lock-up Holder shall retain all of its rights as a stockholder of the corporation with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares that are entitled to vote.
(d)   For purposes of this Section 39:
(i)   “Business Combination” means the merger of Merger Sub with and into Wag;
(ii)   “Business Combination Agreement” means that certain Business Combination Agreement, dated February 2, 2022, by and among Wag, CHW Acquisition Corporation, which prior to its domestication and re-domiciliation, was a Cayman Islands exempted company (the “SPAC”) and which is now the corporation, and CHW Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”), as amended from time to time;
(iii)   “Lock-up Period” means the period beginning on the closing date of the Business Combination and ending on the earlier of: (A) 180 days after the closing date of the Business Combination and (B) the date on which the corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that results in all of the corporation’s stockholders having the right to exchange their shares of cash, securities or other property.
(iv)   “Lock-up Shares” means the Consideration Shares and Equity Award Shares; and
(v)   “Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
(e)   Any certificate representing the Lock-up Shares shall reflect a legend reflecting these transfer restrictions.
Section 40.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 40(a).
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 41.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 42.   Additional Powers of the Board.   In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 43.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 44.   Declaration of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 46.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 47.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 47.
(b)   Other Officers, Employees and Other Agents.   The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the

DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 47 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 47, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 47 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 47 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Section 47 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 47.
(h)   Amendments.   Any repeal or modification of this Section 47 shall only be prospective and shall not affect the rights under this Section 47 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent not prohibited under the applicable law of such jurisdiction.
(j)   Certain Definitions and Construction of Terms.   For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:
(i)   References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 47.
(ii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 46 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iii)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(iv)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.
(v)   The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

ARTICLE XII
NOTICES
Section 48.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 49.   Amendments.   Subject to the limitations set forth in Section 47(h) and the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws of the corporation. Any adoption, amendment or repeal of these Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal these Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

PART II:   INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. CHW’s Existing Organizational Documents provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. CHW has also entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. CHW has also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures CHW against its obligations to indemnify its officers and directors.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, CHW has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.
New Wag! will be governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had No reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.
The Registrant’s Proposed Charter and Proposed Bylaws provide that New Wag! will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of New Wag! or any predecessor of New Wag!, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of New Wag! or any predecessor of New Wag!.

The Registrant’s Proposed Bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.
The Registrant’s Proposed Charter eliminates the liability of a director of New Wag! to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
The Registrant’s directors and executive officers are covered by insurance maintained by New Wag! against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, CHW has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by CHW to the fullest extent permitted by law, subject to certain limited exceptions.
Item 21. Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1†**	Business Combination Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties hereto (incorporated by reference to Exhibit 2.1 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1**	Amended and Restated Memorandum and Articles of Association of CHW Acquisition Corporation (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).
3.2*	Form of Certificate of Incorporation of Wag! Group Co. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3*	Form of Bylaws of Wag! Group Co. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1**	Warrant Agreement, dated as of August 30, 2021, by and between CHW and VStock Transfer LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to CHW’s Current Report on Form 8-K filed on September 2, 2021).
5.1**	Opinion of McDermott Will & Emery LLP as to the validity of the shares of common stock and warrants.
8.1**	Opinion of McDermott Will & Emery LLP regarding certain U.S. federal income tax matters.
10.1**	Lock-Up Agreement by and among CHW Acquisition Corporation and each of the other parties signatories thereto (incorporated by reference to Exhibit 10.1 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).
10.2**	Form of Amended and Restated Registration Rights Agreement to be entered into by and among Wag! Group Co. and the other parties signatories thereto (incorporated by reference to Exhibit 10.2 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

Exhibit No.	Description
10.3**	CHW Founders Stock Letter, dated as of February 2, 2022, by and among the Sponsor, Jonah Raskas, Mark Grundman and CHW (incorporated by reference to Exhibit 10.6 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).
10.4**	PIPE and Backstop Subscription Agreement, dated as of February 2, 2022, by and between CHW and the other parties signatories thereto (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.5**	Stockholder Support Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties signatories thereto (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).
10.6**	Commitment Letter, dated February 2, 2022, between Blue Torch Capital LP and CHW (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex L).
10.7**	Form of Wag! Group Co. 2022 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.8**	Form of Wag! Group Co. 2022 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
23.1*	Consent of Marcum LLP, independent registered public accounting firm of CHW Acquisition Corporation.
23.2*	Consent of BDO USA, LLP, independent registered public accounting firm of Wag Labs, Inc.
23.3**	Consent of McDermott Will & Emery LLP (included as part of Exhibit 5.1).
23.4**	Consent of McDermott Will & Emery LLP (included as part of Exhibit 8.1).
24.1**	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1	Form of Preliminary Proxy Card.
99.2**	Consent of Roger Lee to be named as a Director.
99.3**	Consent of Niko Bonatsos to be named as a Director.
99.4**	Consent of Melinda Chelliah to be named as a Director.
99.5**	Consent of Jocelyn Mangan to be named as a Director.
99.6**	Consent of Brian Yee to be named as a Director.
99.7**	Consent of Garrett Smallwood to be named as a Director.
107**	Filing Fee Table

*
Filed herewith

**
Previously Filed

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 22nd day of June, 2022.
CHW ACQUISITION CORPORATION
By:
/s/ Jonah Raskas

    Name: Jonah Raskas
    Title: Co-Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature		Title	Date
By:	/s/ Jonah Raskas Jonah Raskas	Co-Chief Executive Officer (Principal Executive Officer) and Director	June 22, 2022
By:	/s/ Mark Grundman Mark Grundman	Co-Chief Executive Officer (Principal Executive Officer) and Director	June 22, 2022
By:	/s/ Stephen Katchur Stephen Katchur	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2022
By:	/s/ Victor Herrero Victor Herrero	Director	June 22, 2022
By:	/s/ M. Carl Johnson, III M. Carl Johnson, III	Director	June 22, 2022
By:	/s/ Gary Tickle Gary Tickle	Director	June 22, 2022
By:	/s/ Deb Benovitz Deb Benovitz	Director	June 22, 2022
By:	/s/ Jason Reiser Jason Reiser	Director	June 22, 2022
By:	/s/ Deborah Weinswig Deborah Weinswig	Director	June 22, 2022